     As filed with the Securities and Exchange Commission on June 20, 1997
                                                            Registration No. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ----------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                               ----------------
                             AFC ENTERPRISES, INC.
             (Exact name of registrant as specified in its charter)

          Minnesota                               5812                     58-2016606
(State or other jurisdiction of      (Primary Standard Industrial           (Employer
 incorporation or organization)           Classification Code          Identification No.)
                                               Number)

                       Six Concourse Parkway, Suite 1700
                          Atlanta, Georgia  30328-5352
                                 (770) 391-9500
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ----------------
                               Samuel N. Frankel
            Executive Vice President, General Counsel and Secretary
                             AFC Enterprises, Inc.
                       Six Concourse Parkway, Suite 1700
                          Atlanta, Georgia  30328-5352
                                 (770) 391-9500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ----------------
                                  COPIES TO:
   Timothy F. Sylvester, Esq.           Allan J. Tanenbaum, Esq.
       Riordan & McKinzie                 Cohen Pollock Merlin
     300 South Grand Avenue                Axelrod & Tanenbaum
           29th Floor               2100 Riveredge Parkway, Suite 300
 Los Angeles, California  90071          Atlanta, Georgia 30328
                               ----------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.
                               ----------------
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]
                               ----------------
                        CALCULATION OF REGISTRATION FEE

=============================================================================================================================
                                                                           PROPOSED
                                                         AMOUNT TO         MAXIMUM          PROPOSED MAXIMUM      AMOUNT OF
               TITLE OF EACH CLASS OF                        BE            OFFERING             AGGREGATE        REGISTRATION
             SECURITIES TO BE REGISTERED                 REGISTERED    PRICE PER UNIT(1)    OFFERING PRICE(1)        FEE
-----------------------------------------------------------------------------------------------------------------------------
10 1/4% Senior Subordinated Notes due May 15, 2007...   $175,000,000         100%              $175,000,000        $53,031
=============================================================================================================================

(1) Estimated pursuant to Rule 457(a) solely for the purpose of calculating the registration fee.
                               ----------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                             AFC ENTERPRISES, INC.
                             CROSS-REFERENCE SHEET
           Pursuant to Rule 404(a) and Item 501(b) of Regulation S-K

                 FORM S-4 ITEM NUMBER AND CAPTION                            PROSPECTUS CAPTION
      -------------------------------------------------------   --------------------------------------------

 1.   Forepart of Registration Statement and Outside Front
      Cover Page of Prospectus...............................   Outside Front Cover Page; Cross-Reference
                                                                Sheet; Inside Front Cover Page
 2.   Inside Front and Outside Back Cover Pages of
      Prospectus.............................................   Inside Front Cover Page; Available
                                                                Information; Outside Back Cover Page
 3.   Risk Factors, Ratio of Earnings to Fixed Charges
      and Other Information..................................   Prospectus Summary; Risk Factors; The
                                                                Company; Summary Unaudited Pro Forma
                                                                Consolidated Financial Information;
                                                                Selected Historical Consolidated Financial
                                                                Data

 4.   Terms of the Transaction...............................   The Exchange Offer; Description of New
                                                                Notes; Certain Federal Income Tax
                                                                Considerations; Plan of Distribution

 5.   Pro Forma Financial Information........................   Selected Historical Consolidated Financial
                                                                Data; Summary Unaudited Pro Forma
                                                                Consolidated Financial Information;
                                                                Consolidated Financial Statements; Pro
                                                                Forma Consolidated Financial Statements
 6.   Material Contacts with the Company Being
      Acquired...............................................   *

 7.   Additional Information Required for
      Reoffering by Persons and Parties Deemed to
      Be Underwriters........................................   *

 8.   Interests of Named Experts and Counsel.................   Legal Matters; Experts

 9.   Disclosure of Commission Position on
      Indemnification for Securities Act Liabilities.........   *

10.   Information with Respect to S-3 Registrants............   *

11.   Incorporation of Certain Information by
      Reference..............................................   *

12.   Information with Respect to S-2 or S-3
      Registrants............................................   *

13.   Incorporation of Certain Information by
      Reference..............................................   *

14.   Information with Respect to Registrants Other
      Than S-3 or S-2 Registrants............................   Inside Front Cover Page; Prospectus
                                                                Summary; The Company; Capitalization;
                                                                Summary Unaudited Pro Forma
                                                                Consolidated Financial Information;
                                                                Selected Historical Consolidated Financial
                                                                Data and Unaudited Pro Forma Information;
                                                                Management's Discussion and Analysis of
                                                                Financial Condition and Results of
                                                                Operations; Business; Consolidated
                                                                Financial Statements; Pro Forma
                                                                Consolidated Financial Statements

15.   Information with Respect to S-3 Companies..............   *

16.   Information with Respect to S-2 or S-3
      Companies..............................................   *

17.   Information with Respect to Companies Other
      Than S-3 or S-2 Companies..............................   *

18.   Information if Proxies, Consents or
      Authorizations are to be Solicited.....................   *

19.   Information if Proxies, Consents or
      Authorizations are not to be Solicited
      or in an Exchange Offer................................   Inside Front Cover Page; The Exchange
                                                                Offer; Management; Executive
                                                                Compensation; Ownership of Capital
                                                                Stock; Certain Transactions; Description of
                                                                New Notes

------------------
*  Inapplicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   Subject to Completion dated June __, 1997
PROSPECTUS

                             AFC Enterprises, Inc.

                       Offer to Exchange its unrestricted
              10 1/4% Senior Subordinated Notes due May 15, 2007,
              which have been registered under the Securities Act,
                 for any and all of its outstanding restricted
               10 1/4% Senior Subordinated Notes due May 15, 2007

  The Exchange Offer will expire at 5:00 P.M., New York City time, on       ,
1997, unless extended.

                               ----------------

  AFC Enterprises, Inc. (the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal" and together with this Prospectus, the "Exchange Offer"), to exchange $1,000 principal amount of its unrestricted 10 1/4% Senior Subordinated Notes due May 15, 2007 (the "New Notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement (the "Registration Statement") of which this Prospectus is a part, for each $1,000 principal amount of its outstanding restricted 10 1/4% Senior Subordinated Notes due May 15, 2007 (the "Old Notes"), of which $175.0 million principal amount is outstanding as of the date hereof.

  The Company will accept for exchange any and all validly tendered Old Notes
prior to 5:00 P.M., New York City time, on                 , 1997, unless
extended (the "Expiration Date"). Old Notes may be tendered only in integral multiples of $1,000. Tenders of Old Notes may be withdrawn at any time prior to 5:00 P.M., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Notes, the Company will promptly return the Old Notes to the holders thereof. The Company will not receive any proceeds from the Exchange Offer. See "The Exchange Offer."

  The New Notes will be obligations of the Company evidencing the same debt as the Old Notes, and will be entitled to the benefits of the same indenture (the "Indenture"). See "Description of New Notes". The form and terms of the New Notes are the same as the form and terms of the Old Notes in all material respects except that the New Notes have been registered under the Securities Act and hence do not include certain rights to registration thereunder and do not contain transfer restrictions or terms with respect to the special interest payments applicable to the Old Notes. The Old Notes were issued on May 21, 1997 pursuant to an offering exempt from registration under the Securities Act. See "The Exchange Offer".

                                                     Continued on following page

   THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL ARE FIRST BEING MAILED TO
HOLDERS OF THE OLD NOTES ON                 , 1997.

  SEE "RISK FACTORS" ON PAGE 20 FOR INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH THIS OFFERING.

                               ----------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                               ----------------

             THE DATE OF THIS PROSPECTUS IS                 , 1997.

(Continuation of cover page)

  The New Notes are being offered hereunder in order to satisfy certain obligations of the Company under the Exchange and Registration Rights Agreement, dated as of May 21, 1997 (the "Registration Rights Agreement"), by and among the Company and the Initial Purchasers (as defined herein), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is intended to satisfy the Company's obligations under the Registration Rights Agreement to register the Old Notes under the Securities Act. Once the Exchange Offer is consummated, the Company will have no further obligations to register any of the Old Notes not tendered by the holders of the Old Notes (the "Holders") for exchange. See "Risk Factors--Consequences to Non-Tendering Holders of Old Notes".

  Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in several no-action letters to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act. However, any Holder who is an "affiliate" of the Company or who intended to participate in the Exchange Offer for the purpose of distributing the New Notes (i) cannot rely on the interpretation by the staff of the Commission set forth in the above referenced no-action letters, (ii) cannot tender its Old Notes in the Exchange Offer, and
(iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Notes, unless such sale or transfer is made pursuant to an exemption from such requirements. See "Risk Factors--Consequences to Non-Tendering Holders of Old Notes". In addition, each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and not acquired directly from the Company. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." EXCEPT AS DESCRIBED IN THIS PARAGRAPH, THIS PROSPECTUS MAY NOT BE USED FOR AN OFFER TO RESELL, RESALE OR OTHER TRANSFER OF NEW NOTES.

  Old Notes were initially represented by a two Global Old Notes (as defined herein) in fully registered form, each registered in the name of a nominee of The Depository Trust Company ("DTC"), as depository. The New Notes exchanged for Old Notes represented by the Global Old Notes may be initially represented by one or more global securities ("Global New Note") in fully registered form, each registered in the name of the nominee of DTC. The Global New Note will be exchangeable for New Notes in registered form, in denominations of $1,000 and integral multiples thereof as described herein. The New Notes in global form will trade in The Depository Trust Company's Same-Day Funds Settlement System, and secondary market trading activity in such New Notes will therefore settle in immediately available funds. See "Description of New Notes--Form, Denomination and Book-Entry Procedures".

  The New Notes will bear interest at a rate equal to 10 1/4% per annum from their date of issuance. Interest on the New Notes is payable semi-annually on May 15 and November 15 of each year, commencing November 15, 1997. Holders whose Old Notes are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the New Notes. Such interest will be paid with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue interest upon cancellation of the Old Notes and issuance of the New Notes.

(Continuation of cover page)

  The New Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after May 15, 2002, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. Subject to certain requirements, up to 40% in aggregate principal amount of New Notes originally issued will be redeemable, at the option of the Company, at any time or times prior to May 15, 2000 from the net proceeds of one or more public offerings of capital stock of the Company, at a redemption price of 110.25% of the principal amount thereof, plus accrued and unpaid interest (if any) to the date of redemption; provided that, following such redemption, at least $100 million in principal amount of New Notes remain outstanding. At any time prior to May 15, 2002, the New Notes may also be redeemed in whole, but not in part, at the option of the Company, upon the occurrence of a Change of Control (as defined herein) at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined herein) as of, and accrued and unpaid interest (if any) to, the date of redemption. Upon the occurrence of a Change of Control, each holder of the New Notes may require the Company to repurchase all or a portion of such holder's New Notes at 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. See "Description of New Notes".

  The Old Notes are and the New Notes will be, senior subordinated, unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company (which includes the New Credit Facility (as defined herein)) and will rank pari passu in right of payment with all unsecured senior subordinated Indebtedness of the Company and will rank senior in right of payment to any future indebtedness of the Company that may be subordinated to the New Notes.

  Prior to this offering, there has been no public market for the Old Notes. Following completion of the Exchange Offer, the Company does not intend to list the New Notes on a national securities exchange or to seek approval for quotation through the Nasdaq National Market. The Initial Purchasers have informed the Company that they currently intend to make a market in the New Notes. However, the Initial Purchasers are not obligated to do so and any such market making may be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop or be maintained for the New Notes. As the Old Notes were issued and the New Notes are being issued to a limited number of institutions who typically hold similar securities for investment, the Company does not expect that an active public market for the New Notes will develop. In addition, resales by certain holders of the Old Notes or the New Notes of a substantial percentage of the aggregate principal amount of such notes could constrain the ability of any market maker to develop or maintain a market for the New Notes. To the extent that a market for the New Notes should develop, the market value of the New Notes will depend on prevailing interest rates, the market for similar securities and other factors, including the financial condition, performance and prospects of the Company. Such factors might cause the New Notes to trade at a discount from face value. See "Risk Factors--Absence of Public Market". The Company has agreed to pay the expenses of the Exchange Offer.

  THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM SAMUEL N. FRANKEL, EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, AFC ENTERPRISES, INC., SIX CONCOURSE PARKWAY, SUITE 1700, ATLANTA, GEORGIA 30328-5352, TELEPHONE NUMBER (770) 391-9500.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission"), a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") under the Securities Act for the registration of the New Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the New Notes offered hereby, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus concerning the contents of any contract or other document are not necessarily complete. With respect to each such contract or other document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  Upon consummation of the Exchange Offer, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act") for a period following the effectiveness of the Registration Statement. The Registration Statement, the exhibits and schedules forming a part thereof and the reports and other information filed by the Company with the Commission in accordance with the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained upon written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC also maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and other information regarding registrants that file electronically with the SEC.

  The Indenture provides that, following the filing date of this Registration Statement and for so long as any of the New Notes are outstanding, the Company will file with the Commission the periodic reports required to be filed with the Commission under the Exchange Act, whether or not the Company is subject to
Section 13(a) or 15(d) of the Exchange Act. The Company will also, within 15 days of filing each such report with the Commission, provide the Trustee and the holders of the New Notes with annual reports containing the information required to be contained in Form 10-K promulgated under the Exchange Act, quarterly reports containing the information required to be contained in Form 10-Q promulgated under the Exchange Act, and from time to time such other information as is required to be contained in Form 8-K promulgated under the Exchange Act. If filing such reports with the Commission is prohibited by the Exchange Act, the Company will also provide copies of such reports to prospective purchasers of the New Notes upon written request.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including the Consolidated Financial Statements and the notes thereto and the Pro Forma Consolidated Financial Statements and the notes thereto, each of which is included elsewhere in this Prospectus. All references to the Company's international operations include franchised restaurants in Puerto Rico. As used herein, the terms "AFC" and "Company" refer to AFC Enterprises, Inc., a Minnesota corporation formed in July 1992, and its subsidiary.

THE COMPANY

     The Company is the second-largest quick-service chicken restaurant company in the world, franchising and operating quick-service restaurants ("QSRs") under the primary trade names of Popeyes Chicken & Biscuits(R) ("Popeyes") and Churchs Chicken(R) ("Churchs"). At March 23, 1997, the AFC system included over 2,300 franchised and Company-operated restaurants, with operations in 21 countries and annual systemwide sales of over $1.4 billion. For the 52-week period ended March 23, 1997, the Company generated total revenues and EBITDA (as defined herein) of $510.4 million and $67.1 million, respectively.

     The Company commenced operations in November 1992 following the reorganization of its predecessor. In connection with the plan of reorganization, a new management team headed by Frank J. Belatti, former President and Chief Operating Officer of Hospitality Franchise Systems, Inc. and, prior to that, of Arby's, Inc., took control of Company operations. This management team has engineered a dramatic improvement in the Company's financial performance, franchise commitments and brand quality, including the following:

     . Growth in total revenues and franchising revenues at compound annual rates of 4.9% and 11.3%, respectively, from 1993 to 1996;

     . An increase in comparable restaurant sales for every year from 1993 to 1996;

     . Growth in EBITDA at a compound annual rate of 23.1% from 1993 to 1996, and an improvement in EBITDA margin from 8.0% to 12.9% over the same period;

     . An increase in the number of outstanding franchise commitments from 372 at year-end 1992 to 1,398 at March 23, 1997;

     . An increase in international franchised restaurants from 172 in 14 foreign countries at year-end 1992 to 409 restaurants in 20 foreign countries at March 23, 1997; and

     . The re-imaging and renovation of 367 franchised restaurants and 387 Company-operated restaurants, with demonstrable subsequent increases in average unit volume.

     The Company has adopted a global strategy to increase revenues and profits by the franchise development of its existing Popeyes and Churchs brands and the acquisition of additional branded concepts. The Company's strategy is to (i) deliver world class service and support to its franchisees by capitalizing on the Company's size, state-of-the-art technology and leadership position, (ii) promote franchisee development of traditional and non-traditional formats in new and existing markets and (iii) provide new and existing franchisees with investment opportunities in high value/high growth branded concepts outside of the quick-service chicken restaurant industry. The Company believes that by following this strategy it will become Franchisor of Choice(TM) which, when combined with the Company's market leadership position, superior brand awareness and strong franchisee relationships, will result in continued growth. To reflect this strategy, the Company changed its name in October 1996 from America's Favorite Chicken Company to AFC Enterprises, Inc.

     The Company believes it is well-positioned to take advantage of the anticipated growth in the QSR industry in general and the quick-service chicken segment of the industry in particular. According to Technomic, Inc. ("Technomic"), an independent research organization, the estimated domestic sales at QSRs reached approximately $102.7 billion in 1996, representing growth of 5.3% over 1995. Additionally, according to the Consumer Reports on Eating Share Trends ("CREST"), an independent research organization, the chicken segment of the QSR industry, representing 7.6% of industry sales in 1996, is the fourth largest category of QSRs, after hamburgers, pizza and sandwiches. Sales in the QSR chicken segment were approximately $8.6 billion in 1996, a 6.3% increase over 1995. Through its Popeyes and Churchs brands, the Company is second largest in the domestic quick-service chicken restaurant market, with a market share exceeding 14% of industry sales for the three-month period ended February 28, 1997, over five times the sales of the Company's next largest competitor.

COMPANY STRENGTHS

     LEADING MARKET POSITION. The Company is the second largest quick-service chicken restaurant company in the world, with 2,330 Popeyes and Churchs restaurants located in the United States and 20 foreign countries. In 1997, the Company expects to franchise and open over 200 new restaurants in the U.S. and approximately 90 new restaurants internationally (opening restaurants in eight new foreign countries). At March 23, 1997, the Popeyes system included 901 domestic restaurants and the Churchs system included 1,020 domestic restaurants. For the three months ended February 28, 1997, the Popeyes system generated 8.2% of sales in the domestic quick-service chicken restaurant industry, while the Churchs system generated 6.1% of sales in that industry, in each case according to CREST.

     HIGH BRAND AWARENESS. With Popeyes' New Orleans style fried chicken and Churchs' traditional Southern fried chicken, management believes that Popeyes and Churchs have achieved a high level of positive brand awareness with both franchisees and consumers. Over Popeyes' 25 years of operation and Churchs' 45 years of operation, the Company's restaurants have become two of the most highly recognized brand names in the QSR industry. Management believes that the Company's reputation for offering a unique selection of high quality food products and value pricing, combined with a high level of customer service, has created a valuable franchise with strong brand name recognition and customer loyalty.

     STRONG FRANCHISEE RELATIONSHIPS. The Company enjoys strong relationships with its franchisees as a result of its ongoing efforts to revitalize Popeyes and Churchs globally by (i) investing capital to re-image and renovate Company-operated restaurants in both systems, (ii) providing strong operational, marketing and technological support to franchisees, (iii) delivering operating efficiencies and economies of scale to franchisees and (iv) promoting the expansion of restaurants within non-traditional formats. Additionally, the Company seeks to provide new investment opportunities to franchisees by acquiring and franchising high value/high growth branded concepts. The number of franchised restaurants has grown from 1,162 at year-end 1992 to 1,637 at March 23, 1997, representing a compound annual growth rate ("CAGR") of 8.4%, and the number of commitments to open new franchised restaurants has increased to 1,398 at March 23, 1997, compared with 372 commitments at year-end 1992, representing a CAGR of 36.6%.

     SIGNIFICANT OPERATIONAL EFFICIENCIES. By virtue of its size and leadership position in the quick-service chicken restaurant industry, the Company benefits from significant operational efficiencies. The Company's large number of restaurants, centralized corporate management structure and ongoing implementation of state-of-the-art management information systems enable the Company to (i) tightly control restaurant and corporate-level costs, (ii) capture economies of scale by leveraging its existing corporate overhead structure and (iii) continuously monitor point-of-sale data in Company-operated restaurants to more efficiently manage restaurant operations. The Company and its franchisees have experienced substantial levels of savings as a result of the Company's size and related bargaining power, particularly with respect to food, beverage and paper goods, and advertising and marketing programs. In addition, the Company has achieved reductions in its general corporate overhead expenses. These operational efficiencies have contributed to the improvement of the Company's EBITDA margin from 8.0% in fiscal 1993 to 12.9% in fiscal 1996.

     STRONG MANAGEMENT TEAM. The Company's management team, led by Frank J. Belatti and Dick R. Holbrook, has overseen a period of increasing total revenues and EBITDA at CAGRs of 4.9% and 23.1%, respectively, from fiscal 1993 to fiscal 1996. Mr. Belatti and Mr. Holbrook previously held senior executive positions at Hospitality Franchise Systems, Inc. and, prior to that, at Arby's, Inc., and each has substantial experience in the franchising and operation of restaurant service and hotel enterprises. With an average of more than 18 years of experience in the QSR and related industries, the Company's top seven executives have substantial expertise in developing brand awareness and enjoy an excellent reputation in the industry. Members of the Company's management team possess a diverse skill base that includes brand marketing, restaurant operations, product and concept development and technology systems integration.

OPERATING STRATEGY

     RE-IMAGE AND RENOVATE EXISTING RESTAURANTS. The Company believes that significant opportunities exist to increase the Company's revenues and gain efficiencies in its current markets by re-imaging and renovating franchised and Company-operated Popeyes and Churchs restaurants. By the end of 1997, the Company expects to complete its three year initiative to (i) add new signage, new decor, contemporary lighting and, where appropriate, drive-thru service and
(ii) improve the efficiencies of its restaurant operating systems, including the installation of energy efficient equipment at all of its restaurants. Partly as a result of its re-imaging and renovation efforts, Popeyes and Churchs systemwide comparable sales have increased every year since the implementation of this program in 1994.

     INCREASE FRANCHISED RESTAURANTS. The Company believes that significant opportunities exist to increase the number of franchised restaurants operated by both new and existing franchisees and that growth through franchising can provide significant additional revenue growth at relatively low levels of capital expenditures by the Company. The Company intends to target restaurant growth in markets where it has or can achieve sufficient penetration to justify television advertising ("media efficient markets") because sales at restaurants in the Company's media efficient markets are generally 5% to 10% higher than sales in non-media efficient markets. The number of restaurants systemwide has increased at a CAGR of 5.1%, from approximately 1,885 at year-end 1992 to 2,330 at March 23, 1997, and the Company anticipates that domestic franchisees will open over 200 new restaurants in 1997, many of which will be in the Company's target markets.

     CAPITALIZE ON ADDITIONAL GROWTH OPPORTUNITIES. The Company intends to aggressively pursue selected growth opportunities by (i) expanding its existing brands to new domestic and international markets, (ii) promoting the development of new points of distribution and (iii) acquiring additional branded concepts to provide franchisees with a broad range of investment opportunities, thereby generating a larger and more diversified stream of franchise revenues to the Company. These initiatives include the following:

     . NON-TRADITIONAL FORMATS. In response to new marketing opportunities and consumer demand, the Company intends to continue to promote the expansion of the number and type of non-traditional formats from which it sells Popeyes and Churchs food products. In addition to the traditional stand-alone models, the Company has franchised and opened Popeyes and Churchs restaurants within community shopping plazas, convenience stores, mall food courts, airports and other transportation centers and grocery stores. For example, the Company recently opened both franchised and Company-operated restaurants in various locations of The Kroger Co., one of the nation's largest supermarket operators.

     . CO-BRANDING INITIATIVES. The Company intends to selectively enter into co-branding arrangements in which Popeyes and Churchs restaurants share facilities with other QSRs. Management believes that co-branding represents an attractive revenue growth opportunity that provides brand awareness in new markets and faster opening times (as restaurants are constructed within existing QSR facilities), together with reduced costs of entry and lower ongoing capital expenditures. The Company has entered into two such arrangements and currently franchises Churchs restaurants in 93 Cara Operations Limited Harvey's hamburger restaurants in Canada and in 41 White Castle System, Inc. ("White Castle") hamburger restaurants throughout the Midwest, Southeast and Northeast. In addition, White Castle has signed commitments to open 15 additional Churchs restaurants within its existing White Castle hamburger restaurants during 1997.

     . EXPANSION IN INTERNATIONAL MARKETS. Management believes that international expansion is an attractive growth opportunity due to (i) advantageous per unit economics, resulting largely from lower food and/or labor costs and less QSR competition abroad, (ii) fast-growing foreign economies with an expanding group of QSR consumers and (iii) well established markets for quick-service chicken restaurants in over 80 countries around the world. The Company's international operations have increased from 172 franchised restaurants in 14 foreign countries at year-end 1992, to 409 franchised restaurants in 20 foreign countries at March 23, 1997. Additionally, commitments to develop international franchised restaurants have risen from 161 at year-end 1992 to 831 at March 23, 1997.

     . NEW BRANDED CONCEPTS. Management intends to identify and acquire additional high value/high growth brands which would benefit from the Company's operating efficiency, management experience, state-of-the-art technology, service commitment to franchisees and shared administrative infrastructure. In line with this strategy, the Company recently acquired all of the intangible assets related to the franchise business of Chesapeake Bagel Bakery, comprising 158 franchised bagel bakeries and restaurants concentrated in Washington, D.C., Maryland and Virginia.

     INCREASE OPERATIONAL EFFICIENCIES AND LEVERAGE INFORMATION TECHNOLOGY. The Company's customized management information systems, typically not affordable by smaller QSR chains, provide both the Company and its franchisees with the ability to quickly capitalize on restaurant sales enhancement and profit opportunities. The Company utilizes its management information systems to (i) minimize waste and control labor costs, (ii) efficiently schedule labor, (iii) effectively manage inventory and (iv) analyze product mix and various promotional programs using point-of-sale information. For example, the Company has installed a new point-of-sale FasFax(TM) system in over 80% of its Company-operated restaurants, as part of an ongoing program scheduled for completion in July 1997. This touch-screen cash register system provides management with real time information on customer trends, sales mix, inventory management and product pricing. The Company intends to demonstrate to new and existing franchisees the efficiencies afforded by this system and by other new technologies. Management also believes that additional opportunities exist to improve operational efficiencies and will continue to implement a "back office" automation system to better manage food and labor costs. In 1997, management intends to launch AFC Online, an intranet for franchisees that will provide operational support, a restaurant development roadmap, a business planning template, marketing information and certain other relevant information on a 24 hours a day, seven days a week basis.

     MAINTAIN HIGH QUALITY PRODUCTS, SUPERIOR CUSTOMER SERVICE AND STRONG COMMUNITY RELATIONS. The Company seeks to ensure overall customer satisfaction through consistency in food quality, service and restaurant appearance. The Company maintains rigorous and ongoing quality control procedures over suppliers and distributors to ensure that its product specifications are maintained. In addition, the

Company has taken an important leadership role in the neighborhoods and communities it serves. Through its involvement in Habitat for Humanity, the United Negro College Fund and the Hispanic Association of Colleges and Universities, among others, the Company has established a meaningful presence in the local communities it serves, while building customer loyalty and brand awareness.

RECENT DEVELOPMENTS

     AFDC TRANSACTION. On March 24, 1997, the Company closed a transaction (the "AFDC Transaction") with Atlanta Franchise Development Company, LLC ("AFDC") in which the Company sold or leased 100 Company-operated Churchs restaurants and certain related assets in eight domestic markets to AFDC, which is now the Company's largest domestic franchisee. In connection with the AFDC Transaction, AFDC committed to (i) re-image and renovate all 100 restaurants, (ii) develop 100 additional Churchs restaurants and (iii) install new point-of-sale systems at all of its restaurants. The Company received approximately $19.9 million in cash from AFDC, along with a warrant to acquire a 5.0% equity interest in AFDC. See "Summary Unaudited Pro Forma Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations". Management believes it is unlikely that the Company will complete another sale of this magnitude in the foreseeable future.

     CHESAPEAKE BAGEL BAKERY ACQUISITION. On May 5, 1997, the Company acquired from The American Bagel Company all of the intangible assets related to the franchise business of Chesapeake Bagel Bakery ("Chesapeake Bagel"), a bagel bakery and restaurant chain. As a result of this acquisition, the Company became franchisor of 158 franchised Chesapeake Bagel restaurants located primarily in Washington, D.C., Maryland and Virginia. The net purchase price paid by the Company for Chesapeake Bagel was approximately $11.8 million, plus a potential earn out of up to $3.5 million, contingent on the opening of a significant number of Chesapeake Bagel restaurants over the next five years. This acquisition represents the Company's first step in its long term strategy of acquiring additional successful franchising concepts. The Company believes that the financial impact of the Chesapeake Bagel acquisition will not be material to the Company in the near-term.

THE REFINANCING

     The sale and issuance by the Company of the Old Notes were part of two integrated transactions that refinanced a substantial portion of the Company's long-term debt. Contemporaneously with the consummation of the offering of the Old Notes, the Company entered into the New Credit Facility (as defined herein), which provides the Company with available borrowings of up to $175 million, including a $50 million, five-year term loan (the "Term Loan"), a $25 million revolving credit facility (the "Revolving Facility") and a $100 million acquisition facility (the "Acquisition Facility"). Proceeds from the offering of the Old Notes and the Term Loan were used by the Company to repay its existing bank indebtedness, to redeem all outstanding shares of the Company's 10% Cumulative Exchangeable Redeemable Preferred Stock (the "10% Preferred Stock"), to repay certain outstanding capital leases (collectively, the "Refinancing") and portions of such proceeds will be used by the Company for working capital and general corporate purposes. See "Use of Proceeds". Management believes that the Refinancing has provided the Company with the financial flexibility to support its growth plan, to further improve operating efficiencies and to facilitate the execution of its global strategy.

GENERAL

     The Company's principal executive offices are located at Six Concourse Parkway, Suite 1700, Atlanta, Georgia 30328-5352 and its telephone number is
(770) 391-9500.

                               TERMS OF NEW NOTES

     The Exchange Offer applies to up to $175 million aggregate principal amount of the Company's Old Notes. The New Notes will be obligations of the Company evidencing the same debt as the Old Notes and will be entitled to the benefits of the same Indenture. See "Description of New Notes". The form and terms of the New Notes are the same as the form and terms of the Old Notes in all material respects except that the New Notes have been registered under the Securities Act and hence do not include certain rights to registration thereunder and do not contain transfer restrictions or terms with respect to the special interest payments applicable to the Old Notes. See "Description of New Notes".

NEW NOTES OFFERED..........   Up to $175 million aggregate principal amount of
                              the Company's unrestricted 10 1/4% Senior
                              Subordinated Notes due May 15, 2007.

MATURITY DATE..............   May 15, 2007.

INTEREST PAYMENT DATES.....   May 15 and November 15 of each year, commencing
                              November 15, 1997.

OPTIONAL REDEMPTION........   Except as set forth below, the New Notes will not
                              be redeemable prior to May 15, 2002.  On or after
                              such date, the New Notes will be subject to
                              redemption, at the option of the Company, in whole
                              or in part, at any time prior to maturity, at the
                              redemption prices set forth herein, plus accrued
                              and unpaid interest (if any) to the date of
                              redemption.

                              At any time, or from time to time, prior to May
                              15, 2000, up to 40% in aggregate principal amount of New Notes originally issued will be redeemable, at the option of the Company, from the net proceeds of one or more public offerings of capital stock of the Company at a redemption price equal to 110.25% of the principal amount thereof, plus accrued and unpaid interest (if any) to the date of redemption; provided that (i) notice of redemption is mailed within 60 days following the corresponding public offering and (ii) following such redemption, at least $100 million in principal amount of New Notes remain outstanding.
                              See "Description of New Notes--Optional
                              Redemption".

                              At any time on or prior to May 15, 2002, the New
                              Notes may also be redeemed in whole, but not in part, at the option of the Company, upon the occurrence of a Change of Control (but in no event more than 90 days after the occurrence of such Change of Control), at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest (if any) to the Redemption Date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date). See "Description of New
                              Notes--Optional Redemption".

CHANGE OF CONTROL..........   Upon the occurrence of a Change of Control, each
                              Holder of the New Notes may require the Company to
                              repurchase all or a portion of the New Notes held
                              by such holder at 101% of the principal amount
                              thereof, plus accrued and unpaid interest (if any)
                              to the date of repurchase. See "Description of New
                              Notes--Offer to Purchase Upon Change of Control".

RANKING....................   The New Notes will be unsecured and will rank
                              subordinate in right of payment to all existing
                              and future Senior Indebtedness (as defined herein)
                              of the Company, including all Indebtedness (as
                              defined herein) and other liabilities under the
                              New Credit Facility and the Company's capital
                              lease obligations.  The New Notes will rank pari
                              passu in right of payment with any future senior
                              subordinated Indebtedness of the Company.  On the
                              pro forma basis described herein, as of March 23,
                              1997, the Company would have had $235.3 million of
                              Indebtedness, including $60.3 million of Senior
                              Indebtedness, and a maximum remaining available
                              borrowing capacity of $110.7 million under the New
                              Credit Facility, which, if borrowed, would be
                              Senior Indebtedness.  See "Description of New
                              Notes--Subordination" and "--Certain Covenants--
                              Limitation on Indebtedness and Subsidiary
                              Preferred Stock".

RESTRICTIVE COVENANTS......   The Indenture will restrict, among other things,
                              the ability of the Company and its Subsidiaries
                              (as defined herein) (i) to incur additional
                              Indebtedness and subsidiary preferred stock, (ii)
                              to pay dividends make certain investments and make
                              other restricted payments, (iii) to permit
                              Subsidiaries to incur Guaranties (as defined
                              herein) of Indebtedness, (iv) to sell assets and
                              to use the proceeds of asset sales, (v) to pledge
                              assets to secure pari passu or subordinate
                              Indebtedness, (vi) to transfer existing assets to
                              Subsidiaries, (vii) to create consensual
                              restrictions on the ability of its Subsidiaries to
                              make certain payments to the Company, (viii) to
                              create indebtedness which is subordinate to Senior
                              Indebtedness but senior to the New Notes, (ix) to
                              merge or consolidate with or transfer all or
                              substantially all of its assets to, or to acquire
                              the stock or assets of, another entity or (x) to
                              engage in certain transactions with affiliates.
                              All of these restrictions, however, are subject to
                              a number of important exceptions and
                              qualifications.  See "Description of New Notes--
                              Certain Covenants".

EXCHANGE OFFER; REGISTRATION
RIGHTS.....................   Holders of New Notes are not entitled to any
                              exchange rights with respect to the New Notes.
                              Holders of Old Notes are entitled to certain
                              exchange rights pursuant to the Registration
                              Rights Agreement. Under the Registration Rights
                              Agreement, the Company is required

                              to offer to exchange the Old Notes for the New
                              Notes having substantially identical terms which have been registered under the Securities Act.
                              This Exchange Offer is intended to satisfy such obligation. The form and terms of the New Notes are the same as the form and terms of the Old
                              Notes in all material respects except that the New
                              Notes have been registered under the Securities
                              Act and hence do not include certain rights to registration thereunder and do not contain transfer restrictions or terms with respect to the special interest payments applicable to the Old
                              Notes. Once the Exchange Offer is consummated, the Company will have no further obligations to register any of the Old Notes not tendered by the Holders for exchange.
                              See "Risk Factors--Consequences to Non-Tendering
                              Holders of Old Notes".

USE OF PROCEEDS............   The Company will not receive any proceeds from the
                              Exchange Offer.

                ABSENCE OF PUBLIC MARKET; TRANSFER RESTRICTIONS

     There is no public market for the New Notes, and the New Notes will not be listed on any securities exchange. The Company has been advised by the Initial Purchasers that, following completion of the Offering, the Initial Purchasers intend to make a market in the New Notes; however, any market making may be discontinued at any time without notice. If an active public market does not develop, the market price and liquidity of the New Notes may be adversely affected. In addition, the sale of the New Notes has not been registered under the Securities Act. Accordingly, the New Notes may not be offered or sold other than pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act. See "Risk Factors--Absence of Public Market; Transfer Restrictions".

                               THE EXCHANGE OFFER

THE EXCHANGE OFFER.........   $1,000 principal amount of New Notes in exchange
                              for each $1,000 principal amount of Old Notes.  As
                              of the date hereof, $175 million in aggregate
                              principal amount of Old Notes were outstanding.
                              The Company will issue the New Notes to Holders on
                              or promptly after the Expiration Date.

                              Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that New
                              Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by Holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Notes. However, the Company does not intend to request the Commission to consider, and the Commission has not considered, the Exchange
                              Offer in a no-action letter and there can be no assurance that the Commission would make a similar determination with respect to the Exchange Offer.
                              However, any Holder who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes (i) cannot rely on the interpretation by the staff of the Commission set forth in the above referenced no-action letters, (ii) cannot tender its Old Notes in the Exchange Offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old
                              Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.
                              See "Risk Factors--Consequences to Non-Tendering
                              Holders of Old Notes".

                              Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The
                              Letter of Transmittal states that by so
                              acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and not acquired directly from the Company. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale.
                              See "Plan of Distribution".

EXPIRATION DATE............   5:00 p.m., New York City time, on ________ __,
                              1997, unless the Exchange Offer is extended, in
                              which case the term "Expiration Date" means the
                              latest date and time to which the Exchange Offer
                              is extended.

INTEREST ON THE NEW NOTES;
 ACCRUED INTEREST ON THE OLD
 NOTES.....................   The New Notes will bear interest from their
                              issuance date.  Holders whose Old Notes are
                              accepted for exchange will receive, in cash,
                              accrued interest thereon to, but excluding, the
                              issuance date of the New Notes.  Such interest
                              will be paid with the first interest payment on
                              the New Notes.  Interest on the Old Notes accepted
                              for exchange will cease to accrue upon
                              cancellation of the Old Notes and issuance of the
                              New Notes.  Holders of Old Notes whose Old Notes
                              are not exchanged will receive the accrued
                              interest payable on _______ __, 1997 on such date
                              in accordance with the terms of the Indenture.

CONDITION TO THE EXCHANGE
 NOTES.....................   The Exchange Offer is subject to certain
                              customary conditions.  The conditions are limited
                              and relate in general to proceedings which have
                              been instituted or laws which have been adopted
                              that might impair the ability of the Company to
                              proceed with the Exchange Offer.  As of ________
                              __, 1997, none of these events had occurred, and
                              the Company believes their occurrence to be
                              unlikely.  If any such conditions do exist prior
                              to the Expiration Date, the Company may (i) refuse
                              to accept any Old Notes and return all previously
                              tendered Old Notes, (ii) extend the Exchange Offer
                              or (iii) waive such conditions.  See "The Exchange
                              Offer--Conditions".

PROCEDURES FOR TENDERING OLD
 NOTES.....................   Each Holder of Old Notes wishing to accept the
                              Exchange Offer must complete, sign and date the
                              Letter of Transmittal, or a facsimile thereof, in
                              accordance with the instructions contained herein
                              and therein, and mail or otherwise deliver such
                              Letter of Transmittal, or such facsimile, together
                              with such Old Notes to be exchanged and any other
                              required documentation to United States Trust
                              Company of New York, as Exchange Agent, at the
                              address set forth herein and therein or effect a
                              tender of such Old Notes pursuant to the
                              procedures for book-entry transfer as provided for
                              herein. By executing the Letter of Transmittal,
                              each Holder will represent to the Company that,
                              among other

                              things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the Holder, that neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes and that neither the Holder nor any such person is an "affiliate," as defined in Rule
                              405 under the Securities Act, of the Company.
                              Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and not acquired directly from the Company, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "The Exchange Offer--Procedures for Tendering" and "Plan of Distribution".

SPECIAL PROCEDURES FOR
 BENEFICIAL OWNERS.........   Any beneficial owner whose Old Notes are
                              registered in the name of a broker, dealer,
                              commercial bank, trust company or other nominee
                              and who wishes to tender such Old Notes in the
                              Exchange Offer should contact such registered
                              Holder promptly and instruct such registered
                              Holder to tender on such beneficial owner's
                              behalf. If such beneficial owner wishes to tender
                              on such owner's own behalf, such owner must, prior
                              to completing and executing the Letter of
                              Transmittal and delivering its Old Notes, either
                              make appropriate arrangements to register
                              ownership of the Old Notes in such owner's name or
                              obtain a properly completed bond power from the
                              registered Holder. The transfer of registered
                              ownership may take considerable time and may not
                              be able to be completed prior to the Expiration
                              Date. See "The Exchange Offer--Procedures for
                              Tendering".

GUARANTEED DELIVERY
 PROCEDURES................   Holders of Old Notes who wish to tender their Old
                              Notes and whose Old Notes are not immediately
                              available or who cannot deliver their Old Notes,
                              the Letter of Transmittal or any other documents
                              required by the Letter of Transmittal to United
                              States Trust Company of New York, as Exchange
                              Agent, or cannot complete the procedure for book-
                              entry transfer, prior to the Expiration Date must
                              tender their Old Notes according to the guaranteed
                              delivery procedures set forth in "The Exchange
                              Offer--Guaranteed Delivery Procedures".

WITHDRAWAL RIGHTS..........   Tenders may be withdrawn at any time prior to 5:00
                              p.m., New York City time, on the Expiration Date.

ACCEPTANCE OF OLD NOTES AND
 DELIVERY OF NEW NOTES.....   The Company will accept for exchange any and all
                              Old Notes which are properly tendered in the
                              Exchange Offer prior to 5:00 p.m., New York City
                              time, on the Expiration Date.  The New Notes
                              issued pursuant to the Exchange Offer will be
                              delivered promptly following the Expiration Date.
                              Any Old Notes not accepted for exchange will be
                              returned without expense to the tendering Holder
                              thereof as promptly as practicable after the
                              expiration or termination of the Exchange Offer.
                              See "The Exchange Offer--Terms of the Exchange
                              Offer".

CERTAIN TAX CONSIDERATIONS.   The exchange pursuant to the Exchange Offer will
                              not be a taxable event for Federal income tax
                              purposes.  See "Certain Federal Income Tax
                              Considerations".

EXCHANGE AGENT.............   United States Trust Company of New York is serving
                              as Exchange Agent in connection with the Exchange
                              Offer.

                                  RISK FACTORS

     Holders of the Old Notes should consider carefully all of the information set forth in this Prospectus, and in particular, the information set forth on page 20 under "Risk Factors" before tendering the Old Notes in exchange for the New Notes.


                             ADDITIONAL INFORMATION

     For additional information regarding the New Notes, see "Description of New Notes" and "Certain Federal Income Tax Consequences".

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The following tables set forth summary historical consolidated financial information for the Company for the periods and the dates indicated. The balance sheet data and statement of operations data as of and for the years ended December 26, 1993, December 25, 1994, December 31, 1995 and December 29, 1996 set forth below have been derived from the financial statements of the Company, which have been audited by Arthur Andersen LLP, independent public accountants. The balance sheet data and statement of operations data as of and for the twelve weeks ended March 24, 1996 and March 23, 1997 have been derived from the unaudited financial statements of the Company and, in the opinion of the Company, include all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation. Interim results are not necessarily indicative of financial results of the Company for the full fiscal year. The information contained in the tables below should be read in conjunction with and is qualified in its entirety by (i) "Management's Discussion and Analysis of Financial Condition and Results of Operations" and
(ii) the audited and unaudited Consolidated Financial Statements for the Company and the notes thereto, each of which is included elsewhere in this Prospectus.

                                                           YEAR ENDED(1)                               TWELVE WEEKS ENDED
                                   ----------------------------------------------------------      -------------------------
                                    DECEMBER        DECEMBER        DECEMBER        DECEMBER        MARCH 24,     MARCH 23,
                                    26, 1993        25, 1994        31, 1995        29, 1996          1996          1997
                                   ----------      ----------      ----------      ----------      -----------   -----------
                                                                                                           (UNAUDITED)
                                                      (IN THOUSANDS, EXCEPT RATIOS AND STATISTICAL DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Restaurant sales...............  $  379,745      $  401,855      $  426,707      $  430,280      $ 94,460      $103,181
  Revenues from franchising......      37,198          41,581          47,916          51,336        10,637        13,184
  Revenues from manufacturing....       7,718          12,026           9,969          11,431         3,793         1,604
  Other revenues.................       9,029           8,252           8,583           8,262         1,851         1,826
                                   ----------      ----------      ----------      ----------      --------      --------
    Total revenues...............  $  433,690      $  463,714      $  493,175      $  501,309      $110,741      $119,795
Costs and expenses:
  Restaurant cost of sales.......     118,997         133,893         139,286         142,199        30,561        33,218
  Restaurant operating expenses..     207,303         206,862         216,934         215,464        47,705        51,698
  Manufacturing cost of sales....       8,401          11,705           9,816          10,924         3,146         1,024
  General and administrative.....      65,837          72,249          75,916          72,672        18,158        20,300
  Depreciation and amortization..      24,892          25,438          28,665          30,904         6,795         7,103
  Executive compensation
   award(2)......................          --              --          10,647              --            --            --
                                   ----------      ----------      ----------      ----------      --------      --------
    Total costs and expenses.....  $  425,430      $  450,147      $  481,264      $  472,163      $106,365      $113,343
                                   ----------      ----------      ----------      ----------      --------      --------

Income from operations...........  $    8,260      $   13,567      $   11,911      $   29,146      $  4,376      $  6,452
                                   ==========      ==========      ==========      ==========      ========      ========
OTHER FINANCIAL DATA:
EBITDA(3)........................  $   34,731      $   43,435      $   55,460      $   64,756      $ 11,993      $ 14,310
EBITDA margin(4).................         8.0%            9.4%           11.2%           12.9%         10.8%         11.9%
Capital expenditures(5):
  Maintenance capital
   expenditures..................  $    6,808      $    5,050      $    5,483      $    6,010      $  1,175      $  1,146
  Re-images and renovation.......       2,985          10,267          15,502          15,342         4,570         2,234
  New restaurant development.....       1,831           1,999           2,272           3,215           798           206
  Other..........................       5,979           3,496           1,739           9,384         2,126         3,081
                                   ----------      ----------      ----------      ----------      --------      --------
    Total capital expenditures...  $   17,603      $   20,812      $   24,996      $   33,951      $  8,669      $  6,667

                                                   (Continued on following page)

                                                           YEAR ENDED(1)                               TWELVE WEEKS ENDED
                                   ----------------------------------------------------------      -------------------------
                                    DECEMBER        DECEMBER        DECEMBER        DECEMBER        MARCH 24,     MARCH 23,
                                    26, 1993        25, 1994        31, 1995        29, 1996          1996          1997
                                   ----------      ----------      ----------      ----------      -----------   -----------
                                                                                                           (UNAUDITED)
                                                      (IN THOUSANDS, EXCEPT RATIOS AND STATISTICAL DATA)
BALANCE SHEET DATE (AT END OF
 PERIOD):
Total assets.....................  $  348,852      $  327,494      $  328,645      $  340,674      $324,324      $338,245
Total debt and capital lease
  obligations....................     201,810         193,646         204,025         151,793       204,401       153,712

Mandatorily redeemable preferred
  stock..........................      41,647          43,897          46,468          59,956        47,111        61,245

Total shareholders' equity
  (deficit)......................       4,591          (6,707)        (21,665)         37,902       (23,832)       38,807

RESTAURANT DATA (UNAUDITED)(6):
Systemwide restaurant sales:
  Popeyes........................  $  601,389      $  649,881      $  710,840      $  762,108      $162,684      $184,505
  Churchs........................     552,629         590,261         647,746         675,995       146,744       161,452
                                   ----------      ----------      ----------      ----------      --------      --------
    Total systemwide sales.......  $1,154,018      $1,240,142      $1,358,586      $1,438,103      $309,428      $345,957
                                   ==========      ==========      ==========      ==========      ========      ========
Systemwide restaurants open, end
 of period:
  Popeyes........................         814             907             964           1,021           966         1,037
  Churchs........................       1,078           1,165           1,219           1,257         1,226         1,293
                                   ----------      ----------      ----------      ----------      --------      --------
    Total systemwide restaurants.       1,892           2,072           2,183           2,278         2,192         2,330
                                   ==========      ==========      ==========      ==========      ========      ========
Systemwide percentage change in
 comparable restaurant sales:
  Popeyes........................        (0.4)%           1.4%            1.6%            1.1%          1.5%          4.9%
  Churchs........................         2.4             4.8             3.9             2.8           5.9           6.8

Total commitments outstanding,
 end of period(7)................         668           1,047           1,083           1,319         1,178         1,398

_______________
(1) The Company has a 52/53-week fiscal year ending on the last Sunday in December which normally consists of 13 four-week periods. The fiscal year ended December 31, 1995 included 53 weeks of operations.
(2) In 1995, the Board of Directors granted a special bonus of $10.0 million to the senior management group of the Company payable in cash or common stock at the election of the recipient. In 1996, this bonus was paid to the senior management group in shares of common stock, with no cash payments being made by the Company with respect to the bonus. Also in 1995, the vesting of stock options for certain senior executives was accelerated, resulting in an additional $647,000 of compensation expense.
(3) EBITDA represents income from operations plus depreciation and amortization, adjusted for non-cash items related to gains/losses on asset dispositions and writedowns, compensation expense related to stock option activity (deferred compensation), the executive compensation award (see Note 2) and non-cash officer notes receivable items related to the executive compensation award. EBITDA should not be construed as a substitute for income from operations or a better indicator of liquidity than cash flow from operating activities, which is determined in accordance with generally accepted accounting principles. EBITDA is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditure and working capital requirements. In addition, management believes that certain investors may find EBITDA to be a useful tool for measuring the ability of the Company to service its debt. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs. See the Consolidated Statements of Cash Flows of the Company and the related notes to the Consolidated Financial Statements thereto included elsewhere in this Prospectus.
(4) EBITDA margin represents EBITDA divided by total revenues.
(5) Capital expenditures (excluding expenditures funded through capital leases) have been segregated into the following categories to provide additional information:
    .   Maintenance capital expenditures -- represents day-to-day expenditures
        --------------------------------
        related to restaurant equipment replacements and general restaurant capital improvements.
    .   Reimages and renovation -- represents significant restaurant renovations
        -----------------------
        and upgrades pursuant to the Company's re-imaging and renovation activities with respect to Company-operated restaurants.
    .   New restaurant development -- represents new Company-operated restaurant
        --------------------------
        construction and development.

    .   Other -- represents capital expenditures at various corporate offices
        -----
        and new restaurant equipment such as fryers and security systems.
(6) Represents restaurant sales for all franchised and Company-operated restaurants. Sales information for franchised restaurants are as reported by franchisees or, in some instances, estimated by the Company based on other data, and is unaudited.
(7) Commitments represent commitments to open franchised restaurants, as set forth in development agreements. On a historical basis, a number of such commitments have not resulted in restaurant openings. There can be no assurance that parties to development agreements will open their respective number of restaurants.

        SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following tables set forth summary unaudited pro forma consolidated financial information for the Company for the periods and dates indicated. The pro forma statement of operations and other financial data have been presented assuming that (i) the closing of the offering of the Old Notes and the application of the proceeds therefrom and from the Term Loan and (ii) the AFDC Transaction were each completed at the beginning of the indicated periods. The pro forma balance sheet data was prepared assuming the transactions described above were completed at the end of the indicated periods. The pro forma financial information is provided for informational purposes only and does not purport to be indicative of the Company's financial condition or results of operations that actually would have occurred had such transactions been completed for the periods or as of the dates presented or that may be obtained in the future. See the Pro Forma Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus.

                                                                       YEAR ENDED          TWELVE WEEKS ENDED
                                                                      --------------   ---------------------------
                                                                       DECEMBER 29,     MARCH 24,       MARCH 23,
                                                                           1996            1996            1997
                                                                      --------------   -----------     -----------
                                                                                (IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Restaurant sales..................................................   $375,910         $ 83,479         $ 90,919
  Revenues from franchising.........................................     53,783           11,131           13,736
  Revenues from manufacturing.......................................     11,431            3,793            1,604
  Other revenues....................................................      8,841            1,985            1,960
                                                                       --------         --------         --------
    Total revenues..................................................    449,965          100,388          108,219
Costs and expenses:
  Restaurant cost of sales..........................................    123,692           26,809           29,264
  Restaurant operating expenses.....................................    188,087           41,829           45,165
  Manufacturing cost of sales.......................................     10,924            3,146            1,024
  General and administrative........................................     71,009           17,746           19,962
  Depreciation and amortization.....................................     29,059            6,378            6,712
                                                                       --------         --------         --------
    Total cost and expenses.........................................    422,771           95,908          102,127

Income from operations..............................................     27,194            4,480            6,092
Interest expense....................................................     25,059            5,846            5,741
                                                                       --------         --------         --------
Net income (loss) before income taxes and extraordinary item........      2,135           (1,366)             351
Income tax (provision) benefit......................................       (811)             459             (133)
                                                                       --------         --------         --------
Net income (loss) before extraordinary item.........................   $  1,324         $   (907)        $    218
                                                                       ========         ========         ========
OTHER FINANCIAL DATA:
EBITDA(1)...........................................................   $ 60,959         $ 11,680         $ 13,559
EBITDA margin(2)....................................................       13.5%            11.6%            12.5%
EBITDA / Interest expense...........................................       2.43X            2.00X            2.36X

BALANCE SHEET DATA (AT END OF PERIOD):
Total assets........................................................   $369,698         $362,689         $364,101
Total debt and capital lease obligations............................    235,255          233,715          235,289
Total shareholders' equity..........................................     42,479           31,987           43,390

                                                   (Footnotes on following page)

________________
(1) EBITDA represents income from operations plus depreciation and amortization, adjusted for non-cash items related to gains/losses on asset dispositions and writedowns, compensation expense related to stock option activity (deferred compensation), and non-cash officer notes receivable items related to the executive compensation award (see Note 2 to Summary Historical Consolidated Financial Information). EBITDA should not be construed as a substitute for income from operations or a better indicator of liquidity than cash flow from operating activities, which is determined in accordance with generally accepted accounting principles. EBITDA is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditure and working capital requirements. In addition, management believes that certain investors may find EBITDA to be a useful tool for measuring the ability of the Company to service its debt. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs. See the Consolidated Statements of Cash Flows of the Company and the related notes to the Consolidated Financial Statements thereto included elsewhere in this Prospectus.
(2) EBITDA margin represents EBITDA divided by total revenues.

This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included in this Prospectus, including without limitation, certain statements under the sections "Summary", "Summary Historical Consolidated Financial Information", "Summary Unaudited Pro Forma Consolidated Financial Information", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business" and Pro Forma Consolidated Financial Statements and the notes thereto located elsewhere herein regarding the Company's financial position, business strategy, prospects and other related matters, may constitute such forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results could differ materially from the Company's expectations as a result of a number of factors, including without limitation those set forth below and those located elsewhere in this Prospectus.

                                  RISK FACTORS

          In evaluating the Exchange Offer, Holders of the Old Notes should carefully consider the following factors in addition to the other information contained in this Prospectus.

HISTORY OF OPERATING LOSSES; BANKRUPTCY OF PREDECESSOR

     The Company reported net losses for four of its previous five fiscal years, including a net loss of $8.8 million for the fiscal year ended December 31, 1995. While the Company showed net income of approximately $3.4 million and of approximately $1.9 million for the fiscal year ended December 29, 1996 and for the twelve-week period ended March 23, 1997, respectively, there can be no assurance that the Company's recent results of operations are indicative of its future results of operations or that its recent profitability will continue in the Company's current fiscal year or on a sustained basis. In November 1992, the Company acquired its core business operations out of the bankruptcy reorganization of its predecessor. See "Business--The Company", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and the notes thereto.

SUBSTANTIAL LEVERAGE

     As a result of the offering of the Old Notes and the borrowing of funds under the New Credit Facility, the Company has incurred substantial indebtedness and debt service obligations (including obligations under capital and operating leases). In addition, the Company expects that it may incur additional indebtedness to finance the expansion of its business, subject to the restrictions found in the New Credit Facility and the Indenture. As of March 23, 1997, on a pro forma basis after giving effect to the Refinancing, the Company's total consolidated indebtedness would have been $235.3 million, of which $60.3 million would have been senior to the New Notes, and the Company would have had a maximum remaining available borrowing capacity under the New Credit Facility of $110.7 million, which, if borrowed, would be senior to the New Notes.

     The level of the Company's indebtedness could have important consequences to holders of the New Notes, including: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes, (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions may be limited and (iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in its operating environment and economic conditions generally.

     In order to satisfy the Company's obligations under the New Notes, its capital and operating leases, its obligations under the New Credit Facility and certain other indebtedness presently outstanding, the Company will be required to generate substantial operating cash flow. The ability of the Company to meet debt service, rental and other obligations or to refinance any such obligation will depend on the future performance of the Company, which will be subject to prevailing economic conditions and to financial, business and other factors beyond the control of the Company. In addition, on the fifth anniversary of the closing of the New Credit Facility, the balances outstanding under the New Credit Facility will become due. While the Company believes that, based on current levels of operations and completion of its current business plan, it will be able to meet its debt service, rental and other obligations or to refinance such indebtedness, there can be no assurances with respect thereto, including with respect to the Company's ability to refinance borrowings under the New Credit Facility at the maturity of the obligations arising thereunder. See "Summary Unaudited Pro Forma Consolidated Financial Information" for information regarding the operating cash flow and debt service obligations of the Company.

SUBORDINATION OF THE NOTES

     The Old Notes are, and the New Notes will be, unsecured senior subordinated obligations of the Company and will be subordinate in right of payment to all existing and future senior indebtedness of the Company, which will include all present and future borrowings under the New Credit Facility. Subject to certain limitations, the Indenture will permit the Company to incur additional indebtedness, including Senior Indebtedness. See "Description of New Notes".

     In the event of a liquidation, dissolution, reorganization or any similar proceeding regarding the Company, the assets of the Company will be available to pay obligations on the New Notes only after Senior Indebtedness of the Company has been paid in full, and, following the repayment of Senior Indebtedness, there may not be sufficient assets remaining to pay amounts due on all or any of the New Notes. In addition, the Company may not pay the principal of, premium, if any, or interest on the New Notes or purchase, redeem or otherwise retire the New Notes, if any principal, premium, if any, or interest on any Senior Indebtedness is not paid when due (whether at final maturity, upon redemption, acceleration or otherwise) unless such payment default has been cured or waived or such Senior Indebtedness has been repaid in full. In addition, if any non-payment default exists with respect to Designated Senior Indebtedness (as defined herein), the Company is prohibited from making any payments on the New Notes for a specified period of time, unless such default is cured or waived or such Designated Senior Indebtedness has been repaid in full. If the Company fails to make any payment on the New Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an event of default under the Indenture and would generally entitle the holders of the New Notes to accelerate the maturity thereof. Notwithstanding such acceleration, the seniority in right of payment of other indebtedness of the Company may prevent collection under the New Notes. See "Description of New Notes--Subordination".

     In addition, although the Indenture limits the incurrence of certain secured Indebtedness that will be pari passu or subordinate to the New Notes, the Indenture permits the Company to pledge any or all of its assets to secure Senior Indebtedness, such as the indebtedness of the Company under the New Credit Facility. The New Credit Facility is secured by substantially all of the Company's assets. See "Description of New Credit Facility".

RESTRICTIONS UNDER NEW CREDIT FACILITY

     The New Credit Facility contains, among other things, certain financial and other covenants, including covenants requiring the Company to maintain certain financial ratios, restricting the ability of the Company to incur indebtedness or to create or suffer to exist certain liens and restricting the amount of capital expenditures which it may incur in any fiscal year. Additionally, the New Credit Facility must be repaid completely in five years from the closing of the New Credit Facility. Compliance with such provisions may limit the ability of the Company to expand its business, and the ability of the Company to comply with such provisions and to repay or refinance the New Credit Facility may be affected by events beyond its control. A failure to make any required payment under the New Credit Facility or a failure to comply with any of the financial and operating covenants included in the New Credit Facility would result in an event of default thereunder, permitting the lenders to elect to accelerate the maturity of the indebtedness thereunder. Any such acceleration could also result in the acceleration of any other indebtedness of the Company. Additionally, the Company's ability to make scheduled interest payments and/or principal payments, if then due, on the New Notes may be prohibited during the existence of a default under the New Credit Facility or such other indebtedness. See "Description of New Notes--Subordination" and "--Certain Covenants". If the lenders under the New Credit Facility accelerate the maturity of the indebtedness thereunder, there can be no assurance that the Company will have sufficient resources to satisfy its obligations under the New Credit Facility and its other indebtedness, including the New Notes.

ABILITY TO EFFECT REPURCHASE OF THE NOTES UPON CHANGE OF CONTROL

     Upon the occurrence of a Change of Control (as defined herein), the Company will be required to make an offer to repurchase the New Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. Certain events involving a Change of Control will result in an event of default under the New Credit Facility and may result in an event of default under other, future indebtedness of the Company. An event of default under the New Credit Facility or other future Senior Indebtedness could trigger the subordination provisions of the New Notes, which could prohibit the Company from repurchasing the New Notes or could require payment in full of such Senior Indebtedness before repurchase of the New Notes. See "Description of New Notes--Offer to Purchase Upon Change of Control". There can be no assurance that the Company would have sufficient resources to repurchase the New Notes and pay its other obligations if the indebtedness under the New Credit Facility or other future Senior Indebtedness were accelerated upon the occurrence of a Change of Control.

COMPETITION

     The restaurant industry, and particularly the QSR segment, is intensely competitive with respect to price, quality, name recognition, service and location. Numerous well established QSR competitors possess substantially greater financial, marketing, personnel and other resources than the Company.
In addition, the QSR industry is characterized by the frequent introduction of new products, accompanied by substantial promotional campaigns. The Company must respond to various factors affecting the restaurant industry, including changes in consumer preferences, tastes and eating habits, demographic trends and traffic patterns, increases in food and labor costs, competitive pricing and national, regional and local economic conditions. In recent years, a number of companies in the QSR industry have introduced products, including non-fried chicken products, which were developed to capitalize on a growing consumer preference for food products which are, or are perceived to be, healthful, nutritious, low in calories and low in fat content. It can be expected that the Company will be subject to increasing competition from companies whose products or marketing strategies address these consumer preferences. There can be no assurance that consumers will continue to regard the Company's products favorably, as compared to such competitive products, or that the Company will be able to continue to compete successfully in the QSR marketplace. In addition, the Company's chief competitor in the chicken segment of the QSR industry, KFC Corporation ("KFC"), is larger, better capitalized and has greater access to financing at favorable rates, all of which may affect the Company's competitive abilities. See "Business--Competition".

FOOD SERVICE INDUSTRY

     Food service businesses are often affected by changes in consumer tastes, national, regional and local economic conditions, demographic trends, traffic patterns and the type, number and location of competing restaurants. Multi-unit food service chains such as Popeyes and Churchs can also be adversely affected by publicity resulting from food quality, illness, injury or other health concerns or operating issues stemming from just one restaurant or a limited number of restaurants. Dependence on frequent deliveries of fresh food products also subjects food service businesses such as the Company to the risk that shortages or interruptions in supply caused by adverse weather or other conditions could adversely affect the availability, quality and cost of ingredients. In addition, material changes in, or the Company's or its franchisees' failure to comply with, applicable Federal, state and local government regulations, and such factors as inflation, increased food, labor and employee benefits costs, such as the recent, Federally-mandated increase in the minimum wage, regional weather conditions and the unavailability of experienced management and hourly employees may also adversely affect the food service industry in general and the Company's results of operations and financial condition in particular. See "Business-- Regulation".

FLUCTUATIONS IN COST OF CHICKEN

     The Company's and its franchisees' principal raw material is fresh chicken. For the fiscal year ended December 29, 1996, and for the twelve-week period ended March 23, 1997, approximately 57.9% and 60.2%, respectively, of the Company's restaurant cost of sales were attributable to the purchase of fresh chicken. As a result, the Company is significantly affected by increases in the cost of chicken, which can be affected by, among other factors, the cost of grain and overseas demand for chicken products. Due to extremely competitive conditions in the QSR industry, following increases in raw material costs such as chicken, the Company has generally not raised retail prices sufficiently to pass all such costs on to the consumer. While the Company's purchase agreements with its fresh chicken suppliers generally provide for a "ceiling", or highest price, and a "floor", or lowest price, that the Company will pay for chicken over the contract term, the ceilings are generally set at prices well above the current market price, exposing the Company to a significant risk of price increases. Additionally, such supply contracts are generally for one to two years, thereby exposing the Company to regular cost increases if the price of fresh chicken continues to rise. For example, in 1996 chicken prices for the Company rose approximately 8.9%, an increase that, due to competitive conditions, the Company elected to absorb almost entirely. The Company's recently executed chicken supply contracts for 1997 established higher floors and ceilings than contained in its previous contracts. Any future material change which causes an increase in the price of chicken could have a material impact on the operations and profitability of the Company and its franchisees. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Developments and Outlook--Cost of Chicken".

EXPANSION; DEPENDENCE ON FRANCHISEES AND DEVELOPERS

     The Company's global strategy will depend heavily on growing its franchise operations. At March 23, 1997, the Company franchised 1,228 Popeyes and Churchs restaurants domestically and 409 restaurants internationally. The Company's success is dependent upon its franchisees and the manner in which they develop and operate Popeyes and Churchs restaurants. As the Company expands it will also need to find new franchisees who are capable of promoting the Company's strategy. There can be no assurance that the Company will be able to achieve these goals, manage the expansion of the Company's operations effectively and efficiently and maintain Company growth. The opening and success of franchised restaurants will depend on various other factors, including the availability of suitable sites, the negotiation of acceptable lease or purchase terms for new locations, permitting and regulatory compliance, the ability to meet construction schedules, the financial and other capabilities of the Company's franchisees and developers, the ability of the Company to manage this anticipated expansion and hire and train personnel, and general economic and business conditions. Not all of the foregoing factors are within the control of the Company or its franchisees or developers. Further, there can be no assurance that franchisees or developers will have the business abilities or sufficient access to financial resources necessary to open the restaurants required by their agreements or will successfully develop or operate their restaurants in a manner consistent with the Company's concepts and standards. See "Business--Franchise Development".

     The Company's continued expansion will also require the implementation of enhanced operational, financial and management information systems and will require additional management, operational and financial resources. Failure to implement these systems and provide these resources could have a material adverse effect on the Company's results of operations and financial condition. There can be no assurance that the Company will be able to manage its expanding operations effectively or that it will be able to maintain or accelerate its current growth in revenue. In addition, there can be no assurance of the viability or popularity of the Popeyes or Churchs concepts in new geographic regions or particular local markets. See "Business--Franchise Development".

INTERNATIONAL OPERATIONS

     At March 23, 1997, the Company's franchisees operated 409 Popeyes and Churchs restaurants in 20 foreign countries. Management presently intends to expand the Company's non-U.S. franchise operations significantly over the next several years. Although the Company does not currently own or participate in the ownership of any material non-U.S. operations, its revenues from foreign franchisees (consisting mainly of royalties payable in U.S. dollars based on a percentage of net sales) is nevertheless exposed to the adverse effects on its franchisees' results of operations, currency exchange rates and changes in the local economies in which its franchisees operate. Additionally, the Company may in the future consider participating in the equity of joint ventures that hold a franchise from the Company, which would increase its exposure to local currency and operational risks as well as other business risks associated with operations in foreign countries (including limits on the repatriation of cash, the risk of asset expropriation and other political and legal risks of operating in foreign countries). The Company does not currently maintain any hedges against foreign currency fluctuations. For the twelve-week period ended March 23, 1997, royalties and other revenues from foreign franchisees represented 2.1% of total revenues for that period.

     Each of the Company's international franchisees is generally responsible for significantly greater geographic territories and significantly more restaurants than the Company's domestic franchisees. As a result, the Company's foreign operations are more closely tied to the success of a smaller number of operating entities than its U.S. franchisees. Although the Company believes its international franchisees have the economic and operating resources to operate successfully, there can be no assurance that any or all of them will do so. The failure of any significant franchisee could have a material effect on the Company's operations.

ACQUISITION STRATEGY

     One of the Company's core strategies is to grow through the acquisition of additional high value/high growth franchising concepts, leveraging the implementation of such concepts over its existing franchise system infrastructure. In that regard, the New Credit Facility includes a $100 million Acquisition Facility. To implement this strategy successfully, the Company will be dependent on its ability to identify and acquire such concepts and to successfully integrate the operation of such concepts into the Company. There can be no assurance that the Company will be able to identify appropriate concepts or that such concepts will be available on terms and at prices that will be attractive and profitable to the Company. Further, the Company has no history of integrating new franchising concepts into its operations. Any inability of the Company to successfully franchise or operate additional newly acquired branded concepts could materially and adversely affect the Company's operating results.

NET OPERATING LOSS CARRYFORWARDS

     As of December 29, 1996, the Company has recognized net operating losses ("NOLs") and tax credit carryforwards in the amounts of $29.7 million and $4.6 million, respectively, against its net deferred tax liabilities. These amounts have been estimated after application of "discharge of indebtedness" income tax laws and regulations applicable to the transactions in which the Company acquired its current business from a debtor in a bankruptcy reorganization proceeding. The Internal Revenue Service ("IRS") has not yet reviewed the Company's income tax positions with respect to the application of income tax laws and regulations regarding discharge of indebtedness. If the IRS challenges the Company's positions, it is possible that all or a portion of the Company's NOLs and tax credit carryforwards that the Company believes existed on November 5, 1992 (consisting of approximately $34 million of NOLs and $2.3 million of tax credits), could be eliminated. Should such

NOLs and tax credit carryforwards be eliminated, an adjustment will be made to the Company's intangible assets which were created at the time of the emergence from bankruptcy. Additionally, although the Company would not owe any tax liability through 1995, additional tax would be owed for 1996, and income in 1997 and future years would not be offset with existing NOLs or tax credit carryforwards.

     In addition, the bankruptcy reorganization proceeding constituted an "ownership change" under Section 382 of the Internal Revenue Code of 1986, as amended ("Section 382"). As a result, future utilization of these pre-November 5, 1992 NOLs and tax credit carryforwards (if any) is subject to an annual limit of approximately $4 million of NOLs or $1.4 million of credits (but not both). Moreover, because of changes in the ownership of the stock of the Company since 1992, it is possible that a subsequent "ownership change" has occurred and, if an ownership change has not yet occurred, one will occur during 1997. Any NOLs or tax credit carryforwards existing at the time of such an ownership change would also be subject to annual limits on future utilization under Section 382. However, the Company believes that the Section 382 limitations will not prevent the ultimate utilization of any existing NOLs and tax credit carryforwards (arising both before and after November 5, 1992) before they expire.

GOVERNMENT REGULATION

     The restaurant industry is subject to numerous Federal, state and local government regulations, including those relating to the preparation and sale of food and those relating to building and zoning requirements. The Company and its developers and franchisees are also subject to laws governing their relationships with employees, including minimum wage requirements, overtime, working and safety conditions and citizenship requirements. In addition, the Company is subject to regulation by the Federal Trade Commission and must comply with certain state laws which govern the offer, sale and termination of franchises and the refusal to renew franchises. The failure to obtain or retain food licenses or approvals to sell franchises, or an increase in the minimum wage rate, employee benefits costs (including costs associated with mandated health insurance coverage) or other costs associated with employees, could adversely affect the Company and its area developers and franchisees. See "Business--Regulation".

ENVIRONMENTAL MATTERS

     Approximately 200 of the Company's owned and leased properties are known or suspected to have been used by prior owners or operators as retail gas stations, and a few of these properties may have been used for other environmentally sensitive purposes. Many of these properties previously contained underground storage tanks ("USTs") and some of these properties may currently contain abandoned USTs. As a result of the use of oils and solvents typically associated with automobile repair facilities and gas stations, it is possible that petroleum products and other contaminants may have been released at these properties into the soil or groundwater. Under applicable Federal and state environmental laws, the Company, as the current owner or operator of these sites, may be jointly and severally liable for the costs of investigation and remediation of any such contamination. As a result, after an analysis of its property portfolio, including testing of soil and groundwater at a representative sample of its facilities, the Company accrued a reserve of approximately $6.0 million for environmental remediation liabilities. While the Company is currently not subject to any administrative or court order requiring remediation at any of its properties, the Company is considering active remediation at a limited number of facilities containing USTs. There can be no assurance that the actual costs of remediation will not eventually materially exceed the amount presently accrued. Further, there can be no assurance that the Company will not be subject to environmental remediation liability for other environmental conditions at its properties that are unrelated to USTs.

DEPENDENCE ON KEY PERSONNEL

     The Company's success is highly dependent on the efforts and abilities of Frank J. Belatti, the Company's Chairman of the Board and Chief Executive Officer, Dick R. Holbrook, the Company's President and Chief Operating Officer, and Samuel N. Frankel, the Company's Executive Vice President, Secretary and General Counsel, and certain other members of the Company's senior management. The loss of the services of any of these individuals could have a material adverse effect on the Company. The Company does not carry key man life insurance on any of its officers. See "Management".

CONTROL BY PRINCIPAL STOCKHOLDER

     Freeman Spogli & Co. Incorporated ("FS&Co.") and certain affiliates control approximately 52.3% of the voting securities of the Company. As a result, FS&Co. has the ability to control the Company's management, policies and financing decisions. See "Ownership of Common Stock" and "Management".

ABSENCE OF PUBLIC MARKET FOR THE NEW NOTES

     The New Notes are being offered to the Holders of the Old Notes. Prior to this Exchange Offer, there has been no public market for the Old Notes. The Company does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the Nasdaq National Market. The Initial Purchasers have informed the Company that they currently intend to make a market in the New Notes. However, the Initial Purchasers are not obligated to do so and any such market making may be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop or be maintained for the New Notes. As the Old Notes were issued and the New Notes are being issued to a limited number of institutions who typically hold similar securities for investment, the Company does not expect that an active public market for the New Notes will develop. In addition, resales by certain holders of the Old Notes or the New Notes of a substantial percentage of the aggregate principal amount of such notes could constrain the ability of any market maker to develop or maintain a market for the New Notes. To the extent that a market for the New Notes should develop, the market value of the New Notes will depend on prevailing interest rates, the market for similar securities and other factors, including the financial condition, performance and prospects of the Company. Such factors might cause the New Notes to trade at a discount from face value.

CONSEQUENCES TO NON-TENDERING HOLDERS OF OLD NOTES AND REQUIREMENTS FOR TRANSFER OF NEW NOTES

     Upon consummation of the Exchange Offer, the Company will have no further obligation to register the Old Notes. Thereafter, any Holder of Old Notes who does not tender its Old Notes in the Exchange Offer, including any Holder which is an "affiliate" (as that term is defined in Rule 405 of the Securities Act) of the Company which cannot tender its Old Notes in the Exchange Offer, will continue to hold restricted securities which may not be offered, sold or otherwise transferred, pledged or hypothecated except pursuant to Rule 144 and Rule 144A under the Securities Act or pursuant to any other exemption from registration under the Securities Act relating to the disposition of securities, provided that an opinion of counsel is furnished to the Company that such an exemption is available.

                                USE OF PROCEEDS

     This Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement. AFC will not receive any cash proceeds from the issuance of the New Notes offered in the Exchange Offer. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive in exchange Old Notes in like principal amount, the form and terms of which are the same in all material respects as the form and terms of the New Notes except that the New Notes have been registered under the Securities Act and do not contain transfer restrictions or terms with respect to the special interest payments applicable to the Old Notes. The Old Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the indebtedness of the Company.

     Net proceeds from the issuance and sale of the Old Notes were approximately $164.3 million. Such proceeds, together with $50.0 million in borrowings under the Term Loan, were used (i) to repay all outstanding amounts due ($125.9 million at March 23, 1997) under the Company's existing credit facilities (which terminate on October 11, 2001 and which accrued interest at rates ranging from 8.3% to 10.0% during the fiscal year ended December 29, 1996), (ii) to redeem all of the Company's 10% Preferred Stock ($61.2 million at March 23, 1997) and
(iii) to repay certain capitalized lease obligations (approximately $12.8 million outstanding at March 23, 1997) and portions of such proceeds will be used by the Company for working capital and general corporate purposes.

                                 CAPITALIZATION

     The following table sets forth (i) the consolidated capitalization of the Company as of March 23, 1997, (ii) the adjustments necessary thereto to give effect to (a) the closing of the offering of the Old Notes and the application of the net proceeds therefrom and from the borrowings under the Term Loan and
(b) the AFDC Transaction and (iii) the pro forma consolidated capitalization of the Company following such adjustments. This table should be read in conjunction with "Use of Proceeds", "Selected Historical Consolidated Financial Information" and "Summary Unaudited Pro Forma Consolidated Financial Information", each of which is included elsewhere in this Prospectus.

                                                                         MARCH 23, 1997
                                                           -----------------------------------------
                                                                                              PRO
                                                             ACTUAL       ADJUSTMENTS        FORMA
                                                           ----------   ----------------   ---------
                                                                       (IN THOUSANDS)
Current portion of long-term debt and capital
 lease obligations........................................  $ 13,289       $  (8,625)(2)    $  4,664
                                                            --------       ---------        --------
Long-term debt and capital lease obligations:
  Existing credit facilities..............................   119,014        (119,014)(3)          --
  New Credit Facility:
    Term Loan.............................................        --          48,000 (3)      48,000
    Revolving Facility(1).................................        --              --              --
    Acquisition Facility(1)...............................        --              --              --
  Capitalized lease obligations...........................    20,541         (13,784)(3)       6,757
  Other long-term debt....................................       868              --             868
  The Old Notes...........................................        --         175,000 (3)     175,000
                                                            --------       ---------        --------
    Total long-term debt and capital lease
     obligations(1).......................................   140,423          90,202         230,625
                                                            --------       ---------        --------
10% Preferred Stock.......................................    61,245         (61,245)(3)          --
                                                            --------       ---------        --------

Shareholders' equity:
  Common stock............................................       344 (4)          --             344
  Capital in excess of par value..........................    99,811 (4)          --          99,811
  Notes receivable-officers, including accrued
   interest...............................................    (3,888)             --          (3,888)

  Accumulated deficit.....................................   (57,460)          4,583 (5)     (52,877)
                                                            --------       ---------        --------
    Total shareholders' equity............................    38,807           4,583          43,390
                                                            --------       ---------        --------
Total capitalization......................................  $253,764       $  24,915        $278,679
                                                            ========       =========        ========

--------------
(1) After the Refinancing, the Company has not drawn any funds from the Revolving Facility or the Acquisition Facility and the Company has full availability thereunder, except to the extent of $14.3 million in replacement letters of credit outstanding under its existing credit facilities and other letters of credit. See "Description of New Credit Facility".
(2)  Reflects the following:

         Current portion New Credit Facility........................    $ 2,000
         Less: Current portion of capital lease obligations paid         (3,750)
         Less: Current portion of existing credit facilities paid        (6,875)
                                                                        -------
                                                                        $(8,625)
                                                                        =======

(3) Reflects the issuance of the Old Notes and New Credit Facility borrowings, and the application of the proceeds to the repayment of the Company's existing credit facilities, certain capital lease obligations and 10% Preferred Stock.
(4) Amounts do not include approximately 2,007,000 shares of common stock issuable upon exercise of employee stock options at a weighted average exercise price of $0.84 per share.
(5) Reflects the resulting income associated with the AFDC Transaction consisting of $2.5 million of franchise fees and approximately $5.3 million of gain on the sale of net assets, net of related income tax effects of approximately $3.1 million, and the loss related to the write-off of debt issuance costs on retired debt of $0.2 million, net of related income tax effects of $0.1 million, computed using an effective combined Federal and state effective tax rate of 40.0%.

                              THE EXCHANGE OFFER

PURPOSES OF THE EXCHANGE OFFER

     The Old Notes were issued and sold by the Company on May 21, 1997 to Goldman, Sachs & Co., CIBC Wood Gundy Securities Corp. and Donaldson, Lufkin & Jenrette Securities Corporation (collectively, the "Initial Purchasers"), who subsequently resold the Old Notes to (a) "qualified institutional buyers" (in reliance on Rule 144A under the Securities Act) and (b) non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. In connection with the issuance and sale of the Old Notes, the Company and the Initial Purchasers entered into the Registration Rights Agreement pursuant to which the Company agreed to use its best efforts to cause a registration statement with respect to the Exchange Offer to become effective within 180 days of May 21, 1997, the date of issuance of the Old Notes. However, in the event that any change in applicable law or applicable interpretations of the staff of the Commission does not permit the Company to effect the Exchange Offer, the Company has agreed to use its best efforts (i) to file within 30 days after the time such obligation to file arises and 60 days of May 21, 1997, a shelf registration statement (the "Shelf Registration Statement") with respect to the resale of the Old Notes, (ii) to cause to become effective the Shelf Registration Statement within 120 days of its filing date and (iii) to keep the Shelf Registration Statement effective for a two-year period or until there are no Old Notes outstanding, whichever comes first.

     The Exchange Offer is being made by AFC to satisfy its obligations pursuant to the Registration Rights Agreement. The form and terms of the New Notes are the same as the form and terms of the Old Notes in all material respects except that the New Notes have been registered under the Securities Act and hence do not include certain rights to registration thereunder and do not contain transfer restrictions or terms with respect to the special interest payments applicable to the Old Notes. Once the Exchange Offer is consummated, AFC will have no further obligations to register any of the Old Notes not tendered by the Holders for exchange. See "Risk Factors--Consequences to Non-Tendering Holders of Old Notes". A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     Based on interpretations by the staff of the Commission set forth in several no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no such arrangement with any person to participate in the distribution of such New Notes. However, the Company does not intend to request the Commission to consider, and the Commission has not considered, the Exchange Offer in a no-action letter and there can be no assurance that the Commission would make a similar determination with respect to the Exchange Offer. However, any Holder who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes (i) cannot rely on the interpretation by the staff of the Commission set forth in the above referenced no-action letters,
(ii) cannot tender its Old Notes in the Exchange Offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Notes, unless such sale or transfer is made pursuant to an exemption from such requirements. See "Risk Factors--Consequences to Non-Tendering Holders of Old Notes".

     In addition, each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and not acquired directly from the Company, must acknowledge that it will deliver a copy of this Prospectus in connection with any resale of such New Notes. See "Plan of Distribution".

     Except as aforesaid, this Prospectus may not be used for an offer to resell, resale or other transfer of New Notes.

TERMS OF THE EXCHANGE OFFER

     General

     Upon the terms and subject to the conditions of the Exchange Offer set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.

     As of May 21, 1997, there was $175.0 million aggregate principal amount of the Old Notes outstanding and one registered Holder of Old Notes. This Prospectus, together with the Letter of Transmittal, is being sent to such
registered Holder as of                      , 1997.

     In connection with the issuance of the Old Notes, the Company arranged for the Old Notes to be issued and transferable in book-entry form through the facilities of DTC, acting as depository. The New Notes also will be issued and transferable in book-entry form through DTC. See "Description of New Notes-- Form, Denomination and Book-Entry Procedures."

     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders of Old Notes for the purpose of receiving the New Notes from the Company.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

     Holders of Old Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay the expenses, other than certain applicable taxes, of the Exchange Offer. See "--Fees and Expenses."

     Expiration Date; Extensions; Amendments

     The term "Expiration Date" shall mean                 , 1997, unless the
Company in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

     In order to extend the Expiration Date, the Company will notify the Exchange Agent and the record Holders of Old Notes of any extension by oral or written notice, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Such notice may state that the Company is extending the Exchange Offer for a specified period of time or on a daily basis until 5:00 p.m., New York City time, on the date on which a specified percentage of Old Notes are tendered.

     The Company reserves the right to delay accepting any Old Notes, to extend the Exchange Offer, to amend the Exchange Offer or to terminate the Exchange Offer and not accept Old Notes not previously accepted if any of the conditions set forth herein under "--Conditions" shall have occurred and shall not have been waived by the Company by giving oral or written notice of such delay, extension, amendment or termination to the Exchange Agent. Any such delay in acceptance, extension, amendment or termination will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the Holders of such amendment and the Company will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the amendment and the manner of disclosure to Holders of the Old Notes, if the Exchange Offer would otherwise expire during such five to 10 business day period.

     Without limiting the manner in which the Company may choose to make public announcement of any extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

ACCRUED INTEREST ON THE NEW NOTES AND THE OLD NOTES

     The New Notes will bear interest at a rate equal to 10 1/4% per annum from their date of issuance. Interest on the New Notes is payable semi-annually on May 15 and November 15 of each year, commencing on November 15, 1997. Holders whose Old Notes are accepted for exchange will receive, in cash, accrued interest thereon to, but excluding, the date of issuance of the New Notes. Such interest will be paid with the first interest payment on the New Notes.
Interest on the Old Notes accepted for exchange will cease to accrue upon cancellation of the Old Notes and issuance of the New Notes. Holders of Old Notes whose Old Notes are not exchanged will receive the accrued interest payable on November 15, 1997.

PROCEDURES FOR TENDERING

     To tender in the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by Instruction [__] of the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

     Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its address set forth in "--Exchange Agent" below prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     The tender by a Holder will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for such Holders.

     The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the Holders. Instead of delivery by mail, it is recommended that Holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or Old Notes should be sent to the Company.

     Only a Holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "Holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered Holder.

     ANY BENEFICIAL HOLDER WHOSE OLD NOTES ARE REGISTERED IN THE NAME OF ITS BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE AND WHO WISHES TO TENDER SHOULD CONTACT SUCH REGISTERED HOLDER PROMPTLY AND INSTRUCT SUCH REGISTERED HOLDER TO CONSENT AND/OR TENDER ON ITS BEHALF. IF SUCH BENEFICIAL HOLDER WISHES TO TENDER ON ITS OWN BEHALF, SUCH BENEFICIAL HOLDER MUST, PRIOR TO COMPLETING AND EXECUTING THE LETTER OF TRANSMITTAL AND DELIVERING ITS OLD NOTES, EITHER MAKE APPROPRIATE ARRANGEMENTS TO REGISTER OWNERSHIP OF THE OLD NOTES IN SUCH HOLDER'S NAME OR OBTAIN A PROPERLY COMPLETED BOND POWER FROM THE REGISTERED HOLDER. THE TRANSFER OF RECORD OWNERSHIP MAY TAKE CONSIDERABLE TIME.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered Holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers signed as the name of the registered Holder or Holders appears on the Old Notes.

     If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders of Old Notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth under "--Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each Holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of such Holder's business, that such Holder has no arrangement with any person to participate in the distribution of such New Notes, and that such Holder is not an "affiliate", as defined under Rule 405 of the Securities Act, of the Company. If the Holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities and not acquired directly from the Company, such Holder by tendering will acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

     (a) The tender is made through an Eligible Institution;

     (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder of the Old Notes, the certificate number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes to be tendered in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Old Notes delivered electronically) and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

     (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Old Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

Upon request of the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for payment will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange New Notes for, any Old Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if any of the following conditions exist:

     (a) the Exchange Offer, or the making of any exchange by a Holder, violates applicable law or any applicable interpretation of the Commission; or

     (b) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Company, might impair the ability of the Company to proceed with the Exchange Offer; or

     (c) there shall have been adopted or enacted any law, statute, rule or regulation which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer.

     If any such conditions exist, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to exchanging Holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Old Notes (see "--Withdrawal of Tenders") or (iii) waive certain of such conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn or revoked. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver in a manner reasonably calculated to inform Holders of Old Notes of such waiver.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition to the foregoing conditions, if, because of any change in applicable law or applicable interpretations thereof by the Commission, the Company is not permitted to complete the Exchange Offer, then the Company shall file a Shelf Registration Statement. Thereafter, the Company's obligation to consummate the Exchange Offer shall be terminated.

EXCHANGE AGENT

     United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

     By Registered or Certified Mail:        By Overnight Courier:

     United States Trust Company of New      United States Trust Company of New
     York                                    York
     P.O. Box 844 Cooper Station             770 Broadway
     New York, New York 10276                New York, New York 10003
                                             Attention: Corporate Trust
                                                        Operations

     By Hand:                                By Facsimile:

     United States Trust Company of New      (212) 420-6152
     York                                    Attention: Customer Service
     111 Broadway
     New York, New York 10006-1906           Confirm by telephone:
     Attention: Corporate Trust Operations   (800) 548-6565

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the Prospectus and related documents to the beneficial owners of the Old Notes, and in handling or forwarding tenders for exchange.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company, are estimated in the aggregate to be approximately $100,000, and include fees and expenses of the Exchange Agent and Trustee under the Indenture and accounting and legal fees.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered Holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

     The New Notes will be recorded at the same carrying value as the Old Notes, which is face value as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized upon consummation of the Exchange Offer. The issuance costs incurred in connection with the Exchange Offer will be capitalized and amortized over the term of the New Notes.

            SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The following table sets forth selected historical consolidated financial information for the Company for the periods and the dates indicated. The balance sheet data and statement of operations data as of and for the eight weeks ended December 27, 1992 and the balance sheet data and statement of operations data as of and for the years ended December 26, 1993, December 25, 1994, December 31, 1995 and December 29, 1996 set forth below have been derived from the financial statements of the Company, which have been audited by Arthur Andersen LLP, independent public accountants. The balance sheet data and statement of operations data as of and for the twelve weeks ended March 23, 1997 and March 24, 1996 and for the 44-week period from December 30, 1991 through November 4, 1992 have been derived from the unaudited financial statements of the Company and, in the opinion of the Company, include all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation. Interim results are not necessarily indicative of financial results of the Company for the full fiscal year. This Selected Historical Consolidated Financial Information should be read in conjunction with, and is qualified in its entirety by (i) "Management's Discussion and Analysis of Financial Condition and Results of Operations" and (ii) the audited and unaudited Consolidated Financial Statements for the Company and the notes thereto, each of which is included elsewhere in this Prospectus.

     FRESH START ACCOUNTING PRINCIPLES AS PRESCRIBED BY AICPA STATEMENT OF POSITION 90-7, FINANCIAL REPORTING BY ENTITIES IN REORGANIZATION UNDER THE BANKRUPTCY CODE, WERE USED TO RECORD ASSETS ACQUIRED AND LIABILITIES ASSUMED BY THE COMPANY UPON THE EMERGENCE FROM BANKRUPTCY ON NOVEMBER 5, 1992. SUCH ACCOUNTING RESULTS IN AN ADJUSTED BASIS IN THE CARRYING VALUES OF ASSETS AND LIABILITIES, WHICH AFFECTS DEPRECIATION AND AMORTIZATION REPORTED IN ALL PERIODS SUBSEQUENT TO NOVEMBER 5, 1992. IN ADDITION, INCLUDED IN GENERAL AND ADMINISTRATIVE EXPENSES FOR THE PERIOD DECEMBER 30, 1991 THROUGH NOVEMBER 4, 1992 ARE APPROXIMATELY $9.7 MILLION OF REORGANIZATION EXPENSES WHICH ARE NON-RECURRING. ACCORDINGLY, THE SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA PRESENTED FOR PERIODS OR DATES BEFORE NOVEMBER 5, 1992 ARE NOT COMPARABLE IN ALL MATERIAL RESPECTS WITH PERIODS OR DATES PRESENTED AFTER NOVEMBER 5, 1992.

                                       PERIOD FROM                                    YEAR ENDED(1)
                                --------------------------     -------------------------------------------------------------
                                 DECEMBER        NOVEMBER
                                 30, 1991        5, 1992
                                 THROUGH         THROUGH
                                 NOVEMBER        DECEMBER
                                  4, 1992        27, 1992        DECEMBER         DECEMBER        DECEMBER        DECEMBER
                                (44 WEEKS)       (8 WEEKS)       26, 1993         25, 1994        31, 1995        29, 1996
                                ----------      ----------     -----------      -----------     -----------     ------------
                                (UNAUDITED)               (IN THOUSANDS, EXCEPT RATIOS AND STATISTICAL DATA)
STATEMENT OF OPERATIONS
 DATA:
  Revenues:
    Restaurant sales.............   $323,109      $ 54,004      $  379,745      $  401,855      $  426,707      $  430,280
    Revenues from franchising....     31,645         5,386          37,198          41,581          47,916          51,336
  Revenues from manufacturing....      6,836         1,801           7,718          12,026           9,969          11,431
  Other revenues.................      8,211         1,484           9,029           8,252           8,583           8,262
                                    --------      --------      ----------      ----------      ----------      ----------
     Total revenues..............    369,801        62,675         433,690         463,714         493,175         501,309
  Costs and expenses:
    Restaurant cost of sales.....    115,462        16,788         118,997         133,893         139,286         142,199
    Restaurant operating expenses    166,496        30,488         207,303         206,862         216,934         215,464
    Manufacturing cost of sales..      6,051         1,919           8,401          11,705           9,816          10,924
    General and administrative...     62,741        12,437          65,837          72,249          75,916          72,672
    Depreciation and amortization     25,755         3,788          24,892          25,438          28,665          30,904
    Executive compensation
     award(2)....................         --            --              --              --          10,647              --
                                    --------      --------      ----------      ----------      ----------      ----------

     Total costs and expenses....    376,505        65,420         425,430         450,147         481,264         472,163
  Income (loss) from operations..     (6,704)       (2,745)          8,260          13,567          11,911          29,146
  Interest expense...............    (22,105)       (2,754)        (19,246)        (19,172)        (23,707)        (16,132)
                                    --------      --------      ----------      ----------      ----------      ----------
  Net income (loss) before
   income taxes and
   extraordinary loss............    (28,809)       (5,499)        (10,986)         (5,605)        (11,796)         13,014
  Income tax
   benefit/(expense).............      8,073         1,948           3,216             553           2,969          (5,163)
                                    --------      --------      ----------      ----------      ----------      ----------
  Net income (loss)
   before extraordinary
   loss..........................    (20,736)       (3,551)         (7,770)         (5,052)         (8,827)          7,851
  Extraordinary loss,
   net of taxes(3)...............         --            --            (277)             --              --          (4,456)
                                    --------      --------      ----------      ----------      ----------      ----------
  Net income (loss)..............    (20,736)       (3,551)         (8,047)         (5,052)         (8,827)          3,395
  Mandatorily redeemable
   preferred stock
   dividends.....................         --          (647)         (4,460)         (4,467)         (4,555)         (5,272)

                                        TWELVE WEEKS ENDED
                                     -----------------------
                                     MARCH 24,     MARCH 23,
                                        1996          1997
                                     ---------    ---------
                                        (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
  Revenues:
    Restaurant sales.............    $ 94,460      $103,181
    Revenues from franchising....      10,637        13,184
  Revenues from manufacturing....       3,793         1,604
  Other revenues.................       1,851         1,826
                                     --------      --------
     Total revenues..............     110,741       119,795
  Costs and expenses:
    Restaurant cost of sales.....      30,561        33,218
    Restaurant operating expenses      47,705        51,698
    Manufacturing cost of sales..       3,146         1,024
    General and administrative...      18,158        20,300
    Depreciation and amortization       6,795         7,103
    Executive compensation
     award(2)....................          --            --
                                     --------      --------

     Total costs and expenses....     106,365       113,343
  Income (loss) from operations..       4,376         6,452
  Interest expense...............      (5,208)       (3,278)
                                     --------      --------
  Net income (loss) before
   income taxes and
   extraordinary loss............        (832)        3,174
  Income tax
   benefit/(expense).............         246        (1,262)
                                     --------      --------
  Net income (loss)
   before extraordinary
   loss..........................        (586)        1,912
  Extraordinary loss,
   net of taxes(3)...............          --            --
                                     --------      --------
  Net income (loss)..............        (586)        1,912
  Mandatorily redeemable
   preferred stock
   dividends.....................      (1,030)       (1,289)

                                       PERIOD FROM                                    YEAR ENDED(1)
                                --------------------------     -------------------------------------------------------------
                                 DECEMBER        NOVEMBER
                                 30, 1991        5, 1992
                                 THROUGH         THROUGH
                                 NOVEMBER        DECEMBER
                                  4, 1992        27, 1992        DECEMBER         DECEMBER        DECEMBER        DECEMBER
                                (44 WEEKS)       (8 WEEKS)       26, 1993         25, 1994        31, 1995        29, 1996
                                ----------      ----------     -----------      -----------     -----------     ------------
                                (UNAUDITED)               (IN THOUSANDS, EXCEPT RATIOS AND STATISTICAL DATA)
  Mandatorily redeemable
   preferred stock
   accretion...................         --            (280)         (1,967)          (2,250)         (2,571)          (9,532)
                                  --------        --------      ----------       ----------      ----------       ----------
  Net income (loss)
   attributable to
   common shares...............   $(20,736)       $ (4,478)     $  (14,474)      $  (11,769)     $  (15,953)      $  (11,409)
                                  ========        ========      ==========       ==========      ==========       ==========
OTHER FINANCIAL DATA:
  EBITDA(4)....................   $ 23,911        $  1,119      $   34,731       $   43,435      $   55,460       $   64,756
  EBITDA margin(5).............        6.5%            1.8%            8.0%             9.4%           11.2%            12.9
  Capital expenditures(6):
   Maintenance capital
    expenditures...............   $  4,294        $  2,246      $    6,808       $    5,050      $    5,483       $    6,010
   Re-images and
    renovation.................      3,750           1,955           2,985           10,267          15,502           15,342
   New restaurant
    development................      1,035             116           1,831            1,999           2,272            3,215
   Other.......................      1,831              84           5,979            3,496           1,739            9,384
                                  --------        --------      ----------       ----------      ----------       ----------
    Total capital
     expenditures..............   $ 10,910        $  4,401      $   17,603       $   20,812      $   24,996       $   33,951
   Ratio of earnings to
    fixed charges(7)...........         --              --              --               --              --             1.29

BALANCE SHEET DATA: (at end of
 period)
  Total assets.................                   $374,766      $  348,852       $  327,494      $  328,645       $  340,674
  Total debt and capital
   lease obligations...........                    215,248         201,810          193,646         204,025          151,793
  Mandatorily redeemable
   Preferred Stock.............                     39,680          41,647           43,897          46,468           59,956
  Total shareholders'
   equity (deficit)............                     18,598           4,591           (6,707)        (21,665)          37,902

RESTAURANT DATA (UNAUDITED)(8):
Systemwide restaurant sales:
  Popeyes......................   $494,117        $ 89,090      $  601,389       $  649,881      $  710,840       $  762,108
  Churchs......................    458,707          79,047         552,629          590,261         647,746          675,995
                                  --------        --------      ----------       ----------      ----------       ----------
    Total systemwide
     sales.....................   $952,824        $168,137      $1,154,018       $1,240,142      $1,358,586       $1,438,103
                                  ========        ========      ==========       ==========      ==========       ==========

Systemwide restaurants
 open, end of period:
  Popeyes......................        810             807             814              907             964            1,021
  Churchs......................      1,079           1,078           1,078            1,165           1,219            1,257
                                  --------        --------      ----------       ----------      ----------       ----------
    Total systemwide
     restaurants...............      1,889           1,885           1,892            2,072           2,183            2,278
                                  ========        ========      ==========       ==========      ==========       ==========

Systemwide percentage
 change in comparable
 restaurant sales:
   Popeyes.....................        0.7%            2.7%           (0.4)%            1.4%            1.6%             1.1
   Churchs.....................        5.9             5.3             2.4              4.8             3.9              2.8

Total commitments outstanding,
 end of period(9)..............        383             372             668            1,047           1,083            1,319

                                        TWELVE WEEKS ENDED
                                     -----------------------
                                     MARCH 24,      MARCH 23,
                                        1996           1997
                                     ---------     ---------
                                        (UNAUDITED)
   ............................
  Mandatorily redeemable
   preferred stock
   accretion...................           (643)           --
                                      --------      --------
  Net income (loss)
   attributable to
   common shares...............       $ (2,259)     $    623
                                      ========      ========
OTHER FINANCIAL DATA:
  EBITDA(4)....................       $ 11,993      $ 14,310
  EBITDA margin(5).............           10.8%         11.9%
  Capital expenditures(6):
   Maintenance capital
    expenditures...............       $  1,175      $  1,146
   Re-images and
    renovation.................          4,570         2,234
   New restaurant
    development................            798           206
   Other.......................          2,126         3,081
                                      --------      --------
    Total capital
     expenditures..............       $  8,669      $  6,667
   Ratio of earnings to
    fixed charges(7)...........             --         1.49x

BALANCE SHEET DATA: (at end of
 period)
  Total assets.................       $324,324      $338,245
  Total debt and capital
   lease obligations...........        204,401       153,712
  Mandatorily redeemable
   Preferred Stock.............         47,111        61,245
  Total shareholders'
   equity (deficit)............        (23,832)       38,807

RESTAURANT DATA (UNAUDITED)(8):
Systemwide restaurant sales:
  Popeyes......................       $162,684      $184,505
  Churchs......................        146,744       161,452
                                      --------      --------
    Total systemwide
     sales.....................       $309,428      $345,957
                                      ========      ========

Systemwide restaurants
 open, end of period:
  Popeyes......................            966         1,037
  Churchs......................          1,226         1,293
                                      --------      --------
    Total systemwide
     restaurants...............          2,192         2,330
                                      ========      ========

Systemwide percentage
 change in comparable
 restaurant sales:
   Popeyes.....................            1.5%          4.9%
   Churchs.....................            5.9           6.8

Total commitments outstanding,
 end of period(9)..............          1,178         1,398

_______________
(1) The Company has a 52/53-week fiscal year ending on the last Sunday in December which normally consists of 13 four-week periods. The fiscal year ended December 31, 1995 included 53 weeks of operations.
(2) In 1995, the Board of Directors granted a special bonus of $10.0 million to the senior management group of the Company payable in cash or common stock at the election of the recipient. In 1996, the bonus was paid to the executives in shares of common stock, with no cash payments being made by the Company with respect to the bonus. Also in 1995, the vesting of stock options for certain senior executives was accelerated resulting in an additional $647,000 of compensation expense.
(3) The extraordinary loss recorded in fiscal years 1993 and 1996 represents the loss associated with the prepayment of certain debt obligations of the Company, net of related income tax effects.
(4) EBITDA represents income from operations plus depreciation and amortization; adjusted for non-cash items related to gains/losses on asset dispositions and writedowns, compensation expense related to stock option activity (deferred compensation), the executive compensation award (see Note 2) and non-cash officer notes receivable items related to the executive compensation award. EBITDA should not be construed as a substitute for income from operations or as a better indicator of liquidity than cash flow from operating activities, which is determined in accordance with generally accepted accounting principles. EBITDA is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditure and working capital requirements. In addition, management believes that certain investors find EBITDA to be a useful tool for measuring the ability of the Company to service its debt. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs. See the Consolidated Statements of Cash Flows of the Company and the related Notes to the Consolidated Financial Statements thereto included herein.
(5) EBITDA margin represents EBITDA divided by total revenues.
(6) Capital expenditures (excluding expenditures funded through capital leases) have been segregated into the following categories to provide additional information:
    . Maintenance capital expenditures--represents day to day expenditures related to restaurant equipment replacements and general restaurant capital improvements.
    . Re-images and renovation--represents significant restaurant renovations and upgrades pursuant to the Company's re-imaging and renovation activities.
    . New restaurant development--represents new Company-operated restaurant construction and development.
    . Other--represents capital expenditures, at various corporate offices and new restaurant equipment such as fryers and security systems.
(7) The Company had a deficiency of earnings to fixed charges for the 44-week period from December 30, 1991 through November 4, 1992, the eight-week period from November 5, 1992 through December 27, 1992, and for the fiscal years December 26, 1993, December 25, 1994 and December 31, 1995, and for the twelve-week period ended March 24, 1996 of approximately $28,809,000, $5,641,000, $11,128,000, $5,869,000, $12,284,000 and $881,000, respectively.
    Earnings consist of income (loss) before taxes, plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense, amortization of debt issuance cost and debt discount, preferred stock dividend requirements and accretion (including related tax effects), and one-third of rent expense on operating leases considered representative of the interest factor attributable to rent expense.
(8) Represents restaurant sales for all franchised and Company-operated restaurants. Sales information for franchised restaurants is as reported by franchisees or, in some instances, estimated by the Company based on other data, and is unaudited.
(9) Commitments represent commitments to open franchised restaurants, as set forth in development agreements. On a historical basis, a number of such commitments have not resulted in restaurant openings. There can be no assurance that parties to development agreements will open their respective number of restaurants.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is management's discussion and analysis of the financial condition and results of operations of the Company for the fiscal years ended December 25, 1994, December 31, 1995 and December 29, 1996 and the twelve weeks ended March 24, 1996 and March 23, 1997. This discussion and analysis should be read in conjunction with, and is qualified in its entirety by, the sections entitled (i) "Selected Historical Consolidated Financial Information", (ii) "Summary Unaudited Pro Forma Consolidated Financial Information", (iii) Consolidated Financial Statements and the notes thereto and (iv) the Pro Forma Consolidated Financial Statements and the notes thereto, each of which is included elsewhere in this Prospectus.

GENERAL

     The Company is the second largest quick-service chicken restaurant company in the world, franchising and operating QSRs under the brands Popeyes and Churchs. As of March 23, 1997, the AFC system included over 2,300 restaurants in 21 countries, with systemwide sales of over $1.4 billion.

     SYSTEMWIDE SALES

     The following table sets forth systemwide sales figures for the fiscal years ended December 25, 1994, December 31, 1995 and December 29, 1996 and the twelve weeks ended March 24, 1996 and March 23, 1997. Sales data for franchised restaurants are as reported by franchisees (or, in some instances, estimated by the Company based on other information) and are unaudited. Sales increases can generally be attributed to increases in the number of restaurants and comparable restaurant sales increases.

                                                              SYSTEMWIDE SALES

                                         FISCAL YEAR ENDED                           TWELVE WEEKS ENDED
                                    ------------------------------------------      ---------------------
                                    DECEMBER 25,   DECEMBER 31,   DECEMBER 29,      MARCH 24,    MARCH 23,
                                        1994           1995           1996            1996          1997
                                    ------------   ------------   ------------      ---------   ----------
                                                               (IN THOUSANDS)
Popeyes domestic:
       Company-operated.........     $   87,690     $   93,686     $   92,145        $ 21,233    $ 22,137
       Franchised...............        526,465        566,526        584,598         125,610     135,972
Churchs domestic:
       Company-operated.........        314,165        333,021        338,135          73,227      81,044
       Franchised...............        150,844        167,953        190,939          40,701      46,508
International (all franchised):
       Popeyes..................         35,726         50,628         85,365          15,841      26,396
       Churchs..................        125,252        146,772        146,921          32,816      33,900

Total Company-operated..........     $  401,855     $  426,707     $  430,280        $ 94,460    $103,181
Total Franchised................        838,287        931,879      1,007,823         214,968     242,776
                                     ----------     ----------     ----------        --------    --------
       Total systemwide sales...     $1,240,142     $1,358,586     $1,438,103        $309,428    $345,957
                                     ==========     ==========     ==========        ========    ========

     RESTAURANTS

     From December 25, 1994 to March 23, 1997 the number of restaurants systemwide increased from 2,072 to 2,330, or 12.5%. The number of franchised restaurants is unaudited. The following table sets forth the number of franchised and Company-operated restaurants open as of the periods indicated.

                                                              SYSTEMWIDE SALES

                                         FISCAL YEAR ENDED                           TWELVE WEEKS ENDED
                                    ------------------------------------------      ---------------------
                                    DECEMBER 25,   DECEMBER 31,   DECEMBER 29,      MARCH 24,    MARCH 23,
                                        1994           1995           1996            1996          1997
                                    ------------   ------------   ------------      ---------   ----------
                                                               (IN THOUSANDS)
Popeyes domestic:
       Company-operated.....             113            117            120              118          119
       Franchised...........             740            772            774              771          782
Churchs domestic:
       Company-operated.....             604            589            622              580          574
       Franchised...........             333            364            367              376          446
International (all franchised):
       Popeyes..............              54             75            127               77          136
       Churchs..............             228            266            268              270          273

       Total Company-                    717            706            742              698          693
        operated............
       Total Franchised.....           1,355          1,477          1,536            1,494        1,637
                                       -----          -----          -----            -----        -----
        Total systemwide
         restaurants........           2,072          2,183          2,278            2,192        2,330
                                       =====          =====          =====            =====        =====

     COMPARABLE SALES

     The table below sets forth comparable sales increases (decreases) for franchised and Company operated restaurants for the fiscal years ended December 25, 1994, December 31, 1995, December 29, 1996 and the twelve weeks ended March 24, 1996 and March 23, 1997. The Company includes in the comparable restaurant sales analysis only those franchised and Company-operated restaurants that have been in operation for a minimum of thirteen periods. Comparable sales data for franchised restaurants are from data as reported by franchisees (or estimated by the Company based on other information) and are unaudited.

                                                           SYSTEMWIDE COMPARABLE SALES

                                         FISCAL YEAR ENDED                           TWELVE WEEKS ENDED
                                    ------------------------------------------      ---------------------
                                    DECEMBER 25,   DECEMBER 31,   DECEMBER 29,      MARCH 24,    MARCH 23,
                                        1994           1995           1996            1996          1997
                                    ------------   ------------   ------------      ---------   ----------
                                                               (IN THOUSANDS)
Popeyes domestic:
        Company-operated...             4.2%           2.2%          (2.4)%            0.1%        4.8%
        Franchised.........             1.2            0.9             1.4             1.1         4.4
       Churchs domestic:
        Company-operated...             6.2            5.6             4.3             8.3         8.2
        Franchised.........             2.8            2.5             5.1             7.9         6.2
       International (all
        franchised):
        Popeyes............            (2.2)          11.6             4.3            10.2         4.7
        Churchs............             3.4            0.9            (2.1)           (1.7)        4.0
Total systemwide
 comparable sales..........             3.O            2.7             1.9             3.6         5.8

RECENT DEVELOPMENTS AND OUTLOOK

     AFDC TRANSACTION

     On March 24, 1997 the Company closed the AFDC Transaction whereby the Company sold the rights to operate 100 previously Company-operated restaurants in eight domestic markets to AFDC. The Company also sold the land, building and equipment for 51 of these restaurants, and it sold the building and equipment and leased the land for 49 of the restaurants to AFDC. The Company received approximately $19.9 million in cash, along with a warrant to acquire, for nominal consideration, a 5.0% equity interest in AFDC. As a result of this transaction, the Company recorded $2.5 million in franchise fees and approximately $5.3 million of gain associated with the sale of the property in the second quarter of 1997. Included in the $19.9 million payment was $1.0 million representing the development fees on an additional 100 restaurants which will be developed by AFDC over the next ten years. These development fees were deferred and will be taken into income as the restaurants open.

     During 1996, these restaurants contributed $54.4 million in sales and $5.0 million in income to operations to the Company. Based upon 1996 sales figures, the Company would have received approximately $2.4 million in royalty fees and $0.6 million in rental income from AFDC during 1996 had these restaurants been franchised units. See "Summary Unaudited Pro Forma Consolidated Financial Information". Management estimates that the Company's capital expenditures will be reduced by approximately $7.0 million in 1997 because the planned re-imaging and renovation of these restaurants will be funded by AFDC. Management believes it is unlikely that the Company will originate another sale of restaurants of this magnitude in the foreseeable future.

     CHESAPEAKE BAGEL ACQUISITION

     On May 5, 1997, the Company acquired from The American Bagel Company the franchise business and rights to Chesapeake Bagel. As a result of this acquisition, the Company became the franchisor of 158 franchised Chesapeake Bagel restaurants located primarily in Washington D.C., Maryland and Virginia. The net purchase price of the acquisition was approximately $11.8 million, plus a potential earn out of up to $3.5 million, contingent upon the number of restaurants which open in the future out of the existing pool of franchise commitments. Substantially all of the purchase price will be allocated to intangible assets including franchise rights, trademarks and goodwill. Based upon 1996 unaudited financial information received from Chesapeake Bagel, royalty revenue and operating income generated from this acquisition would have been approximately $2.0 million and $0.6 million, respectively, had Chesapeake Bagel been owned by the Company in 1996. While there can be no assurance related to future results, management expects Chesapeake Bagel to contribute a small operating gain or loss in 1997, but believes that development of this brand, if successful, could generate significant operating income in the future and is important to its overall objective of becoming Franchisor of Choice(TM).

     POTENTIAL ACQUISITION

     In June 1997 the Company entered into an agreement acquire all of the restaurant assets and properties of a Mexican food QSR chain in the Western United States for a purchase price of approximately $24.0 million plus a potential deferred payment of approximately $1.0 million. The completion of this acquisition is subject to the satisfaction of a number of conditions, including, among others, the completion by the Company of its due diligence investigation of the seller and the Company's ability to secure third party financing. There can be no assurance that this acquisition will be consummated by the Company or, if consummated, that the terms of this acquisition will not materially vary from the terms set forth in the agreement.

     COST OF CHICKEN

     The most significant and volatile component of the Company's cost structure is the price it pays for fresh chicken. The price paid for fresh chicken is comprised of two factors: (i) the wholesale poultry price, which is driven off of the industry benchmark price (referred to as "Georgia Dock"), and (ii) the amount paid to distributors for processing and delivering the product to the restaurants. To reduce its exposure to increasing chicken prices, the Company has entered into certain pricing agreements with its suppliers and distributors which establish a price range for chicken purchased during the term of the agreement. During 1995, these agreements did not have a material impact on the Company's operating results. During 1996, however, market prices for chicken exceeded the contractual range for a significant part of the year. The average Georgia Dock for the year was $0.618 per pound while the average maximum amount paid under the contracts was $0.603 per pound. The total amount saved through these agreements during 1996 was approximately $1.9 million. During the first quarter of 1997, the average Georgia Dock was an estimated $0.629 per pound while the highest price paid by the Company for most of the quarter was $0.603 per pound, resulting in savings of approximately $0.8 million for the quarter.

     Virtually all of the above contracts expired by the end of the Company's first fiscal quarter of 1997 and new contracts have been established for the remainder of 1997 and the first fiscal quarter of 1998. Projected chicken prices for 1997 remain high, restricting the ability of the Company to enter into chicken supply agreements as favorable as those obtained in 1996. In that regard, the ceilings established for the 1997 and 1998 agreements are approximately $0.650 to $0.660 per pound. As a result, prices paid for chicken in 1997 may exceed 1996 levels. In anticipation of this and certain pressures on labor costs, as described below, the Company selectively increased menu prices on its products in December 1996 and plans to initiate further minor price increases in 1997. The Company does not believe, in the current competitive environment, that menu price increases will completely offset these potential cost increases.

     RESTAURANT LABOR COSTS

     On March 23, 1997, the Company employed approximately 11,100 hourly-paid restaurant employees. All of these employees are paid the Federal minimum wage or wages based upon the Federal minimum wage. As a result, increases in the Federal minimum wage rate have an impact on the Company's labor costs. On October 1, 1996, the Federal minimum wage rate increased from $4.25 to $4.75 per hour and will increase again on September 1, 1997 to $5.15 per hour. The increase in restaurant labor costs in 1996 related to the 1996 increase was approximately $1.2 million. The expected effect on restaurant labor costs of the combined increases in 1996 and 1997 is estimated to be approximately $3.9 million during 1997. As stated above, these increases will be partially offset by minor increases in menu prices.

OPERATING RESULTS

     REVENUES

     The Company's revenues consist primarily of four elements: (i) restaurant sales at Company-operated restaurants, (ii) revenues from franchising, (iii) revenues from manufacturing and (iv) other revenues.

     RESTAURANT SALES. The Company's restaurant sales consist of gross cash register receipts at Company-operated restaurants, net of sales tax.

     REVENUES FROM FRANCHISING. The Company earns franchise revenues through three types of agreements: (i) domestic development agreements, (ii) international development agreements and (iii) franchise agreements. Domestic development fees, international development fees and franchise fees are recorded as deferred revenues when received and are recognized as revenue when the restaurants covered by the fees are opened and/or all material services or conditions relating to the fees have been substantially performed or satisfied by the Company. The Company's standard franchise agreement also includes the payment of a royalty fee based on net restaurant sales of franchisees. The Company benefits from increases in franchised restaurant sales since it collects a percentage of sales as royalties from franchisees. The royalty percentages vary by franchisee, depending on the franchise agreement, with an average royalty of approximately 4.4%. See "Business--Franchise Development".

     REVENUES FROM MANUFACTURING. The Company's revenues from manufacturing consist primarily of sales of fryers and other custom-fabricated restaurant equipment from its manufacturing business to distributors and franchisees.

     OTHER REVENUES. The Company's other revenues consist of net rental income from properties owned and leased by the Company which are leased or subleased to franchisees and third parties and interest income earned on notes receivable from franchisees and third parties.

     OPERATING COSTS AND EXPENSES

     RESTAURANT COST OF SALES. The Company's cost of sales consists of food and paper costs (including napkins, straws, plates, take-out bags and boxes). The primary elements affecting cost of sales are sales volumes and chicken prices. Other factors such as the Company's menu pricing, product mix, the amount of dark meat purchased and promotional activities can also materially affect the level of cost of sales as well as cost of sales as a percentage of restaurant sales. Chicken prices are seasonal and are normally higher during the summer months when demand for chicken is at its peak.

     RESTAURANT OPERATING EXPENSES. Restaurant operating expenses are comprised of personnel expenses, occupancy expenses, marketing expenses and other operating expenses incurred at the restaurant level.

     MANUFACTURING COST OF SALES. Manufacturing cost of sales represent the cost of raw materials and direct labor used to manufacture the restaurant equipment sold to franchisees and third parties and direct manufacturing overhead applied during the manufacturing process.

     GENERAL AND ADMINISTRATIVE. The Company's general and administrative expenses consist of personnel expenses, occupancy expenses and other expenses incurred at the corporate level. Corporate level expenses are primarily incurred at the corporate offices of the Company in Atlanta,

Georgia and San Antonio, Texas along with those incurred by field executives located throughout the United States.

     DEPRECIATION AND AMORTIZATION. The Company's depreciation consists of the depreciation of buildings, leasehold improvements and equipment owned by the Company, and amortization consists mainly of the amortization of intangible assets.

RESULTS OF OPERATIONS

     The following table presents selected revenues and expenses from the Company's unaudited Consolidated Statements of Operations for the twelve weeks ended March 24, 1996 and March 23, 1997 and the audited Consolidated Statements of Operations for the fiscal years ended December 25, 1994, December 31, 1995 and December 29, 1996. Amounts are in millions and, accordingly, may differ from amounts reported elsewhere in this Prospectus due to rounding. Percentage increases and decreases presented in the table and presented throughout the discussion set forth below are calculated based on the amounts reported in the table below.


                   HISTORICAL REVENUES AND OPERATING EXPENSES

                                                        YEAR ENDED(1)                                    TWELVE WEEKS ENDED
                             ------------------------------------------------------------------   ---------------------------------
                             DECEMBER 25,   DECEMBER 31,    % CHANGE   DECEMBER 29,    % CHANGE   MARCH 24,   MARCH 23,    % CHANGE
                                1994           1995        1994-1995      1996        1995-1996      1996       1997      1996-1997
                             ------------   ------------   ---------   ------------   ---------   ---------   ---------   ---------
                                                                                                             (unaudited)
                                                               (in millions, except for percentages)
REVENUES:
  Restaurant sales......        $401.8         $426.7          6.2%        $430.3         0.8%      $ 94.5      $103.2       9.2%
  Revenues from
   franchising..........          41.6           47.9         15.1           51.3         7.1         10.6        13.2      24.5
  Revenues from
   manufacturing........          12.0           10.0        (16.7)          11.4        14.0          3.8         1.6     (57.9)
  Other revenues........           8.3            8.6          3.6            8.3        (3.5)         1.8         1.8       0.0
                                ------         ------        -----         ------       -----       ------      ------     -----
   Total revenues.......         463.7          493.2          6.4          501.3         1.6        110.7       119.8       8.2

COSTS AND EXPENSES:
  Restaurant cost of
   sales................         133.9          139.3          4.0          142.2         2.1         30.6        33.2       8.5
  Restaurant operating
   expenses.............         206.9          216.9          4.8          215.5        (0.6)        47.7        51.7       8.4
  Manufacturing cost of
   sales................          11.7            9.8        (16.2)          10.9        11.2          3.1         1.0     (67.7)
  General and
   administrative(2)....          72.2           86.6         19.9           72.7       (16.1)        18.1        20.3      12.2
  Depreciation and
   amortization.........          25.4           28.7         13.0           30.9         7.7          6.8         7.1       4.4
                                ------         ------        -----         ------       -----       ------      ------     -----
   Total cost and
    expenses............         450.1          481.3          6.9          472.2        (1.9)       106.3       113.3       6.6
                                ------         ------        -----         ------       -----       ------      ------     -----
Income from operations          $ 13.6         $ 11.9        (12.5)        $ 29.1       144.5       $  4.4      $  6.5      47.7
                                ======         ======        =====         ======       =====       ======      ======     =====

_______________
(1) The Company has a 52/53-week fiscal year ending on the last Sunday in December, which normally consists of 13 four-week periods. The fiscal year ended December 31, 1995 included 53 weeks of operations.

(2) Includes executive compensation award of $10.6 million for the fiscal year ended December 31, 1995.

TWELVE WEEKS ENDED MARCH 23, 1997 AND MARCH 24, 1996

     REVENUES

     Total revenues increased by $9.1 million for the twelve weeks ended March 23, 1997, an increase of 8.2% over the same period in 1996.

     RESTAURANT SALES. The Company reported restaurant sales of $103.2 million during the twelve weeks ended March 23, 1997, compared to $94.5 million during the same period of 1996. The increase in restaurant sales of $8.7 million or 9.2% is attributable primarily to an increase in comparable sales per restaurant of 7.4%. The increase in comparable sales per restaurant is primarily due to effective promotional activities run during the quarter, increases in sales at re-imaged and renovated restaurants and certain minor menu price increases taken during 1996. In addition, revenues for the first twelve weeks of 1997 include four weeks of revenues for 47 restaurants that were acquired from franchisees during late 1996. These restaurants were subsequently refranchised during the first fiscal quarter of 1997.

     REVENUES FROM FRANCHISING. Revenues from franchising increased $2.6 million or 24.5% during the first fiscal quarter of 1997 over the same period of a year ago. Franchise royalty revenue increased $1.3 million or 13.8% and franchise fees increased $1.3 million or 108.3%. The increase in franchise royalty revenue was attributable to several factors, including an increase in the number of franchised restaurants, a comparable sales increase of 4.8% for domestic franchised restaurants and a comparable sales increase of 4.2% for international franchised restaurants. At March 23, 1997, franchisees operated 1,637 restaurants, including 1,228 domestic restaurants and 409 international restaurants. This compares to a total of 1,494 franchised restaurants at March 24, 1996, including 1,147 domestic restaurants and 347 international restaurants.

     The increase in franchise fees was primarily attributable to franchise fees recorded for the sale of 47 Company-operated restaurants to a franchisee during the first fiscal quarter of 1997. The Company recorded franchise fees totaling $1.2 million related to this transaction. As a part of the same transaction, the Company sold to the franchisee the rights to develop an additional 100 franchised restaurants in the state of California.

     REVENUES FROM MANUFACTURING. Revenues from manufacturing decreased 57.9%, or $2.2 million, for the twelve weeks ended March 23, 1997 compared to the twelve weeks ended March 24, 1996. The decrease in revenues is primarily attributable to the decrease in sales of smallwares. As part of the Company's initiative to de-emphasize its manufacturing operations, the Company sold its distribution business during the first fiscal quarter of 1996.

OPERATING COSTS AND EXPENSES

     RESTAURANT COST OF SALES. Cost of sales amounted to $33.2 million, or 32.2% of restaurant sales, during the first fiscal quarter ended March 23, 1997, compared to $30.6 million, or 32.4% of restaurant sales, for the corresponding period in 1996. The $2.6 million or 8.5% increase is primarily due to the increase in restaurant sales during the first fiscal quarter of 1997, compared to the first fiscal quarter of 1996.

     RESTAURANT OPERATING EXPENSES. Restaurant operating expenses during the first fiscal quarter of 1997 increased $4.0 million or 8.4% over the corresponding period during 1996. As a percentage of restaurant sales, operating expenses for the twelve weeks ended March 23, 1997 were 50.1%, compared to 50.5% during the twelve weeks ended March 24, 1996. Personnel expenses increased $2.3 million during the first fiscal quarter of 1997 over the first fiscal quarter of 1996. As a percentage of sales, personnel expenses were 28.9% during the first fiscal quarter of 1997, compared to 29.1% during the same period of a year ago. The increase in personnel expenses was due primarily to the increase in sales and an increase in the Federal minimum wage rate effective October 1, 1996 from

$4.25 per hour to $4.75 per hour. Approximately 86% of the Company's restaurant labor force are hourly employees whose wages are impacted by such an increase. The Federal minimum wage rate is scheduled to increase again to $5.15 per hour on September 1, 1997. Occupancy expenses increased $0.3 million during the twelve weeks ended March 23, 1997, but as a percentage of sales remained at 4.0%. Marketing expenses increased $0.8 million and increased as a percentage of sales to 7.7% during the first twelve weeks of 1997, compared to 7.5% during the first twelve weeks of 1996. Marketing and promotional activities during the first fiscal quarter of 1997 are related to the increase in comparable sales. Other operating expenses during the first fiscal quarter of 1997 were up $0.6 million over the prior year, but as a percentage of sales were 9.6%, versus 9.8% during the same period of a year ago.

     MANUFACTURING COST OF SALES. Manufacturing cost of sales was down $2.1 million or 67.7% for the first twelve weeks of 1997 compared to the first twelve weeks of 1996. The decrease was primarily due to the decrease in revenues from manufacturing during the first twelve weeks of 1997 versus the first twelve weeks of 1996.

     GENERAL AND ADMINISTRATIVE EXPENSES. The Company incurred general and administrative expenses of $20.3 million, or 16.9% of total revenues for the twelve-week period ended March 23, 1997, compared to $18.1 million, or 16.4%, for the comparable period in 1996. The increase in general and administrative expenses as a percentage of revenues during the first fiscal quarter of 1997 versus the first fiscal quarter of 1996 is primarily attributable to an increase in the accrual for corporate bonuses based on the improvement in the Company's operating performance, compensation expense recorded for performance stock options issued in 1996 and certain insurance accruals.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization amounted to $7.1 million for the twelve-week period ended March 23, 1997, compared to $6.8 million for the corresponding period in 1996. The increase is primarily attributable to the depreciation of fixed assets placed in service during the period from March 24, 1996 to March 23, 1997. Fixed assets as of March 23, 1997 totaled $193.0 million, compared to $177.1 million as of March 24, 1996. See -- "Liquidity and Capital Resources." As a percentage of restaurant sales, depreciation and amortization was 6.9% at March 23, 1997, versus 7.2% at March 24, 1996.

YEARS ENDED DECEMBER 29, 1996 (52 WEEKS) AND DECEMBER 31, 1995 (53 WEEKS)

     REVENUES

     Total revenues increased 1.6%, or $8.1 million, during the fiscal year ended December 29, 1996, as compared to the fiscal year ended December 31, 1995.

     RESTAURANT SALES. Restaurant sales increased 0.8%, or $3.6 million, from the prior year. The increase in total restaurant sales is attributable to several factors including an increase in comparable sales and an increase in the number of Company-operated restaurants. The increase in restaurant sales from 1995 to 1996 was adversely affected by the fact that 1995 had 53 weeks of sales activity, while 1996 had 52 weeks of sales activity. Comparable sales, computed without regard to the extra week, increased by 2.9% for the year. Factors contributing to the increase in comparable sales include the continuation of the restaurant re-imaging and renovation program, new product introductions and food promotions. At December 29, 1996, the Company operated 742 restaurants, consisting of 120 Popeyes and 622 Churchs restaurants. This compares to a total of 706 restaurants, with 117 Popeyes and 589 Churchs restaurants, at December 31, 1995.

     REVENUES FROM FRANCHISING. Revenues from franchising increased $3.4 million or 7.1% from the prior year. Franchise royalty revenue increased $2.6 million or 6.3% and franchise fees increased $0.8 million or 12.5%. The increase in franchise royalty revenue was attributable to several factors including an increase in the number of franchised restaurants and a comparable sales increase of 2.3% for domestic franchised restaurants. At December 29, 1996, franchisees operated 1,536 restaurants, including 1,141 domestic restaurants and 395 international restaurants. This compares to a total of 1,477 franchised restaurants at December 31, 1995, including 1,136 domestic restaurants and 341 international restaurants. Factors contributing to the increase in comparable sales, among other things, include the continuation of the franchised restaurant re-imaging program, new product introductions and promotional activities. The increase in franchise fees was primarily attributable to the increase in the number of franchised restaurant openings. Franchised restaurant openings for the fiscal year ended December 29, 1996 totaled 230, compared to franchised restaurant openings for the fiscal year ended December 31, 1995 of 178.

     REVENUES FROM MANUFACTURING. Revenues from manufacturing increased 14.0%, or $1.4 million, for the fiscal year ended December 29, 1996 compared to the fiscal year ended December 31, 1995. The increase in revenues is primarily attributable to an increase in sales of proprietary fryers to franchised restaurants and others in the QSR industry. This increase was partially offset by a decrease in sales of smallwares. The Company sold its distribution business during the first fiscal quarter of 1996.

     OPERATING COSTS AND EXPENSES

     RESTAURANT COST OF SALES. Cost of sales increased 2.1% or $2.9 million from the prior year. Approximately $1.2 million or 0.8% of the increase was due to higher restaurant sales during 1996. The remaining $1.7 million or 1.3% increase is primarily attributable to higher chicken prices. The Company's chicken prices per pound averaged $0.551 during fiscal year 1995, while the price paid by the Company during fiscal 1996 reached as high as $0.600 per pound. Expressed as a percentage of restaurant sales, cost of sales were 33.0% for the year ended December 29, 1996 and 32.6% for the year ended December 31, 1995.

     RESTAURANT OPERATING EXPENSES. Restaurant operating expenses decreased $1.4 million or 0.6% from the corresponding period in 1995. Restaurant operating expenses as a percentage of restaurant sales were 50.1% for fiscal year 1996, compared to 50.8% for fiscal year 1995. Personnel expenses were down $2.7 million or 2.2% from the prior year. Personnel expenses expressed as a percentage of restaurant sales was 28.3% for the year ended December 29, 1996 and 29.1% for the year ended December 31, 1995. The decrease in personnel expenses is primarily due to reductions in medical insurance and workers' compensation costs. Management implemented a number of changes to the Company's insurance programs during 1995 and 1996, which resulted in a decrease in insurance claims and premiums during 1996. Partially offsetting this decrease was an increase in personnel expenses due to the increase in minimum wage levels. Marketing expenses were up $1.6 million or 5.0% over the prior year, primarily due to an increase in food discount promotions used during 1996 to stimulate sales.

     MANUFACTURING COST OF SALES. Manufacturing cost of sales increased 11.2%, or $1.1 million, for the year ended December 29, 1996 compared to the year ended December 31, 1995. The increase is primarily attributable to the increase in revenues from manufacturing during 1996.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses, including the executive compensation award, decreased $13.9 million or 16.1% during fiscal year 1996 compared to fiscal year 1995. As a percentage of total revenues, general and administrative expenses decreased from 17.6% for the fiscal year 1995 to 14.5% for the fiscal year 1996. The decrease was a result of a one-time non-cash charge recorded during fiscal year 1995, as well as reductions in medical insurance costs and information technology costs. In 1995, the Company recorded a one-time charge related to a special compensation award of $10.0 million payable in cash or common stock, at the election of the recipient, to the senior management group of the Company in recognition of exemplary performance provided to the Company since 1992. Medical insurance costs in 1996 were $1.0 million less than the prior year due to reductions in medical claims and premiums paid as a result of a new medical insurance program put in place during late 1995. Operating expenses related to the management information systems contract with IBM Global Services ("IGS") decreased $2.0 million in 1996 compared to 1995, as old management information systems were replaced by more efficient new systems. Operating expenses under the information technology contract are scheduled to decline as new equipment and systems are installed.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $2.2 million or 7.7% from the prior year. Depreciation and amortization as a percentage of restaurant sales increased from 6.7% to 7.2% from the fiscal year ended December 31, 1995 to the fiscal year ended December 29, 1996. The increase is primarily due to an increase in depreciation, driven by fixed asset additions made during 1996 totaling $46.4 million.

YEARS ENDED DECEMBER 31, 1995 (53 WEEKS) AND DECEMBER 25, 1994 (52 WEEKS)

     REVENUES

     Total revenues increased 6.4%, or $29.5 million, during the fiscal year ended December 31, 1995 compared to the fiscal year ended December 25, 1994.

     RESTAURANT SALES. Restaurant sales increased $24.9 million or 6.2% from the prior year. The increase in total restaurant sales is attributable to several factors including an increase in comparable sales and the inclusion of an additional week of operating activity in the Statement of Operations for fiscal year ended December 31, 1995. Fiscal year 1995 contained 53 weeks of operating activity, compared to 52 weeks for fiscal year 1994. Comparable sales, computed without regard to the extra week during 1995, increased 5.3% for the year. Factors contributing to the increase in comparable sales include the continuation of the restaurant re-imaging and renovation program, new product introductions and promotional activities. Partially offsetting these increases was a decrease in restaurant sales due to a reduction in the number of Company-operated restaurants during 1995. As of December 31, 1995, the Company operated 706 restaurants compared to 717 restaurants as of December 25, 1994. The decrease in Company-operated restaurants during this period is attributable to the closing of underperforming restaurants and the sale of certain Company-operated restaurants to franchisees.

     REVENUES FROM FRANCHISING. Revenues from franchising increased $6.3 million or 15.1% from the prior year. Franchise royalty revenue increased $3.9 million or 10.4% and franchise fees increased $2.4 million or 60.0%. The increase in franchise royalty revenue was attributable to several factors including an increase in the number of franchised restaurants, a comparable sales increase of 1.2% for domestic franchised restaurants and a comparable sales increase of 0.9% for international franchised restaurants. At December 31, 1995, franchisees operated 1,477 restaurants, including 1,136 domestic restaurants and 341 international restaurants. This compares to a total of 1,355 franchised restaurants at December 25, 1994, including 1,073 domestic restaurants and 282 international restaurants. Factors contributing to the increase in comparable sales include the new product introductions and promotional activities.

     The increase in franchise fees was primarily attributable to the increase in the average franchise fee recognized as a result of new franchised restaurant openings during 1995 and franchise fees recognized for certain terminated franchise agreements.

     REVENUES FROM MANUFACTURING. Revenues from manufacturing decreased 16.7%, or $2.0 million, for the year ended December 31, 1995 compared to the year ended December 25, 1994. The decrease is primarily attributable to the decrease in revenues from sales of equipment and smallwares to franchisees. During 1994 significant revenues were recognized related to sales of restaurant equipment and smallwares to a large group of franchisees in Southern California. The franchisees converted restaurants formerly operated under a different brand name to Popeyes restaurants during 1994.

     OPERATING COSTS AND EXPENSES

     RESTAURANT COST OF SALES. Cost of sales increased 4.0% or $5.4 million from the prior year. The increase was primarily due to higher restaurant sales in fiscal year 1995 compared to fiscal year 1994. Cost of sales as a percentage of restaurant sales fell from 33.3% for fiscal year 1994 to 32.6% for fiscal year 1995.

     RESTAURANT OPERATING EXPENSES. Restaurant operating expenses for the year ended December 31, 1995 increased $10.0 million or 4.8% from the year ended December 25, 1994. Restaurant operating expenses as a percentage of restaurant sales were 50.8% and 51.5% for the years ending December 31, 1995 and December 25, 1994, respectively. The increase in restaurant operating expenses was primarily attributable to the increase in restaurant sales, which were up 6.2% from the prior year. Personnel expenses increased $6.2 million or 5.2% as a result of the increased sales volumes. Personnel expenses as a percentage of sales fell from 29.4% of sales for the year ended December 25, 1994 to 29.1% for the year ended December 31, 1995. Marketing expenses increased $3.1 million or 10.8%, primarily due to an increase in food discount promotions. These promotions contributed largely to the comparable sales increase from 1994 to 1995. Marketing expenses as a percentage of restaurant sales were 7.5% for the 1995 fiscal year, compared to 7.2% for the 1994 fiscal year.

     MANUFACTURING COST OF SALES. Manufacturing cost of sales decreased 16.2%, or $1.9 million, for the year ended December 31, 1995 compared to the year ended December 25, 1994. The decrease is primarily attributable to the decrease in revenues from manufacturing during 1995.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses, including the executive compensation award, increased $14.4 million or 19.9% during fiscal year 1995 compared to fiscal year 1994. General and administrative expenses as a percentage of total revenues were 17.6% for the year ended December 31, 1995, compared to 15.6% for the year ended December 25, 1994. The increase from fiscal 1994 to fiscal 1995 was primarily due to the Company recording a one-time charge during fiscal year 1995, a favorable legal settlement recorded during 1994 and an increase in information technology costs. During fiscal 1995, the Company recorded a one-time charge related to a non-cash special stock compensation award of $10.0 million to the senior management group, payable in the form of cash or shares of common stock, at the election of the recipient, of the Company in recognition of exemplary performance provided to the Company since 1992. During fiscal 1994, the Company reached an agreement with a former owner of the Company in which both parties agreed to release certain claims against the other party. As a result of the agreement, the Company recorded favorable legal settlements of $1.2 million during 1994. Information technology expenses during 1995 were $1.0 million over those during the prior year, primarily due to an increase in activities related to the modernization of the Company's management information systems.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $3.3 million or 13.0% from the prior year. Depreciation and amortization as a percentage of restaurant sales was 6.7% for the fiscal year ended December 31, 1995 and 6.3% for the fiscal year ended December 25, 1994. The increase is primarily due to an increase in depreciation, driven by fixed asset additions made during 1995 totaling approximately $39.0 million.

LIQUIDITY AND CAPITAL RESOURCES

     LIQUIDITY

     The Company has financed its business activities primarily with funds generated from operating activities, proceeds from the sale of shares of common stock and proceeds from long-term debt and a revolving line of credit.

     Net cash provided by operating activities for the fiscal years ended December 25, 1994, December 31, 1995 and December 29, 1996 and the twelve weeks ended March 24, 1996 and March 23, 1997 was $22.7 million, $28.0 million, $47.8 million and $6.4 million and $7.5 million, respectively. Increases in net cash provided by operating activities for the above periods were primarily attributable to increases in income from operations. Cash and cash equivalents as of March 23, 1997 were $14.8 million, compared to $19.2 million as of December 29, 1996 and $13.6 million as of December 31, 1995.

     The Company's working capital deficit as of March 23, 1997 and as of December 29, 1996 and December 31, 1995 was approximately $24.8 million, $23.2 million and $26.6 million, respectively. Generally, while restaurant businesses acquire inventory and supplies through trade payables, they do not carry significant investments in accounts receivable or inventory and sell most products for cash. As a result, restaurant businesses frequently operate with a working capital deficit since inventories are sold prior to the payment of the trade payables related to those inventories. Although the Company does carry accounts receivables from franchisees for royalty fees, it, like many of its competitors, normally operates with a working capital deficit.

     CAPITAL EXPENDITURES

     During the Company's fiscal years ended December 31, 1995 and December 29, 1996 and the twelve weeks ended March 23, 1997, the Company invested $25.0 million, $34.0 million and $6.7 million, respectively, in various capital projects as described below.

     The cost per restaurant for the re-imaging and renovation program is between $70,000 and $125,000. Significant sales increases have been experienced in restaurants that have been re-imaged. As of March 23, 1997, this program was over 65% completed (taking into account the AFDC Transaction) with the remainder of the Company-operated restaurants scheduled for completion during 1997.
During 1995, 1996 and the first fiscal quarter of 1997, the Company invested $15.5 million, $15.3 million and $2.2 million, respectively, in the re-imaging and renovation program.

     During 1995, 1996 and the first fiscal quarter of 1997, the Company invested $0.3 million, $3.2 million and $2.6 million, respectively, in new management information systems. In addition, the Company entered into significant capital lease arrangements in connection with upgrading its management information systems. Total information technology asset additions financed through capital leases for fiscal years 1995 and 1996 and the first fiscal quarter of 1997 were $9.1 million, $12.1 million and $4.5 million, respectively.

     In addition, during 1995, 1996 and the first fiscal quarter of 1997, the Company invested $9.2 million, $15.5 million and $1.9 million in other capital assets to update, replace and extend the lives of restaurant equipment and facilities, construct a small number of new restaurant facilities and complete other minor projects.

     INFORMATION TECHNOLOGY AGREEMENT

     The Company entered into an agreement with IGS commencing in August 1994, for a ten-year term, to outsource the Company's information technology, programming and computer operations. This agreement allows the Company to update its corporate and restaurant systems with state-of-the-art computer hardware and software. IGS purchases the hardware and software, performs applications development and maintains and provides administrative, management and support functions. Future minimum payments under the remaining term of this agreement, exclusive of payments included as capital lease payments for systems installed to date, approximates $60.0 million as of March 23, 1997.

     EQUITY AND DEBT TRANSACTIONS

     Concurrently with the issuance of the Old Notes, the Company executed a New Credit Facility, which provides the Company with available borrowings of up to $175 million, including the $50 million Term Loan, the $25 million Revolving Facility and the $100 million Acquisition Facility. Proceeds from the Old Notes and the Term Loan were used by the Company to complete the Refinancing and portions of such proceeds will be used by the Company for working capital and general corporate purposes. In connection with this Exchange Offer, it is anticipated that the Old Notes will be exchanged for New Notes with substantially identical terms as the Old Notes. See "Use of Proceeds" and "Capitalization". Management believes that the Refinancing provides the Company with the financial flexibility to support its growth plan, to further improve operating efficiencies and to facilitate the execution of its global strategy.

     For more information related to the payment terms, interest rates, restrictive covenants and other provisions of the New Credit Facility and the New Notes, see "Description of New Credit Facility" and "Description of New Notes".

     The Company has entered into significant commitments under capital leases for the acquisition of assets, primarily related to the upgrading of its management information systems. Capital lease obligations outstanding as of December 25, 1994, December 31, 1995, December 29, 1996 and March 23, 1997 were $3.1 million, $14.7 million, $23.6 million and $26.8 million, respectively. Approximately $12.8 million in capitalized leases has been repaid as a result of the Refinancing.

     The Company's ability to make scheduled payments of principal and interest on its indebtedness or to refinance its indebtedness (including the New Notes) depends on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. Based upon the current level of operations and anticipated growth, management of the Company believes that available cash flow, together with available borrowings under the New Credit Facility and other sources of liquidity, will be adequate to meet the Company's anticipated future requirements for working capital, capital expenditures and scheduled payments under the New Notes and the New Credit Facility. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that future borrowings will be available in an amount sufficient to enable the Company to service its indebtedness, including the New Notes, or to make necessary capital expenditures, or that any refinancing would be available on commercially reasonable terms or at all. See "Risk Factors".

IMPACT OF INFLATION

     The Company believes that, over time, it has generally been able to pass along inflationary increases in its costs, through increased prices of its menu items. Accordingly, the effects of inflation on the Company's net income historically have not been, nor are such effects expected to be, materially adverse. Due to competitive pressures, however, increases in prices of menu items often lag inflationary increases in costs. See "Risk Factors-- Fluctuations in Cost of Chicken".

                                   BUSINESS

THE COMPANY

     The Company is the second largest quick-service chicken restaurant company in the world, operating and franchising QSRs under the primary trade names of Popeyes and Churchs. At March 23, 1997, the AFC system included over 2,300 restaurants in 21 countries, with systemwide sales of over $1.4 billion:

                                                   POPEYES   CHURCHS   TOTAL
                                                   -------   -------   -----
               Domestic franchised..............       782       446   1,228
               Company operated.................       119       574     693
               International (all franchised)...       136       273     409
                                                     -----     -----   -----
                  Total.........................     1,037     1,293   2,330
                                                     =====     =====   =====

For the 52-week period ended March 23, 1997, the Company generated total revenues and EBITDA of $510.4 million and $67.1 million, respectively.

     The Company commenced operations in November 1992 following the reorganization of its predecessor (pursuant to a plan of reorganization approved by the United States Bankruptcy Court for the Western District of Texas, Austin Division, on October 22, 1992). In connection with the plan of reorganization, a new management team headed by Frank J. Belatti, former President and Chief Operating Officer of Hospitality Franchise Systems, Inc. and, prior to that, of Arby's, Inc., took control of Company operations. This management team has engineered a dramatic improvement in the Company's financial performance, franchise commitments and brand quality, including the following:

     . Growth in total revenues and franchising revenues at compound annual rates of 4.9% and 11.3% respectively, from 1993 to 1996;

     . An increase in comparable restaurant sales for every year from 1993 to 1996;

     . Growth in EBITDA at a compound annual rate of 23.1% from 1993 to 1996, and an improvement in EBITDA margin from 8.0% to 12.9% over the same period;

     . An increase in the number of outstanding franchise commitments from 372 at year-end 1992 to 1,398 at March 23, 1997;

     . An increase in international franchised restaurants from 172 in 14 foreign countries at year-end 1992 to 409 restaurants in 20 foreign countries at March 23, 1997; and

     . The re-imaging and renovation of 367 franchised restaurants and 387 Company-operated restaurants, with demonstrable subsequent increases in average unit volume.

     The Company has adopted a global strategy to increase revenues and profits by the franchise development of its existing Popeyes and Churchs brands and the acquisition of additional branded concepts. The Company's strategy is to (i) deliver world class service and support to its franchisees by capitalizing on the Company's size, state-of-the-art technology and leadership position, (ii) promote franchisee development of traditional and non-traditional formats in new and existing markets and (iii) provide new and existing franchisees with investment opportunities in high value/high growth branded concepts outside of the quick-service chicken restaurant industry. The Company believes that by following this strategy it will become Franchisor of Choice(TM) which, when combined with the Company's market leadership position, superior brand awareness and strong franchisee relationships, will result in continued growth. To reflect this strategy, the Company changed its name in October 1996 from America's Favorite Chicken Company to AFC Enterprises, Inc.

     FAR WEST PRODUCTS. The Company's Far West Products division ("Far West") is a manufacturer of restaurant equipment and is located in San Antonio, Texas. Far West's primary focus is to provide equipment for Popeyes and Churchs restaurants to the Company and its franchisees, both domestically and internationally, as well as for other QSR customers. The main product of Far West is the Ultrafryer(TM) gas fryer. Far West sales for the Company's fiscal year ended December 29, 1996 were approximately $11.4 million.


INDUSTRY OVERVIEW

     Since 1972, the percentage of the average family's food budget spent on meals consumed "away from home" has grown from approximately 37% of the food budget to approximately 47% in 1995, according to Technomic. The QSR industry now includes hamburger, pizza, chicken, Mexican food, fish/seafood, ice cream/yogurt, donuts, bagels and various types of sandwiches. The QSR industry has experienced significant growth in both revenues and number of restaurants in recent years. Technomic estimates that sales at QSRs reached approximately $102.7 billion in 1996. Industry-wide sales have grown at a CAGR of 5.1% between 1993 and 1996. In 1997, the sales in the QSR industry are projected to grow at 5.6%, according to Technomic.

     According to CREST, the chicken segment of the QSR industry is the fourth largest category of QSRs, after the hamburger, pizza and sandwich segments, representing 7.6% of QSR industry sales in 1996. Within the United States, quick-service chicken restaurants generated $8.6 billion in sales in 1996, representing a 6.3% increase over 1995 sales. Based on Technomic data, in the past the average annual unit volume for the chicken QSR segment has exceeded the QSR industry average. While some QSR chicken chains are pursuing roasted and rotisserie chicken, fried chicken (bone-in and chicken tenders) continues to account for over 80% of chicken meals at all quick-service chicken restaurants. In the Company's markets, KFC provides the most significant competition. According to CREST, for the three-month period ended February 28, 1997, the Company's market share for the Popeyes and Churchs brands was 8.2% and 6.1%, respectively, of sales in the quick-service chicken restaurant industry.

     Growth and profitability in the QSR industry in general and the quick-service chicken restaurant industry in particular have been, and are expected to continue to be, driven by companies that dynamically respond to consumers' desire for value and convenience. Industry participants have developed new "intercept marketing" and distribution initiatives to target consumers in high-traffic non-traditional formats, as shown by the growth in the number of restaurants in convenience stores, malls, strip shopping centers, office buildings and supermarkets. In addition, successful companies in the QSR industry have leveraged their brands and operational expertise into new markets. Over the past five years, the QSR industry has experienced strong growth in international markets where, management believes, consumers have developed a taste for American branded fast food products. The chicken segment of the QSR industry, in particular, is expected by management to witness significant growth in demand in the Pacific Rim.

COMPANY STRENGTHS

     LEADING MARKET POSITION. The Company is the second largest quick-service chicken restaurant company in the world, with 2,330 Popeyes and Churchs restaurants located in the United States and 20 foreign countries. In 1997, the Company expects to franchise and open over 200 new restaurants in the U.S. and approximately 90 new restaurants internationally (opening restaurants in eight new foreign countries). At March 23, 1997, the Popeyes system included 901 domestic restaurants and the Churchs system included 1,020 domestic restaurants. For the three-month period ended February 28, 1997, the Popeyes system generated 8.2% of sales in the domestic quick-service chicken restaurant industry, while the Churchs system generated 6.1% of sales in that industry, in each case according to CREST.

     HIGH BRAND AWARENESS. With Popeyes' New Orleans style fried chicken and Churchs' traditional Southern fried chicken, management believes Popeyes and Churchs have achieved a high level of positive brand awareness with both franchisees and consumers. Over Popeyes' 25 years of operation and Churchs' 45 years of operation, the Company's restaurants have become two of the most highly recognized brand names in the QSR industry. Management believes that the Company's reputation for offering a unique selection of high quality food products and value pricing, combined with a high level of customer service, has created a valuable franchise with strong brand name recognition and customer loyalty.

     STRONG FRANCHISEE RELATIONSHIPS. The Company enjoys strong relationships with its franchisees as a result of its ongoing efforts to revitalize Popeyes and Churchs globally by (i) investing capital to re-image and renovate Company-operated restaurants in both systems, (ii) providing strong operational, marketing and technological support to franchisees, (iii) delivering operating efficiencies and economies of scale to franchisees and (iv) promoting restaurants within non-traditional formats. Additionally, the Company seeks to provide new investment opportunities to its franchisees by acquiring and franchising high value/high growth branded concepts. The number of franchised restaurants has grown from 1,162 at year-end 1992 to 1,637 at March 23, 1997, representing a CAGR of 8.4%, and the number of commitments to open new franchised restaurants has increased to 1,398 at March 23, 1997, compared with 372 commitments at year-end 1992, representing a CAGR of 36.6%.

     SIGNIFICANT OPERATIONAL EFFICIENCIES. By virtue of its size and leadership position in the quick-service chicken restaurant industry, the Company benefits from significant operational efficiencies. The Company's large number of restaurants, centralized corporate management structure and ongoing implementation of state-of-the-art management information systems enable the Company to (i) tightly control restaurant and corporate-level costs, (ii) capture economies of scale by leveraging its existing corporate overhead structure and (iii) continuously monitor point-of-sale data in its Company-operated restaurants to more efficiently manage restaurant operations. The Company and its franchisees have experienced substantial levels of savings as a result of the Company's size and related bargaining power, particularly with respect to food, beverage and paper goods, and advertising and marketing programs. In addition, the Company has achieved reductions in its general corporate overhead expenses. These operational efficiencies have contributed to the improvement of the Company's EBITDA margin from 8.0% in fiscal 1993 to 12.9% in fiscal 1996.

     STRONG MANAGEMENT TEAM. The Company's management team, led by Frank J. Belatti and Dick R. Holbrook, has overseen a period of increasing total revenues and EBITDA at CAGRs of 4.9% and 23.1%, respectively, from fiscal 1993 to fiscal 1996. Mr. Belatti and Mr. Holbrook previously held senior executive positions at Hospitality Franchise Systems, Inc. and, prior to that, at Arby's, Inc., and each has substantial experience in the franchising and operation of restaurant service and hotel enterprises. With an average of more than 18 years of experience in the QSR and related industries, the Company's top seven executives have substantial expertise in developing brand awareness and enjoy an excellent reputation in the industry. Members of the Company's management team possess a diverse skill base that includes brand marketing, restaurant operations, product and concept development and technology systems integration.

OPERATING STRATEGY

     RE-IMAGE AND RENOVATE EXISTING RESTAURANTS. The Company believes that significant opportunities exist to increase the Company's revenues and gain efficiencies in its current markets by re-imaging and renovating franchised and Company-operated Popeyes and Churchs restaurants. By the end of 1997, the Company expects to complete its three year initiative to (i) add new signage, new decor, contemporary lighting and, where appropriate, drive-thru service and
(ii) improve the efficiencies of its restaurant operating systems, including the installation of energy efficient equipment at all of its restaurants. Partly as a result of its re-imaging and renovation efforts, Popeyes and Churchs systemwide comparable restaurant sales have increased every year since the implementation of this program in 1994.

     INCREASE FRANCHISED RESTAURANTS. The Company believes that significant opportunities exist to increase the number of franchised restaurants operated by both new and existing franchisees and that growth through franchising can provide significant additional revenue growth at relatively low levels of capital expenditures by the Company. The Company intends to target restaurant growth in markets where it has or can achieve sufficient penetration to justify television advertising because sales at restaurants in the Company's media efficient markets are generally 5% to 10% higher than sales in non-media efficient markets. The number of restaurants systemwide has increased at a CAGR of 5.1%, from approximately 1,885 at year-end 1992 to 2,330 at March 23, 1997, and the Company anticipates that domestic franchisees will open over 200 new restaurants in 1997, many of which will be in the Company's target markets.

     CAPITALIZE ON ADDITIONAL GROWTH OPPORTUNITIES. The Company intends to aggressively pursue selected growth opportunities by (i) expanding its existing brands to new domestic and international markets, (ii) promoting the development of new points of distribution and (iii) acquiring additional branded concepts to provide franchisees with a broad range of investment opportunities, thereby generating a larger and more diversified stream of franchise revenues to the Company. These initiatives include the following:

     . NON-TRADITIONAL FORMATS. In response to new marketing opportunities and consumer demand, the Company intends to continue to promote the expansion of the number and type of non-traditional formats from which it sells Popeyes and Churchs food products. In addition to the traditional stand-alone models, the Company has franchised and opened Popeyes and Churchs restaurants within community shopping plazas, convenience stores, mall food courts, airports and other transportation centers and grocery stores. For example, the Company recently opened both franchised and Company-operated restaurants in various locations of The Kroger Co., one of the nation's largest supermarket operators.

     . CO-BRANDING INITIATIVES. The Company intends to selectively enter into co-branding arrangements in which Popeyes and Churchs restaurants share facilities with other QSRs. Management believes that co-branding represents an attractive revenue growth opportunity that provides brand awareness in new markets and faster opening times (as restaurants are constructed within existing QSR facilities), together with reduced costs of entry and lower ongoing capital expenditures. The Company has entered into two such arrangements and currently franchises Churchs restaurants in 93 Cara Operations Limited Harvey's hamburger restaurants in Canada and in 41 White Castle hamburger restaurants throughout the Midwest, Southeast and Northeast. In addition, White Castle has signed commitments to open 15 additional Churchs restaurants within its existing White Castle hamburger restaurants during 1997.

     . EXPANSION IN INTERNATIONAL MARKETS. Management believes that international expansion is an attractive growth opportunity due to (i) advantageous per unit economics, resulting largely from lower food and/or labor costs and less QSR competition abroad, (ii) fast-growing foreign economies with an expanding group of QSR consumers and (iii) well established markets for quick-service chicken restaurants in over 80 countries around the world. The Company's international operations have increased from 172 franchised restaurants in 14 foreign countries at year-end 1992, to 409 franchised restaurants in 20 foreign countries at March 23, 1997. Additionally, commitments to develop international franchised restaurants have risen from 161 at year-end 1992 to 831 at March 23, 1997.

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

     . NEW BRANDED CONCEPTS. Management intends to identify and acquire additional high value/high growth brands which would benefit from the Company's operating efficiency, management experience, state-of-the-art technology, service commitment to franchisees and shared administrative infrastructure. In line with this strategy, the Company recently acquired all of the intangible assets relating to the franchise business of Chesapeake Bagel, comprising 158 franchised bagel bakeries restaurants concentrated in Washington, D.C., Maryland and Virginia.

     INCREASE OPERATIONAL EFFICIENCIES AND LEVERAGE INFORMATION TECHNOLOGY. The Company's customized management information systems, typically not affordable by smaller QSR chains, provide both the Company and its franchisees with the ability to quickly capitalize on restaurant sales enhancement and profit opportunities. The Company utilizes its management information systems to (i) minimize waste and control labor costs, (ii) efficiently schedule labor, (iii) effectively manage inventory and (iv) analyze product mix and various promotional programs using point-of-sale information. For example, the Company has installed a new point-of-sale FasFax(TM) system in over 80% of its Company-operated restaurants, as part of an ongoing program scheduled for completion in July 1997. This touch-screen cash register system provides management with real time information on customer trends, sales mix, inventory management and product pricing. The Company intends to demonstrate to new and existing franchisees the efficiencies afforded by this system and other new technologies. Management also believes that additional opportunities exist to improve operational efficiencies and will continue to implement a "back office" automation system to better manage food and labor costs. In 1997, management intends to launch AFC Online, an intranet for franchisees that will provide operational support, a restaurant development roadmap, a business planning template, marketing information and certain other relevant information on a 24 hours a day, seven days a week basis.

     MAINTAIN HIGH QUALITY PRODUCTS, SUPERIOR CUSTOMER SERVICE AND STRONG COMMUNITY RELATIONS. The Company seeks to ensure overall customer satisfaction through consistency in food quality, service and restaurant appearance. The Company maintains rigorous and ongoing quality control procedures over suppliers and distributors to ensure that its product specifications are maintained. In addition, the Company has taken an important leadership role in the neighborhoods and communities it serves. Through its involvement in Habitat for Humanity, the United Negro College Fund and the Hispanic Association of Colleges and Universities, among others, the Company has established a meaningful presence in the local communities it serves, while building customer loyalty and brand awareness.

     FRANCHISOR OF CHOICE(TM). The Company has adopted the Franchisor of Choice(TM) global strategy, which will be implemented by (i) promoting distinctly positioned brands, currently Popeyes, Churchs and, in May 1997, Chesapeake Bagel, with other branded concepts to be acquired in the future, (ii) developing multi-unit development territories, (iii) providing high quality service and support to franchisees, (iv) providing franchisees with alternative formats in innovative market settings, (v) redesigning business processes to provide additional support to franchisees, including a multi-million dollar investment in new technology, (vi) eliminating barriers to growth for existing and new franchisees through new financial and real estate support mechanisms and
(vii) providing on-site or field support including site selection, construction expertise, multinational supply and distribution, marketing, operations and training.

BRANDS

     The Company franchises and operates restaurants catering to different segments of the QSR industry.

     POPEYES CHICKEN AND BISCUITS. Popeyes Chicken and Biscuits was founded in New Orleans in 1972 and is the market leader in the Cajun segment of the QSR industry. With more than 1,025 restaurants worldwide, Popeyes was the second largest quick-service chicken restaurant chain in 1996, in terms of sales. Popeyes specialty menu item is fresh, hand-battered, bone-in fried chicken sold in

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

two flavors--New Orleans Spicy(TM) and Louisiana Mild(TM). Popeyes chicken is complemented with a wide assortment of spicy and signature Cajun cuisine side dishes, including red beans and rice, Cajun rice, Cajun fries and fresh, buttermilk biscuits. Popeyes is positioned as a premium fried chicken for customers who seek its full flavor and specialty blend of seasonings and spices. Popeyes is also known for its "limited time offers" of unique items that complement its base menu. Popeyes restaurants are generally found in urban areas in traditional standalone locations, as well as in non-traditional formats such as airports and other travel centers, supermarkets and mass merchandisers.

     CHURCHS CHICKEN. Churchs Chicken, founded in San Antonio, Texas in 1952, is one of the United States' oldest QSR chains and has approximately 1,300 restaurants worldwide, making Churchs the second largest quick-service chicken restaurant chain, in terms of number of outlets. Churchs restaurants focus on serving traditional Southern fried chicken in a simple, no frills restaurant setting. Churchs menu items also include other Southern specialties including fried okra, coleslaw, mashed potatoes and gravy, corn on the cob and honey butter biscuits. Churchs is positioned as a value-oriented brand, providing simple, traditional meals to price conscious consumers. Churchs restaurants are traditionally found in urban areas where the reputation of a "neighborhood" restaurant has been established. With its small footprint and a simple operating system, Churchs is rapidly expanding into non-traditional formats such as convenience stores, grocery stores and co-branding locations. Internationally, Churchs has been very popular in the Far East, operating under the brand name Texas Chicken(TM). In 1996, Churchs was the first U.S. based QSR to open a restaurant in Vietnam.

     CHESAPEAKE BAGEL. On May 5, 1997, the Company acquired from The American Bagel Company all of the intangible assets of the franchise business of Chesapeake Bagel. Located primarily in Washington, D.C., Maryland and Virginia, Chesapeake Bagel currently franchises 158 bagel bakeries and restaurants and has development agreements for over 225 additional restaurants, of which approximately 50 stores are expected to open in 1997. Founded in 1981 in Washington, D.C., Chesapeake Bagel had total systemwide sales of $95 million in 1996. In 1996, Chesapeake Bagel was the fourth largest bagel company in the world and the world's largest "made from scratch" bagel company. "Made from scratch" means that the bagels are prepared fresh at each location each day. Chesapeake Bagel bakeries and restaurants offer a variety of freshly made items, including a wide assortment of bagels and other baked goods, sandwiches, salads, fountain drinks and specialty coffees. Several of the restaurants have viewing areas that allow customers to experience the bagel making process. The acquisition of Chesapeake Bagel gives the Company a presence in the rapidly growing bagel segment of the QSR industry and diversifies its current brand portfolio, supporting the Company's Franchisor of Choice(TM) global strategy.

SITE SELECTION

     The Company has an extensive domestic site selection process for the establishment of new Popeyes and Churchs restaurant locations, commencing with an overall market plan for each intended area of development compiled by the Company and the relevant area developer, if any. This market plan divides each such area into trading areas based on a detailed computer analysis taking into account such factors as competitor locations, locations of shopping centers and other commercial draws, natural and other boundaries, residential and workplace populations and customer profile information that measures propensities and demand for various restaurant segments as well as for individual brands. Once a market plan is established for a particular area, local real estate managers of the Company or area developer together with local real estate brokers focus on the most desirable sites in each designated trade area, taking into account such factors as visibility, ready accessibility (particularly for evening drive-time traffic), parking, signage and adaptability of any current structure, as well as a determination of the availability of the site and the costs relating thereto. A thorough analysis of each site, including the foregoing types of information, photographs of the site and neighboring area, and a proposed layout and site elevations, as well as other materials, must be submitted to the Company for approval. In addition, leases must contain certain terms and provisions and are subject to the approval of the Company. The Company emphasizes free-standing pad sites and end-cap locations with

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

ample parking and easy dinner-time access from high traffic roads. Highly visible signage consistent with trade dress and local laws and regulations is also aggressively pursued.

     The Company's involvement in the international site selection process is less significant due to the relative size and sophistication of the Company's international franchisees, who independently conduct extensive site investigations. International sites are often located in highly concentrated urban areas and are built with a multi-floor layout to accommodate the higher percentage of dine-in customers.

FRANCHISE DEVELOPMENT

     The Company's global strategy includes the opening of substantially all new restaurants through franchising additional restaurants to new and existing franchisees. The Company enjoys strong relationships with its franchisees as a result of its ongoing efforts to (i) revitalize Popeyes and Churchs globally by investing capital to re-image and renovate Company-operated restaurants in both systems, (ii) provide strong operational, marketing and technological support to franchisees, (iii) deliver operating efficiencies and economies of scale to its franchisees and (iv) promote the expansion of points of distribution to non-traditional formats and new markets for existing brands, and by acquiring and franchising high value/high growth branded concepts.

     DOMESTIC DEVELOPMENT AGREEMENTS. Domestic development agreements provide for the development of a specified number of restaurants within a defined domestic geographic territory in accordance with a schedule of restaurant opening dates. Development schedules generally cover three to five years and typically have benchmarks for the number of restaurants to be opened and in operation at six- to twelve-month intervals. Area developers currently pay a development fee of $10,000 for the first restaurant to be developed and $5,000 for each additional restaurant to be developed under the same development agreement. Such development fees are non-refundable and paid when the area development agreement is executed. The Company currently offers exclusive and non-exclusive development agreements. Under exclusive development agreements, developers are granted a geographic area (the "Development Area") to develop a Popeyes or Churchs restaurant within which the Company agrees to neither open nor grant the right to open to anyone other than the developer another Popeyes or Churchs restaurant (as the case may be) until 60 days after the expiration of the development schedule set out in the development agreement subject, to the other terms of such agreement. The Development Area generally does not include military bases, public transportation facilities, toll road plazas, universities, recreational theme parks and the interior structural confines of shopping malls, even though such facilities may be located within a given Development Area. If a developer fails to comply with the development schedule contained in its development agreement, or otherwise defaults under the development agreement or under any other agreement with the Company, the Company may, among other things (i) terminate or reduce the territorial exclusivity in the Development Area or reduce the size of the Development Area, (ii) terminate the development agreement, (iii) reduce the number of restaurants that the developer can develop under the development agreement, (iv) accelerate the development schedule, (v) withhold site approval or (vi) refuse to permit the opening of restaurants under construction. Under non-exclusive development agreements, the developer is not afforded any territorial exclusivity and the Company reserves the right to establish or franchise any restaurants in proximity to the development territory described under such agreement.

     TURNKEY DEVELOPMENT. In order to expedite development of domestic franchised restaurants, the Company may build restaurants in certain markets which will be subsequently sold to qualifying franchisees as franchised restaurants ("Turnkey Units"). The Company is in discussions with a lender to provide up to $15 million in revolving construction financing to AFC and permanent financing to qualifying franchisees for these Turnkey Units.

     INTERNATIONAL DEVELOPMENT AGREEMENTS. The Company enters into development agreements with qualifying parties to develop Popeyes or Churchs franchised restaurants in jurisdictions outside of the United States ("International Development Rights"). International Development Rights may include

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

one or more countries or limited geographic areas within a particular country. The terms of the development agreements for International Development Rights are, in most respects, similar to domestic development agreements.
International development agreements also require the payment of a negotiated "territorial fee" for granting development rights in the new country as well as a pre-payment of a portion of the franchise fee for each franchised restaurant to be developed under the agreement. International development agreements also include additional provisions necessary to address the multi-national nature of the transaction (including foreign currency exchange, taxation matters and international dispute resolution provisions) and are also subject to modification necessary to comply with the requirements of applicable local laws, such as laws relating to technology transfers, export/import matters and franchising.

     FRANCHISE AGREEMENTS. Once a site has been approved by the Company and the property has been acquired by the developer either by purchase or lease, the Company and the area developer enter into a franchise agreement under which the area developer becomes the franchisee for the specific restaurant to be developed at such site. Current franchise agreements typically provide for payment of a franchise fee of $15,000 per restaurant. Franchise fees for mass merchandise locations (including department stores and supermarkets) are generally $10,000 for the first location and $5,000 for each additional mass merchandise location under the same development agreement. In addition, the Popeyes and Churchs franchise agreements require franchisees to pay a 5% royalty on net restaurant sales and a 3% (with respect to Popeyes) and 4% (with respect to Churchs) national advertising fund contribution (reduced to a maximum of 1% if a local advertising co-operative is formed). Certain of the Company's older franchise and area development agreements provide for lower royalties and reduced franchise and area development fees. Such older forms of agreements constitute a decreasing percentage of all franchise agreements.

     Since March 1997, the Company has offered franchise agreements which provide for an area of limited exclusivity (the "Protected Area") surrounding the Popeyes or Churchs franchise in which the Company may neither develop nor grant to others the right to develop another Popeyes or Churchs restaurant (as the case may be), except that the Company generally excepts from such Protected Area certain specified locations. The Protected Area generally consists of an area equal to the lesser of (i) a one-mile radius from the franchised restaurant or (ii) an area surrounding the franchised restaurant, encompassing a population (residential and/or daytime commercial) of 50,000 people. The Protected Area does not include (i) enclosed shopping malls, (ii) existing franchised restaurants and/or franchised restaurants for which franchise agreements were previously granted or (iii) alternative venues, including transportation facilities, toll roads and major thoroughfares, educational facilities, institutional dining facilities, governmental facilities, military bases, amusement parks and other locations, even though such facilities may be located within the Protected Area.

     All of the Company's franchise agreements require that each restaurant operates in accordance with the operating procedures, adheres to the menu established by the Company and meets applicable quality, service and cleanliness standards. The Company may terminate the franchise rights of any franchisee who does not comply with such standards. The Company is specifically authorized to take accelerated action if any franchised restaurant presents a health risk.
The Company believes that maintaining superior food quality, a clean and pleasant environment and excellent customer service are critical to the reputation and success of the Popeyes and Churchs systems and it intends to aggressively enforce applicable contractual requirements. Franchisees may contest such terminations.

     The terms of international franchise agreements are substantially similar to domestic franchise agreements, except that such agreements may be modified to reflect the multinational nature of the transaction and to comply with the requirements of applicable local laws. The international developer is required to partially pre-pay a franchise fee (typically $35,000) at the time the development agreement is entered into, along with a development fee (usually $5,000 to $10,000 for each development commitment).

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

MARKETING AND COMMUNITY ACTIVITY

     Popeyes and Churchs products are marketed to their respective customer bases using a three-tiered marketing strategy. First, electronic media (local TV and radio) create awareness for the products and spark consumer interest in particular product offerings. Second, print media (newspaper ads, free-standing inserts and direct mail) generate trial by offering a purchase incentive--often a coupon--to buy a new product or promotional item. Finally, signage and point-of-purchase materials at Popeyes and Churchs restaurants support the promotional activity. Both Popeyes and Churchs offer consumers a new program each month to maintain consumer product interest. New product introductions and "limited time only" promotional items also play major sales building roles and create regular repeat customers.

     Both franchised and Company-operated Popeyes and Churchs restaurants contribute to a national advertising fund to pay for the development of marketing materials and to a local advertising fund to support programs in their local markets. For the fiscal year ended December 29, 1996, the Company contributed approximately $21.5 million to the Popeyes and Churchs advertising funds.

     Both Popeyes and Churchs are also heavily involved in community activities and support programs that often have an educational theme. Through The AFC Foundation, Inc., a non-profit foundation, the Company has agreed to sponsor and help construct 200 homes worldwide through Habitat For Humanity, a non-profit sponsor of housing construction for the poor. In addition, the Company supports the United Negro College Fund and the Hispanic Association of Colleges and Universities with promotional fund raisers. Both brands also sponsor Adopt-A-School programs.

COMPETITION

     The QSR industry is intensely competitive with respect to price, customer service, concept, location, convenience and food quality. The industry is mature and competition can be expected to increase. In addition, there are many well established food service competitors with substantially greater financial and other resources than the Company. Franchised and Company-operated restaurants compete with a number of national and regional restaurant chains, as well as with locally-owned restaurants offering low-priced and medium-priced foods. Convenience stores, grocery stores, delicatessens, food counters, cafeterias and other purveyors of moderately priced and quickly prepared foods also compete with the Company. The Company's primary competitor in the quick-service chicken restaurant market is KFC, which has a majority of the quick-service chicken restaurant market. The Company's next largest competitors in the quick-service chicken restaurant market are a number of regional chicken restaurant chains. According to data provided by CREST, Company sales are over five times the sales of the Company's next largest competitor. Other QSR competitors include hamburger, pizza, sandwich and Chinese food QSRs, other purveyors of carry-out food and convenience dining establishments, including national restaurant chains.

     The Company believes that product quality, taste, name recognition, convenience of location, speed of service, menu variety, price and ambiance are the most important competitive factors in the QSR industry and that its restaurants effectively compete in such categories. The Company regularly monitors its competitors' prices and adjusts its prices and marketing strategy in light of existing conditions.

MANAGEMENT INFORMATION SYSTEMS

     In 1994, the Company entered into a ten-year outsourcing agreement with IGS. Under this agreement, IGS is in the process of customizing the Company's management information systems. Typically not affordable by smaller quick-service restaurant chains, the IGS management information system provides the Company with the ability to quickly capitalize on restaurant sales enhancement and profit opportunities. The Company utilizes its management information systems to (i) minimize waste and control labor costs, (ii) efficiently schedule labor, (iii) effectively manage inventory and

(iv) analyze product mix and various promotional programs using point-of-sale information. The IGS agreement has allowed the Company to implement a new point-of-sale FasFax(TM) system in over 80% of its Company-operated restaurants, as an ongoing program scheduled for completion in July 1997. This touch-screen cash register system allows for a significant increase of timely information on customer trends, sales mix, inventory management and product pricing. The Company intends to demonstrate to new and existing franchisees the efficiencies afforded by the FasFax(TM) system and other new technologies. Management believes that the IGS agreement has provided the Company with a number of additional opportunities to improve operational efficiencies. In that regard, the Company will continue to implement a "back office" automation system to better control food and labor costs. In 1997, management intends to launch AFC Online, an intranet for franchisees that provides operational support, a restaurant development roadmap, a business planning template, marketing information and certain other relevant information on a 24 hours a day, seven days a week basis. Finally, the IGS agreement has allowed the Company's numerous departments to join a common computer network using a common infrastructure. See Notes 9 and 14 to the Company's Consolidated Financial Statement.

SUPPLIERS

     Franchisees are generally required to purchase all ingredients, products, materials, supplies, and other items necessary in the operation of their business solely from suppliers who (i) demonstrate, to the continuing satisfaction of the Company, the ability to meet the Company's standards and specifications for such items, (ii) possess adequate quality controls and capacity to supply franchisees' needs promptly and reliably and (iii) have been approved in writing by the Company. Notwithstanding the above, Company-operated restaurants are obligated by various agreements to serve certain Coca-Cola(R) or Dr Pepper(R) beverages exclusively. The Company also has an agreement with Diversified Foods and Seasonings, Inc. ("Diversified") which terminates in March 2029 under which the Company is required to purchase certain proprietary products made exclusively by Diversified. Moreover, Diversified is the sole supplier of certain proprietary products for the Popeyes system. Diversified sells only to Company approved distributors who in turn sell to franchised and Company-operated restaurants. In the fiscal year ended December 29, 1996, the Popeyes system purchased approximately $29.4 million of proprietary products made by Diversified. The Company recently settled an action brought by Diversified relating to the Diversified supply agreement. See "--Litigation". The Popeyes and Churchs systems purchase fresh chicken from 16 suppliers from 37 plant locations.

     Supplies are generally provided to franchised and Company-operated restaurants in the Popeyes and Churchs systems pursuant to supply agreements negotiated by Popeyes Operators Purchasing Cooperative Association, Inc. ("POPCA") and Churchs Operators Purchasing Association, Inc. ("COPA"), respectively, each a not-for-profit corporation that was created for the purpose of consolidating the collective purchasing power of the franchised and Company-operated restaurants and negotiating favorable terms therefor. The purchasing cooperatives are not obligated to purchase, and do not bind their members to commitments to purchase, any supplies. Membership in each cooperative is open to all franchisees. Since 1995, the Company's franchise agreements have required that each franchisee joins its respective purchasing cooperative as a member. All Company-operated Popeyes and Churchs restaurants are members of POPCA or COPA, as the case may be. Substantially all of the Company's domestic franchisees participate in POPCA or COPA.

TRADEMARKS AND LICENSES

     The Company owns a number of trademarks and service marks that have been registered with the United States Patent and Trademark Office, including the marks Popeyes(R), Churchs(R), Popeyes Chicken and Biscuits(R) and each brand's logo utilized by the Company and its franchisees in virtually all Popeyes and Churchs restaurants domestically. The Company also has trademark applications pending for a number of additional marks, including Gotta Love It(TM), Day of Dreams(TM) and Franchisor of Choice(TM). In addition, the Company has registered or made application to register the marks (or, in certain cases, the marks in connection with additional words or graphics) in approximately 100 foreign

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

countries, although there can be no assurance that any mark is registrable in every country registration is sought. The Company considers its intellectual property rights to be important to its business and actively defends and enforces them.

     FORMULA AGREEMENT. The Company has entered into a formula licensing agreement, as amended (the "Formula Agreement"), with Alvin C. Copeland, the former owner of the Popeyes and Churchs restaurant systems, and Diversified, which calls for the worldwide exclusive licensing to the Company of the spicy fried chicken formula and whatever additional recipes and formulas for other Popeyes products that Alvin C. Copeland may own, if any. The Formula Agreement provides for monthly royalty payments of $237,500 until April 1999, and thereafter, monthly royalty payments of $254,166 until March 2029. The Company recently settled an action brought in connection with the Formula Agreement. See "--Litigation".

     KING FEATURES AGREEMENTS. The Company currently has a number of domestic and international agreements with The Hearst Corporation, King Features Syndicate Division ("King Features") under which the Company has the exclusive license to use the image and likeness of the cartoon character "Popeye" (and certain companion characters such as "Olive Oyl") in connection with the operation of franchised and Company-operated Popeyes restaurants worldwide. Under the current agreements, the Company is obligated to pay to King Features a royalty of 0.1% of the first $1 billion of Popeyes systemwide sales and 0.05% for the next $2 billion of such sales. The King Features agreements automatically renew annually.

SEASONALITY

     The Company's performance varies from period to period as the result of the general seasonal trends characteristic of the QSR industry. The Company has historically experienced the strongest operating results at both Popeyes and Churchs restaurants during the summer months while operating results have been somewhat lower during the winter season. In particular, Popeyes has experienced a slight slowdown in operations from October to December and Churchs has experienced a minor decrease in sales after the Christmas holidays. The holiday season and inclement winter weather reduce the volume of consumer traffic at QSRs and may impair the ability of restaurants to conduct regular operations. The impact of these seasonal effects may be increased as the Company expands more broadly from its base in the south and southwest of the United States to locations throughout the country and overseas.

REGULATION

     The Company is subject to various Federal, state and local laws affecting its business, including various health, sanitation, fire and safety standards. Newly constructed or remodeled restaurants are subject to state and local building code and zoning requirements. In connection with the remodeling and alteration of the Company's restaurants, the Company may be required to expend funds to meet certain Federal, state and local regulations, including regulations requiring that remodeled or altered restaurants be accessible to persons with disabilities. Difficulties or failures in obtaining the required licenses or approvals could delay or prevent the opening of new restaurants in particular areas.

     The Company is also subject to the Fair Labor Standards Act and various state laws governing such matters as minimum wage requirements, overtime and other working conditions and citizenship requirements. A significant number of the Company's food service personnel are paid at rates related to the Federal minimum wage and increases in the minimum wage, including those recently enacted by the Federal government, have increased and, in the fall of 1997, will again increase the Company's labor costs.

     Certain states and the Federal Trade Commission require franchisors such as the Company to transmit specified disclosure statements to potential franchisees before granting a franchise. Additionally, some states require franchisors to register their franchise with the state before it may offer

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

a franchise. The Company believes that its Uniform Franchise Offering Circulars (together with any applicable state versions or supplements) comply with both the Federal Trade Commission guidelines and all applicable state laws regulating franchising in those states in which it has offered franchises. The Company is also subject to various Federal, local and state laws regulating the discharge of pollutants into the environment. The Company believes that it conducts its operations in substantial compliance with applicable environmental laws and regulations as well as other applicable laws and regulations governing its operations.

ENVIRONMENTAL MATTERS

     Approximately 200 of the Company's owned and leased properties are known or suspected to have been used by prior owners or operators as retail gas stations, and a few of these properties may have been used for other environmentally sensitive purposes. Many of these properties previously contained underground storage tanks ("USTs") and some of these properties may currently contain abandoned USTs. As a result of the use of oils and solvents typically associated with automobile repair facilities and gas stations, it is possible that petroleum products and other contaminants may have been released at these properties into the soil or groundwater. Under applicable Federal and state environmental laws, the Company, as the current owner or operator of these sites, may be jointly and severally liable for the costs of investigation and remediation of any such contamination. As a result, after an analysis of its property portfolio, including testing of soil and groundwater at a representative sample of its facilities, the Company accrued a reserve of approximately $6.0 million for environmental remediation liabilities. While the Company is currently not subject to any administrative or court order requiring remediation at any of its properties, the Company is considering active remediation at a limited number of facilities containing USTs.

INSURANCE

     The Company carries property, liability, business interruption, crime, and workers' compensation insurance policies, which it believes are customary for businesses of its size and type. Franchisees are also required to maintain certain minimum standards of insurance with insurance companies satisfactory to the Company pursuant to their franchise agreements, including commercial general liability insurance, workers' compensation insurance, all risk property and casualty insurance and automobile insurance. Under the current form of franchise agreement, such insurance must be issued by insurers approved by the Company.

PROPERTIES AND LEASING

     The Company either owns or leases the land and buildings for its Company-operated restaurants. In addition, in certain circumstances, the Company owns or leases land and buildings which it then leases or subleases to its franchisees and third parties. While the Company expects to continue to lease many of its sites in the future, the Company also may purchase the land and/or buildings for restaurants to the extent acceptable terms are available. The majority of the Company's restaurants are located in retail community shopping centers and freestanding, well-trafficked locations.

     Restaurants leased to the Company are typically leased under "triple net" leases that require the Company to pay real estate taxes, maintenance costs and insurance premiums and, in some cases, to pay percentage rent based on sales in excess of specified amounts. Generally, the Company's leases have initial terms of 20 years with options to renew for two additional five-year periods. Typical leases or subleases by the Company to franchisees are triple net to the franchisee, provide for a minimum rent, based upon prevailing market rental rates, and have a term that usually coincides with the term of the franchise agreement for the location, often being 20 years with renewal options. Such leases are typically cross-defaulted against the corresponding franchise agreement for that site.

     The Company's headquarters are located in an approximately 102,000 square feet of leased and subleased office space in Atlanta, Georgia. The leased space, covering approximately 87,000 square feet, is subject to extensions through 2013, and the subleased space is subject to extensions through 2003. The Company believes that its existing headquarters provides sufficient space to support its current needs. The Company's accounting and computer facilities and its Far West Products manufacturing facilities are located in San Antonio, Texas and are housed in three buildings that are located on approximately 16 acres of land owned by the Company.

     The New Credit Facility is secured by substantially all of the properties and assets of the Company.

EMPLOYEES AND PERSONNEL

     As of March 23, 1997, the Company employed approximately 2,000 full-time salaried employees and approximately 11,100 full-time and part-time hourly employees. Of the Company's full-time employees, 65 are involved in overseeing restaurant operations, 1,450 are involved in the management of individual restaurants and all remaining employees are responsible for corporate administration and business development. None of the Company's employees are covered by a collective bargaining agreement. The Company believes that the dedication of its employees is critical to its success, and that its relationship with its employees is good.

LITIGATION

     In June 1996, the Company was named as a defendant to a certain lawsuit commenced by Alvin C. Copeland and Diversified against Flavorite Laboratories, Inc. ("Flavorite") alleging misappropriation of certain trade secrets and tortious interference with contractual relations, among other things, with respect to the formula used in the preparation of Popeyes fried chicken products and the supply of certain ingredients used in such products. In June 1997, this lawsuit was settled and, among other things, the parties agreed (a) to extend the term of the existing Diversified supply agreement until March 2029, subject to further renewal, and (b) that the Formula Agreement will be extended through March 2029 at the monthly royalty rate in effect in 1999. See "--Suppliers" and "--Trademarks and Licenses".

     While the Company is party to a number of other pending legal proceedings that have arisen in the ordinary course of its business, management does not believe that the Company is a party to any pending legal proceeding, the resolution of which would have a material adverse effect on the Company's financial condition.

                           OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock ("Common Stock") as of June 15, 1997, by each person who is known by the Company to own beneficially more than 5.0% of the Common Stock, by each director of the Company, by each of the Named Executive Officers (as defined herein) and by all directors and officers of the Company, as a group.

                                                                                   PERCENTAGE
                                                                NUMBER OF SHARES   OF COMMON
                           NAME(1)                              OF COMMON STOCK      STOCK
-------------------------------------------------------------   ----------------   ----------

Freeman Spogli & Co. Incorporated(2)(3)......................         18,993,066         54.7%
Canadian Imperial Bank of Commerce(4)........................          6,312,724         18.2%
PENMAN Private Equity and Mezzanine Fund, L.P.(5)............          2,110,341          6.1%
ML IBK Positions, Inc.(6)....................................          2,050,000          5.9%
Frank J. Belatti(7)(8).......................................          2,378,652          6.8%
Dick R. Holbrook(7)(9).......................................          1,012,610          2.9%
Samuel N. Frankel(7)(10).....................................            933,750          2.7%
William M. Van Epps(7)(11)...................................             76,659            *
Hala R. Moddelmog(7)(12).....................................             61,774            *
Mark J. Doran(3).............................................                 --
Paul Farrar(13)..............................................                 --
Matt L. Figel(14)............................................                 --
Todd M. Halloran(3)..........................................                 --
Kelvin J. Pennington(5)......................................                 --
John M. Roth(3)..............................................                 --
Ronald P. Spogli(3)..........................................                 --
William M. Wardlaw(3)........................................                 --
Directors and officers as a group (15) persons (15)..........         25,613,582         73.8%

--------------
*   Less than 1.0% of outstanding shares of Common Stock.
(1) The persons named in this table have sole voting power and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in this table and these notes.
(2) The shares shown as beneficially owned by FS&Co. are held of record as follows: 18,259,483 shares owned by FS Equity Partners III, L.P. ("FSEP III") and 733,583 shares owned by FS Equity Partners International, L.P. ("FSEP International"). FS Capital Partners, L.P. ("FS Capital"), an affiliate of FS&Co., is the sole general partner of FSEP III. FS Holdings, Inc. ("FSHI") is the sole general partner of FS Capital. The sole general partner of FSEP International is FS&Co. International, L.P. ("FS&Co. International"). The sole general partner of FS&Co. International is FS International Holdings Limited ("FS International Holdings"), an affiliate of FS&Co. As the general partners of FS Capital (which is the general partner of FSEP III) and FS&Co. International (which is the general partner of FSEP International), respectively, FSHI and FS International Holdings have the sole power to vote and dispose of the shares of the Company held by each of FSEP III and FSEP International, respectively.
(3) Messrs. Spogli, Roth and Wardlaw, each of whom is a member of the Board, and Mr. Bradford M. Freeman, Mr. J. Frederick Simmons and Mr. Charles P. Rullman, Jr. are the sole directors, officers and shareholders of FS&Co., FSHI and FS International Holdings, and as such may be deemed to be the beneficial owners of the shares indicated as beneficially owned by FS&Co. Messrs. Doran and Halloran, each of whom is a member of the Board, are affiliated with FS&Co. The business address of each of FS&Co. and its general partners, FSHI and its sole directors, officers and shareholders, FS Capital and FSEP III is 11100 Santa Monica Boulevard, Suite 1900, Los Angeles,

     California 90025. The business address of each of FS International Holdings, FS&Co. International and FSEP International is c/o Paget-Brown & Company, Ltd., West Winds Building, Third Floor, P.O. Box 1111, Grand Cayman, George Town, Cayman Islands, B.W.I. The business address of Messrs. Doran and Halloran is 599 Lexington Avenue, 18th Floor, New York, New York 10022.
(4) The business address for Canadian Imperial Bank of Commerce is BCE Place, Bay Street, P.O. Box 500, Toronto, Ontario MBJ258.
(5) Mr. Pennington, who is a member of the Board, and Mr. Lawrence C. Manson, Jr. are general partners of PENMAN Asset Management, L.P. ("PENMAN Asset"), the general partner of PENMAN Private Equity and Mezzanine Fund, L.P. ("PENMAN Equity"), and as such may be deemed to be the beneficial owners of the shares indicated as beneficially owned by PENMAN. The business address of PENMAN Equity, PENMAN Asset and each of its general partners is 333 West Wacker Drive, Suite 700, Chicago, Illinois 60606.
(6) The business address of ML IBK Positions, Inc. is c/o Merrill Lynch & Co., Inc., Corporate Credit Division, World Financial Center, South Tower, 7th Floor, New York, New York 10080.
(7) The business address of the Company's executive officers is c/o AFC Enterprises, Inc., Six Concourse Parkway, Suite 1700, Atlanta, Georgia 30328.
(8) Includes 1,048,683 shares of Common Stock issuable with respect to options exercisable within 60 days as of June 15, 1997.
(9) Includes 352,610 shares of Common Stock issuable with respect to options exercisable within 60 days as of June 15, 1997.
(10) Includes 273,750 shares of Common Stock issuable with respect to options exercisable within 60 days as of June 15, 1997.
(11) Includes 41,959 shares of Common Stock issuable with respect to options exercisable within 60 days as of June 15, 1997.
(12) Includes 27,074 shares of Common Stock issuable with respect to options exercisable within 60 days as of June 15, 1997.
(13) Mr. Farrar's mailing address is c/o Canadian Imperial Bank of Commerce, BCE Place, Bay Street, P.O. Box 500, Toronto, Ontario MBJ258.
(14) Mr. Figel's business address is c/o Doramar Capital, 300 South Grand Avenue, Suite 2900, Los Angeles, California 90071.
(15) Includes 18,993,066 shares of Common Stock held by affiliates of FS&Co., 2,110,341 shares of Common Stock held by an affiliate of PENMAN Equity and 1,774,856 shares of Common Stock issuable with respect to options granted to certain executive officers that are exercisable within 60 days as of June 15, 1997.

                                  MANAGEMENT

     The directors, executive officers and senior management of the Company are listed below.

         NAME             AGE                           POSITION
-----------------------   ---   --------------------------------------------------------
Frank J. Belatti           49   Chairman, Chief Executive Officer and Director
Dick R. Holbrook           44   President, Chief Operating Officer and Director
Samuel N. Frankel          59   Executive Vice President, Secretary, General Counsel
                                and
                                Director
Gerald J. Wilkins          39   Chief Financial Officer
Jon Luther                 53   President of Popeyes Chicken & Biscuits
Hala R. Moddelmog          41   President of Churchs Chicken
William M. Van Epps        49   President of Chesapeake Bagel
Mark J. Doran              33   Director
Paul Farrar                62   Director
Matt L. Figel              37   Director
Todd M. Halloran           35   Director
Kelvin J. Pennington       39   Director
John M. Roth               38   Director
Ronald P. Spogli           49   Director
William M. Wardlaw         50   Director

     Mr. Belatti has served as the Chairman, Chief Executive Officer and a director of the Company since it commenced operations in November 1992 following the reorganization of its predecessor. Prior to joining the Company, from 1990 to 1992, Mr. Belatti was employed by Hospitality Franchise Systems, Inc., the franchisor for Ramada and Howard Johnson hotels ("HFS"), as President and Chief Operating Officer of HFS. From 1989 to 1990, Mr. Belatti was President and Chief Operating Officer of Arby's, Inc. ("Arby's") and from 1985 to 1989 he served as the Executive Vice President of Marketing at Arby's. From 1986 to 1990, Mr. Belatti also served as President of Arby's Franchise Association Service Corporation ("AFA"), which created and developed the marketing programs and new product development for the Arby's system. Mr. Belatti received the 1996 International Foodservice Management Association Silver Plate award for excellence and achievement in the foodservice industry and is also the 1997 Golden Chain Award winner. He also received the NAACP's Walter White award and the President's Award for private sector initiatives. Mr. Belatti also serves as Chairman of The AFC Foundation, Inc., as well as a member of the Board of Directors for The Hank Aaron Chasing the Dream Foundation, Inc., The Schenck School, APEX Museum and The Urban League. Mr. Belatti is also a member of the Executive Steering Committee for Habitat for Humanity.

     Mr. Holbrook joined the Company in November 1992 as Executive Vice President and Chief Operating Officer and assumed the role of President and Chief Operating Officer in August 1995. He has been a director of the Company since 1995. From 1991 to 1992, Mr. Holbrook served as Executive Vice President of Franchise Operations for HFS. From 1972 to 1991, Mr. Holbrook served in various management positions with Arby's, starting as a crew member and working his way up to Assistant Restaurant Manager, Restaurant Manager, District Manager, Regional Director of Operations, Vice President of Operations Development and Training and Senior Vice President of Franchise Operations.

     Mr. Frankel has served as Executive Vice President since 1996, and as Secretary and General Counsel of the Company as well as a director of the Company since 1992. Prior to 1996, Mr. Frankel spent 25 years with Frankel, Hardwick, Tanenbaum & Fink, P.C., an Atlanta, Georgia law firm specializing in commercial transactions and business law, including franchising, licensing and distributorship relationships. Mr. Frankel is a member of the Board of Directors of Colonial Bank, Hank Aaron Enterprises, Inc., and The Hank Aaron Chasing the Dream Foundation, Inc.

     Mr. Wilkins has served as the Chief Financial Officer of the Company since 1995. From 1993 to 1995, Mr. Wilkins was Vice President of International Business Planning at KFC International in Louisville, Kentucky. Mr. Wilkins also served in senior management positions with General Electric Corporation from 1985 to 1993, including Assistant Treasurer of GE Capital Corporation from 1989 to 1992. He has also worked with the AT&T Corporation and Peat Marwick, Mitchell & Co.

     Mr. Luther has served as President of Popeyes Chicken & Biscuits since 1997. Prior to joining the Company, Mr. Luther was President of CA One Services, Inc., a subsidiary of Delaware North Enterprises, Inc. in Buffalo, New York from 1992 to 1997. From 1987 to 1992, Mr. Luther served as President of Benchmark Services, Inc.

     Ms. Moddelmog has served as President of Churchs Chicken since 1996. From 1993 to 1996, Ms. Moddelmog was Vice President of Marketing and then Senior Vice President/General Manager for the Churchs brand. From 1990 to 1993, Ms. Moddelmog was Vice President of Product Marketing and Strategic Planning at AFA in Atlanta. Prior to joining AFA, Ms. Moddelmog was a marketing manager for BellSouth Services in Atlanta from 1989 to 1990.

     Mr. Van Epps is President of Chesapeake Bagel, a position he assumed in April 1997. He served as President--Worldwide Business Development since 1996. From 1995 to 1996 Mr. Van Epps served as President--International and he was Senior Vice President--International from 1993 to 1995. From 1988 to 1993, Mr. Van Epps was Vice President of Marketing and International at Western Sizzlin, Inc. From 1984 to 1988, Mr. Van Epps was President of Mid-American Restaurant Systems and the President of Intercontinental Foodservice from 1982 to 1984.
Mr. Van Epps was with PepsiCo Foodservice International from 1977 to 1982, in a variety of positions, including: Senior Managing Director for Asia, Australia, New Zealand, and South Africa, based in Sydney, Australia; Senior Marketing Director; and Senior Director of Corporate Marketing Services for Pizza Hut Inc.

     Mr. Doran joined FS&Co. in 1988. Previously, Mr. Doran was employed in the high yield department of Kidder, Peabody & Co. Incorporated. Mr. Doran became a director of the Company in April 1996 and is also a member of the Boards of Directors of EnviroSource, Inc. and Brylane Inc.

     Mr. Farrar served as a Senior Vice President of Canadian Imperial Bank of Commerce in Toronto, Canada from 1986 to 1993 and has been retired for the past three and one-half years. Mr. Farrar became a director of the Company in 1992. Mr. Farrar also serves as a member of the Boards of Directors for Consumers Packaging, Inc., Anchor Glass Container Corporation, Adelaide Capital Corp, and Pendaries Petroleum, Ltd.

     Mr. Figel founded Doramar Capital, a private investment firm, in January 1997. From October 1986 to December 1996, Mr. Figel was employed by FS&Co. Mr. Figel became a director of the Company in April 1996 and is also a member of the Boards of Directors of Buttrey Food and Drug Stores Company and Calmar Inc.

     Mr. Halloran joined FS&Co. in 1995. From 1990 to 1995, Mr. Halloran was employed by Goldman, Sachs & Co. in its Mergers and Acquisitions Department, most recently as a Vice President. Mr. Halloran joined the Board in April 1996 and is also a member of the Board of Directors of The Pantry, Inc.

     Mr. Pennington has served as Managing General Partner of PENMAN Asset Management, L.P., the general partner of PENMAN Private Equity and Mezzanine Fund, L.P., in Chicago, Illinois since 1992. Mr. Pennington became a director of the Company in May 1996. Mr. Pennington also serves as a member of the Boards of Directors for LSC Acquisition Corp., MainStreet Healthcare Corporation and TRIAD Holdings, Inc.

     Mr. Roth joined FS&Co. in March 1988 and became a general partner in March 1993. From 1984 to 1988, Mr. Roth was employed by Kidder, Peabody & Co. Incorporated, his most recent position being a Vice President in the Merger and Acquisition Group. Mr. Roth became a director of the Company in April 1996 and is also a member of the Boards of Directors of EnviroSource, Inc., Brylane Inc., Calmar Inc. and Asbury Automotive Group L.L.C.

     Mr. Spogli is a founding partner of FS&Co. He became a director of the Company in April 1996. Mr. Spogli is the Chairman of the Board and a director of EnviroSource, Inc. and also serves on the Boards of Directors of Buttrey Food and Drug Stores Company, Brylane Inc. and Calmar Inc.

     Mr. Wardlaw joined FS&Co. in March 1988 and became a general partner in January 1991. From 1984 to 1988, Mr. Wardlaw was a principal of the law firm of Riordan & McKinzie. Mr. Wardlaw became a director of the Company in April 1996 and is also a member of the Boards of Directors of Buttrey Food and Drug Stores Company and Calmar Inc.

                            EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by or paid to the Chief Executive Officer and the other four of the Company's most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 (the "Named Executive Officers") during the fiscal years ended December 25, 1994, December 31, 1995 and December 29, 1996.

                           SUMMARY COMPENSATION TABLE

                                     ANNUAL COMPENSATION
                              ---------------------------------
                                                                        ALL OTHER
 NAME AND PRINCIPAL POSITION     YEAR    SALARY    BONUS(1)(2)        COMPENSATION(8)
------------------------------   ----   --------   -----------      ------------------

Frank J. Belatti..............   1996   $430,000   $  515,045             $32,943
 Chief Executive Officer         1995    437,693    5,041,713(3)           43,360
                                 1994    400,000      585,500              42,371

Dick R. Holbrook..............   1996   $300,000   $  220,000             $13,643
 President and Chief             1995    240,577    2,414,970(4)           16,735
  Operating Officer              1994    210,000      200,500              16,735

Samuel N. Frankel.............   1996   $275,000   $  200,000             $32,745
 Executive Vice President,       1995         --    2,389,220(5)           14,495
  Secretary and General          1994         --           --              14,495
  Counsel

William M. Van Epps...........   1996   $196,720   $  100,000             $ 6,108(9)
 President of Chesapeake         1995    170,385      187,838(6)            5,680(9)
  Bagel                          1994    143,654       58,500               4,027

Hala R. Moddelmog.............   1996   $178,079   $   80,000             $ 3,071(9)
 President of Churchs            1995    135,872      167,350(7)            2,754(9)
  Chicken                        1994     99,231       27,500               1,735

______________
(1) The bonus amounts shown for 1996 for all Named Executive Officers other than Mr. Van Epps and Ms. Moddelmog reflect annual payments that were based solely on Company performance during 1996 as determined using performance objectives established for fiscal year 1996. The amounts shown for Mr. Van Epps and Ms. Moddelmog were largely (but not exclusively) based on performance objectives established for their individual business segments for fiscal year 1996.
(2) During 1995, the Board of Directors granted a special executive compensation award of $10.0 million to the senior management group in recognition of exemplary performance provided to the Company since 1992. This award was paid in shares of the Common Stock, at a fair market value of $3.317 per share of the date of issuance.
(3) Mr. Belatti's bonus for 1995 comprised of a cash distribution of $630,206 and a stock distribution of 1,329,969 shares of Common Stock having a fair market value of $4,411,507.
(4) Mr. Holbrook's bonus for 1995 comprised of a cash distribution of $225,750 and a stock distribution of 660,000 shares of Common Stock having a fair market value of $2,189,220.
(5) Mr. Frankel became employed as Executive Vice President of the Company as of January 1, 1996. His 1995 bonus and split dollar life insurance compensation was paid to or on behalf of Mr. Frankel in 1995 and 1994 as compensation for his services as a consultant to the Company in 1995 and 1994. Mr. Frankel's bonus for 1995 comprised of a cash distribution of $200,000 and a stock distribution of 660,000 shares of Common Stock having a fair market value of $2,189,220.
(6) Mr. Van Epps' bonus for 1995 comprised of a cash distribution of $72,738 and a stock distribution of 34,700 shares of Common Stock having a fair market value of $115,100.
(7) Ms. Moddelmog's bonus for 1995 comprised of a cash distribution of $52,250 and a stock distribution of 34,700 shares of Common Stock having a fair market value of $115,100.

(8) The amounts shown under All Other Compensation reflect life insurance premiums paid by the Company with respect to split dollar life insurance policies for the benefit of the Messrs. Belatti, Holbrook and Frankel. The Company also paid $4,633, $4,532 and $4,027 in life insurance premiums in 1996, 1995 and 1994, respectively, for the split dollar life insurance policy for the benefit of Mr. Van Epps. The Company also paid $1,735 in life insurance premiums in 1996, 1995 and 1994 for the split dollar life insurance policy for the benefit of Ms. Moddelmog.
(9) Includes matching contributions by the Company into the qualified employee benefit plan under Section 401(k) of the Code on behalf of (i) Mr. Van Epps of $1,475 and $1,148 for 1996 and 1995, respectively, and (ii) Ms. Moddelmog of $1,336 and $1,019 for 1996 and 1995, respectively.

EMPLOYMENT AGREEMENTS

     BELATTI AGREEMENT

     Mr. Belatti and the Company entered into an employment agreement on November 5, 1992, as amended on November 5, 1995 (the "Belatti Agreement"). The Belatti Agreement contains customary employment terms and provides for a current annual base salary of $480,000, subject to annual adjustment by the Board of Directors, an annual incentive bonus, stock options, fringe benefits, participation in all Company-sponsored benefit plans and such other compensation as may be approved by the Board of Directors. The term of the Belatti Agreement terminates on November 5, 1998, unless earlier terminated or otherwise renewed, pursuant to the terms thereof. Pursuant to the terms of the Belatti Agreement, if Mr. Belatti's employment is terminated without cause or if written notice not to renew his employment is given by the Company, Mr. Belatti would be entitled to, among other things, one to two-and-one-half times his base annual salary, depending on his length of service at such termination date, and the bonus payable to him for the fiscal year in which such termination occurs. Under the Belatti Agreement, upon (i) a change of control of the Company, (ii) a significant reduction in Mr. Belatti's responsibilities, title or duties or
(iii) the relocation of the Company's principal office more than 45 miles from its current location (except to Atlanta, Georgia), Mr. Belatti may terminate his employment and would be entitled to receive, among other things, the same severance pay he would have received had his employment been terminated by the Company without cause.

     HOLBROOK AGREEMENT

     Mr. Holbrook and the Company entered into an employment agreement on November 5, 1992, as amended on November 5, 1995 (the "Holbrook Agreement").
The Holbrook Agreement contains customary employment terms and provides for a current annual base salary of $325,000, subject to annual adjustment by the Board of Directors, an annual incentive bonus, stock options, fringe benefits, participation in all Company-sponsored benefit plans and such other compensation as may be approved by the Board of Directors. The term of the Holbrook Agreement terminates on November 5, 1998, unless earlier terminated or otherwise renewed, pursuant to the terms thereof. Pursuant to the Holbrook Agreement, if Mr. Holbrook's employment is terminated without cause or if written notice not to renew his employment is given by the Company, he would be entitled to, among other things, one to two-and-one-half times his base annual salary, depending on his length of service at such termination date, and the bonus payable to him for the fiscal year in which such termination occurs. Under the Holbrook Agreement, upon (i) a change of control of the Company, (ii) a significant reduction in Mr. Holbrook's responsibilities, title or duties not approved by Mr. Belatti or
(iii) the Company relocates its principal office more than 45 miles from its current location (except to Atlanta, Georgia), Mr. Holbrook may terminate his employment and would be entitled to receive, among other things, the same severance pay he would have received had his employment been terminated by the Company without cause.

     FRANKEL AGREEMENT

     Mr. Frankel and the Company entered into an employment agreement on December 5, 1995 (the "Frankel Agreement"). The Frankel Agreement contains customary employment terms and provides for a base annual salary of $300,000, subject to annual adjustment by the Board of Directors, and for an annual incentive bonus. The term of the Frankel Agreement terminates on December 5, 1998, unless earlier terminated or otherwise renewed pursuant to the terms thereof. Pursuant to the Frankel Agreement, if Mr. Frankel's employment is terminated without cause or if written notice not to renew is given by the Company, he would be entitled to, among other things, two-and-one-half times his base annual salary, and the bonus payable to him for the fiscal year in which such termination occurs. Under the Frankel Agreement, upon (i) a change of control of the Company, (ii) a significant reduction in Mr. Frankel's responsibilities, title or duties not approved by Mr. Belatti or (iii) the relocation of the Company's principal office more than 45 miles from its current location (except to Atlanta, Georgia), Mr. Frankel may terminate his employment and would be entitled to receive, among other things, the same severance pay he would receive if he was terminated by the Company without cause.

OPTION PLANS

     1992 NONQUALIFIED STOCK OPTION PLAN

     The 1992 Nonqualified Stock Option Plan (the "1992 Option Plan"), provides for the grant of options to purchase shares of Common Stock to selected officers of the Company. Options under the 1992 Option Plan are not intended to qualify for treatment as incentive stock options under Section 422A of the Internal Revenue Code of 1986, as amended ("Section 422A"). Options under the 1992 Option Plan became exercisable at various dates beginning on January 1, 1994.
If not exercised, options under the 1992 Option Plan will expire 15 years after their issuance (if not sooner due to termination of employment). If the employment of an optionee under the 1992 Option Plan is terminated for any reason, the Company may be required to repurchase the shares of Common Stock acquired by such optionee pursuant to such plan. Up to 1,808,864 shares of Common Stock have been reserved for issuance under the 1992 Option Plan. Prior to April 1996, options with respect to 669,334, 200,000, 170,000, 35,000 and
35,000 shares of Common Stock were issued to Messrs. Belatti, Holbrook, Frankel and Van Epps and Ms. Moddelmog, respectively, at an exercise price of $0.10. On April 11, 1996, this exercise price was adjusted to $0.08 per share and additional options with respect to 196,849, 58,860, 50,000, 10,300 and 10,300 shares of Common Stock were issued to Messrs. Belatti, Holbrook, Frankel and Van Epps and Ms. Moddelmog, respectively, also at an exercise price of $0.08 per share. As of April 29, 1997, options with respect to 1,724,944 shares of Common Stock were outstanding under the 1992 Option Plan, of which options with respect to 1,503,618 shares of Common Stock were exercisable.

     1996 NONQUALIFIED PERFORMANCE STOCK OPTION PLAN--EXECUTIVE

     Certain senior executives of the Company are eligible to participate in the Company's 1996 Nonqualified Performance Stock Option Plan--Executive (the "Executive Performance Option Plan"). Up to 1,425,000 shares of Common Stock may be issued under the Executive Performance Option Plan. Under the Executive Performance Option Plan, participants may be granted options to purchase shares of Common Stock at an option price determined by the Board of Directors of the Company. Options under the Executive Performance Option Plan are not intended to qualify for treatment as incentive stock options under Section 422A. The Executive Performance Option Plan is administered by the compensation committee of the Board of Directors (the "Compensation Committee"). All options granted under the Executive Performance Option Plan may vest over five years commencing on the first anniversary of the date of grant according to performance criteria relating to the Company's earnings on a fiscal year basis. Pursuant to the Executive Performance Option Plan, on April 26, 1996 the Company granted options with respect to 800,000, 400,000 and 225,000 shares of Common Stock to Messrs. Belatti, Holbrook and Frankel, respectively, at an exercise price of $3.317 per share.

     All options granted under the Executive Performance Option Plan will expire ten years from the date of grant unless terminated earlier due to certain circumstances. The exercisability of options under the Executive Performance Option Plan may be accelerated, at the discretion of the Compensation Committee. Additionally, the Executive Performance Option Plan provides that, at any time prior to five years after the date of grant of an option, the Company may elect to repurchase all or any portion of the shares of Common Stock acquired by the participant by the exercise of the options for a period of six months after the date of termination of the participant's employment. The purchase price for such repurchased shares shall be their "fair market value" thereof, as determined by the Board of Directors. As of April 29, 1997, options with respect to 1,425,000 shares of Common Stock were outstanding under the Executive Performance Option Plan, of which options with respect to 285,000 shares were exercisable.

     1996 NONQUALIFIED PERFORMANCE STOCK OPTION PLAN--GENERAL

     Certain officers and key employees not covered by the Executive Performance Option Plan are eligible to receive options to purchase Common Stock under the Company's 1996 Nonqualified Performance Stock Option Plan--General ("General Performance Option Plan"). Up to 1,288,295 options to purchase shares of Common Stock are issuable under the General Performance Option Plan. Options under the General Performance Option Plan are not intended to qualify for treatment as incentive stock options under Section 422A. Pursuant to the General Performance Option Plan, on April 26, 1996, the Company granted options with respect to 100,000 shares of Common Stock to each of Mr. Van Epps and Mrs. Moddelmog at an exercise price of $3.317 per share. The General Performance Option Plan has a number of terms that are substantially similar to terms found in the Executive Performance Option Plan. All options granted under the General Performance Option Plan may vest over five years commencing on the first anniversary of the date of grant according to a performance criteria relating to the Company's earnings. Such options expire ten years from the date of grant unless terminated earlier due to certain circumstances. Additionally, the General Performance Option Plan restricts employees from transferring any shares of Common Stock received on the exercise of options under the General Performance Option Plan prior to the fifth anniversary of the date of the grant. Following such fifth anniversary, the Company has a right of first refusal with respect to any proposed transfer of such shares of Common Stock. Finally, the General Performance Option Plan contains provisions relating to certain "tag-along" and "drag-along" rights should the FS Entities (as defined herein) find a third-party buyer for all of the Common Stock held thereby. As of April 29, 1997, options to purchase 1,095,400 shares of Common Stock were outstanding under the General Performance Option Plan, of which options to purchase 219,080 shares of Common Stock were exercisable.

     1996 NONQUALIFIED STOCK OPTION PLAN

     Certain officers and key employees are eligible to receive options to purchase Common Stock under the Company's 1996 Nonqualified Stock Option Plan (the "1996 Option Plan"). The 1996 Option Plan authorizes the Company to issue up to 1,808,863 options to purchase shares of Common Stock. Options under the 1996 Option Plan are not intended to qualify for treatment as incentive stock options under Section 422A. On April 11, 1996, options to purchase 90,000, 55,000 and 35,000 shares of Common Stock were granted to Messrs. Belatti, Holbrook and Frankel, respectively, at an exercise price of $3.317 per share.
On April 26, 1996, options to purchase 5,000 shares of Common Stock were granted under the 1996 Option Plan to Mr. Van Epps and Ms. Moddelmog also at an exercise price of $3.317 per share. The 1996 Option Plan contains many of the same provisions of the Executive Performance Option Plan and the General Performance Option Plan. All options granted under the 1996 Option Plan vest in 25% increments upon each of the first, second, third and fourth anniversaries of the date of grant and expire seven years from the date of grant, unless terminated earlier due to certain circumstances. The 1996 Option Plan includes the same repurchase rights found in the Executive Performance Option Plan and the General Performance Option Plan. Additionally, the 1996 Option Plan contains the transfer restrictions, rights of first refusal and "tag-along" and "drag-along" rights as found in the General Performance Option Plan. As of April 29, 1997, options with respect to 320,200 shares of Common Stock were outstanding under the 1996 Option Plan, of which options to purchase 57,500 shares of Common Stock were exercisable.

     The following table sets forth information concerning the number and value of securities underlying unexercised options held by each of the Named Executive Officers at December 29, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                    INDIVIDUAL GRANTS(1)
                         --------------------------------------------------------      POTENTIAL REALIZABLE VALUE AT
                          NUMBER OF       % OF TOTAL                                      ASSUMED ANNUAL RATES OF
                         SECURITIES        OPTIONS                                      STOCK PRICE APPRECIATION FOR
                          UNDERLYING     GRANTED TO       EXERCISE                             OPTION TERM(2)
                           OPTIONS      EMPLOYEES IN         OR         EXPIRATION     -----------------------------
        NAME             GRANTED (#)     FISCAL YEAR     BASE PRICE        DATE               5%            10%
----------------------   -----------    ------------     ----------     ----------     -----------------------------

Frank J. Belatti......        800,000            31.7%        $3.317      4/26/06         $1,668,835     $4,229,155
                               90,000            28.1          3.317      4/26/03            121,532        283,221

Dick R. Holbrook......        400,000            15.9          3.317      4/26/06            834,417      2,114,577
                               55,000            17.2          3.317      4/26/03             74,269        173,079

Samuel N. Frankel.....        225,000             8.9          3.317      4/26/06            469,360      1,189,450
                               35,000            10.9          3.317      4/26/03             47,262        110,141

William M. Van Epps...        100,000             4.0          3.317      4/26/06            208,604        528,644
                                5,000             1.6          3.317      4/26/03              6,752         15,734

Hala R. Moddelmog.....        100,000             4.0          3.317      4/26/06            208,604        528,644
                                5,000             1.6          3.317      4/26/03              6,752         15,734

-------------

(1) Option grants to the Named Executive Officers set forth in the table were granted under the Executive Performance Option Plan, with respect to Messrs. Belatti, Holbrook and Frankel, the General Performance Stock Option Plan, with respect to Mr. Van Epps and Ms. Moddelmog, and the 1996 Option Plan, with respect to each Named Executive Officer.
(2) These columns indicate the hypothetical gains of "option spreads" of the outstanding options granted, based on assumed annual compound stock appreciation rates of 5% and 10% over the options' terms. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Commission and do not represent the Company's estimate or projection of the future prices or market value of Common Stock.


     The following table sets forth information concerning the number and value of securities underlying unexercised options held by each of the Named Executive Officers as of December 29, 1996.

                  AGGREGATED OPTION EXERCISES IN LAST FISCAL
                    YEAR AND FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES
                                                                  UNDERLYING                 VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS             IN-THE-MONEY OPTIONS
                            SHARES                         AT DECEMBER 29, 1996 (#)     AT DECEMBER 29, 1996 ($)(1)(2)
                         ACQUIRED ON        VALUE        ----------------------------   ------------------------------
        NAME             EXERCISE (#)    REALIZED ($)     EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
-------------------------------------------------------------------------------------   ------------------------------
Frank J. Belatti......              --             --         1,026,193/730,000               4,479,640/1,192,090
Dick R. Holbrook......              --             --           338,860/375,000                 1,391,288/612,375
Samuel N. Frankel.....              --             --           265,000/215,000                 1,144,885/351,095
William M. Van Epps...              --             --            31,001/119,299                    86,235/305,841
Hala R. Moddelmog.....              --             --            25,048/125,252                    57,244/334,832

-------------
(1) Because there is no established public trading market for Common Stock, the Board of Directors of the Company must, under certain circumstances, determine the fair market value of the Common Stock. The Company believes that the fair market value of the Common Stock was $4.95 per share as of December 29, 1996.

(2) Values for "in-the-money" outstanding options represent the positive spread between the respective exercise prices of the outstanding options and the fair market value of the underlying Common Stock of $4.95 per share as described in Note 1.

STOCK BONUS PLANS

     Officers, key employees and certain consultants of the Company were also eligible to receive shares of Common Stock under the Company's 1996 Employee Stock Bonus Plan--Executive (the "Executive Bonus Plan") and the 1996 Stock Bonus Plan--General (the "General Bonus Plan"). On April 26, 1996, an aggregate of 2,649,969 shares of Common Stock were issued under the Executive Bonus Plan and an aggregate of 364,803 shares of Common Stock were issued under the General Bonus Plan at a fair market value of $3.317 per share. On such date, Messrs. Belatti, Holbrook and Frankel were issued 1,329,969, 660,000 and 660,000 shares of Common Stock, respectively, under the Executive Bonus Plan and Mr. Van Epps and Ms. Moddelmog were each issued 34,700 shares of Common Stock under the General Bonus Plan. Under each such plan, at any time prior to five years after the date of grant of Common Stock bonuses, the Company has the option, in certain circumstances, to repurchase all or any portion of the shares of Common Stock acquired by the plan participant for a period of six months after the date of termination of the participant's employment. The price for such repurchase will be the fair market value of the shares as determined by the Board of Directors, except for termination of employment other than death or disability under the General Bonus Plan. In such instances, the repurchase price shall be a certain fraction of the fair market value, depending on the length of employment by such employee. This repurchase option terminates upon the Company's initial public offering of Common Stock or a change of control with respect to the Company. In addition, shares issued under the General Bonus Plan are also subject to the same transfer restrictions, rights of first refusal and "tag-along" and "drag-along" rights that are found in the General Option Plan. No further shares are available for issuance under either the Executive Bonus Plan or the General Bonus Plan.

     In connection with the issuance of shares of Common Stock under the Executive Bonus Plan and the General Bonus Plan, the Company offered to loan the participating employee an amount sufficient to pay for the employee's tax obligation resulting from the issuance of shares of Common Stock to such employee. If accepted by the employee, such loan would be evidenced by a promissory note which will be due on December 31, 2003 and accrues interest at 6.25% per annum. Such notes are secured by the pledge of the shares issued to the employee. As of March 23, 1997, under the Executive Bonus Plan and the General Bonus Plan, Messrs. Belatti, Holbrook, Frankel and Van Epps and Ms. Moddelmog had issued promissory notes to the Company in the outstanding principal amounts of $1,985,178, $985,149, $985,149, $51,795 and $51,795,
respectively. Subsequent to March 23, 1997, the Company additionally loaned Messrs. Belatti, Holbrook and Frankel $93,548, $44,879 and $44,879, respectively, with respect to the above.

OTHER EMPLOYEE BENEFIT PLANS

     On April 19, 1994, the Company adopted a nonqualified retirement, disability and death benefit plan ("Retirement Plan") for certain officers. Retirement benefits under the Retirement Plan are unfunded. Annual benefits are equal to 30.0% of the executive's average base compensation for the five years preceding retirement. The benefits are payable in 120 equal monthly installments following the executive officer's retirement date. Death benefits under the Retirement Plan cover certain executive officers and are up to five times the officer's base compensation at the time of employment. The Company has the discretion to increase the employee's death benefits. Death benefits are funded by split dollar life insurance arrangements. The projected benefit obligation and recorded plan liability relating to the Retirement Plan was approximately $1 million on December 29, 1996. The Company also provides post-retirement medical benefits (including dental coverage) for certain retirees and their spouses. This benefit begins on the date of retirement and ends after 120 months or upon the death of both parties.

                             CERTAIN TRANSACTIONS

     In April 1996, FSEP III and FSEP International (collectively, the "FS Entities") acquired from the Company 21,103,407 shares of Common Stock, for an aggregate purchase price of $70.0 million. In connection with such stock purchase, 535,152 of the 560,000 outstanding shares of the Company's 8% Redeemable Cumulative Preferred Stock ("8% Preferred Stock") were exchanged into an equal number of shares of 10% Preferred Stock including 360,545 shares held by Canadian Imperial Bank of Commerce and 60,000 shares held by ML IBK Positions, Inc. In May 1996, the FS Entities sold an aggregate of 2,110,341 shares of Common Stock to PENMAN Equity for an aggregate purchase price of $7.0 million. In August 1996, the remaining 24,848 shares of the 8% Preferred Stock then outstanding were exchanged for an equal number of shares of 10% Preferred Stock.

     In April 1996, the FS Entities, the Company, Messrs. Belatti, Holbrook and Frankel along with certain other holders of Common Stock, entered into a stockholders agreement ("Stockholders Agreement") whereby (i) the shareholders were granted the pro rata right to acquire any additional securities to be issued by the Company, (ii) the FS Entities granted certain "tag-along" rights to the other shareholders and, in turn, were granted certain "drag-along" rights with respect to the sale of their shares of Common Stock or 10% Preferred Stock (collectively, "Capital Stock"), (iii) various transfer restrictions were agreed upon by the shareholders, (iv) certain rights of first offer prior to any transfer of shares of Capital Stock were agreed to and (v) certain Board representation rights of the FS Entities, the Chief Executive Officer of the Company, and the holders of 10% Preferred Stock were established. This Stockholders Agreement was amended in May 1996 to include PENMAN Equity and again in August 1996 to include two new shareholders.

     In April 1996, in connection with the issuance of shares of Common Stock under the Executive Bonus Plan and General Bonus Plan, Messrs. Belatti, Holbrook, Frankel and Van Epps and Ms. Moddelmog borrowed $1,985,178, $985,149, $985,149, $51,795 and $51,795, respectively, from the Company to cover certain income tax liabilities arising as a result the issuance of shares of Common Stock in connection with their 1995 executive bonuses. Each officer delivered a promissory note to the Company with respect to the amount borrowed thereby and each such promissory note is due on December 31, 2003 with a simple interest rate of 6.25% per annum. In connection with these notes, each such officer also entered into a pledge agreement with the Company whereby each note is secured by the pledge of shares of Common Stock issued thereto under either the Executive Bonus Plan or the General Bonus Plan. As of March 23, 1997, under the Executive Bonus Plan and the General Bonus Plan, Messrs. Belatti, Holbrook, Frankel and Van Epps and Ms. Moddelmog had issued promissory notes to the Company in the outstanding principal amounts of $1,985,178, $985,149, $985,149, $51,795 and
$51,795, respectively. Subsequent to March 23, 1997, the Company additionally loaned Messrs. Belatti, Holbrook and Frankel $93,548, $44,879 and $44,879, respectively, with respect to the above.

     In 1996, the Company received legal services from Frankel, Hardwick, Tanenbaum & Fink, P.C., a law firm associated with Mr. Frankel, the Company's Executive Vice President, Secretary and General Counsel and a member of the Company's Board of Directors. During the Company's fiscal year ended December 29, 1996, the total amount paid to this law firm was approximately $448,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's executive committee of the Board of Directors oversees compensation matters. Messrs. Belatti and Frankel, two Named Executive Officers, serve on the executive committee but neither Mr. Belatti nor Mr. Frankel participated in matters regarding his own compensation.

                      DESCRIPTION OF NEW CREDIT FACILITY

     The Company has entered into a $175 million credit facility with Goldman Sachs Credit Partners L.P. ("GSCP") and Canadian Imperial Bank of Commerce (the "New Credit Facility") provided by a syndicate of financial institutions. The New Credit Facility consists of: (i) the $50 million Term Loan, already funded in full on May 21, 1997, (ii) the $100 million Acquisition Facility and (iii) the $25 million Revolving Facility. The proceeds of the Term Loan, along with the proceeds of the Old Notes, were or will be used to repay the company's existing credit facilities, to redeem all of the Company's 10% Preferred Stock and to repay certain capitalized lease obligations.

     The New Credit Facility bears interest, at the Company's election, at either (i) a defined base rate plus 1.25% per annum or (ii) LIBOR plus 2.25% per annum, subject to reduction based on the achievement of certain leverage ratio levels commencing on the first anniversary of the closing of the New Credit Facility. In addition, the Company paid arrangement and facility fees aggregating $3.5 million at closing and is obligated to pay commitment fees of 0.5% per annum (subject to reduction based on the achievement of certain leverage ratio levels, commencing on the first anniversary of the closing of the New Credit Facility) on the unused portions of the Acquisition Facility and the Revolving Facility from time to time, as well as a customary annual agent's fee. Fees relating to the issuance of letters of credit under the Revolving Facility will include a fee equal to the then applicable spread over LIBOR plus a fronting fee of 0.25% per annum (payable to the issuing institution) based on the face amount of letters of credit, plus standard issuance and administrative charges.

     The New Credit Facility has a term of five years and all amounts outstanding are payable on the expiration date. The Company is also required to make scheduled annual amortization payments on the Term Loan as follows:

                Year      Term Loan Payments
                ----      ------------------

                1997             $ 2,000,000
                1998               5,000,000
                1999               8,000,000
                2000              10,000,000
                2001              10,000,000
                2002             $15,000,000
                                 -----------

                                 $50,000,000
                                 ===========

     The Company may borrow under the Acquisition Facility from time to time through the second anniversary of the closing. Amounts outstanding under the Acquisition Facility on the second anniversary of the closing will be converted to a term loan due in full on the fifth anniversary of the closing. In addition, the Company will be required to make scheduled annual amortization payments on the term portion of the Acquisition Facility.

     In addition to the scheduled amortization, the Company is required to make prepayments on the New Credit Facility under certain conditions, including without limitation, upon certain asset sales or issuance of debt or equity securities. The Company is also required to make annual prepayments on the New Credit Facility in an amount equal to a percentage of excess cash flow (as defined).

     The New Credit Facility is secured by a first priority security interest in substantially all of the Company's assets (subject to certain exceptions). Any future material subsidiaries of the Company will be required to guarantee the New Credit Facility and the Company will be required to pledge the stock of such subsidiaries to secure the facility.

     The New Credit Facility contains certain financial covenants, including, but not limited to, covenants related to minimum fixed charge coverage, minimum cash interest coverage and maximum leverage. In addition, the New Credit Facility contains other affirmative and negative covenants relating to, among other things, limitations on capital expenditures, other indebtedness, liens, investments, guarantees, restricted junior payments (dividends, redemptions and payments on subordinated debt), mergers and acquisitions, sales of assets, leases and transactions with affiliates. The New Credit Facility contains customary events of default, including certain changes of control of the Company.


                   DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

CAPITAL LEASES

     As of March 23, 1997, the Company had approximately $9.3 million in capital lease obligations outstanding. These capital leases relate to the Company's management information systems, certain real property and menu boards and will be due and payable at scheduled maturities through 2015. These capital leases constitute Senior Indebtedness.

OTHER NOTES

     As of March 23, 1997, the Company had approximately $1 million in outstanding indebtedness primarily relating to mortgages of real property. Most of these obligations are secured by the underlying real property relating thereto, bear interest at rates ranging from 9.0% to 12.75% with scheduled maturities ranging from May 1997 to December 2001 and constitute Senior Indebtedness. On the release of any real property security for any such obligation, such real property will become security for the New Credit Facility.

                           DESCRIPTION OF NEW NOTES

     The Old Notes were and the New Notes will be issued under the Indenture dated as of May 21, 1997 (the "Indenture"), between AFC Enterprises, Inc., as issuer (the "Company"), and United States Trust Company of New York, as trustee (the "Trustee"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Upon the effectiveness of this Registration Statement filed under the Securities Act with respect to the New Notes, the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The following summaries of certain material provisions of the Indenture do not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference. The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions". Capitalized terms not otherwise defined herein or elsewhere in the Prospectus shall have the meaning ascribed to such terms in the Indenture.

GENERAL

     The New Notes will mature on May 15, 2007, and will be initially limited to $175 million aggregate principal amount. Each New Note will bear interest at the rate set forth on the cover page hereof from the date of issuance, or from the most recent interest payment date to which interest has been paid, payable semiannually on May 15 and November 15 of each year, commencing November 15, 1997, to the person in whose name the New Note (or any predecessor Note) is registered at the close of business on the May 1st or November 1st next preceding such interest payment date. Interest will be computed on the basis of a 360-day year of twelve, 30-day months. The Indenture will permit the Company, subject to compliance with the covenants contained therein, to issue additional New Notes (all of which will have the same terms, including interest rate, maturity and redemption provisions, as the New Notes initially being issued hereunder, the "Additional New Notes"); provided, however, that (i) the aggregate principal amount of all Notes Outstanding may not exceed $250 million and (ii) no New Note may be issued at a price that would cause such New Note to have "original issue discount" within the meaning of Section 1273 of the Internal Revenue Code.

     Principal of and premium, if any, and interest on the New Notes will be payable, and the New Notes will be exchangeable and transferable, at the office or agency of the Company in The City of New York (which initially will be the corporate trust office of the Trustee); provided, however, that payment of interest may be made at the option of the Company by check mailed to the person entitled thereto as shown on the New Note Register. No service charge will be made for any registration of transfer or exchange or redemption of New Notes, except for certain taxes or other governmental charges that may be imposed in connection with any registration of transfer or exchange.

     The Old Notes and the New Notes will be considered collectively to be a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and Offers to Purchase, and for purposes of this "Description of New Notes" all reference herein to "New Notes" shall be deemed to refer collectively to any Old Notes and the New Notes, unless the context otherwise requires.

     The New Notes will not be entitled to the benefit of any sinking fund.

SUBORDINATION

     The New Notes will be unsecured senior subordinated indebtedness of the Company ranking pari passu with all other existing and future senior subordinated indebtedness of the Company. The payment of all Obligations in respect of the New Notes will be subordinated, as set forth in the Indenture, in right of payment to the prior payment in full in cash or Cash Equivalents of all Senior Indebtedness.

     Upon any payment or distribution of assets of the Company to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings of the Company, the holders of Senior Indebtedness of the Company will be entitled to receive payment in full of all principal, premium (if any), interest, penalties, reimbursement or indemnity amounts, fees and expenses in respect of such Senior Indebtedness (including, as provided below, any post-petition interest, whether or not an allowed claim) including all amounts due or to become due on all such Senior Indebtedness, or provision will be made for payment in cash or Cash Equivalents or otherwise in a manner satisfactory to the holders of such Senior Indebtedness, before the Holders of the New Notes are entitled to receive any Securities Payments (other than payments in Permitted Junior Securities).

     The Company may not make any Securities Payments (other than payments in Permitted Junior Securities) if there has occurred and is continuing a default in the payment of the principal of and premium (if any) or interest on Senior Indebtedness of the Company or if there has occurred and is continuing any event of default with respect to Senior Indebtedness of the Company which has resulted in such Senior Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable (a "Senior Payment Default"). In addition, if any default (other than a Senior Payment Default), with respect to any Designated Senior Indebtedness of the Company permitting after notice or lapse of time (or both) the holders thereof (or a trustee on behalf thereof) to accelerate the maturity thereof (a "Senior Nonmonetary Default") has occurred and is continuing and the Company and the Trustee have received written notice thereof from the representative of the Designated Senior Indebtedness (the "Representatives"), then the Company may not make any Securities Payments (other than payments in Permitted Junior Securities) for a period (a "blockage period") commencing on the date the Company and the Trustee receive such written notice and ending on the earlier of
(x) 179 days after such date and (y) the date, if any, on which the Senior Indebtedness of the Company to which such default relates is discharged or such default is waived or otherwise cured.

     In any event, not more than one blockage period may be commenced during any period of 360 consecutive days. No Senior Nonmonetary Default that existed or was continuing on the date of commencement of any blockage period with respect to the Senior Indebtedness of the Company will be, or can be, made the basis for the commencement of a subsequent blockage period, unless such default has been cured for a period of not less than 90 consecutive days. In the event that, notwithstanding the foregoing, the Company makes any Securities Payment (other than Permitted Junior Securities) to the Trustee or any Holder of a New Note prohibited by the subordination provisions, then and in such event such Securities Payment will be required to be paid over and delivered forthwith to the holders of the Senior Indebtedness of the Company.

     "Senior Indebtedness" means with respect to the Company (x) Indebtedness created pursuant to the Bank Facility, (y) Indebtedness of the types referred to in clauses (i), (ii), (iv), (v) and (vii) of the definition of Indebtedness, whether incurred on or prior to the date of the Indenture or thereafter Incurred and (z) Guaranties by the Company of any Indebtedness of the type referred to in the foregoing clause (y); provided, however, the following shall not constitute Senior Indebtedness: (1) any Indebtedness owed to a Person when such Person is a Subsidiary of the Company, (2) any Indebtedness which by the terms of the instrument creating or evidencing the same is expressly made pari passu or subordinate in right of payment to the New Notes, (3) any Indebtedness Incurred in violation of the Indenture to the extent of such violation, (4) any Indebtedness which is subordinate in right of payment in any respect to any other Indebtedness of the Company or (5) any Indebtedness constituting trade payables or state or Federal taxes. For purposes of this definition, "Indebtedness" includes any obligation to pay principal, premium (if any), interest, penalties, reimbursement or indemnity amounts, fees and expenses (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-petition interest is allowed in such proceeding).

     "Securities Payment" means any payment or distribution of any kind, whether in cash, property or securities (including any payment or distribution deliverable by reason of the payment of any other Indebtedness subordinated to the New Notes) on account of the principal of and premium (if any) or interest on the New Notes or on account of the purchase or redemption or other acquisition of New Notes by the Company or any Subsidiary of the Company. In the event that, notwithstanding the foregoing, the Trustee or the Holder of any New Note receives any Securities Payment before all Senior Indebtedness of the Company is paid in full or payment thereof is provided for in cash or cash equivalents or otherwise in a manner satisfactory to the holders of such Senior Indebtedness, then and in such event such Securities Payment will be required to be paid over or delivered forthwith to the holders of Senior Indebtedness for application to the payment of all Senior Indebtedness of the Company remaining unpaid, to the extent necessary to pay such Senior Indebtedness in full.

     "Permitted Junior Securities" means any payment or distribution in the form of equity securities or subordinated securities of the Company or any successor obligor provided for by a plan of reorganization or readjustment that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to at least the same extent as the New Notes are so subordinated as provided in the Indenture.

     "Designated Senior Indebtedness" means (i) all Senior Indebtedness under the Bank Facility and (ii) any other Senior Indebtedness (a) which at the time of determination exceeds $20 million in aggregate principal amount or funding commitments, (b) which is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by the Company and
(c) as to which the Trustee has been given written notice of such designation.

     As of March 23, 1997, after giving effect to the Refinancing, the Company's total consolidated indebtedness would have been $235.3 million, of which $60.3 million would have been senior to the New Notes, and the Company would have had a maximum remaining available borrowing capacity under the New Credit Facility of $110.7 million, which, if borrowed, would be senior to the New Notes.

     In the event the Company creates a Subsidiary Guarantor, the Subsidiary Guaranty of the New Notes shall be subordinated to all Senior Indebtedness of the Subsidiary on substantially the same basis as the New Notes are subordinated to all Senior Indebtedness of the Company.

OPTIONAL REDEMPTION

     The New Notes are redeemable at the option of the Company, in whole or in part, at any time on or after May 15, 2002 at the Redemption Prices (expressed as percentages of the principal amount thereof) set forth below together with accrued and unpaid interest to the Redemption Date, if redeemed during the 12-month period beginning on May 15 of the years indicated:

                                              REDEMPTION
                     YEAR                        PRICE
                     ----                     -----------
                     2002..................      105.125%
                     2003..................      103.416%
                     2004..................      101.708%
                     2005 and thereafter...      100.000%

     At any time, or from time to time, prior to May 15, 2000, up to 40% in aggregate principal amount of New Notes originally issued under the Indenture will be redeemable, at the option of the Company, from the net proceeds of one or more Public Offerings of Capital Stock (other than Redeemable Interests) of the Company, at a Redemption Price equal to 110.25% of the principal amount thereof, together with accrued but unpaid interest (if any) to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest

Payment Date that is on or prior to the Redemption Date); provided, however, that the notice of redemption with respect to any such redemption is mailed within 60 days following the closing of the corresponding public offering; and provided, further, that following such redemption at least $100 million in aggregate principal amount of New Notes remain outstanding.

     At any time on or prior to May 15, 2002, the New Notes may also be redeemed as a whole but not in part at the option of the Company upon the occurrence of a Change of Control, (but in no event more than 90 days after the occurrence of such Change of Control) at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to the Redemption Date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

     "Applicable Premium" means, with respect to a New Note at any Redemption Date, the greater of (i) 5.125% of the principal amount of such New Note (which represents the redemption premium otherwise payable on May 15, 2002) and (ii) the excess of (A) the sum of the present values at such time of (1) the redemption price of such New Note at May 15, 2002 as set forth in the table above plus (2) all scheduled interest payments (excluding accrued interest for which the scheduled payment date has not yet occurred) due on such New Note through May 15, 2002, computed in each case using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such New Note.

     "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15(519) which has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the Redemption Date to May 15, 2002; provided, however, that if the period from the Redemption Date to May 15, 2002, is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to May 15, 2002, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

     If less than all of the New Notes are to be redeemed at any time, selection of New Notes for redemption will be made by the Trustee not more than 60 days prior to the Redemption Date by such method as the Trustee shall deem fair and appropriate; provided, however, that New Notes will not be redeemed in amounts less than the minimum authorized denomination of $1,000. Notice of redemption shall be mailed by first class mail not less than 30 days nor more than 60 days prior to the Redemption Date to each Holder of New Notes to be redeemed at its registered address. If any New Note is to be redeemed in part only, the notice of redemption that relates to such New Note shall state the portion of the principal amount thereof to be redeemed. A New Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original New Note. On and after the Redemption Date, interest will cease to accrue on New Notes or portions thereof called for redemption.

OFFER TO PURCHASE UPON CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, the Company will be required to make an offer (a "Change of Control Offer") to purchase all Outstanding New Notes at a purchase price (the "Change of Control Purchase Price") equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase; provided, however, that an installment of interest whose Stated Maturity is on or prior to the date of purchase shall be payable to the Holders of such New Notes, or of one or more predecessor New Notes, registered as such at the close of business on the relevant record date.

     Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the Change of Control Payment Date.

     The Change of Control provision of the New Notes may in certain circumstances make it more difficult to takeover or discourage a takeover of the Company and, as a result, may make removal of incumbent management more difficult. The Change of Control provision, however, is not the result of the Company's knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control provision is a result of negotiations between the Company and the Initial Purchasers.

     The New Credit Facility will provide that certain change of control events with respect to the Company would constitute a default thereunder. In such circumstances, the subordination provisions in the Indenture could restrict payments to the Holders of the New Notes. Finally, the Company's ability to pay cash to the Holders of the New Notes in connection with a Change of Control may be limited to the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases.

     The provisions of the Indenture would not necessarily afford Holders of the New Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the Holders.

     If an offer is made to repurchase the New Notes pursuant to a Change of Control Offer, the Company will comply with all tender offer rules under state and Federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14(e) thereunder, to the extent applicable to such offer.

CERTAIN COVENANTS

     The Indenture will provide that all of the following restrictive covenants will be applicable to the Company.

     LIMITATION ON INDEBTEDNESS AND SUBSIDIARY PREFERRED STOCK

     The Company shall not Incur any Indebtedness, and shall not permit any of its Subsidiaries to Incur any Indebtedness or Preferred Stock (excluding in each case Permitted Indebtedness), except that the Company or a Subsidiary Guarantor may Incur Indebtedness if at the time of such Incurrence and after giving effect thereto on a pro forma basis the Company's Consolidated EBITDA Ratio for the four (4) full fiscal quarters immediately preceding such event, taken as one period calculated on the assumption that such Indebtedness had been Incurred on the first day of such four quarter period, is greater than or equal to 2.00:1.00.

     Without regard to the foregoing limitations, the Company and its Subsidiaries may Incur the following ("Permitted Indebtedness"):

          (i) Indebtedness of the Company under the New Notes (other than any Additional New Notes);

          (ii) Indebtedness of the Company under the Bank Facility, provided that the aggregate principal amount at any time outstanding thereunder shall not exceed the maximum commitment provided thereunder at such time;

          (iii) Indebtedness of the Company or any of its Subsidiaries outstanding on the Issue Date;

          (iv) Indebtedness of the Company or any of its Subsidiaries consisting of Permitted Hedging Agreements;

          (v) Indebtedness of any Wholly Owned Subsidiaries of the Company owed to and held by the Company or owed to and held by another Wholly Owned Subsidiary;

          (vi) Indebtedness or Preferred Stock Incurred by a Person prior to the time (A) such Person became a Subsidiary of the Company or (B) such Person is amalgamated, merged or consolidated with or into the Company or a Subsidiary of the Company, which Indebtedness or Preferred Stock was not Incurred in anticipation of such transaction and was outstanding prior to such transaction; provided, however, that (1) such Person is or becomes a Subsidiary Guarantor and (2) after giving pro forma effect in the calculation of the Consolidated EBITDA Ratio to (x) such transaction and
     (y) any Refinancing of Indebtedness or Preferred Stock that occurs concurrently with such transaction, and treating any Indebtedness or Preferred Stock of such acquired Person as having been Incurred at the time of such transaction, the Company could Incur at least $1.00 of additional Indebtedness pursuant to the ratio test specified in the first paragraph of this covenant;

          (vii) Indebtedness of the Company or a Subsidiary Guarantor Incurred in exchange for or to renew, extend, refinance, replace or refund (collectively "Refinance") any outstanding Indebtedness Incurred (x) pursuant to the ratio test set forth in the first paragraph of this covenant or (y) pursuant to clauses (i), (iii) (other than Indebtedness proposed to be repaid with the proceeds of the New Notes) or (vi) above; provided, however, that such Indebtedness does not exceed the principal amount of Indebtedness so Refinanced plus the amount of any premium required to be paid or reasonably determined by the Company to be necessary to accomplish such Refinancing plus the amount of the fees and expenses of the Company reasonably incurred in connection with such Refinancing; and provided, further, that Indebtedness the proceeds of which are used to Refinance the New Notes, Indebtedness which is pari passu to the New Notes or a Subsidiary Guaranty, or Indebtedness which is subordinate in right of payment to the New Notes or a Subsidiary Guaranty shall only be permitted if (A) in the case of any Refinancing of Indebtedness which is pari passu to the New Notes or a Subsidiary Guaranty, the Refinancing Indebtedness is made pari passu to the New Notes or such Subsidiary Guaranty, or subordinated to the New Notes or such Subsidiary Guaranty, and, in the case of any Refinancing of Indebtedness which is subordinated to the New Notes or a Subsidiary Guaranty, the Refinancing Indebtedness is made subordinated to the New Notes or such Subsidiary Guaranty, to substantially the same extent as, or a greater extent than, the New Notes or such Subsidiary Guaranty are subordinated to Senior Indebtedness of the Company or such Subsidiary as described under the subordination provisions described under "Subordination" above and (B) such Refinancing Indebtedness (x) does not have a final Stated Maturity earlier than the final Stated Maturity of the Refinanced Indebtedness or permit redemption or other retirement of such Indebtedness (including pursuant to an offer to purchase by the Company) at the option of the holder thereof prior to the final Stated Maturity of the Indebtedness being Refinanced, other than a redemption or other retirement at the option of the holder of such Indebtedness on terms and in circumstances that are substantially similar to those on and in which the Indebtedness being Refinanced may be redeemed or otherwise retired and (y) does not have a Weighted Average Life less than the Weighted Average Life of the Indebtedness being Refinanced;

          (viii) Indebtedness of any Subsidiary Guarantor consisting of a Guaranty of the New Notes or any Senior Indebtedness of the Company Incurred in compliance with this covenant;

          (ix) Indebtedness of the Company or any of its Subsidiaries in connection with one or more trade or standby letters of credit (not constituting Guaranties of Indebtedness), or performance, surety, indemnity, statutory or similar bonds, in each case issued in the ordinary course of business or pursuant to self-insurance obligations;

          (x) Indebtedness of the Company or any of its Subsidiaries represented by property, liability and workers' compensation insurance (which may be in the form of letters of credit);

          (xi) Indebtedness of the Company (including Guaranties) relating to "turnkey" store construction programs in an aggregate principal amount not to exceed $25 million at any time outstanding; and

          (xii) Indebtedness of the Company and the Subsidiary Guarantors, in addition to Indebtedness otherwise permitted to be incurred pursuant to clauses (i) through (xi) above, that does not exceed $35 million in aggregate principal amount at any time outstanding.

     For purposes of determining compliance with this "Limitation on Indebtedness and Subsidiary Preferred Stock" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness the Company or a Subsidiary is permitted to Incur pursuant to the foregoing clauses (i) through (xii) or pursuant to the first paragraph of this covenant, the Company shall have the right, in its sole discretion, to classify such item of Indebtedness and shall only be required to include the amount and type of such Indebtedness under the clause permitting the Indebtedness as so classified.

     LIMITATION ON ISSUANCES OF GUARANTIES OF INDEBTEDNESS BY SUBSIDIARIES

     The Company will not permit any Subsidiary, directly or indirectly, to Incur a Guaranty of any Indebtedness unless such Subsidiary simultaneously executes and delivers a supplemental indenture providing for a Subsidiary Guaranty of the New Notes.

     LIMITATION ON RESTRICTED PAYMENTS

     Neither the Company nor any of its Subsidiaries shall, directly or indirectly:

          (i) declare or pay any dividend, or make any distribution, of any kind or character (whether in cash, property or securities) in respect of the Capital Stock of the Company or to the holders thereof in their capacity as such (excluding any dividends or distributions (x) to the extent payable in shares of the Capital Stock of the Company (other than Redeemable Interests) or in options, warrants or other rights to acquire the Capital Stock of the Company (other than Redeemable Interests), (y) to the extent paid by a Subsidiary to another Subsidiary or to the Company and
     (z) which are paid in cash on a pro rata basis by a Subsidiary to holders of both minority and majority interests in such Subsidiary);

          (ii) purchase, redeem or otherwise acquire or retire for value (a) any Capital Stock of the Company (other than the Company's 10% Preferred Stock) or any Capital Stock of or other ownership interests in any Subsidiary or any Affiliate or Related Person of the Company or (b) any options, warrants or rights to purchase or acquire shares of Capital Stock of the Company or any Capital Stock of or other ownership interests in any Subsidiary or any Affiliate or Related Person of the Company (excluding, in each case of (a) and (b), the purchase, redemption, acquisition or retirement by any Subsidiary of any of its Capital Stock, other ownership interests or options, warrants or rights to purchase such Capital Stock or other ownership interests, in each case, owned by the Company or a Wholly Owned Subsidiary);

          (iii) make any Investment other than a Permitted Investment; or

          (iv) redeem, defease, repurchase, retire or otherwise acquire or retire for value prior to any scheduled maturity, repayment or sinking fund payment, Indebtedness of the Company that is subordinate in right of payment to the New Notes

(each of the transactions described in clauses (i) through (iv) being a "Restricted Payment"), if both before and after giving effect to such Restricted
Payment:

          (1) an Event of Default, or an event that with the lapse of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing;

          (2) the Company would, if such Restricted Payment had been made at the beginning of the most recently ended four full fiscal quarter period for which internal financial statements are available immediately preceding the date of such Restricted Payment, not have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated EBITDA Coverage Ratio test set forth in the first paragraph under "--Limitation on Indebtedness and Subsidiary Preferred Stock" above; or

          (3) the aggregate of all Restricted Payments (excluding Restricted Payments permitted by clauses (ii) and (iii) of the next succeeding paragraph) from the date of the Indenture (the amount so expended, if other than in cash, determined in good faith by the Board of Directors) exceeds the sum, without duplication, of: (a) 50% of the aggregate Consolidated Net Income (or, in case Consolidated Net Income shall be negative, less 100% of such deficit) for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; (b) 100% of the aggregate net proceeds, including the fair market value of property other than cash (as determined in good faith by a resolution of the Board of Directors), received by the Company after the Issue Date from the issuance and sale of Capital Stock (other than Redeemable Interests) of the Company and options, warrants or other rights to acquire Capital Stock (other than Redeemable Interests and Indebtedness convertible into Capital Stock) of the Company and the principal amount of Indebtedness and Redeemable Interests of the Company that has been converted into Capital Stock (other than Redeemable Interests) of the Company after the date of the Indenture; provided that any such net proceeds received by the Company from an employee stock ownership plan financed by loans from the Company or a Subsidiary of the Company shall be included only to the extent such loans have been repaid with cash on or prior to the date of determination.

     The foregoing covenant will not be violated by reason of:

          (i) the payment of any dividend within 60 days after declaration thereof if at the declaration date such payment would have complied with the foregoing covenant;

          (ii)  any Refinancing of Indebtedness permitted pursuant to clause
     (vii) of the definition of Permitted Indebtedness or in exchange for or in an amount not in excess of the amount of the net cash proceeds of a substantially concurrent sale (other than to a Subsidiary or employee stock ownership plan financed by loans from the Company or a Subsidiary of the Company) of Capital Stock (other than Redeemable Interests) of the Company; provided, however, that the amount of any such net cash proceeds that are utilized for any such purchase, redemption or other acquisition or retirement for value shall be excluded from Clause (3)(b) in the foregoing paragraph;

          (iii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any options, warrants or rights to purchase or acquire shares of Capital Stock of the Company in exchange for, or in an amount not in excess of the net cash proceeds of, the substantially concurrent sale (other than to a Subsidiary or employee stock ownership plan financed by loans from the Company or a Subsidiary of the Company) of Capital Stock (other than Redeemable Interests) of the Company; provided, however, that the amount of any such net cash proceeds that are utilized for any such purchase, redemption or other acquisition or retirement for value shall be excluded from Clause (3)(b) in the foregoing paragraph;

          (iv) the purchase of Capital Stock of the Company, or options, warrants or rights to purchase or acquire shares of Capital Stock of the Company, from employees or former employees of the Company or its Subsidiaries (or their estates or beneficiaries thereof) upon death, disability, retirement or termination of employment in an amount not to exceed $2 million in any fiscal year (plus the amounts, if any, paid pursuant to the exercise by Messrs. Belatti, Holbrook or Frankel of certain repurchase rights described under "Executive Compensation--Option Plans"); provided, however, that the net cash proceeds received from the sale of qualified Capital Stock of the Company to employees of the Company or its Subsidiaries during such fiscal year shall be added to the limitation set forth in this clause (iv) and, any excess of such net cash proceeds received in each fiscal year over the total gross proceeds used to make purchases which qualify under this clause (iv) for such fiscal year shall be added to the limitation in the next fiscal year; provided, further, that the amount of any such net cash proceeds that are utilized for any such purchase shall be excluded from clause (3)(b) in the foregoing paragraph; and

          (v) the purchase or redemption of subordinated Indebtedness pursuant to asset sale or change of control of provisions contained in the Indenture or other governing instrument relating thereto; provided, however, that (a) no offer or purchase obligation may be triggered in respect of such Indebtedness unless a corresponding obligation also arises for the New Notes and (b) in all events, no repurchase or redemption of such Indebtedness may be consummated unless and until the Company shall have satisfied all repurchase obligations with respect to any required purchase offer made with respect to the New Notes.

     LIMITATION ON TRANSACTIONS WITH AFFILIATES

     The Company may not, directly or indirectly, enter into any transaction (or series of related transactions) after the date of the Indenture with any Affiliate or Related Person unless (i) such Affiliate or Related Person is (both before and after such transaction) (a) a Wholly Owned Subsidiary of the Company or (b) another Subsidiary of the Company the minority interests in which are not held by any Affiliate or Related Person; or (ii) where the total consideration given or to be provided by the Company or such Subsidiary in or pursuant to such transaction (or series) (including cash, the fair value of non-cash property and the assumption of Indebtedness) (a) will be no more than $1 million, the Chief Executive Officer, the Chief Operating Officer or the Chief Financial Officer certifies in an Officer's Certificate that the terms of the transaction (or series) are in the best interests of the Company and are no less favorable to the Company than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or Related Person, (b) will be in excess of $1 million but no more than $5 million, a majority of the disinterested members of the Board of Directors determines in its good faith judgment that the terms of the transaction are in the best interests of the Company and are no less favorable to the Company than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or a Related Person; or (c) will be in excess of $5 million, (1) the Company complies with the foregoing clause (b) and (2) the Company obtains a written opinion addressed to the Board of Directors prior to consummation of such transaction (or series) from a nationally recognized investment banking firm (which may not be an Affiliate or Related Person of the Company) that the terms of the transaction (or series) are fair to the Company from a financial point of view.

     Notwithstanding the foregoing limitation, the Company and its Subsidiaries may enter into or suffer to exist the following: (i) any transaction pursuant to any contract in existence on the Closing Date; (ii) any Restricted Payment permitted to be made pursuant to the provisions of "--Limitation on Restricted Payments" above; (iii) any transaction or series of transactions between the Company and one or more of its Subsidiaries or between two or more of its Subsidiaries (provided that no more than 5% of the equity interest in any such Subsidiary is owned, directly or indirectly (other than by direct or indirect ownership of an equity interest in the Company), by any Affiliate or Related Person of the Company other than a Subsidiary); (iv) the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Company or any of its Subsidiaries in the ordinary course of business; (v) loans or advances for travel expenses, relocation expenses and other amounts in the ordinary course of business; (vi) loans to employees to purchase Capital Stock of the Company or pay income taxes in respect of awards of Capital Stock in the ordinary course of business not in excess of $2.5 million at any time outstanding (exclusive of loans outstanding on the Issue Date); and (vii) sales of Capital Stock (other than Redeemable Interests) of the Company, when such sales are exclusively for cash.

     LIMITATION ON ASSET DISPOSITIONS

     The Company may not make and may not permit any Subsidiary to make any Asset Disposition unless: (i) the Company receives consideration at the time of such disposition at least equal to the fair market value of the shares or the assets disposed of, as determined in good faith by the Board of Directors for any transaction (or series of transactions) involving in excess of $1 million;
(ii) at least 75% of the consideration received by the Company consists of (x) cash or Cash Equivalents, (y) the assumption of Indebtedness or other liabilities reflected on the consolidated balance sheet of the Company in accordance with GAAP (excluding Indebtedness or any other liabilities subordinate in right of payment to the New Notes) and release from all liability on such Indebtedness or other liabilities assumed or (z) any combination thereof (except that this clause (ii) shall not apply to any sale of all or a portion of the Company's Far West equipment manufacturing division); and (iii) 100% of the Net Available Proceeds from such Asset Disposition (including from the sale of any marketable Cash Equivalents received therein) are applied by the Company within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Proceeds, (A) first, to repayment of Senior Indebtedness of the Company then outstanding under any agreements or instruments which would require such application or which would prohibit payments pursuant to clause (C) following; (B) second, to the repayment of Senior Indebtedness of the Company then outstanding, if so elected by the Company, provided that the amount of such Senior Indebtedness outstanding, or permitted to be borrowed under the relevant facility or agreement, is permanently reduced in an amount equal to the amount so prepaid; (C) third, to the extent Net Available Proceeds are not applied to Senior Indebtedness as specified in clause (A) or (B), to purchases of Outstanding New Notes pursuant to an Offer to Purchase (to the extent such an offer is not prohibited by the terms of any Senior Indebtedness then outstanding) at a purchase price equal to 100% of their principal amount plus accrued interest to the date of purchase (the "Offer Price") (subject to the rights of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the purchase date) and, to the extent required by the terms thereof, any other Indebtedness of the Company that is pari passu with the New Notes on a pro rata basis at a price no greater than 100% of the principal amount thereof plus accrued interest to the date of purchase; and (D) fourth, to the extent of any remaining Net Available Proceeds following completion of such Offer to Purchase, to any other use as determined by the Company which is not otherwise prohibited by the Indenture.

     Notwithstanding the foregoing, the Company will not be required to comply with the provisions of the Indenture described in clause (iii) of the preceding paragraph (x) if the Net Available Proceeds (less any amounts ("Reinvested Amounts") that are invested within 360 days from the later of the date of the related Asset Disposition and the receipt of such Net Available Proceeds in assets that will be used in the Franchising Business (determined by the Board of Directors in good faith)) are less than $5 million (such lesser amount to be carried forward on a cumulative basis for purposes of determining

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the application of this paragraph) or (y) to the extent the Company elects to redeem the New Notes with the Net Available Proceeds pursuant to the first paragraph under "Optional Redemption".

     Any Offer to Purchase required by the provisions described above will be effected by the sending of the written terms and conditions thereof (the "Offer Document"), by first class mail, to Holders of the New Notes within 30 days after the date which is one year after the later of the date of such Asset Disposition or the receipt of the related Net Available Proceeds. The form of the Offer to Purchase and the requirements that a Holder must satisfy to tender any New Note pursuant to such Offer to Purchase are substantially the same as those described above under "Offer to Purchase Upon Change of Control".

     LIMITATION ON DISPOSITIONS OF ASSETS TO SUBSIDIARIES

     The Company will not sell, convey, lease, transfer or otherwise contribute or dispose of a substantial portion of its assets or property (including any shares of Capital Stock of any Subsidiary of the Company, but excluding the granting in the ordinary course of business of licenses to trademarks owned or licensed by the Company) existing on the Issue Date (each referred to for the purpose of this covenant as a "disposition") to any Subsidiary of the Company, other than dispositions (a) made in the ordinary course of business, (b) intercompany loans and cash equity contributions, including, without limitation, any such loans or contributions for the purpose of effecting the payment of any tax owed by any such Subsidiary to any governmental entity), (c) of trade or other receivables and assets relating to trade and (d) permitted by the covenant described under "--Limitation on Restricted Payments".

     Notwithstanding the foregoing, the Company may make a disposition of a substantial portion of its assets or property existing on the Issue Date to any Subsidiary of the Company; provided, however, that such Subsidiary shall have executed and delivered to the Trustee (i) a supplemental indenture providing for a Subsidiary Guaranty substantially in the form prescribed by the Indenture and
(ii) certain opinions of counsel as to, among other things, the enforceability of such Subsidiary Guaranty.

     LIMITATION ON SENIOR SUBORDINATED INDEBTEDNESS

     The Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness unless (i) such Indebtedness is pari passu or subordinated in right of payment to the New Notes and (ii) such Indebtedness (A) has a final Stated Maturity which (1) in the case of Indebtedness that is pari passu in right of payment with the New Notes, is not earlier than the final Stated Maturity of the New Notes and (2) in the case of Indebtedness which is subordinate in right of payment to the New Notes, is later than the final Stated Maturity of the New Notes and (B) has a Weighted Average Life which (1) in the case of Indebtedness that is pari passu in right of payment to the New Notes, is not shorter than the Weighted Average Life of the New Notes and (2) in the case of Indebtedness that is subordinate in right of payment to the New Notes, is longer than the Weighted Average Life of the New Notes.

     LIMITATIONS CONCERNING DISTRIBUTIONS BY SUBSIDIARIES

     The Company may not, and may not permit any Subsidiary to, suffer to exist any consensual encumbrance or restriction on the ability of such Subsidiary (i) to pay, directly or indirectly, dividends or make any other distributions in respect of its Capital Stock or other ownership interests or pay any Indebtedness or other obligation owed to the Company or any other Subsidiary;
(ii) to make loans or advances to the Company or any other Subsidiary; or (iii) to sell, lease or transfer any of its property or assets to the Company or any Wholly Owned Subsidiary, except, in any such case, any encumbrance or restriction: (a) pursuant to the New Notes, the Indenture or any other agreement in effect on the date of the Indenture, (b) pursuant to the Bank Facility, including any Guaranties of or Liens securing the Senior Indebtedness Incurred thereunder, (c) pursuant to an agreement relating to any Indebtedness Incurred by a Person prior to the time (A) such Person became a Subsidiary of the

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Company or (B) such Person is amalgamated, merged or consolidated with a
Subsidiary of the Company, which Indebtedness was not Incurred in anticipation of such transaction and was outstanding prior to such transaction, (d) pursuant to an agreement which has been entered into for the pending sale or disposition of all or substantially all of the Capital Stock, other ownership interests or assets of such Subsidiary; provided that such restriction terminates upon consummation or abandonment of such disposition and upon termination of such agreement, (e) pursuant to customary non-assignment provisions in leases or other agreements entered into in the ordinary course of business, (f) pursuant to purchase money obligations for property acquired in the ordinary course of business or liens in connection therewith that impose restrictions of the nature described in clause (iii) above on the property so acquired or (g) pursuant to an agreement effecting a refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (a), (b) or (c) above; provided, however, that the provisions relating to such encumbrance or restriction contained in such renewal, extension, refinancing or refunding agreement are no more restrictive in any material respect than the provisions contained in the agreement it replaces, as determined in good faith by the Board of Directors.

     LIMITATION ON CERTAIN LIENS

     (a) The Company may not, and may not permit any Subsidiary to, Incur any Lien on property or assets of the Company or such Subsidiary to secure Indebtedness that is pari passu or subordinate in right of payment to the New Notes without making, or causing such Subsidiary to make, effective provision for securing the New Notes (and, if the Company so determines, any other Indebtedness of the Company or of such Subsidiary that is not pari passu with or subordinated in right of payment to the New Notes), so that (i) in the case of a Lien securing Indebtedness that is pari passu with the New Notes the Lien securing the New Notes is senior in priority or pari passu with the Lien securing such other Indebtedness and (ii) in the case of a Lien securing Indebtedness that is subordinated in right of payment to the New Notes the Lien securing the New Notes is senior in priority to the Lien securing such other Indebtedness.

     (b) Notwithstanding the foregoing, any security interest granted by the Company or any Subsidiary to secure the New Notes created pursuant to paragraph
(a) above shall provide by its terms that such security interest shall be automatically and unconditionally released and discharged upon the release by the holders of the Indebtedness of the Company or any Subsidiary described in paragraph (a) above of their security interest (including any deemed release upon payment in full of all obligations under such Indebtedness), at a time when
(A) no other Indebtedness that is pari passu or subordinated in right of payment to the New Notes has been secured by such property or assets of the Company or any such Subsidiary or (B) the holders of all such other Indebtedness which is secured by such property or assets of the Company or any such Subsidiary release their security interest in such property or assets (including any deemed release upon payment in full of all obligations under such Indebtedness).

     PROVISION OF FINANCIAL INFORMATION

     Whether or not the Company is required to be subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, to the extent permitted by the Commission the Company will file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were so required, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so required. The Company shall also in any event (a) within 15 days of each Required Filing Date (i) transmit by mail to all Holders, as their names and addresses appear in the Security Register, without cost to such Holders, and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents which the Company files with the Commission pursuant to such Section 13(a) or 15(d) or any successor provisions thereto or would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provisions thereto if the Company were required to comply

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

with such Sections and (b) if filing such documents by the Company with the Commission is not permitted by the Commission promptly upon written request supply copies of such documents to any prospective Holder.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company shall not, directly or indirectly (including through transactions by Subsidiaries), in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of the Company and the Subsidiaries on a consolidated basis to any Person or group of affiliated Persons unless:

     (i) either (A) the Company shall be the continuing corporation or (B) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance, transfer, lease or disposition the properties and assets of the Company substantially as an entirety (the "Surviving Entity") shall be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume all the obligations of the Company under the New Notes and the Indenture;

     (ii) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; and

     (iii) immediately before and immediately after giving effect to such transaction on a pro forma basis, except in the case of the consolidation or merger of any Subsidiary with or into the Company or a Wholly Owned Subsidiary of the Company, the Company or the Surviving Entity could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the Consolidated EBITDA Ratio test in the first paragraph of the "--Limitation on Indebtedness and Subsidiary Preferred Stock" covenant.

     In connection with any consolidation, merger, transfer or lease contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in the form and substance reasonably satisfactory to the Trustee, an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer or lease and the supplemental indenture in respect thereto comply with the provisions described herein and that all conditions precedent herein provided for or relating to such transaction have been complied with.

     Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the successor corporation formed by such a consolidation or into which the Company is merged or to which such transfer is made shall succeed to, shall be substituted for and may exercise every right and power of the Company under the New Notes and the Indenture, with the same effect as if such successor corporation had been named as the Company therein. In the event of any transaction (other than a lease) described and listed in the immediately preceding paragraphs in which the Company is not the continuing corporation, the successor Person formed or remaining shall succeed to, be substituted for and may exercise every right and power of the Company, and the Company shall be discharged from all obligations and covenants under the New Notes and the Indenture.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Indenture and the Registration Rights Agreement without charge from the Initial Purchasers or the Company.

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

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for the definition of any other capitalized term used herein for which no definition is provided.

     "Affiliate" shall mean, with respect to any specified Person, (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any officer or director of any such Person or other Person or with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Disposition" shall mean any transfer, conveyance, sale, lease or other disposition by the Company or any of its Subsidiaries (including a consolidation or merger or other sale of any Subsidiary with, into or to another Person in a transaction in which such Subsidiary ceases to be a Subsidiary of the Company), of (i) shares of Capital Stock (other than directors' qualifying shares) or other ownership interests of a Subsidiary or (ii) the property or assets of the Company or any Subsidiary representing a division or line of business or (iii) other assets or rights of the Company or any Subsidiary outside of the ordinary course of business, but excluding in each case in clause
(i), (ii) and (iii), (s) a disposition by a Subsidiary of the Company to the Company or a Wholly Owned Subsidiary or a Subsidiary Guarantor or by the Company or a Subsidiary to a Wholly Owned Subsidiary or a Subsidiary Guarantor, (t) the disposition of all or substantially all of the assets of the Company on a consolidated basis in a manner permitted pursuant to the provisions described above under "Consolidation, Merger and Sale of Assets" of the Company, (u) any disposition that constitutes a Restricted Payment or Permitted Investment that is permitted pursuant to the provisions described under "Certain Covenants-- Limitation on Restricted Payments", (v) sale-leaseback transactions completed within one year following the acquisition of the subject assets, (w) sales, leases or transfers of restaurant properties to franchisees pursuant to the Company's "turnkey" development programs, (x) sales, leases or transfers of franchises and related assets and properties repossessed or reacquired by the Company from franchisees and subsequently resold to new franchisees all in the ordinary course of business, (y) sales or dispositions of (1) obsolete equipment or other assets in the ordinary course of business and (2) restaurant-related properties and assets that are no longer in operation and are surplus to the Company's needs in the ordinary course of business in an amount not in excess of $5 million in any twelve month period, and (z) exchanges of properties or assets for other properties or assets (other than cash or cash equivalents) that (1) are useful in the business of the Company and its Subsidiaries as then being conducted and (2) have a fair market value at least equal to the fair market value of the assets or properties being exchanged (as evidenced by a Board Resolution in the case of transactions having a fair market value in excess of $1 million) in the ordinary course of business.

     "Bank Facility" shall mean that certain Credit Agreement, dated as of May 21, 1997, among the Company, Goldman Sachs Credit Partners L.P. as syndication agent and arranging agent, Canadian Imperial Bank of Commerce as administrative agent, and the lenders listed therein, as the same may be amended, supplemented or otherwise modified from time to time (including by any extension of the maturity thereof) or as the same may be renewed, extended, refinanced, replaced or refunded in one or more successive transactions (including any such transaction that changes the amount available thereunder, replaces such agreement or document, or provides for other agents or lenders).

     "Board of Directors" shall mean the Board of Directors of the Company or any committee of such Board of Directors duly authorized to act under the Indenture.

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

     "Board Resolution" shall mean a copy of a resolution, certified by the Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

     "Business Day" shall mean any day other than a Saturday or Sunday or other day on which banks in New York, New York or the city in which the Trustee's Office is located or Atlanta, Georgia are authorized or required to be closed.

     "Capital Lease Obligation" of any Person shall mean any obligations of such Person and its Subsidiaries on a consolidated basis under any capital lease of a real or personal property which and to the extent, in accordance with GAAP, has been or will be recorded as a capitalized lease obligation.

     "Capital Stock" of any Person shall mean any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock or equity interests in the case of entities other than corporations, whether now outstanding or issued after the date of the Indenture.

     "Cash Equivalents" shall mean (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any United States domestic commercial bank or savings and loan association having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having one of the two highest rating categories obtainable from Moody's or S&P in each case maturing within six months after the date of acquisition, (vi) readily marketable direct obligations issued by any State of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from Moody's or S&P and (vii) money market mutual funds investing substantially all of their assets in investments of the types permitted in clauses (i) through (vi).

     "Change of Control" shall mean the occurrence of, after the date of the Indenture, any of the following events: (a) any Person (other than a Permitted Holder) or any Persons (other than any Permitted Holders) acting together that would constitute a group (for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto), together with Affiliates thereof (other than any Permitted Holders) (a "Group"), together with any Affiliates thereof (other than any Permitted Holders) shall beneficially own (as defined in Rule 13d-3 under the Exchange Act, or any successor provision thereto) at least 50% of the aggregate voting power of all classes of Voting Stock of the Company, (b) any Person or Group other than Permitted Holders, becomes the beneficial owner of more than 33 1/3% of the total voting power of the Company's Voting Stock, and the Permitted Holders beneficially own, in the aggregate, a lesser percentage of the total voting power of the Voting Stock of the Company than such other Person or Group and the Permitted Holders do not otherwise have the right or ability to elect a majority of the Board of Directors of the Company or (c) any Person (other than a Permitted Holder) or Group (other than any Permitted Holders) together with any Affiliates thereof (other than any Permitted Holders) shall succeed in having a sufficient number of its nominees who are not Continuing Directors elected to the Board of Directors of the Company such that such nominees when added to any existing director remaining on the Board of Directors of the Company after such election who is an Affiliate (other than any Permitted Holder) of such Group, will constitute a majority of the Board of Directors of the Company. "Continuing Director" shall mean any director who was a member of the Board of Directors on the date of the issuance of the New Notes or whose nomination for election as a director, or appointment as a director, was approved by a majority of the Continuing Directors then in office.

     "Closing Date" shall mean the date on which the New Notes are originally issued under the Indenture.

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

     "Common Stock" of any Person shall mean Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Consolidated EBITDA" of any Person shall mean for any period the Consolidated Net Income for such period increased by the sum of (i) Consolidated Interest Expense of such Person for such period, plus (ii) Consolidated Income Tax Expense of such Person for such period, plus (iii) the consolidated depreciation and amortization expense deducted in determining the Consolidated Net Income of such Person for such period, plus (iv) any other non-cash charges to the extent deducted in computing Consolidated Net Income of such Person for such period (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period); and minus
(v) any non-cash charges which increased Consolidated Net Income of such Person for such period; provided, however, that the Consolidated Income Tax Expense and consolidated depreciation and amortization expense of a Consolidated Subsidiary of such Person shall be added to the Consolidated Net Income pursuant to the foregoing only (x) to the extent and in the same proportion that the Consolidated Net Income of such Consolidated Subsidiary was included in calculating the Consolidated Net Income of such Person and (y) only to the extent that the amount specified in clause (x) is not subject to restrictions that prevent the payment of dividends or the making of distributions to such Person.

     "Consolidated EBITDA Ratio" of any Person shall mean for any period the ratio of (i) Consolidated EBITDA of such Person for such period to (ii) the sum of (A) Consolidated Interest Expense of such Person for such period plus (B) the annual interest expense (including the amortization of indebtedness discount) with respect to any Indebtedness incurred by such Person or its Consolidated Subsidiaries since the beginning of such period to the extent not included in clause (ii)(A) or proposed to be Incurred as part of the transaction for which the Consolidated EBITDA Ratio is being determined, minus (C) Consolidated Interest Expense of such Person with respect to any Indebtedness that is no longer outstanding or that will no longer be outstanding as a result of the transaction with respect to which the Consolidated EBITDA Coverage Ratio is being calculated, to the extent included within clause (ii)(A), each such calculation to be made on a pro forma basis as if the Indebtedness had been Incurred or paid off on the first day of such period; provided, however, that in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation had been the applicable rate for the entire period; except that (without duplication) to the extent any such Indebtedness has been hedged pursuant to a Permitted Hedging Agreement, the interest rate in respect thereof shall be the effective rate provided thereunder; and provided further that, in the event such Person or any of its Consolidated Subsidiaries has made acquisitions or dispositions of assets not in the ordinary course of business (including any acquisitions of any other Persons by merger, consolidation or purchase of Capital Stock) during or after such period, the computation of the Consolidated EBITDA Coverage Ratio (and for the purpose of such computation, the calculation of Consolidated Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated EBITDA) shall be made on a pro forma basis as if the acquisitions or dispositions had taken place on the first day of such period.

     "Consolidated Income Tax Expense" of any Person shall mean for any period the consolidated provision for income taxes of such Person and its Consolidated Subsidiaries for such period determined in accordance with GAAP.

     "Consolidated Interest Expense" of any Person shall mean for any period the consolidated interest expense included in a consolidated income statement (net of interest income) of such Person and its Consolidated Subsidiaries for such period determined in accordance with GAAP, including for such period without limitation or duplication (or, to the extent not so included, with the addition of), (i) the portion of any rental obligation in respect of any Capital Lease Obligation allocable to interest expense in accordance with GAAP; (ii) the amortization of Indebtedness discount; (iii) any fees with

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

respect to letters of credit, bankers' acceptances or similar facilities; (iv) fees with respect to Hedging Agreements to the extent it would be permitted or required to be recorded as an adjustment to interest expense in accordance with GAAP; (v) any Preferred Stock dividends declared and paid or payable in cash; and (vi) any interest capitalized in accordance with GAAP, but excluding for such period without duplication any amortization of deferred financing fees.

     "Consolidated Net Income" of any Person shall mean for any period the consolidated net income (or loss) of such Person and its Consolidated Subsidiaries for such period determined in accordance with GAAP; provided that there shall be excluded therefrom (a) the net income (or loss) of any Person acquired by such Person or a Subsidiary of such Person in a pooling-of-interests transaction for any period prior to the date of such transaction (subject to the final proviso of the definition of Consolidated EBITDA Coverage Ratio when Consolidated Net Income is being computed for purposes of calculating the Consolidated EBITDA Coverage Ratio), (b) the net income (but not net loss) of any Consolidated Subsidiary of such Person that is subject to restrictions that prevent the payment of dividends or the making of distributions to such Person to the extent of such restrictions, (c) the net income (or loss) of any Person that is not a Consolidated Subsidiary of such Person except to the extent of the amount of dividends or other distributions actually paid to such Person by such other Person during such period, (d) gains or losses on asset dispositions by such Person or its Consolidated Subsidiaries, (e) any net income (loss) of a Consolidated Subsidiary that is attributable to a minority interest in such Consolidated Subsidiary, (f) all extraordinary gains and extraordinary losses and (g) the tax effect of any of the items described in clauses (a) through (f) above.

     "Consolidated Subsidiaries" of any Person shall mean all other Persons that would be accounted for as consolidated Persons in such Person's financial statements in accordance with GAAP.

     "Default" shall mean any event which is, or after notice or the passage of time or both, would be an Event of Default.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Franchising Business" shall mean (i) the operation of, and/or the licensing others to operate, businesses providing products or services in a proprietary format and subject to proprietary rights with respect to the quality and presentation of the products or services offered and (ii) without limiting the foregoing, each business in which the Company is engaged on the Issue Date.

     "GAAP" shall mean generally accepted accounting principles in the United States as in effect on the Issue Date, consistently applied.

     "Guaranty" by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness, or dividends or distributions on any equity security, of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness (and "Guaranteed", "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing); provided, however, that the Guaranty by any Person shall not include endorsements by such person for collection or deposit, in either case, in the ordinary course of business.

     "Hedging Agreement" shall mean any interest rate, currency or commodity swap agreement, interest rate, currency or commodity future agreement, interest rate cap or collar agreement, interest rate, currency or commodity hedge agreement, any put, call or other agreement relating to interest rates, currencies or commodities or any similar agreement.

     "Incur" shall mean, with respect to any Indebtedness of any Person or any Lien securing Indebtedness, to create, issue, incur (by conversion, exchange or otherwise), assume, Guaranty or otherwise become liable in respect of such Indebtedness or Lien, or the taking of any other action which would cause such Indebtedness, in accordance with GAAP to be recorded on the balance sheet of such Person (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided that, the Indebtedness of any other Person becoming a Subsidiary of such Person will be deemed for this purpose to have been Incurred by such Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness.

     "Indebtedness" shall mean, with respect to any Person, without duplication,
(i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments,
(iii) all obligations for the deferred purchase price of property or services (excluding any accounts payable and other accrued current liabilities incurred in the ordinary course of business), (iv) all obligations of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, now or hereafter outstanding, (v) all Capital Lease Obligations and all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) to the extent required to be reflected as a liability in accordance with GAAP, but excluding accounts payable arising in the ordinary course of business, (vi) the maximum fixed redemption or repurchase price of Redeemable Interests of such Person at the time of determination, (vii) all obligations under Hedging Agreements of such Person, (viii) all Indebtedness referred to in clauses (i) through (vii) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (provided that the amount of such Indebtedness under this clause shall be limited to the amount of the fair market value of the property of such Person subject to such Lien), (ix) all Guaranteed Indebtedness of such Person (provided that the amount of such Guaranteed Indebtedness under this clause shall be limited to the maximum amount for which such Person could be liable with respect to the Indebtedness of another Person pursuant to the relevant Guaranty), and (x) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (i) through (x) above.

     "Investment" by any Person in any other Person shall mean (i) any direct or indirect loan, advance or other extension of credit (including any Guaranty of Indebtedness or other obligations) or capital contribution to or for the account of such other Person (by means of any transfer of cash or other property to any Person or any payment for property or services for the account or use of any Person, or otherwise), (ii) any direct or indirect purchase or other acquisition of any Capital Stock, bond, note, debenture or other indebtedness or equity security or evidence of Indebtedness, or any other ownership interest, issued by such other Person, whether or not such acquisition is from such or any other Person, (iii) any direct or indirect payment by such Person on a Guaranty of any obligation of or for the account of such other Person or any direct or indirect issuance by such Person of such a Guaranty or (iv) any other commitment of cash or other property by such Person in or for the account of such other Person that is treated as an "investment" in such other Person in accordance with GAAP.

     "Issue Date" shall mean that date of original issuance of the New Notes.

     "Lien" shall mean any mortgage, lien (statutory or other), pledge, security interest, encumbrance, claim, hypothecation, assignment for security, deposit arrangement or preference or other security agreement of any kind or nature whatsoever. A Person shall be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under

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any conditional sale agreement, capital lease or other title retention agreement relating to Indebtedness of such Person.

     "Marketable Securities" shall mean (i) Government Securities; (ii) any certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, an Eligible Institution, (iii) commercial paper maturing not more than 270 days after the date of acquisition issued by a corporation (other than an Affiliate of the Company) with a rating at the time as of which any investment therein is made, of "A-1" (or higher) according to Standard & Poor's or "P-1" (or higher) according to Moody's Investor Service, Inc., (iv) any banker's acceptances or money market deposit accounts issued or offered by an Eligible Institution; and (v) any fund investing exclusively investments of the types described in clauses (i) through
(iv) above.

     "Material Subsidiary" shall mean a Subsidiary that, as of the end of the most recent fiscal quarter accounted for 10% or more of the Company's consolidated (i) total assets, (ii) shareholders' equity or (iii) operating income (calculated for the four most recent fiscal quarters), determined in each case in accordance with GAAP.

     "Maturity" shall mean, with respect to any New Note, the date on which the principal of such New Note becomes due and payable as provided in such New Note or the Indenture, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

     "Moody's" shall mean Moody's Investor Service, Inc. or any successor to the rating agency business thereof.

     "Net Available Proceeds" from any Asset Disposition by the Company or any Subsidiary shall mean cash or readily marketable cash equivalents received (including by way of the sale, discounting or payment of a note, installment receivable or other instrument or obligation, but excluding any other consideration received in the form of assumption by the acquiree of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition, (ii) all payments made by such Person or its Subsidiaries on any Indebtedness that is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or that must, by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) amounts provided as a reserve by such Person or its Subsidiaries, in accordance with GAAP, against (a) liabilities under any indemnification obligations to the buyer, (b) liabilities with respect to representations and warranties, (c) liabilities retained by the Company or such Subsidiary, and (d) employee termination and similar costs relating to such Asset Disposition (except to the extent and at the time any such amounts are released from any such reserve, such amounts shall constitute Net Available Proceeds) and (iv) all distributions and other payments made to minority interest holders in Subsidiaries of such Person or joint ventures as a result of such Asset Disposition.

     "Obligations" shall mean any principal (including reimbursement obligations and guarantees), premium, if any, interest (including interest accruing on or after the filing of, or which would have accrued but for the filing of, any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), penalties, fees, expenses, indemnifications, reimbursements, claims for rescission, damages, gross-up payments and other liabilities payable under the documentation governing any Indebtedness or otherwise.

     "Opinion of Counsel" shall mean a written opinion of counsel to the Company or any other Person (who may be an employee of the Company) reasonably satisfactory to the Trustee.

     "pari passu" when used with respect to the ranking of any Indebtedness of any Person in relation to other Indebtedness of such Person, means that each such Indebtedness (a) either (i) is not

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subordinated in right of payment to any other Indebtedness of such Person or
(ii) is subordinate in right of payment to the same Indebtedness of such Person as is the other Indebtedness and is so subordinate to the same extent and (b) is not subordinate in right of payment to the other Indebtedness or to any Indebtedness of such Person as to which the other Indebtedness is not so subordinate.

     "Permitted Hedging Agreement" of any Person shall mean any Hedging Agreement entered into in the ordinary course of business and not for speculation or trading purposes that is designed to protect such Person against fluctuations in interest rates or currency exchange rates or commodity prices with respect to Indebtedness Incurred or proposed to be Incurred or assets used in the business in the ordinary course and which in the case of agreements relating to interest rates shall have a notional amount no greater than the payments due with respect to the Indebtedness being hedged thereby.

     "Permitted Holder" shall mean any member of senior management of the Company, Freeman Spogli & Co. Incorporated or PENMAN Asset Management, L.P., and any successor entity thereof controlled by the principals of Freeman Spogli & Co. Incorporated or PENMAN Asset Management, L.P., as the case may be, and any entity controlled by either of them or under common control with either of them.

     "Permitted Investment" shall mean (i) any Investment in a Qualified Foreign Joint Venture (including the purchase or acquisition of any Capital Stock of a Qualified Foreign Joint Venture) and any Investment consisting of loans or reimbursement obligations relating to Guaranties of Indebtedness of franchisees pursuant to the Company's "turnkey" store construction programs, provided that the aggregate amount of Investments under this clause (i) shall not exceed $30 million at any time outstanding, (ii) accounts receivable and other extensions of credit in the ordinary course of business, loans and advances to employees for travel, relocation and other corporate purposes or to make investments in the Company's Capital Stock in each case in the ordinary course of business,
(iii) any Investment in a Subsidiary, (iv) any Investment in a Person as a result of which such Person becomes a Subsidiary, (v) any Investment in Marketable Securities or in stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company, (vi) Investments made as a result of the receipt of noncash consideration from an Asset Disposition that was made pursuant to and in compliance with the covenant described under "Certain Covenants--Limitation on Asset Dispositions" above and (vii) Investments not otherwise permitted pursuant to clauses (i) through (vi) above, in an amount not exceeding $5 million at any time outstanding.

     "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock", as applied to the Capital Stock of any Person, shall mean Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person. The amount of any Preferred Stock shall be the highest of at the time of determination (i) the liquidation value thereof, (ii) the maximum fixed redemption price thereof and (iii) the maximum fixed repurchase price hereof.

     "Qualified Foreign Joint Venture" shall mean a corporation, partnership or other entity (x) formed to be, or currently, engaged in the Franchising Business outside the United States as a franchise of the Company and (y) in which the Company owns, directly or indirectly, a 10% or greater interest.

     "Redeemable Interest" of any Person shall mean any equity security of or other ownership interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (including upon the occurrence of an event) matures or is

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

required to be redeemed (pursuant to any sinking fund obligation or otherwise) or is convertible into or exchangeable for Indebtedness or is redeemable at the option of the holder thereof, in whole or in part, at any time prior to the final Stated Maturity of the New Notes.

     "Redemption Date" shall mean each date fixed for redemption pursuant to the provisions described under "Optional Redemption".

     "Refinance" shall have the meaning provided under "Certain Covenants-- Limitation on Indebtedness and Subsidiary Preferred Stock".

     "Regulatory Shares" shall mean shares issued to Persons other than the Company or a Wholly Owned Subsidiary in response to regulatory requirements of foreign jurisdictions pursuant to a resolution of the Board of Directors, so long as such shares do not exceed 1% of the total outstanding shares and any owners of such shares irrevocably covenant with the Company to remit to the Company or waive any dividends or distributions paid or payable in respect of such shares.

     "Related Person" of any Person shall mean, without limitation, any other Person owning (a) 5% or more of the outstanding Common Stock of such Person or
(b) 5% or more of the Voting Stock of such Person.

     "Restricted Payments" shall have the meaning set forth in the "Certain Covenants--Limitation on Restricted Payments" covenant.

     "S&P" shall mean Standard & Poor's Ratings Group, a division of McGraw Hill, Inc., or any successor to the rating agency business thereof.

     "Stated Maturity", when used with respect to the principal of any Indebtedness or any installment of interest thereof, shall mean the date specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

     "Subsidiary" of any person shall mean (i) any corporation of which more than 50% of the outstanding shares of Capital Stock having ordinary voting power for the election of directors is owned directly or indirectly by such Person and
(ii) any partnership, limited liability company, association, joint venture or other entity in which such Person, directly or indirectly, has more than a 50% equity interest, and, except as otherwise indicated herein, references to Subsidiaries shall refer to Subsidiaries of the Company.

     "Subsidiary Guaranty" shall mean an unconditional senior subordinated guaranty of the New Notes pursuant to a supplemental indenture to the Indenture in a form prescribed by the Indenture. Each Subsidiary Guaranty shall terminate by its terms upon such Subsidiary ceasing to be a Subsidiary upon (i) a disposition of all of the Capital Stock of such Subsidiary owned by the Company to a Person other than an Affiliate of the Company or (ii) the merger, consolidation or liquidation of such Subsidiary with another Person (other than an Affiliate of the Company and other than in circumstances where the survivor would be a Subsidiary).

     "Subsidiary Guarantor" shall mean a subsidiary of the Company that shall have entered into a Subsidiary Guaranty that is at the time in full force and effect. The Company shall be entitled to designate any Subsidiary as a Subsidiary Guarantor upon (i) execution and delivery by such Subsidiary to the Trustee of a supplemental indenture providing for a Subsidiary Guaranty substantially in the form prescribed by the Indenture and (ii) certain opinions of counsel as to, among other things, the enforceability of such Subsidiary Guaranty.

     "Surviving Entity" shall have the meaning set forth under "Consolidation, Merger and Sale of Assets".

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

     "Voting Stock" shall mean stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time, stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     "Weighted Average Life" shall mean, as of any date, with respect to any indebtedness security, the quotient obtained by dividing (i) the sum of the products of the number of years from such date to the dates of each successive scheduled principal payment (including any sinking fund payment requirements) of such indebtedness security multiplied by the amount of such principal payment, by (ii) the sum of all such principal payments.

     "Wholly Owned Subsidiary" of any Person shall mean a Subsidiary of such Person, all of the Capital Stock (other than Directors' qualifying shares or Regulatory Shares) or other ownership interests of which shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

EVENTS OF DEFAULT

     The following will be "Events of Default" under the Indenture:

          (i) default in the payment of any interest on any New Note when it becomes due and payable and continuance of such default for a period of 30 days;

          (ii) default in the payment of the principal of or premium, if any, on any New Note at its Maturity (upon acceleration, optional redemption, required purchase or otherwise) or a Subsidiary Guaranty issued by a Subsidiary that is at the time a Material Subsidiary shall cease to be in full force and effect (other than as a result of a termination pursuant to its terms);

          (iii) default in the performance of obligations described under "Offer to Purchase Upon Change of Control", "Certain Covenants--Limitation on Asset Dispositions" or "Consolidation, Merger and Sale of Assets";

          (iv) default in the performance, or breach, of any covenant or warranty of the Company contained in the Indenture (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with in clause (i), (ii) or (iii) above) and continuance of such default or breach for a period of 60 days after written notice (identifying the default or breach and stating that the notice constitutes a notice of an Event of Default) shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the New Notes then outstanding;

          (v) (A) one or more defaults in the payment of principal of or premium, if any, on Indebtedness of the Company or a Subsidiary Guarantor aggregating $5 million or more, when the same becomes due and payable at the final maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (B) Indebtedness of the Company or a Subsidiary Guarantor aggregating $5 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled prepayment) prior to the stated maturity thereof;

          (vi) one or more final judgments or orders shall be rendered against the Company or a Subsidiary Guarantor for the payment of money, either individually or in an aggregate amount, in excess of $5 million and shall not be discharged and either (A) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order and such proceeding shall not have been stayed within 5 days or (B) there shall have been a period of 60

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

     consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect; and

          (vii) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or a Subsidiary Guarantor.

     Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee and certain other conditions provided in the Indenture, the Holders of a majority in aggregate principal amount of the Outstanding New Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     If an Event of Default (other than an Event of Default specified in clause
(vii) above) shall occur and be continuing, the Trustee or the Holders of not less than 25% in principal amount of the New Notes then outstanding may declare the principal of all New Notes due and payable; provided, however, that, so long as any Indebtedness permitted to be incurred pursuant to the Bank Facility shall be outstanding, no such acceleration shall be effective until the earlier of (x) acceleration of any such Indebtedness under the Bank Facility or (y) five business days after the giving of written notice to the Company and the administrative agent under the Bank Facility of such acceleration. Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. If an Event of Default specified in clause (vii) above occurs and is continuing, then the principal of all the New Notes shall become due and payable without any declaration or other act on the part of the Trustee or any Holder. After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in principal amount of the Outstanding New Notes, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if (a) the Company has paid or deposited, or caused to be paid or deposited, with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all New Notes, (iii) the principal of and premium, if any, on any New Notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the New Notes and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the New Notes, and (b) all Events of Default, other than the non-payment of principal of the New Notes which have become due solely by such declaration of acceleration, have been cured or waived.

     No Holder of any New Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder has previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the Outstanding New Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee has not received from the Holders of a majority in aggregate principal amount of the Outstanding New Notes a direction inconsistent with such request and has failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a New Note for enforcement of payment of the principal of and premium (if any) or interest on such New Note on or after the respective due dates expressed in such New Note.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the New Notes pursuant to the provisions described above under "Optional Redemption", an equivalent premium will also become and be immediately due and payable upon the acceleration of the New Notes.

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

     In the event of any Event of Default specified in clause (v) above, such Event of Default and all consequences thereof (including without limitation any acceleration or resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of the New Notes, if, within 20 days after such Event of Default arose, (x) the Indebtedness that is the basis for such Event of Default has been discharged,
(y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) if the default that is the basis for such Event of Default has been cured.

     The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. The Company will be required to deliver to the Trustee, as soon as possible and in any event within 30 days after the Company becomes aware of the occurrence of an Event of Default or an event which, with notice or the lapse of time or both, would constitute an Event of Default, an Officers' Certificate setting forth the details of such Event of Default or default, and the action which the Company proposes to take with respect thereto.

DEFEASANCE AND COVENANT DEFEASANCE OF THE INDENTURE

     The Company may, at its option, and at any time, elect to have the obligations of the Company discharged with respect to all outstanding New Notes ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding New Notes and to have satisfied its other obligations under the Indenture, except for the following which shall survive until otherwise terminated or discharged:
(i) the rights of Holders of outstanding New Notes to receive payments in respect of the principal of, premium, if any, and interest on such New Notes when such payments are due, (ii) the Company's obligations with respect to the New Notes relating to the issuance of temporary New Notes, the registration, transfer and exchange of New Notes, the replacement of mutilated, destroyed, lost or stolen New Notes, the maintenance of an office or agency in The City of New York, the holding of money for security payments in trust and statements as to compliance with the Indenture, (iii) its obligations in connection with the rights, powers, trusts, duties and immunities of the Trustee and (iv) the defeasance provisions of the Indenture. In addition the Company may, at its option and at any time, elect to be released from its obligations with respect to certain of its restrictive covenants under the Indenture ("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the New Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute Events of Default with respect to the New Notes.

     In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, certain U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of (and premium, if any, on) and interest on the outstanding New Notes on the Stated Maturity (or Redemption Date, if applicable) of such principal (and premium, if any) or installment of interest, (ii) in the case of defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (x) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (y) since May 26, 1997, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding New Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred, (iii) in the case of covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the outstanding New Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred, (iv) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940 and (v) the Company must comply with certain other conditions, including that such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or any material agreement or instrument to which the Company is a party or by which it is bound.

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be entered into by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding New Notes; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding New Note affected thereby: (i) change the Stated Maturity of the principal of, or any installment of interest on, any New Note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any New Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), (ii) reduce the amount of, or change the coin or currency of, or impair the right to institute suit for the enforcement of, the Change of Control Purchase Price or the Offer Price referred to under "Certain Covenants-- Limitation on Asset Dispositions", (iii) reduce the percentage in principal amount of Outstanding New Notes, the consent of whose Holders is necessary to amend or waive compliance with certain provisions of the Indenture or to waive certain defaults, (iv) modify any of the provisions relating to supplemental indentures requiring the consent of Holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of Outstanding New Notes the consent of whose Holders is required for such actions or to provide. that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each New Note affected thereby, (v) modify any of the provisions of the Indenture relating to the subordination of the New Notes in a manner adverse to any Holder or (vi) modify any of the provisions of the Indenture described under "Offer to Purchase Upon Change of Control" or the provisions relating to any required Offer to Purchase which may occur as a result of the Company making any Asset Disposition in a manner adverse to any Holder.

     In addition, modifications and amendments of the Indenture may be entered into by the Company and the Trustee without the consent of the Holders, among other things, to: (i) cure any ambiguity, omission, defect or inconsistency in the New Notes or the Indenture, (ii) effect the assumption by a successor person of the obligations of the Company under the New Notes and the Indenture; (iii) comply with any requirements of the Commission to effect or maintain the qualification of the Indenture under the TIA; or (iv) make any other change which would not adversely affect the rights of any Holder in any material respect.

     The Holders of a majority in aggregate principal amount of the Outstanding New Notes may waive compliance with certain restrictive covenants and provisions on behalf of all Holders.

BOOK-ENTRY, DELIVERY AND FORM

     The New Notes may be issued in the form of one or more global securities (collectively, the "Global New Note"). The Global New Note will be deposited with, or on behalf of, the DTC and registered in the name of the DTC or its nominee. Except as set forth below, the Global New Note may be transferred, in whole and not in part, only to the DTC or another nominee of the DTC. Investors may hold their beneficial interests in the Global New Note directly through the DTC if they have an account with the DTC or indirectly through organizations which have accounts with the DTC.

     DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of the transactions in those securities between Participants through electronic

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book-entry changes in accounts of its Participants.  The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.

     DTC has also advised the Company that pursuant to procedures established by it, (i) upon deposit of the Global New Note, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global New Note and (ii) ownership of such interests in the Global New Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global New Note).

     Investors in the Global New Note may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations which are Participants in such system.

     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in the Global New Note to such persons may be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants and certain banks, the ability of a person having beneficial interests in the Global New Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the Notes, see "--Exchange of Book-Entry Notes for Certificated Notes".

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NEW NOTE WILL NOT HAVE THE NEW NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF THE NEW NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal of (and premium, if any) and interest on the Global New Note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the New Notes, including the Global New Note, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Initial Purchasers, the Trustee nor any agent of the Company, the Initial Purchasers, or the Trustee has or will have any responsibility or liability for (i) any aspect or accuracy of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global New Note, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global New Note, or (ii) any other matter relating to the actions and practices of DTC or any of the Participants or the Indirect Participants.

     DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the New Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of the New Notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of the Participants in identifying the beneficial owners of the New Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Global New Note for all purposes.

     Interests in the Global New Note will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and the Participants. Transfers between Participants in DTC will be effected in accordance with DTC's procedures and will be settled in same-day funds.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of New Notes only at the direction of one or more Participants to whose account with DTC interests in the Global New Note are credited and only in respect of such portion of the aggregate principal amount of the New Notes as to which such Participant or Participants has or have given such direction. However, if any of the events described under "-- Exchange of Book-Entry Notes for Certificated Notes" occurs, DTC reserves the right to exchange the Global New Note for legended New Notes in certificated form and to distribute such New Notes to its Participants.

     The information in this section concerning DTC and its book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global New Note among accountholders in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Initial Purchasers or the Trustee nor any agent of the Company, the Initial Purchasers or the Trustee will have any responsibility for the performance by DTC or its participants, indirect participants or accountholders of their respective obligations under the rules and procedures governing their respective operations.

EXCHANGE OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES

     The Global New Note is exchangeable for definitive New Notes in registered certificated form if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depository for the Global New Note and the Company thereupon fails to appoint a successor depository or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the New Notes in certificated form or (iii) there shall have occurred and be continuing a default or an Event of Default with respect to the New Notes. In all cases, certificated New Notes delivered in exchange for any beneficial interests in the Global New Note will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

CONCERNING THE TRUSTEE

     United States Trust Company of New York is the Trustee under the Indenture.

GOVERNING LAW

     The Indenture and the New Notes will be governed by and construed in accordance with the laws of the State of New York.

                       CERTAIN INCOME TAX CONSIDERATIONS

     The following is a summary of the material federal income tax consequences expected to result to Holders whose Old Notes are exchanged for New Notes in the Exchange Offer. This summary is based upon the current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth below. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to Holders. The discussion does not cover all aspects of federal taxation that may be relevant to particular Holders, and it does not address state, local, foreign or other tax laws. This summary does not discuss all aspects of Federal income taxation that may be relevant to investors in light of their personal investment circumstances or to certain types of holder subject to special treatment under the Federal income tax laws (for example, dealers in securities, financial institutions, tax-exempt organizations, insurance companies, banks, purchasers that hold Notes as a hedge against currency risks or as part of a straddle with other investments or as part of a "synthetic security" or other integrated investment comprised of a Note and one or more other investments, taxpayers subject to the alternative minimum tax, foreign persons or purchasers that have a "functional currency" other than the U.S. Dollar), and does not discuss the consequences to a Holder under state, local or foreign tax laws. The Company has not and will not seek any rulings or opinions from the IRS or counsel with respect to the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the Notes which are different from those discussed herein.

     HOLDERS OF THE OLD NOTES SHOULD CONSULT THEIR OWN ADVISORS AS TO HOW THEIR OWN PARTICULAR TAX SITUATION MIGHT BE AFFECTED BY THE EXCHANGE OF OLD NOTES FOR NEW NOTES AND THE PURCHASE, HOLDING AND DISPOSITION OF THEIR NEW NOTES.

U.S. HOLDERS

     The following discussion is limited to the U.S. Federal income tax consequences relevant to a holder of a New Note that is (i) a citizen or resident (as defined in Section 7701(b)(1) of the Code) of the United States,
(ii) a corporation created or organized under the laws of the United States or any political subdivision thereof or therein, (iii) an estate or trust described in Section 7701(a)(30) of the Code or (iv) a person whose worldwide income or gain is otherwise subject to U.S. Federal income taxation on a net income basis (a "U.S. Holder"). Certain U.S. Federal income tax consequences relevant to a holder other than a U.S. Holder are discussed separately below.

     STATED INTEREST

     In general, interest on a New Note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received, in accordance with such holder's regular method of tax accounting.

     SALE, EXCHANGE OR RETIREMENT OF THE NEW NOTES

     Upon the sale, exchange, retirement or other disposition (including a redemption) of a New Note, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received in connection with such sale, exchange, retirement or other disposition (other than in respect of accrued and unpaid interest on the New Note) and (ii) such U.S. Holder's adjusted tax basis in the New Note. If a U.S. Holder holds the New Note as a capital asset, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the New Note has been held for more than one year at the time of sale, exchange, retirement or other disposition.

     EXCHANGE OFFER

     The exchange of the Old Notes for the New Notes pursuant to the Exchange Offer should not constitute a taxable exchange. As a result, (i) a U.S. Holder should not recognize taxable gain or loss as a result of exchanging the Old Notes for the New Notes pursuant to the Exchange Offer, (ii) the holding period of the New Notes should include the holding period of the Old Notes exchanged therefor and (iii) the adjusted tax basis of the New Notes should be the same as the adjusted tax basis of the Old Notes exchanged therefore immediately before the exchange.

     The Company will be required to pay additional cash interest on the Old Notes if it fails to comply with certain of its obligations under the Registration Rights Agreement. Such additional interest should be taxable to a U.S. Holder as ordinary income at the time it accrues or is received in accordance with each such holder's regular method of tax accounting. It is possible, however, that the IRS may take a different position, in which case a U.S. Holder might be required to include such additional interest in income as it accrues or becomes fixed (regardless of such holder's regular method of tax accounting).

     INFORMATION REPORTING AND BACKUP WITHHOLDING

     For each calendar year in which the New Notes are outstanding, the Company is required to provide the IRS with certain information, including the U.S. Holder's name, address and taxpayer identification number, the aggregate amount of principal and interest paid during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to a U.S. Holder that is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact.

     A U.S. Holder of a New Note subject to the reporting requirements described above may be subject to backup withholding at the rate of 31% with respect to interest and principal paid on the New Notes, unless such U.S. Holder provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder of a New Note who does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. Holder's income tax liability, provided that the required information is furnished to the IRS.

NON-U.S. HOLDERS

     The following discussion is limited to the U.S. Federal income tax consequences relevant to a holder of a Note that is not a U.S. Holder (a "Non-U.S. Holder").

     STATED INTEREST

     Subject to the discussion of backup withholding below, payments of interest on a New Note to any Non-U.S. Holder will generally not be subject to U.S. Federal income or withholding tax, provided that (1) the holder is not (i) an actual or constructive owner of 10% or more of the total voting power of all voting stock of the Company, (ii) a controlled foreign corporation related to the Company through stock ownership, (iii) a foreign tax-exempt organization or a foreign private foundation for U.S. Federal income tax purposes or (iv) a bank whose receipt of interest on a New Note is described in Section 881(c)(3)(A) of the Code, (2) such interest payments are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and (3) the Company or its paying agent receives (i) from the Non-U.S. Holder, a properly completed Form W-8 (or substitute Form W-8) under penalties of perjury which provides the Non-U.S. Holder's name and address and certifies that the Non-U.S. Holder of the New Note is a Non-U.S. Holder or (ii) from a security clearing organization, bank or other financial institution that holds the New Notes in the ordinary course of its trade or business (a "financial institution") on behalf of the Non-U.S. Holder, certification under penalties of perjury that such a Form W-8 (or substitute Form W-8) has been received by it, or by another such financial institution, from the Non-U.S. Holder, and a copy of the Form W-8 (or substitute Form W-8) is furnished to the payor. Recently proposed Treasury Regulations would provide alternative methods for satisfying these certification requirements, and are proposed to be effective for payments made after December 31, 1997.

     A Non-U.S. Holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to withholding of U.S. Federal income tax at the rate of 30% (or lower applicable treaty rate) on payments of interest on the New Notes.

     If the payments of interest on a New Note are effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States, such payments will be subject to U.S. Federal income tax on a net basis at the rates applicable to United States persons generally (and, with respect to corporate holders, may also be subject to a 30% branch profits tax). If payments are subject to U.S. Federal income tax on a net basis in accordance with the rules described in the preceding sentence, such payments will not be subject to U.S. withholding tax so long as the holder provides the Company or its paying agent with a properly executed Form 4224. Recently proposed Treasury Regulations would provide alternative methods for satisfying this certification requirement, and are proposed to be effective for payments made after December 31, 1997.

     Non-U.S. Holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

     SALE, EXCHANGE OR REDEMPTION OF NEW NOTES

     Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange, retirement or other disposition of a New Note generally will not be subject to U.S. Federal income tax, unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States,
(ii) the Non-U.S. Holder is an individual who holds the New Notes as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied, or (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

     FEDERAL ESTATE TAX

     New Notes held (or treated as held) by an individual who is a Non-U.S. Holder at the time of his or her death will not be subject to U.S. Federal estate tax provided that (i) the individual does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and
(ii) income on the New Notes was not effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States.

     INFORMATION REPORTING AND BACKUP WITHHOLDING

     The Company must report annually to the Service and to each Non-U.S. Holder any interest that is subject to withholding or that is exempt from U.S. withholding tax. Copies of those information returns may also be made available, under the provisions of a specific treaty or agreement, to the tax authorities of the country in which the Non-U.S. Holder resides.

     The regulations provide that backup withholding (which generally is a withholding tax imposed at the rate of 31% on payments to persons that fail to furnish certain required information) and information reporting will not apply to payments made in respect of the New Notes by the Company to a Non-U.S. Holder, if the Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption (provided that neither the Company nor its paying agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied).

     The payment of the proceeds from the disposition of New Notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a New Note to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. Federal income tax purposes or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business.

     In the case of the payment of proceeds from the disposition of New Notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. person).

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. Federal income tax liability, provided that the requisite procedures are followed.


                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities and not acquired directly from the Company. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for
use in connection with any such resale.  In addition, until              , 1997,
all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay the expenses incident to the Exchange Offer and to the Company's performance of, or compliance with, the Registration Rights Agreement (other than commissions or concessions of any brokers or dealers) and will indemnify the Holders of the Old Notes against certain liabilities, including liabilities under the Securities Act, in connection with the Exchange Offer.


                                 LEGAL MATTERS

     The validity of the New Notes offered hereby will be passed upon for the Company by Riordan & McKinzie, a Professional Corporation, Los Angeles, California. Principals and employees of Riordan & McKinzie are limited partners in a partnership which is a limited partner of FSEP III.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     The financial statements included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the reports of said firm as experts.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Public Accountants..................................................   F-2
Consolidated Financial Statements:
      Consolidated Balance Sheets as of December 31, 1995 and December 29, 1996 and
         March 23, 1997 (unaudited).......................................................   F-3
      Consolidated Statement of Operations for the years ended December 25, 1994 (52 weeks), December 31, 1995 (53 weeks) and December 29, 1996 (52 weeks) and
         the twelve weeks ended March 24, 1996 (unaudited) and March 23, 1997                F-5
         (unaudited)......................................................................
      Consolidated Statements of Shareholders' Equity (Deficit) for the years ended
         December 25, 1994, December 31, 1995 and December 29, 1996 and for the
         twelve weeks ended March 23, 1997 (unaudited)....................................   F-6
      Consolidated Statements of Cash Flows for the years ended December 25, 1994 (52 weeks), December 31, 1995 (53 weeks) and December 29, 1996 (52 weeks) and the twelve weeks ended March 24, 1996 (unaudited) and March 23, 1997
         (unaudited)......................................................................   F-7
Notes to Consolidated Financial Statements................................................   F-9

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To AFC Enterprises, Inc.:

     We have audited the accompanying consolidated balance sheets of AFC Enterprises, Inc., (a Minnesota corporation) and subsidiary as of December 31, 1995 and December 29, 1996, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the years ended December 25, 1994, December 31, 1995, and December 29, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AFC Enterprises, Inc. and subsidiary as of December 31, 1995 and December 29, 1996, and the results of their operations and their cash flows for the fiscal years ended December 25, 1994, December 31, 1995, and December 29, 1996, in conformity with generally accepted accounting principles.

                                    ARTHUR ANDERSEN LLP


Atlanta, Georgia
 February 24, 1997
 (except with respect to the matters discussed in Note 18, as to which the date is June 20, 1997)

                             AFC ENTERPRISES, INC.
                          CONSOLIDATED BALANCE SHEETS
                    (in thousands, except per share amounts)

                                                                  DECEMBER 31,    DECEMBER 29,    MARCH 23,
                                                                      1995            1996          1997
                                                                  ------------    ------------   -----------
                                                                                                 (unaudited)
ASSETS
Current assets:
  Cash and cash equivalents.............................             $ 13,609        $ 19,216      $ 14,824
  Accounts and current notes receivable, net............                8,220           9,314         8,210
  Inventories...........................................                6,115           3,961         4,102
  Deferred income taxes.................................                9,656           6,997         5,640
  Deposits..............................................                3,656           4,206         4,282
  Prepaid expenses and other............................                2,653           1,415         2,295
                                                                     --------        --------     ---------
    Total current assets................................               43,909          45,109        39,353
                                                                     --------        --------     ---------
Long-term assets:
  Notes receivable, net.................................                5,121           4,836         5,950
  Property and equipment, net...........................              174,133         189,223       192,994
  Other assets..........................................                6,831           7,295         8,230
  Intangible assets, net................................               98,651          94,211        91,718
                                                                     --------        --------     ---------
    Total long-term assets..............................              284,736         295,565       298,892
                                                                     --------        --------     ---------
      Total assets......................................             $328,645        $340,674      $338,245
                                                                     ========        ========      ========

LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK
  AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable......................................             $ 17,628        $ 18,370      $ 17,938
  Outstanding checks....................................                8,083          10,812         9,544
  Current portion of long-term debt and capital lease                   9,226          11,753        13,289
   obligations..........................................
  Accrued insurance expenses............................                6,555           6,938         7,165
  Accrued employee compensation.........................               16,652           6,365         6,278
  Accrued employee benefit expenses.....................                6,133           6,465         4,203
  Other accrued expenses................................                5,581           7,632         5,755
  Preferred stock dividends payable.....................                  687              --            --
                                                                     --------        --------     ---------
    Total current liabilities...........................               70,545          68,335        64,172
                                                                     --------        --------     ---------
Long-term liabilities:
  Long-term debt, net of current portion................              183,168         121,806       119,882
  Capital lease obligations, net of current portion.....               11,631          18,234        20,541
  Other liabilities.....................................               35,213          33,435        33,364
  Deferred income taxes.................................                3,285           1,006           234
                                                                     --------        --------     ---------
    Total long-term liabilities.........................              233,297         174,481       174,021
                                                                     --------        --------     ---------
      Total liabilities.................................             $303,842        $242,816      $238,193
                                                                     --------        --------     ---------

(Continued on next page)

                             AFC ENTERPRISES, INC.
                          CONSOLIDATED BALANCE SHEETS
                    (in thousands, except per share amounts)

                                                              DECEMBER 31,    DECEMBER 29,   MARCH 23,
                                                                 1995            1996           1997
                                                              ------------    ------------   ---------
                                                                                            (unaudited)
Mandatorily Redeemable Preferred Stock:

  10% Cumulative Exchangeable Redeemable
    Preferred Stock ($.01 par value; 0, 1,250,000
    and 1,250,000 shares authorized; 0, 560,000
    and 560,000 issued and outstanding; 0, 39,560
    and 52,449 shares payable in kind; liquidation
    value $0, $59,956 and $61,245, respectively)........       $    --         $ 59,956      $ 61,245

  8% Redeemable Cumulative Preferred Stock ($.01
    par value; 1,250,000, 0 and 0 shares
    authorized; 560,000, 0 and 0 issued and
    outstanding; liquidation value $56,000, $0 and
    $0, respectively)...................................         46,468              --            --
                                                               --------        --------      --------
     Total mandatorily redeemable preferred stock.......         46,468          59,956        61,245
                                                               --------        --------      --------

Shareholders' equity (deficit):

  Common stock ($.01 par value; 25,000,000,
   50,000,000 and 50,000,000 shares authorized;
   10,000,000, 34,373,653 and 34,448,604
   shares issued and outstanding at period end,
   respectively)........................................            100             344           344

  Capital in excess of par value........................         24,909          99,482        99,811

  Notes receivable--officers, including accrued
   interest.............................................             --          (3,841)       (3,888)
  Accumulated deficit...................................        (46,674)        (58,083)      (57,460)
                                                               --------        --------      --------
    Total shareholders' equity (deficit)................        (21,665)         37,902        38,807
                                                               --------        --------      --------
      Total liabilities, mandatorily redeemable
       preferred stock and shareholders' equity
       (deficit)........................................       $328,645        $340,674      $338,245
                                                               ========        ========      ========

                See accompanying notes to financial statements.

                             AFC ENTERPRISES, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (in thousands)

                                                        YEAR ENDED                        TWELVE WEEKS ENDED
                                       --------------------------------------------    -------------------------
                                       DECEMBER 25,    DECEMBER 31,    DECEMBER 29,     MARCH 24,     MARCH 23,
                                           1994            1995            1996           1996          1997
                                       ------------    ------------    ------------    -----------   -----------
                                        (52 WEEKS)      (53 WEEKS)      (52 WEEKS)     (UNAUDITED)   (UNAUDITED)
REVENUES:
 Restaurant sales....................      $401,855        $426,707        $430,280      $ 94,460      $103,181
 Revenues from franchising...........        41,581          47,916          51,336        10,637        13,184
 Revenues from manufacturing.........        12,026           9,969          11,431         3,793         1,604
 Other revenues......................         8,252           8,583           8,262         1,851         1,826
                                           --------        --------        --------      --------      --------
  Total revenues.....................       463,714         493,175         501,309       110,741       119,795
                                           --------        --------        --------      --------      --------
COSTS AND EXPENSES:
 Restaurant cost of sales............       133,893         139,286         142,199        30,561        33,218
 Restaurant operating expenses.......       206,862         216,934         215,464        47,705        51,698
 Manufacturing cost of sales.........        11,705           9,816          10,924         3,146         1,024
 General and administrative..........        72,249          75,916          72,672        18,158        20,300
 Depreciation and amortization.......        25,438          28,665          30,904         6,795         7,103
 Executive compensation award........            --          10,647              --            --            --
                                           --------        --------        --------      --------      --------
  Total costs and expenses...........       450,147         481,264         472,163       106,365       113,343
                                           --------        --------        --------      --------      --------
INCOME FROM OPERATIONS...............        13,567          11,911          29,146         4,376         6,452

OTHER EXPENSES:
 Interest............................        19,172          23,707          16,132         5,208         3,278
                                           --------        --------        --------      --------      --------
NET INCOME (LOSS) BEFORE INCOME
 TAXES AND EXTRAORDINARY LOSS........        (5,605)        (11,796)         13,014          (832)        3,174

 Income tax (expense) benefit........           553           2,969          (5,163)          246        (1,262)
                                           --------        --------        --------      --------      --------
NET INCOME (LOSS) BEFORE
 EXTRAORDINARY LOSS..................        (5,052)         (8,827)          7,851          (586)        1,912
 Extraordinary loss on early
  retirement of debt (net of
  income tax benefit of $2,673)......            --              --          (4,456)           --            --
                                           --------        --------        --------      --------      --------
NET INCOME (LOSS)....................        (5,052)         (8,827)          3,395          (586)        1,912
8% Preferred Stock dividends.........         4,467           4,555           1,316         1,030            --
10% Preferred Stock dividends
 payable in kind.....................            --              --           3,956            --         1,289
Accretion of 8% Preferred Stock
 discount............................         2,250           2,571             813           643            --
Accelerated Accretion of 8%
 Preferred Stock discount upon
 retirement..........................            --              --           8,719            --            --
                                           --------        --------        --------      --------      --------
NET INCOME (LOSS) ATTRIBUTABLE TO
 COMMON STOCK........................      $(11,769)       $(15,953)       $(11,409)     $ (2,259)     $    623
                                           ========        ========        ========      ========      ========

                See accompanying notes to financial statements.

                             AFC ENTERPRISES, INC.
           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                                 (in thousands)

                                                            YEAR ENDED                     TWELVE WEEKS ENDED
                                           --------------------------------------------    ------------------
                                           DECEMBER 25,    DECEMBER 31,    DECEMBER 29,         MARCH 23,
                                               1994            1995            1996              1997
                                           ------------    ------------    ------------    ------------------
Common stock:
   Balance at beginning of period....        $    100        $    100         $    100           $    344
   Issuance of common stock..........              --              --              244                 --
                                             --------        --------         --------           --------
   Balance at end of period..........        $    100        $    100         $    344           $    344
                                             ========        ========         ========           ========
Capital in excess of par value:
   Balance at beginning of period....        $ 23,443        $ 23,914         $ 24,909           $ 99,482
   Issuance of common stock..........              --              --           73,709                  6
   Deferred compensation.............             471             995              864                323
                                             --------        --------         --------           --------
   Balance at end of period..........        $ 23,914        $ 24,909         $ 99,482           $ 99,811
                                             ========        ========         ========           ========
Notes receivable-officers:
   Balance at beginning of period....        $     --        $     --         $     --           $ (3,841)
   Notes receivable additions, net
    of discount......................              --              --           (3,593)                --

   Notes receivable payments                       --              --               --                 19
   Interest receivable...............              --              --             (194)               (42)
   Amortization of discount..........              --              --              (54)               (24)
                                             --------        --------         --------           --------
   Balance at end of period..........        $     --        $     --         $ (3,841)          $ (3,888)
                                             ========        ========         ========           ========
Accumulated deficit:
   Balance at beginning of period....        $(18,952)       $(30,721)        $(46,674)          $(58,083)
   Net income (loss).................          (5,052)         (8,827)           3,395              1,912
   10% and 8% Preferred Stock
    dividends........................          (4,467)         (4,555)          (5,272)            (1,289)

   Accretion of 8% Preferred Stock
    discount.........................          (2,250)         (2,571)            (813)                --

   Accelerated accretion of 8%
    Preferred Stock discount.........              --              --           (8,719)                --

   Balance at end of period..........        $(30,721)       $(46,674)        $(58,083)          $(57,460)
                                             ========        ========         ========           ========
Total shareholders' equity
   (deficit).........................        $ (6,707)       $(21,665)        $ 37,902           $ 38,807
                                             ========        ========         ========           ========

                See accompanying notes to financial statements.

                             AFC ENTERPRISES, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)


                                                        YEAR ENDED                        TWELVE WEEKS ENDED
                                       --------------------------------------------    -------------------------
                                       DECEMBER 25,    DECEMBER 31,    DECEMBER 29,     MARCH 24,     MARCH 23,
                                           1994            1995            1996           1996          1997
                                       ------------    ------------    ------------    -----------   -----------
                                        (52 WEEKS)      (53 WEEKS)      (52 WEEKS)     (UNAUDITED)   (UNAUDITED)
CASH FLOWS PROVIDED BY
 OPERATING ACTIVITIES:
Net income (loss)....................      $ (5,052)       $ (8,827)       $  3,395      $  (586)      $ 1,912
                                           --------        --------        --------      -------       -------
 Adjustments to reconcile net
  income (loss) to net cash
  provided by operating
  activities:

  Depreciation and amortization.....         25,438          28,665          30,904        6,795         7,103

  Provision for credit losses.......            518             720             816          316           867

  Losses on disposition and
   retirement of property and
   equipment........................          3,959           3,889           3,019          731           456

  Amortization of notes payable
   discount.........................          2,242           2,505           7,729          584            --

  Notes receivable-officers
   discount.........................             --              --             877           --            --

  Amortization of notes
   receivable-officers discount.....             --              --             (54)          --           (24)

  Deferred compensation.............            471             995             864           91           323

  Deferred tax expense (benefit)....         (3,010)         (4,870)            380         (246)           --

 Change in operating assets and
  liabilities:

  (Increase) decrease in
   accounts receivable..............         (3,523)          3,034          (4,137)        (460)          917

  (Increase) decrease in
   inventories......................            849             125           2,154        1,566          (142)

  (Increase) decrease in prepaid
   expenses and other...............         (7,227)         (2,665)            687       (3,346)         (955)

  (Increase) decrease in other
   assets...........................           (749)           (995)           (856)       2,417           164

  Increase (decrease) in
   accounts payable.................         (2,390)         (3,078)          1,101       (2,498)         (432)

  Increase (decrease) in accrued
   expenses.........................          2,616           4,101           2,469       (3,938)       (3,136)

  Increase (decrease) in other
   liabilities......................          8,531           4,432          (1,547)       4,969           412
                                           --------        --------        --------      -------       -------
  Total adjustments.................         27,725          36,858          44,406        6,981         5,553
                                           --------        --------        --------      -------       -------
 Net cash provided by operating
  activities........................       $ 22,673        $ 28,031        $ 47,801      $ 6,395       $ 7,465
                                           --------        --------        --------      -------       -------
 CASH FLOWS USED IN INVESTING
  ACTIVITIES:

 Proceeds from disposition of
  property held for sale............       $  9,128        $  3,050        $  3,158      $   984       $   596

 Investment in property and
  equipment.........................        (20,812)        (24,996)        (33,951)      (8,669)       (6,667)

 Notes receivable additions.........         (3,319)           (196)           (136)          --        (2,000)

 Payments received on notes.........          3,510           2,028           1,541          336           206
                                           --------        --------        --------      -------       -------
 Net cash used in investing
  activities........................       $(11,493)       $(20,114)       $(29,388)     $(7,349)      $(7,865)
                                           --------        --------        --------      -------       -------

                             AFC ENTERPRISES, INC.
               CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
                                 (in thousands)

                                                        YEAR ENDED                        TWELVE WEEKS ENDED
                                       --------------------------------------------    -------------------------
                                       DECEMBER 25,    DECEMBER 31,    DECEMBER 29,     MARCH 24,     MARCH 23,
                                           1994            1995            1996           1996          1997
                                       ------------    ------------    ------------    -----------   -----------
                                        (52 WEEKS)      (53 WEEKS)      (52 WEEKS)     (UNAUDITED)   (UNAUDITED)
CASH FLOWS USED IN FINANCING
 ACTIVITIES:
 Increase (decrease) in
  outstanding checks, net...........       $ (1,166)       $   (151)       $  2,729      $    77       $(1,268)

 Principal payments of long-term
  debt..............................        (11,503)         (3,743)        (69,054)      (1,209)       (1,293)

 Principal payments for capital
  lease obligations.................           (381)         (2,347)         (3,904)        (575)       (1,408)

 Notes receivable additions to
  officers..........................             --              --          (4,663)          --            --

 Notes receivable-officer
  payments..........................             --              --              --           --            19

 Interest receivable-officers'
  notes.............................             --              --              --           --           (42)

 Issuance of common stock...........             --              --          70,205           --            --

 Stock issuance costs...............             --              --          (6,115)          --            --

 Preferred stock dividends paid.....         (4,480)         (4,480)         (2,004)      (1,120)           --
                                           --------        --------        --------      -------       -------
 Net cash used in financing
  activities........................        (17,530)        (10,721)        (12,806)      (2,827)       (3,992)
                                           --------        --------        --------      -------       -------
 Net increase (decrease) in cash
  and cash equivalents..............         (6,350)         (2,804)          5,607       (3,781)       (4,392)

 Cash and cash equivalents at
  beginning of the period...........         22,763          16,413          13,609       13,609        19,216
                                           --------        --------        --------      -------       -------
 Cash and cash equivalents at end
  of the period.....................       $ 16,413        $ 13,609        $ 19,216      $ 9,828       $14,824
                                           ========        ========        ========      =======       =======

 SUPPLEMENTAL DISCLOSURE OF CASH
  FLOW INFORMATION:

 Cash interest paid (net of
  capitalized amounts)..............       $ 16,199        $ 21,940        $ 13,763      $ 3,073       $ 3,258

 Cash paid for income taxes.........          1,206           1,862           2,060          450           625

 NON CASH INVESTING AND
  FINANCING ACTIVITIES:

 Capital lease additions............       $    703        $ 14,049        $ 12,404      $ 1,502       $ 4,531

 Retirement of 8% Preferred Stock
  (See Note 15).....................             --              --         (56,000)          --            --

 Issuance of 10% Preferred Stock
  (See Note 15).....................             --              --          56,000           --            --

 Issuance of common stock to
  executives in connection with
  Executive Compensation Award
  (See Note 17).....................             --              --          10,000           --            --

                See accompanying notes to financial statements.

                             AFC ENTERPRISES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The following notes, insofar as they are applicable to the twelve-week periods ended March 24, 1996 and March 23, 1997, are not audited. In the opinion of management, all adjustments (consisting of only normal recurring adjustments) have been made to fairly present the unaudited consolidated financial position, results of operations and cash flows for the twelve-week period ended March 23, 1997, on the same basis as the audited financial statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted as they relate to these twelve-week periods.

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of AFC Enterprises, Inc., a Minnesota corporation, and its wholly-owned subsidiary, AFC Properties, Inc., a Georgia corporation. All significant intercompany balances and transactions are eliminated in consolidation. AFC Properties, Inc. was created in November 1996. The consolidated entity is referred to herein as "AFC" or "the Company".

     NATURE OF OPERATIONS AND BASIS OF PRESENTATION

     The Company operates and franchises quick-service restaurants under the primary trade names of Popeyes Chicken & Biscuits ("Popeyes") and Churchs Chicken ("Churchs"). The following table outlines the number of restaurants operated by the Company and franchised by brand at the end of the indicated periods:

                                  DECEMBER 31,   DECEMBER 29,   MARCH 23,
                                      1995           1996         1997
                                  ------------   ------------   ---------
Popeyes:
  Domestic--Company-operated...         117            120          119
  Domestic--Franchised.........         772            774          782
  International--Franchised....          75            127          136
                                      -----          -----        -----
    Total......................         964          1,021        1,037
                                      =====          =====        =====
Churchs:
  Domestic--Company-operated...         589            622          574
  Domestic--Franchised.........         364            367          446
  International--Franchised....         266            268          273
                                      -----          -----        -----
    Total......................       1,219          1,257        1,293
                                      =====          =====        =====

     A substantial portion of the domestic Company-operated restaurants are located in the South and Southwest areas of the United States. The Company does not currently own or operate any restaurants outside of the United States. The Company's international franchisees operate primarily in Mexico, Canada, Puerto Rico and numerous countries in Asia.

     The Company was established in 1992 under the corporate name of America's Favorite Chicken Company to become the successor to Al Copeland Enterprises, Inc. ("ACE") when it emerged from bankruptcy. The amount of retained deficit of ACE eliminated through fresh start reporting was approximately $69 million. In October 1996, the Company changed its name to AFC Enterprises, Inc. to reflect its planned diversification into non-chicken segments of the quick-service restaurant industry.

                             AFC ENTERPRISES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. These estimates affect the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Certain items in the prior period financial statements, and notes thereto, have been reclassified to conform with the current presentation. The Company has a 52/53-week fiscal year ending on the last Sunday in December. The 1994, 1995 and 1996 fiscal years consisted of 52, 53 and 52 weeks, respectively. The interim periods ended March 24, 1996 and March 23, 1997, each consisted of 12 weeks.

     CASH AND CASH EQUIVALENTS

     The Company considers all money market investment instruments and certificates of deposit with maturities of three months or less to be cash equivalents for the purpose of preparing the accompanying statements of cash flows. At December 31, 1995 and December 29, 1996, cash equivalents included $6.4 million and $10.9 million, respectively, of overnight repurchase agreements.

     The Company does not believe it is exposed to any significant credit risk on money market investments with commercial banks, because its policy is to make such deposits only with highly rated institutions.

     Outstanding checks represent checks issued which have not yet cleared the bank and are presented as a current liability in the accompanying financial statements.

     ACCOUNTS RECEIVABLE

     Accounts receivable consist primarily of amounts due from franchisees related to royalties, rents and miscellaneous equipment sales. The accounts receivable balances are stated net of reserves for doubtful accounts.

     A summary of changes in the allowance for doubtful accounts is as follows (dollars in thousands):

                                  DECEMBER 25,    DECEMBER 31,    DECEMBER 29,
                                      1994            1995            1996
                                  ------------    ------------    ------------
Balance, beginning of period...        $ 8,946          $2,093         $ 2,078
 Provisions....................             74             720             816
 Recoveries....................             66             101           1,193
 Write-offs....................         (6,993)           (836)         (2,630)
                                       -------          ------         -------

Balance, end of period.........        $ 2,093          $2,078         $ 1,457
                                       =======          ======         =======

     NOTES RECEIVABLE

     Notes receivable consist primarily of notes from franchisees and third parties to finance acquisitions of certain restaurants from the Company and to finance certain past due royalties, rents, interest or other amounts due. The Company has also provided financial support to certain franchisees in converting their restaurants to the Popeyes concept. The current portion of notes receivable of

                             AFC ENTERPRISES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

$1,407, $556 and $1,132, as of December 31, 1995, December 29, 1996, and March
23, 1997, respectively (in thousands), are included in current accounts and notes receivable. The notes receivable balances are stated net of reserves for uncollectibility.

     A summary of changes in the allowance for uncollectible notes is as follows (dollars in thousands):

                                  DECEMBER 25,    DECEMBER 31,    DECEMBER 29,
                                      1994            1995            1996
                                  ------------    ------------    ------------

Balance, beginning of period...        $ 8,822         $ 4,618         $ 3,371
 Provisions....................            444              --              --
 Recoveries....................             --              11              20
 Write-offs....................         (4,648)         (1,258)         (1,520)
                                       -------         -------         -------

Balance, end of period.........        $ 4,618         $ 3,371         $ 1,871
                                       =======         =======         =======

     INVENTORIES

     Inventories, consisting primarily of food items, packaging materials, and restaurant equipment, are stated at the lower of cost (determined on a first-in, first-out basis) or market.

     PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost, including capitalized interest and overhead incurred throughout the construction period for certain assets. Provisions for depreciation and amortization are made principally on the straight-line method over the estimated useful lives of the assets or, in the case of leases, the term of the applicable lease, if shorter. The ranges of estimated useful lives used in computing depreciation and amortization are as follows:

          ASSET CLASSIFICATION                NUMBER OF YEARS
----------------------------------------      ---------------

Buildings...............................            7-20
Equipment...............................             3-8
Leasehold improvements..................            3-15
Capital lease buildings and equipment...            3-20

     INTANGIBLE ASSETS

     Intangible assets consist primarily of franchise value and trademarks and reorganization value in excess of amounts allocable to identifiable assets ("Reorganization Goodwill") and are being amortized on a straight-line basis ranging from 10 to 20 years.

     LONG-LIVED ASSETS

     Management periodically reviews the performance of restaurant properties. If it is determined that a restaurant will be closed, a provision is made to adjust the carrying value of the restaurant's property and equipment to net realizable values. Property held for sale includes closed restaurant

                             AFC ENTERPRISES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

properties and other corporate property held for sale and is recorded at its estimated net realizable value.

     In 1995, the Company adopted Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". It is the Company's policy to evaluate operating restaurant properties on a market basis and other assets such as assets held for sale and income producing assets on an individual property basis. The identifiable cash flows of long-lived assets and their carrying values were compared to estimates of the recoverability of the asset values. No significant impairment losses were recorded in 1995 or 1996 resulting from the implementation of SFAS No. 121.

     STOCK-BASED EMPLOYEE COMPENSATION

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123"). This new standard defines a fair value based method of accounting for an employee stock option or similar equity instrument. SFAS No. 123 gives entities a choice of recognizing related compensation expense by adopting the new fair value method or to continue to measure compensation using the intrinsic value approach under APB No. 25. If APB No. 25 is used by an entity, SFAS No. 123 requires supplemental disclosure to show the effects of using SFAS No. 123 for stock option issuances effective after December 15, 1994. The Company continues to account for stock options under APB No. 25. Had compensation expense for all of the Company's stock option plans been determined consistent with SFAS No. 123, the Company's net income (loss) would have been reduced (increased) to the following pro forma amounts (dollars in thousands):

                                 YEAR ENDED
                        ----------------------------
                        DECEMBER 31,    DECEMBER 29,
                            1995            1996
                        ------------    ------------
Net income (loss):
As reported..........      $(8,827)         $3,395
Pro forma............      (8,827)          3,137

     The pro forma effect of SFAS No. 123 on the net income attributable to the twelve-weeks ended March 24, 1996 and March 23, 1997 was immaterial.

     Because the SFAS No. 123 method of accounting has not been applied to options issued prior to December 15, 1994, the resulting pro forma compensation expense may not be representative of that to be expected in future years. The fair value of options granted in 1995 was calculated to be zero under the Black-Scholes option pricing method described below; therefore, the net loss for the year ended December 31, 1995 would not have been affected by SFAS No. 123.

     The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1995 and 1996: risk-free interest rate of approximately 6.5%; expected volatility of approximately 26.0% based on the performance of publicly traded businesses within the Company's industry; expected lives of approximately 12 years, 10 years and 7 years for the 1992 Stock Option Plan, the 1996 Performance-based Stock Option Plan and the 1996 Stock Option Plan, respectively (See Note 11).

                             AFC ENTERPRISES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

     REVENUES FROM FRANCHISING

     The Company generates revenues from franchising through the following agreements with its franchisees:

     FRANCHISE AGREEMENTS. In general, the Company's franchise agreements provide for the payment of a franchise fee for each opened franchised restaurant. The franchise agreements also generally require the franchisees to pay a 5% royalty to the Company and an advertising fund contribution of 3% for Popeyes and 4% for Churchs based on net restaurant sales. Certain franchise agreements provide for lower royalties and advertising fund contributions.

     DOMESTIC DEVELOPMENT AGREEMENTS. Domestic development agreements provide for the development of a specified number of restaurants within a defined domestic geographic territory in accordance with a schedule of restaurant opening dates. Development schedules generally cover three to five years and typically have benchmarks for the number of restaurants to be opened and in operation at six to twelve month intervals. Development agreement payments are made when the agreement is executed and are nonrefundable.

     INTERNATIONAL DEVELOPMENT AGREEMENTS. International development agreements are similar to domestic development agreements but pertain to franchised restaurants in jurisdictions outside of the United States. In that regard, these agreements include provisions to address the international aspects of the franchise agreement (foreign currency exchange, taxation, dispute resolution, etc.). These agreements generally include a territorial fee related to establishing the franchise in a new country. International development agreement payments and related territorial fees are received when the agreement is executed and are nonrefundable.

     Franchise fees, domestic development fees and international development fees are recorded as deferred revenues when received and are recognized as revenue when the restaurants covered by the fees are opened and/or all material services or conditions relating to the fees have been substantially performed or satisfied by the Company. Royalties, are recorded as revenues by the Company when the restaurant sales by the franchisee occurs.

     REVENUES FROM MANUFACTURING

     The Company's revenues from manufacturing consist primarily of sales of fryers and other custom-fabricated restaurant equipment from its manufacturing business to distributors and franchisees.

     OTHER REVENUES

     The Company's other revenues consist of net rental income from properties owned and leased by the Company which are leased or subleased to franchisees and third parties and interest income earned on notes receivable from franchisees and third parties.

     SELF-INSURANCE PROGRAMS

     The Company maintains insurance plans for general and auto liability insurance, employee medical insurance and workers' compensation insurance, except for workers' compensation liabilities in the state of Texas, where the Company is self-insured against such liabilities. All of the Company's insurance programs, including its self-insured liabilities, have provisions which limit the Company's exposure on a per-incident basis.

                             AFC ENTERPRISES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

     The Company has established reserves with respect to the above described programs based on the estimated total losses the Company will experience. The portion of the reserves for the amount of claims expected to be settled during the succeeding year are included in accrued expenses in the accompanying balance sheets, and the balance of the reserves are included in other liabilities. The Company's insurance reserves are partially collateralized by letters of credit and/or cash deposits.

     INTERNATIONAL OPERATIONS

     As of March 23, 1997, the Company licenses franchisees to operate Churchs and Popeyes restaurants at 409 locations in 20 foreign countries and plans to expand its non-U.S. franchised operations significantly over the next several years. Although the Company does not currently own any material non-U.S. operations or participate in the equity ownership of its non-U.S. franchisees, its revenues from foreign franchisees consisting mainly of royalties payable in U.S. dollars (based on a percentage of net restaurant sales) are exposed to the adverse effects on its franchisees' results of operations of currency fluctuations and changes in the local economies in which its franchisees operate. The Company does not currently maintain any hedges against foreign currency fluctuations. For fiscal years 1994, 1995 and 1996 and for the twelve-week periods ending March 24, 1996 and March 23, 1997, royalties and other revenues from foreign franchisees represented 1.8%, 2.2%, 2.4%, 2.2% and 2.1%, respectively, of total revenues of the Company.

2.  EQUITY INVESTMENT

     On April 11, 1996 ("Closing"), a private investor group (the "Investor Group") and the Company completed a transaction in which the Investor Group purchased approximately 21.1 million shares of AFC common stock for a purchase price of $70.0 million (the "Equity Investment"). As a result of this purchase, the Investor Group became the majority common shareholder of AFC with 58.3% of the Company's common stock on a fully diluted basis.

     With the proceeds from the sale of common stock, the Company retired approximately $64.0 million of its Tranche A and B debt (See Note 8) and paid
transaction fees in the amount of approximately $6.0 million.   The remaining
Tranche A and B debt was refinanced into a new term loan (See Note 8) and the Company's 8% Preferred Stock was exchanged for new 10% Preferred Stock (See Note
15).

3.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments held by the Company:

          CURRENT ASSETS AND CURRENT LIABILITIES. The Company's financial instruments consist primarily of cash, accounts receivable, and accounts payable. The carrying value approximates fair value due to the short-term maturity of these items.

          LONG-TERM NOTES RECEIVABLE. The fair value of long-term notes receivable approximates the carrying value as management believes the respective interest rates are commensurate with the credit and interest rate risks involved. In addition, management has established a reserve for doubtful note receivable accounts (See Note 1).

          LONG-TERM DEBT. The fair value of the Company's long-term debt is based on secondary market indicators. Since the Company's debt is not quoted, estimates are based on each obligation's characteristics, including remaining maturities, interest rate, credit rating, collateral, amortization schedule and liquidity. The carrying value approximates fair value.

                             AFC ENTERPRISES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


4.  INVENTORIES

     The major components of inventory are as follows (dollars in thousands):

                                                  December 31,    December 29,
                                                     1995            1996
                                                  ------------    ------------

       Food items, food preparation and
         packaging materials..................      $2,396          $2,578
       Restaurant equipment for resale........       3,179           1,383
                                                    ------          ------
                                                    $6,115          $3,961
                                                    ======          ======

5.  PROPERTY AND EQUIPMENT

   The major components of property and equipment are as follows (dollars in thousands):

                                                 DECEMBER 31,    DECEMBER 29,
                                                    1995            1996
                                                 ------------    ------------
    Owned properties:
      Land......................................   $ 46,770        $ 44,933
      Buildings.................................     65,152          67,526
      Equipment.................................     68,659          79,951
      Leasehold improvements....................     32,480          36,384
      Construction work in process                    1,036           4,892
      Properties held for sale                        2,562           5,116

    Capital leases:
      Building                                        3,965           4,238
      Equipment.................................     12,448          24,336
                                                   --------        --------
                                                    233,072         267,376

    Less: accumulated depreciation
      and amortization..........................     58,939        $ 78,153
                                                   --------        --------
                                                   $174,133        $189,223
                                                   ========        ========

     Depreciation and amortization expense related to property and equipment was approximately $19.6 million, $22.8 million and $25.0 million for the years ended December 25, 1994, and December 31, 1995 and December 29, 1996, respectively.

6.  INTANGIBLE ASSETS

     Intangible assets consist of the following (dollars in thousands):

                                                DECEMBER 31,       DECEMBER 29,
                                                    1995               1996
                                                ------------       ------------

      Franchise value and trademarks               $110,000          $110,000
      Reorganization goodwill................         5,642             5,642
      Other..................................         2,212             3,729
                                                   --------          --------
                                                    117,854           119,371
      Less: accumulated amortization.........        19,203            25,160
                                                   --------          --------
                                                   $ 98,651          $ 94,211
                                                   ========          ========

                             AFC ENTERPRISES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

     Amortization expense for the years ended December 25, 1994, December 31, 1995 and December 29, 1996, was approximately $5.9 million.

7.  OTHER LIABILITIES

     A summary of other liabilities is as follows (dollars in thousands):

                                          DECEMBER 31,          DECEMBER 29,
                                              1995                  1996
                                          ------------          ------------

       Insurance.........................      $11,659               $11,928
       Deferred franchise revenues.......        5,327                 4,743
       Litigation and environmental......       10,827                 9,267
       Leasehold rebates.................        2,665                 2,289
       Other.............................        4,735                 5,208
                                               -------               -------
                                               $35,213               $33,435
                                               =======               =======

8.  LONG-TERM DEBT

     As a result of the Equity Investment (See Note 2), the Company's term loan and revolving line of credit agreements with Canadian Imperial Bank of Commerce ("CIBC") were amended and restated effective April 11, 1996. In connection therewith, the Company wrote off the unamortized balances of debt discounts associated with the Tranche A and B term loans and other unamortized debt-related costs. The write-off of such balances is included as an extraordinary loss in the accompanying statements of operations. A new credit agreement was entered into in conjunction with the Equity Investment (the "1996 Term Loan") whereby the remaining indebtedness after repayment of approximately $64.0 million of Tranche A and B term debt was refinanced into a new term loan and revolving credit facility. Debt issuance costs of $0.2 million were incurred during the refinancing.

     A summary of the Company's long-term debt is as follows (dollars in thousands):

                                              DECEMBER 31,       DECEMBER 29,
                                                  1995               1996
                                              -------------      ------------
   ........................................
Term Loans:
 Tranche A (face value of $192,264)........      $184,665          $     --
 Tranche B (face value of $3,748)..........         3,621                --
 1996 Term Loan............................            --           127,139
Other notes................................         1,022             1,072
                                                 --------          --------
                                                  189,308           128,211
   Less:  current maturities...............         6,140             6,405
                                                 --------          --------
                                                 $183,168          $121,806
                                                 ========          ========

     The following is a schedule of the aggregate maturities of long-term debt as of December 29, 1996, for each of the succeeding five years and thereafter (dollars in thousands):

                             AFC ENTERPRISES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


                          YEAR           AMOUNT
                     -------------      --------

                     1997.........      $  6,405
                     1998.........         8,997
                     1999.........        15,261
                     2000.........        25,213
                     2001.........        72,335
                     Thereafter...            --
                                        --------
                                        $128,211
                                        ========

     The Company's 1996 Term Loan and certain letter of credit facilities described below were provided by various financial institutions which hold a majority of the preferred stock and a minority of the common stock of the Company.

     1996 TERM LOAN

     The 1996 Term Loan bears interest at a rate per annum equal to either (i) the CIBC Alternate Base Rate (as defined) plus 1.75% or (ii) the London Inter-Bank Offering Rate (as defined) plus 2.75%, interest payable at varying dates ranging from one to three months. At December 29, 1996 the interest rate on the 1996 Term Loan ranged from 8.28% to 10.00%. The 1996 Term Loan is secured by substantially all of the Company's assets and contains certain covenants and mandatory prepayment provisions. This loan also contains covenants which include, among other provisions, the maintenance of certain financial ratios, limitations on indebtedness and capital expenditures, and the payment of dividends under certain conditions.

     The 1996 Term Loan is payable in quarterly installments ranging from $1.3 to $7.5 million beginning July 1996, with the remaining principal due in two installments of $14.5 and $42.6 million in July 2001 and October 2001, respectively. The loan has certain mandatory prepayment provisions triggered by the sale of assets and capital stock or the generation of excess cash flow, as defined in the agreement. During the fiscal year ended December 29, 1996, there were no prepayments required to be made by the Company under the agreement.

     REVOLVING CREDIT LOANS AND LETTER-OF-CREDIT FACILITY

     As part of the 1996 Term Loan agreement, the Company entered into a new revolving credit commitment and letter-of-credit facility (the "Revolving Credit Loans") which mature in 2001. This facility replaced the existing credit facility under the Tranche A and B Term Loan agreement which would have matured in 1998.

     Under the terms of the Revolving Credit Loans, the Company may borrow and obtain letters of credit up to an aggregate of $25.0 million. At December 29, 1996, there were no short-term borrowings outstanding and $11.9 million of outstanding letters of credit leaving unused revolving credit available for short-term borrowings and letters of credit of $9.0 and $4.1 million, respectively. The agreement provides for a commitment fee of 0.5% per annum applied to the average daily amount available under the revolving credit commitment and a 2.75% per annum commitment fee applied to the undrawn face amount of the letters of credit. The Revolving Credit Loans are governed by the same conditions and covenants as the 1996 Term Loan and the amounts outstanding bear interest at the same rate as the 1996 Term Loan.

                             AFC ENTERPRISES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

     The Company has certain additional letters of credit aggregating $4.3 million as of December 29, 1996. The aforementioned letters of credit do not represent debt of the Company but rather are used to secure certain insurance and utility obligations.

     SUBSEQUENT EVENTS--NEW CREDIT FACILITY AND SUBORDINATED NOTES

     Subsequent to December 29, 1996, the Company entered into a new debt facility and subordinated notes which significantly changed the amounts, terms and provisions of the aforementioned debt and letter-of-credit facilities. See
Note 18 for a further discussion of these events.

9.  LEASES

     The Company maintains leases covering restaurant land and building properties, computer software, hardware and other equipment which expire on various dates through 2015 and generally require additional payments for property taxes, insurance and maintenance. Certain leases provide for rentals based upon a percentage of sales by Company-operated restaurants in addition to the minimum annual rental payments.

     Future minimum payments under capital and operating leases, as of December 29, 1996 are as follows (dollars in thousands):

                                                        CAPITAL    OPERATING
                                                        LEASES      LEASES
                                                        -------    ---------
       1997..........................................    $ 7,785     $ 8,858
       1998..........................................      7,558       7,779
       1999..........................................      6,228       6,232
       2000..........................................      4,039       4,829
       2001..........................................      2,203       4,092
       Thereafter....................................      3,801      12,826
                                                         -------     -------
        Future minimum lease payments................     31,614     $44,616
                                                                     =======
        Less: amounts representing interest..........      8,032
                                                         -------
        Total obligations under capital leases.......     23,582
        Less: current portion........................      5,348
                                                         -------
        Long-term obligations under capital leases...    $18,234
                                                         =======

     Rent expense for operating leases for the fiscal years ended December 25, 1994, December 31, 1995 and December 29, 1996, amounted to $8.9 million, $10.8 million and $9.9 million, respectively, including percentage rents of $0.5, $0.6 and $0.7 million, respectively.

     As of December 29, 1996, the Company leases restaurant properties with an aggregate book value of $12.1 million to certain franchisees and others. Some of these properties are owned by the Company and others are leased from third parties. Rental income from these leases was approximately $6.9 million, $7.0 million and $6.4 million for the fiscal years ended in 1994, 1995 and 1996, respectively, and was primarily based upon a percentage of restaurant sales. The lease terms under these agreements expire on various dates through 2021.

                             AFC ENTERPRISES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

     SUBSEQUENT EVENTS--REPAYMENT OF CERTAIN CAPITAL LEASE OBLIGATIONS

     Subsequent to December 29, 1996, the Company anticipates repaying certain capital lease obligations related to information technology (approximately $11.3 million at December 29, 1996). See Note 18 for a further discussion of these events.

10.  INCOME TAXES

     The components of income tax expense (benefit) included in the statements of operations are as follows (dollars in thousands):

                                                               FOR YEARS ENDED
                                                  --------------------------------------------
                                                  DECEMBER 25,    DECEMBER 31,    DECEMBER 29,
                                                      1994            1995           1996
                                                  ------------    ------------    ------------
Current income tax expense consists of:
 Federal.......................................         $    -       $  210          $  363
 State.........................................             54          118              42
 Foreign.......................................          2,403        1,573           1,705
                                                        ------       ------          ------
  Total........................................         $2,457       $1,901          $2,110
                                                        ======       ======          ======

                                                               FOR YEARS ENDED
                                                  --------------------------------------------
                                                  DECEMBER 25,    DECEMBER 31,    DECEMBER 29,
                                                      1994            1995           1996
                                                  ------------    ------------    ------------
Deferred income tax expense (benefit)
 consists of:
 Federal.......................................        $(2,385)     $(4,322)        $ 1,857
 State.........................................           (625)        (548)            228
 Foreign.......................................             --           --          (1,705)
                                                       -------      -------         -------
  Total........................................         (3,010)      (4,870)            380
                                                       -------      -------         -------
  Income tax expense (benefit).................        $  (553)     $(2,969)        $ 2,490
                                                       =======      =======         =======

  A reconciliation of the Federal statutory income tax rate to the Company's effective tax rate is as follows:

                             AFC ENTERPRISES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

                                                                FOR YEARS ENDED
                                                  --------------------------------------------
                                                  DECEMBER 25,    DECEMBER 31,    DECEMBER 29,
                                                     1994             1995            1996
                                                  -------------   -------------   ------------

Statutory Federal income tax expense
 (benefit) rate...............................     (34.0)%          (34.0)%           34.0%

 Nondeductible expenses.......................       4.1              1.9              3.7
 State/foreign income tax expense.............      18.4              5.8              4.6
 Other........................................       1.6              1.1                -
                                                   -----            -----             ----
  Effective income tax expense
   (benefit) rate.............................      (9.9)%          (25.2)%           42.3%
                                                   =====            =====             ====

     Significant components of the Company's net current deferred tax asset and net noncurrent deferred tax liability were as follows (dollars in thousands):

                                                             DECEMBER 31,           DECEMBER 29,
                                                                 1995                   1996
                                                             ------------           ------------

Current deferred tax asset:
   Insurance accruals................................         $  4,278               $  4,282
   Executive compensation award......................            3,750                     --
   Provisions for credit losses......................              779                    547
   Accrued vacation..................................              675                    684
   Other nondeductible accruals......................              174                  1,484
                                                              --------               --------
     Total current deferred tax asset.................           9,656                  6,997
                                                              --------               --------
Noncurrent deferred tax asset (liability):
   Franchise value and trademarks....................          (34,745)               (32,683)
   Property and equipment............................           (5,333)                (6,816)
   Net operating loss and tax credit carryforwards...           18,626                 15,108
   Insurance accruals................................            3,435                  3,536
   Litigation/environmental accruals.................            3,715                  3,022
   Reorganization costs..............................            4,427                  4,427
   Discount on long-term debt........................           (2,897)                    --
   Provision for credit losses--notes receivable.....            1,278                    708
   Deferred compensation.............................              753                  1,046
   Capital lease obligations.........................            5,032                  8,450
   Deferred franchise fee revenue....................            1,998                  1,779
   Other items, net..................................              426                    417

     Net noncurrent deferred tax liability............          (3,285)                (1,006)
                                                              --------               --------
     Net deferred tax asset...........................        $  6,371               $  5,991
                                                              ========               ========

     Based on management's assessment, it is more likely than not that the net deferred tax assets will be realized through future reversals of existing temporary differences and future taxable income.

                             AFC ENTERPRISES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

     The Company's net operating losses ("NOLs") expire as follows: 2004--$4.9 million; 2005--$12.4 million; 2008--$2.8 million; and 2009--$9.6 million. In addition, the Company's $4.6 million of tax credit carryforwards expire from 2001 through 2006.

     As of December 29, 1996, the Company has recognized NOLs and tax credit carryforwards in the amounts of $29.7 million and $4.6 million, respectively, against its net deferred tax liabilities. These amounts have been estimated have been estimated after application of "discharge of indebtedness" income tax laws and regulations applicable to the transactions in which the Company acquired its current business from a debtor in a bankruptcy reorganization proceeding. The Internal Revenue Service ("IRS") has not yet reviewed the Company's income tax positions with respect to the application of income tax laws and regulations regarding discharge of indebtedness. If the IRS challenges the Company's positions, it is possible that all or a portion of the Company's NOL's and tax credit carryforwards that the Company believes existed on November 5, 1992 (consisting of approximately $34 million of NOLs and $2.3 million of tax credits), could be eliminated. Should such NOLs and tax credit carryforwards be eliminated, an adjustment will be made to the Company's intangible assets which were created at the time of the emergence from bankruptcy.

     In addition, the bankruptcy reorganization proceeding constituted an "ownership change" under Section 382 of the Internal Revenue Code of 1986, as amended ("Section 382"). As a result, utilization of these pre-November 5, 1992 NOLs and tax credit carryforwards (if any) is subject to an annual limit of approximately $4.0 million of NOLs or $1.4 million of credits (but not both). Any subsequent ownership change would subject the Company to further annual limits under Section 382 on the utilization of NOLs and tax credit carryforwards existing at the time of such ownership change. However, the Company believes that any Section 382 limitations will not prevent the ultimate utilization of any existing NOLs and tax credit carryforwards (arising both before and after November 5, 1992) before they expire.

11.  STOCK OPTION PLANS

     THE 1992 STOCK OPTION PLAN

     The 1992 Stock Option Plan is a nonqualified stock option plan authorizing the issuance of options to purchase approximately 1.8 million shares of the Company's common stock. The options currently granted and outstanding allow certain officers of the Company to purchase approximately 1.8 million shares of common stock at $0.08 per share and are exercisable at various dates beginning January 1, 1994. If not exercised, the options expire 15 years after the date of issuance. The options issued in 1992 under the 1992 Stock Option Plan were issued with option exercise prices below market value of the Company's common stock. In prior years, compensation expense of approximately $2.4 million related to certain options was being amortized over their respective vesting periods of 25.0% per year. During 1995, the Company accelerated the vesting of options granted to certain officers. In connection with this accelerated vesting, the Company recorded approximately $0.6 million of compensation expense in 1995 (See Note 17). For the fiscal year ended December 29, 1996, the Company recognized an immaterial amount of compensation expense related to certain options. As of December 29, 1996, 1,553,264 options were exercisable.

     Pursuant to certain anti-dilution provisions, in April 1996, the 1992 Stock Option Plan was amended whereby the option price was reduced from $0.10 per share to $0.08 per share. In connection with the price reduction per share, approximately 0.4 million additional options were issued to the officers currently holding options under this plan.

                             AFC ENTERPRISES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


     THE 1996 PERFORMANCE-BASED STOCK OPTION PLAN

     In April 1996, the Company executed the Nonqualified Performance Stock Option Plan ("1996 Performance-Based Stock Option Plan"). This plan authorizes the issuance of approximately 2.7 million options to purchase one share each of AFC's common stock at $3.317 per share. The options currently granted and outstanding allow certain employees of the Company to purchase approximately 2.6 million shares of common stock. Vesting, as defined in the agreement, is based upon the Company achieving annual levels of EBITDA (as defined) over five fiscal year periods beginning with fiscal year 1996. If not exercised, the options expire ten years from the date of issuance. Under this plan, compensation expense will be determined and recorded when and if the employees vest in their respective options. During the fiscal year ended December 29, 1996, the Company recorded approximately $0.8 million in compensation expense related to the 504,000 options which vested in 1996 under this plan. As of December 29, 1996, approximately 504,000 options were exercisable.

     THE 1996 STOCK OPTION PLAN

     Also in April 1996, the Company executed the Nonqualified Stock Option Plan ("1996 Stock Option Plan"). This plan authorizes the issuance of approximately
1.8 million options. The Company granted approximately 0.2 million options in April 1996 at $3.317 per share, which was the market value of the Company's common stock at the date of grant. Effective December 1996, the Company granted an additional 0.1 million options at $3.317 per share. The compensation expense associated with the second option grant under this plan was immaterial. The options currently granted and outstanding allow certain employees of the Company to purchase approximately 0.3 million shares of common stock at 25% per year beginning April 1997. If not exercised, the options expire seven years from the date of issuance. As of December 29, 1996, no options were exercisable.

     SUMMARY OF PLAN ACTIVITY

     A summary of the status of the Company's three stock option plans at December 29, 1996 and December 31, 1995 and changes during the years is presented in the table and narrative below:

                                                            1995                      1996
                                                 -----------------------       -----------------------
                                                 SHARES        WTD. AVG        SHARES        WTD. AVG.
                                                 (000'S)       EX. PRICE       (000'S)       EX. PRICE
                                                ---------     ----------       ----------   ----------

        Outstanding at beginning of year...       1,357          $0.10            1,397        $0.10
        Granted options....................         234           0.10            3,413         2.93
        Exercised options..................          --             --               (5)        0.08
        Forfeited options..................        (194)          0.10             (162)        3.32
                                               --------                        --------
        Outstanding at end of year.........       1,397           0.10            4,643         2.06
                                               ========                        ========
        Exercisable at end of year.........       1,126           0.10            2,057         0.84
                                               ========                         =======
        Weighted average fair value of options
         granted (See Note 1)...............................................................   $1.99


                             AFC ENTERPRISES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


12.  OTHER EMPLOYEE BENEFIT PLANS

     PRE-TAX SAVINGS AND INVESTMENT PLAN

     The Company maintains a qualified employee benefit plan under Section 401(k) of the Code for the benefit of employees meeting certain eligibility requirements. Under the plan, employees may contribute up to 16.0% of their eligible compensation to the plan on a pre-tax basis and the Company may make both voluntary and matching contributions to the plan. The Company expensed approximately $0.2 million during 1994, 1995 and 1996 for its contribution to the plan.

     EXECUTIVE RETIREMENT AND BENEFIT PLANS

     During 1994, the Company adopted a nonqualified retirement, disability and death benefit plan for certain employees. Retirement benefits under this plan are unfunded and cover certain executive officers. Annual benefits are equal to 30.0% of the executive's average base compensation for the five years preceding retirement. The benefits are payable in 120 equal monthly installments following the executive officer's retirement date. Death benefits under this plan cover certain executive officers and are up to five times the officer's base compensation at the time of employment. The Company has the discretion to increase the employee's death benefits. Death benefits are funded by split dollar life insurance arrangements. The accumulated benefit obligation and the recorded plan liability related to this plan was approximately $0.4 million, $0.7 million and $1.0 million as of December 25, 1994, December 31, 1995 and December 29, 1996, respectively.

     Expense for the retirement plan for the years ended December 25, 1994, December 31, 1995 and December 29, 1996, was approximately $0.3 million.

     The Company's assumptions used in determining the plan cost and liabilities include a discount rate of 8.0% per annum in 1994 and 7.5% per annum in 1995 and 1996 and a 5.0% rate of salary progression in 1994, 1995 and 1996.

     The Company also provides post-retirement medical benefits (including dental coverage) for certain retirees and their spouses. This benefit begins on the date of retirement and ends after 120 months or upon the death of both parties. The accumulated post-retirement benefit obligation for the plan as of December 31, 1995 and December 29, 1996, was approximately $0.3 million, and the net periodic expense for the medical coverage continuation plan for 1994, 1995 and 1996 was approximately $28,000, $44,000 and $71,000, respectively.

13.  RELATED PARTY TRANSACTIONS

     In 1994, 1995 and 1996 the Company received legal services from a law firm associated with a member of the Company's Board of Directors. During the fiscal years ended December 25, 1994, December 31, 1995 and December 29, 1996, the total amount paid to this law firm was $1.3 million, $0.9 million and $0.5 million, respectively.

     In April 1996, the Company loaned certain officers of the Company an aggregate of $4.5 million to pay personal withholding tax liabilities incurred as a result of the $10.0 million executive compensation award (See Note 17).
All the individual notes have similar terms. The notes bear interest at 6.25% per annum with principal and interest payable at the end of the term of the note which is approximately seven and one half years from the date of issuance. Each note is secured by the common stock awarded to the officers. At the date of issuance, a discount was recorded to present the notes at fair market value. Accordingly, compensation expense was recognized in an amount of $0.9 million for the fiscal year ended December 29, 1996. The note receivable balance, net of the

                             AFC ENTERPRISES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

unamortized discount, and interest receivable balance as of December 29, 1996 are included as a reduction to shareholders' equity in the accompanying balance sheets and statements of shareholders' equity (deficit) since the common stock awarded to the officers secures payment of the individual notes.

14.  COMMITMENTS AND CONTINGENCIES

     EMPLOYEE AGREEMENTS

  The three most senior executives and the Company have entered into employment agreements containing customary employment terms which provide for an annual base salary, subject to annual adjustment by the Board of Directors, an annual incentive bonus, stock options, fringe benefits, participation in Company-sponsored benefit plans and such other compensation as may be approved by the Board of Directors. The terms of the agreements terminate in 1998, unless earlier terminated or otherwise renewed, pursuant to the terms thereof. Pursuant to the terms of the agreements, if employment is terminated without cause or if written notice not to renew employment is given by the Company, the executive would be entitled to, among other things, one to two-and-one-half times their base annual salary and the bonus payable to the individual for the fiscal year in which such termination occurs. Under the agreements, upon (i) a change of control of the Company, (ii) a significant reduction in the executive's responsibilities, title or duties or (iii) the relocation of the Company's principal office more than 45 miles from its current location, the executive may terminate his employment and would be entitled to receive, among other things, the same severance pay he would have received had his employment been terminated by the Company without cause.

     CHICKEN SUPPLY CONTRACTS

     The Company's and its franchisees' principal raw material is fresh chicken. The Company maintains purchase agreements with its fresh chicken suppliers that provide for a "ceiling", or highest price, and a "floor", or lowest price, that the Company will pay for chicken over the contract term and the ceilings are generally set at prices above the current market price. Such supply contracts are generally for one to two years.

     LITIGATION

     In June 1996, the Company was named as a defendant to a certain lawsuit commenced by Alvin C. Copeland and Diversified Foods and Seasonings, Inc. ("Diversified") against Flavorite Laboratories, Inc. ("Flavorite") alleging misappropriation of certain trade secrets and tortious interference with contractual relations, among other things, with respect to the formula used in the preparation of Popeyes fried chicken products and the supply of certain ingredients used in such products. Management believes such lawsuit to be without merit and is vigorously defending such action. While the Company cannot predict the outcome of such litigation, it does not expect such litigation to have a materially adverse effect on the results of operations or financial condition of the Company.

     The Company has been named as a defendant in various actions arising from its normal business activities in which damages in various amounts are claimed. The Company has established reserves in the accompanying balance sheets to provide for the defense and settlement of current litigation and management believes that the ultimate resolution of these matters will not have a material adverse effect on the financial condition or results of operations of the Company.

                             AFC ENTERPRISES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

     ENVIRONMENTAL MATTERS

     Approximately 200 of the Company's owned and leased properties are known or suspected to have been used by prior owners or operators as retail gas stations, and a few of these properties may have been used for other environmentally sensitive purposes. Many of these properties previously contained underground storage tanks ("USTs") and some of these properties may currently contain abandoned USTs. As a result of the use of oils and solvents typically associated with automobile repair facilities and gas stations, it is possible that petroleum products and other contaminants may have been released at these properties into the soil or groundwater. Under applicable Federal and state environmental laws, the Company, as the current owner or operator of these sites, may be jointly and severally liable for the costs of investigation and remediation of any such contamination. As a result, after an analysis of its property portfolio, including testing of soil and groundwater at a representative sample of its facilities, the Company accrued a reserve of approximately $6.0 million for environmental remediation liabilities. While the Company is currently not subject to any administrative or court order requiring remediation at any of its properties, the Company is considering active remediation at a limited number of facilities containing USTs.

     INFORMATION TECHNOLOGY OUTSOURCING

     The Company entered into an agreement with IBM Global Services, a division of IBM ("IGS") commencing on August 1, 1994, for a ten-year term, to outsource the Company's information technology, programming and computer operations. This agreement allows the Company to update its corporate and restaurant systems with state-of-the-art computer software and hardware. IGS will purchase the software and hardware, guarantee levels of performance, maintain the operating systems and hardware, perform applications development and maintenance, and provide other administrative, management and support functions.

     Future minimum payments under this agreement, exclusive of payments included in Note 9 as capital lease payments for systems installed as of December 29, 1996, are as follows at December 29, 1996 (dollars in thousands):


                            YEAR          AMOUNT
                      ---------------  ------------

                      1997.........        $10,162
                      1998.........         11,021
                      1999.........          9,621
                      2000.........          8,048
                      2001.........          6,834
                      Thereafter...         16,783
                                           -------
                                           $62,469
                                           =======

     Included in the above payments to IGS are amounts related to point-of-sale ("POS") and client server software, hardware and the installation thereof (collectively "information technology assets") which will be placed in service after 1996. Capital leases will be established to account for these amounts as the POS and client server systems are installed. Included in the above schedule are payments of approximately $21.1 million for the systems to be installed subsequent to 1996 related to these future capital leases. It is estimated that the remaining payments due under the contract of approximately $41.4 million will be reflected as restaurant operating or general and administrative costs and expenses.

                            AFC ENTERPRISES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

     Operating expenses of approximately $4.8 million, $9.0 million and $7.5 million related to the outsourcing contract have been included in the statements of operations for the years ended December 25, 1994, December 31, 1995 and December 29, 1996, respectively.

     SUBSEQUENT EVENTS--FUTURE FINANCING OF INFORMATION TECHNOLOGY ASSETS

     Subsequent to December 29, 1996, the Company anticipates that information technology assets which will be purchased in the future will be paid through proceeds from a new credit facility and subordinated notes. See Note 18 for a further discussion of these events.

     FORMULA AGREEMENT

     The Company has entered into a formula licensing agreement, as amended, (the "Formula Agreement"), with Alvin C. Copeland, the former owner of the Popeyes and Churchs restaurant systems, and Diversified, which calls for the worldwide exclusive licensing to the Company of the spicy fried chicken formula and whatever additional recipes and formulas for other Popeyes products, that Alvin C. Copeland may own, if any. The Formula Agreement provides for monthly royalty payments of $237,500 until April 1999, and thereafter, monthly royalty payments of $254,166 until March 2004 and thereafter royalty payments of 1.5% of gross sales of certain Company-operated Popeyes Restaurants and 0.5% of gross sales of certain franchised restaurants as long as the Company continues to use formulas covered under the Formula Agreement. Total royalty payments were $2.7 million, $2.9 million and $2.9 million in the fiscal years ended December 25, 1994, December 31, 1995 and December 29, 1996, respectively.

     SUPPLY AGREEMENTS

     The Company has a supply agreement with Diversified under which the Company is required to purchase certain propriety products made exclusively by Diversified. This contract expires in 2004.

     Supplies are generally provided to franchised and Company-operated restaurants in the Popeyes and Churchs systems pursuant to supply agreements negotiated by Popeyes Operators Purchasing Cooperative Association, Inc. ("POPCA") and Churchs Operators Purchasing Association, Inc. ("COPA"), respectively, each a not-for-profit corporation that was created for the purpose of consolidating the collective purchasing power of the franchised and Company-operated restaurants and negotiating favorable terms therefor. The purchasing cooperatives are not obligated to purchase, and do not bind their members to commitments to purchase, any supplies. Membership in each cooperative is open to all franchisees. Since 1995, the Company's franchise agreements have required that each franchisee joins its respective purchasing cooperative as a member. All Company-operated Popeyes and Churchs restaurants are members of POPCA or COPA, as the case may be. Substantially all of the Company's domestic franchisees participate in POPCA or COPA.

     ADVERTISING FUNDS

     In accordance with the Popeyes and Churchs franchise agreements, advertising funds have been established (the "Advertising Funds") whereby the Company contributes a percentage of sales (generally 5%) to the Advertising Funds in order to pay for the costs of funding advertising and promotional activities. In accordance with the franchise agreement, the net assets and transactions of the Advertising Funds are not commingled with the working capital of the Company. The net assets and transactions of the Advertising Funds are, therefore, not included in the accompanying financial statements. The Company's contributions to the Advertising Funds are recorded in restaurant operating expenses in the accompanying financial statements.

                            AFC ENTERPRISES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

     LICENSE AGREEMENT

     The Company currently has a number of domestic and international agreements with The Hearst Corporation, King Features Syndicate Division ("King Features") under which the Company has the exclusive license to use the image and likeness of the cartoon character "Popeye" (and certain companion characters such as "Olive Oyl") in connection with the operations of franchised and Company-operated Popeyes restaurants worldwide. Under the current agreements, the Company is obligated to pay King Features a royalty of 0.1% of the first $1.0 billion of Popeyes systemwide sales and 0.05% for the next $2.0 billion of such sales. The King Features agreements automatically renew annually.

     OTHER COMMITMENTS

     The Company has guaranteed certain loans and lease obligations approximating $1.8 million at December 29, 1996.

15.  MANDATORILY REDEEMABLE PREFERRED STOCK

     GENERAL

     The Company has 1,250,000 shares of an authorized class of 8% redeemable cumulative preferred stock, par value $0.01 per share (the "8% Preferred Stock") with a stated value of $100 per share. The 8% Preferred Stock was originally recorded at its fair value of $39.4 million. The difference between the stated value of $56.0 million and the fair value was being accreted through November 5, 1998, (the earliest date of mandatory redemption) using the effective interest rate method. Holders of shares of 8% Preferred Stock did not have preemptive rights. Prior to Closing (See Note 2), each holder of the Company's 8% Preferred Stock was offered the opportunity to exchange its shares for 10% Cumulative Exchangeable Redeemable Preferred Stock (the "10% Preferred Stock"), a new class of preferred stock established in 1996. Of the 560,000 outstanding 8% Preferred Stock at the time of Closing, 535,152 shares were exchanged for an equal number of 10% Preferred Stock. In September 1996, the remaining 24,848 shares of 8% Preferred Stock were exchanged for 10% Preferred Stock. The accretion associated with the 8% Preferred Stock was accelerated concurrently with the exchange. As of December 29, 1996, there were no shares issued and outstanding of the 8% Preferred Stock.

     The Company has 1,250,000 authorized shares of 10% Preferred Stock with a par value of $0.01 per share and stated value of $100 per share. This class of preferred stock is cumulative, exchangeable and redeemable. Since the exchange discussed herein was made at the 8% Preferred Stock's stated value, which is equal to the 10% Preferred Stock's market value, the Company does not need to accrete the 10% Preferred Stock. As of December 29, 1996, there were 560,000 shares issued and outstanding of the 10% Preferred Stock.

     DIVIDENDS

     Holders of shares of the 10% Preferred Stock are entitled to receive, when and if declared by the Company's Board of Directors, dividends out of funds legally available at an annual rate of $10.00 per share of 10% Preferred Stock. The dividends are cumulative and are payable annually commencing on April 11, 1997. The dividends are payable in cash, or at the Company's option, by issuing additional shares of 10% Preferred Stock at a rate of one share for each $100 of dividend, provided however, that accrued and unpaid dividends must be paid in cash for any annual period in which dividends are paid with respect to the Company's common stock. The Company is precluded under its 1996 Term Loan from paying cash dividends on the 10% Preferred Stock for two years from the

                            AFC ENTERPRISES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

date of issuance. As such, dividends will be paid in shares of 10% Preferred Stock through April 11, 1998. As dividends will be paid by issuing preferred stock for the first two years from the date of issuance, dividends accrued as of December 29, 1996 have been included in the 10% Preferred Stock balance in the accompanying balance sheets and statements of shareholders' equity as of and for the fiscal year ended December 29, 1996.

     VOTING RIGHTS AND LIQUIDATION RIGHTS

     Holders of shares of the 10% Preferred Stock are not entitled to vote on any matter in which the holders of any voting securities of the Company shall be entitled to vote. The 10% Preferred Stock agreement contains provisions whereby the Preferred Shareholders can receive representation on the Company's Board of Directors by electing one director at any annual or special meeting of shareholders at which directors of the Company are elected. The right to elect a director will terminate upon the occurrence of certain events as defined in the agreement.

     In the event of any liquidation, dissolution or winding up of the affairs of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of the 10% Preferred Stock shall be entitled to receive, in cash, out of the remaining net assets of the Company, the stated value of the preferred stock, plus any accrued dividends, before any common stock or any other capital stock of the Company ranking junior to the 10% Preferred Stock.

     MANDATORY REDEMPTION, EXCHANGES AND REPURCHASE WITH NOTES

     The 10% Preferred Stock must be redeemed by the Company on April 11, 2004, for a price of $100 per share plus accrued and unpaid dividends as of that date. The Company has the option under the agreement to redeem all or a portion of the 10% Preferred Stock at $100 per share plus accrued and unpaid dividends from time to time after the original issuance date. If on the mandatory redemption date of April 11, 2004, the funds of the Company legally available for such redemption are insufficient to redeem all shares of 10% Preferred Stock required to be redeemed, funds to the maximum extent legally available for such purposes will be used to redeem the maximum number of outstanding shares of 10% Preferred Stock. Thereafter, the Company will continue to redeem such shares, on a pro rata basis, and as promptly as practicable after funds are legally available. Any outstanding shares of 10% Preferred Stock will continue to accrue dividends as set forth in the agreement and discussed above.

     The Company, at its option, may from time to time require the holders of outstanding shares of the 10% Preferred Stock to exchange such shares in whole or, in part, for 10% Cash-Pay Subordinated Debentures (the "Exchange Debentures") of the Company as defined in the agreement. Holders of such shares will be entitled to receive Exchange Debentures in a principal amount equal to
(i) $100 for each outstanding share of 10% Preferred Stock exchanged plus (ii) all accrued but unpaid dividends with respect to such shares. The Exchange Debentures mature on April 11, 2004 and bear interest at a rate of 10% per annum, payable annually.

     SUBSEQUENT EVENTS--REPAYMENT OF 10% PREFERRED STOCK

     Subsequent to December 29, 1996, the Company anticipates a repayment of all of the outstanding shares of the 10% Preferred Stock at $100 per share. See
Note 18 for a further discussion of these events.

16.  SHAREHOLDERS' EQUITY TRANSACTIONS

     During 1993, the Company and its shareholders held discussions concerning the number of common shares issued to a minority shareholder and the effects on the shareholders' ownership

                            AFC ENTERPRISES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

interests resulting from the adoption of the 1992 Stock Option Plan discussed in
Note 11. As a result of these discussions, certain stock options were granted to the minority shareholder to purchase 250,000 common shares at $0.01 per share. These options became exercisable at the same time the stock options issued to the Company's officers became exercisable. In 1996, these options were exercised by the minority shareholder.

17.  EXECUTIVE COMPENSATION AWARD

     During 1995, the Board of Directors granted a special award of $10.0 million to the senior management group of the Company in recognition of exemplary performance provided to the Company since 1992. This award was paid in 1996 pursuant to a 1996 Employee Stock Bonus Plan (General and Executive) by issuing approximately 3.0 million shares of the Company's common stock valued at $3.317 per share, the market value of the Company's common stock at the date of issuance. In addition to this award, certain senior executive officers were granted immediate vesting of certain stock options under the 1992 Stock Option Plan resulting in a recognition of $647,000 of compensation expense in 1995.

18.  SUBSEQUENT EVENTS

     AFDC TRANSACTION

     On March 24, 1997, the Company closed a transaction (the "AFDC Transaction") with Atlanta Franchise Development Company, LLC ("AFDC") whereby the Company sold or leased 100 Company-operated Churchs restaurants and certain related assets in eight domestic markets to AFDC, which is now the Company's largest domestic franchisee. In connection with the AFDC Transaction, AFDC committed to (i) re-image and renovate all 100 restaurants, (ii) develop 100 additional Churchs restaurants and (iii) install new point-of-sale systems at all of its restaurants. The Company received an aggregate of approximately $19.9 million in cash from AFDC, along with a warrant to acquire a 5.0% equity interest in AFDC.

     CHESAPEAKE BAGEL BAKERY ACQUISITION

     In February 1997, the Company entered into a letter of intent to acquire from The American Bagel Company all of the intangible assets related to the franchise business of Chesapeake Bagel Bakery ("Chesapeake Bagel"), a bagel bakery and restaurant chain. The Company completed the acquisition on May 5, 1997. As a result of this acquisition, the Company became franchisor of 158 franchised Chesapeake Bagel restaurants located primarily in Washington, D.C., Maryland and Virginia. The net purchase price paid by the Company for Chesapeake Bagel was approximately $11.8 million, plus a potential earn out of up to $3.5 million, contingent on the opening of a significant number of Chesapeake Bagel restaurants over the next five years. The financial impact of the Chesapeake Bagel acquisition is not expected to be material to the Company in the near-term.

     PROPOSED BUSINESS ACQUISITION

     In June 1997, the Company entered into an agreement to acquire all of the assets and properties of a restaurant business that operates outside of the quick-service chicken restaurant industry for a purchase price of approximately $24.0 million plus a potential deferred payment of approximately $1.0 million. The completion of this acquisition is subject to the satisfaction of a number of conditions including the completion by the Company of its due diligence investigation of the seller.

                             AFC ENTERPRISES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

     LITIGATION SETTLEMENT

     In June 1997, the Flavorite litigation was settled and, among other things, the parties agreed (a) to extend the term of the existing Diversified supply agreement until March 2029, subject to further renewal, and (b) that the Formula Agreement will be extended through March 2029 at the monthly royalty rate in effect in 1999.

     NEW CREDIT FACILITY AND SUBORDINATED NOTES

     In May 1997, the Company completed a debt offering of $175.0 million of Senior Subordinated Notes (the "Notes") under Rule 144A of the Securities Act of 1933, as amended (the "Rule 144A Offering"). In connection with the Rule 144A Offering, the Company also entered into a new $175.0 million Senior Secured Credit Facility (the "New Credit Facility") whereby the Company was provided with a $50.0 million term loan (the "Term Loan"), a $25.0 million revolving credit facility and a $100.0 million facility to be used for future acquisitions. The Term Loan and the Notes were funded at closing, providing $225.0 million which will be used to repay the existing balances under the Company's 1996 Term Loan, repay and retire the 10% Preferred Stock, repay certain capital lease obligations, pay fees and expenses associated with the above described transactions and provide working capital.

     The Company anticipates exchanging the Notes for publicly registered notes (the Registered Notes) pursuant to an exchange offer. The form and terms of the Registered Notes will be the same as the form and terms of the Notes in all material respects except that the Registered Notes will be registered under the Securities Act and do not contain transfer restrictions or terms with respect to the special interest payments applicable to the Notes.

     The New Credit Facility contains certain financial and other covenants, including covenants requiring the Company to maintain certain financial ratios, restricting the ability of the Company to incur indebtedness or to create or suffer to exist certain liens and restricting the amount of capital expenditures which it may incur in any fiscal year. Additionally, the New Credit Facility will have to be repaid completely in five years through annual amortization payments.

     In addition to the scheduled amortization, the Company is required to make prepayments on the New Credit Facility under certain conditions, including upon certain asset sales or issuance of debt or equity securities. The Company is also required to make annual prepayments on the New Credit Facility in an amount equal to a percentage of excess cash flow (as defined).

     The New Credit Facility is secured by a first priority security interest in substantially all of the Company's assets (subject to certain exceptions). Any current or future material subsidiaries of the Company will be required to guarantee the New Credit Facility and the Company will be required to pledge the stock of such subsidiaries to secure the facility.

             INDEX TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


Pro Forma Consolidated Financial Statements (unaudited):

     Pro Forma Consolidated Balance Sheet as of December 29, 1996......      P-3

     Pro Forma Consolidated Statement of Operations for the year ended
          December 29, 1996............................................      P-4

     Pro Forma Consolidated Balance Sheet as of March 23, 1997.........      P-5

     Pro Forma Consolidated Statement of Operations for the twelve-
          week period ended March 23, 1997.............................      P-6

     Pro Forma Consolidated Balance Sheet as of March 24, 1996.........      P-7

     Pro Forma Consolidated Statement of Operations for the twelve-week
          period ended March 24, 1996..................................      P-8

     Notes to Pro Forma Consolidated Financial Statements..............      P-9


                             AFC ENTERPRISES, INC.
                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)



     The following unaudited pro forma consolidated financial statements have been prepared to give effect to the sale and issuance of the Old Notes and the New Credit Facility and application of proceeds therefrom and the AFDC Transaction. The unaudited pro forma consolidated balance sheets have been prepared assuming that the transactions described above were completed on the balance sheet dates indicated. The unaudited pro forma consolidated statements of operations have been prepared assuming the transactions described above were completed at the beginning of the indicated periods.

     The pro forma adjustments are based upon available information and contain assumptions that management believes are reasonable under the circumstances.
The unaudited pro forma consolidated financial statements are provided for informational purposes only and do not purport to be indicative of the Company's financial condition or the results of operations that would actually have been obtained had such transactions been completed for the periods or as of the dates presented or that may be obtained in the future.

     The unaudited pro forma consolidated financial statements and related notes should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto, Management's Discussion and Analysis of Financial Condition and Results of Operations and other financial information included elsewhere in the Prospectus.

                             AFC ENTERPRISES, INC.
                     PRO FORMA CONSOLIDATED BALANCE SHEET
                               DECEMBER 29, 1996
                                  (UNAUDITED)
                                (IN THOUSANDS)

                                                                      ADJUSTMENTS
                                                            ---------------------------------
                                                COMPANY                        AFDC
                                              HISTORICAL    OFFERING       TRANSACTION        PRO FORMA
                                              ----------    --------       -----------        ---------
ASSETS
Current Assets:
 Cash and cash equivalents...................   $ 19,216    $ 16,595(1)       $ 19,860(10)     $ 55,671(18)
 Accounts and current notes receivable,
  net........................................      9,314          --                --            9,314

 Inventories.................................      3,961          --              (323)(11)       3,638
 Deferred income taxes.......................      6,997          73(2)         (3,124)(12)       3,946
 Prepaid expenses, deposits and other........      5,621      (3,839)(3)            --            1,782
                                                --------    --------          --------         --------
  Total current assets.......................     45,109      12,829            16,413           74,351
                                                --------    --------          --------         --------
Long-Term Assets:
 Notes receivable, net.......................      4,836          --                --            4,836
 Property and equipment, net.................    189,223          --           (10,171)(13)     179,052
 Other assets................................      7,295      10,568(4)             --           17,863
 Intangible assets, net......................     94,211          --              (615)(14)      93,596
                                                --------    --------          --------         --------
  Total long-term assets.....................    295,565      10,568           (10,786          295,347
                                                --------    --------          --------         --------
   Total assets..............................   $340,674    $ 23,397          $  5,627         $369,698
                                                ========    ========          ========         ========
LIABILITIES, MANDATORILY REDEEMABLE
 PREFERRED STOCK AND SHAREHOLDERS' EQUITY
Current Liabilities:
 Accounts payable............................   $ 18,370    $     --          $     --         $ 18,370
 Outstanding checks..........................     10,812          --                --           10,812
 Current portion of long-term debt and
  capital lease obligations..................     11,753      (7,300)(5)            --            4,453

 Accrued expenses and other..................     27,400          --               (59)(15)      27,341
                                                --------    --------          --------         --------
  Total current liabilities..................     68,335      (7,300)              (59)          60,976
                                                --------    --------          --------         --------
Long-Term Liabilities:
 Long-term debt, net of current portion......    121,806     102,111(6)             --          223,917
 Capital lease obligations, net of current
  portion....................................     18,234     (11,349)(7)            --            6,885

 Other liabilities...........................     33,435          --             1,000(16)       34,435
 Deferred income taxes.......................      1,006          --                --            1,006
                                                --------    --------          --------         --------
  Total long-term liabilities................    174,481      90,762             1,000          266,243
                                                --------    --------          --------         --------
Mandatorily redeemable preferred stock.......     59,956     (59,956)(8)            --               --
                                                --------    --------          --------         --------
Shareholders' Equity:
 Common Stock................................        344          --                --              344
 Capital in excess of par value..............     99,482          --                --           99,482
 Notes receivable-officers...................     (3,841)         --                --           (3,841)
 Accumulated (deficit) earnings..............    (58,083)       (109)(9)         4,686(17)      (53,506)
                                                --------    --------          --------       ----------
  Total shareholders' equity.................     37,902        (109)            4,686           42,479
                                                --------    --------          --------       ----------
   Total liabilities, mandatorily redeemable
    preferred stock and shareholders'
    equity...................................   $340,674    $ 23,397          $  5,627         $369,698
                                                ========    ========          ========         ========

                             AFC ENTERPRISES, INC.
                PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 29, 1996
                                  (UNAUDITED)
                                (IN THOUSANDS)



                                                                      ADJUSTMENTS
                                                            ---------------------------------
                                                COMPANY                        AFDC
                                              HISTORICAL    OFFERING       TRANSACTION        PRO FORMA
                                              ----------    --------       -----------        ---------
Revenues:
 Restaurant sales.........................      $430,280     $    --          $(54,370)(21)    $375,910
 Revenues from franchising................        51,336          --             2,447(22)       53,783
 Revenues from manufacturing..............        11,431          --                --           11,431
 Other revenues...........................         8,262          --               579(23)        8,841
                                                --------     -------          --------         --------
  Total revenues..........................       501,309          --           (51,344)         449,965
                                                --------     -------          --------         --------
Costs and Expenses:
 Restaurant cost of sales.................       142,199          --           (18,507)(24)     123,692
 Restaurant operating expenses............       215,464          --           (27,377)(25)     188,087
 Manufacturing cost of sales..............        10,924          --                --           10,924
 General and administrative...............        72,672          --            (1,663)(26)      71,009
 Depreciation and amortization............        30,904          --            (1,845)(27)      29,059
                                                --------     -------          --------         --------
  Total costs and expenses................       472,163          --           (49,392)         422,771
                                                --------     -------          --------         --------
 Income from operations...................        29,146          --            (1,952)          27,194
 Interest expense.........................        16,132       8,927(19)            --           25,059
                                                --------     -------          --------         --------
 Net income (loss) before taxes...........        13,014      (8,927)           (1,952)           2,135
 Income tax (provision) benefit...........        (5,163)      3,571(20)           781(28)         (811)
                                                --------     -------          --------         --------
 Net income (loss) before
  extraordinary item......................      $  7,851     $(5,356)         $ (1,171)        $  1,324
                                                ========     =======          ========         ========
 Pro forma ratio of earnings to fixed
  charges......................................................................................   1.06x(35)
                                                                                               ========

                             AFC ENTERPRISES, INC.
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                 MARCH 23, 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                      ADJUSTMENTS
                                                            ---------------------------------
                                                COMPANY                        AFDC
                                              HISTORICAL    OFFERING       TRANSACTION        PRO FORMA
                                              ----------    --------       -----------        ---------
ASSETS
Current Assets:
 Cash and cash equivalents...................   $ 14,824    $ 14,364(1)       $ 19,860(10)     $ 49,048(18)
 Accounts receivable and current notes
  receivable, net............................      8,210          --                --            8,210

 Inventory...................................      4,102          --              (323)(11)       3,779
 Deferred income taxes.......................      5,640          69(2)         (3,124)(12)       2,585
 Prepaid expenses, deposits and other........      6,577      (4,782)(3)            --            1,795
                                                --------    --------          --------         --------
  Total current assets.......................     39,353       9,651            16,413           65,417
                                                --------    --------          --------         --------
Long-Term Assets:
 Notes receivable, net.......................      5,950          --                --            5,950
 Property and equipment, net.................    192,994          --           (10,171)(13)     182,823
 Other assets................................      8,230      10,578(4)             --           18,808
 Intangible assets, net......................     91,718          --              (615)(14)      91,103
                                                --------    --------          --------         --------
  Total long-term assets.....................    298,892      10,578           (10,786)         298,684
                                                --------    --------          --------         --------
   Total assets..............................   $338,245    $ 20,229          $  5,627         $364,101
                                                ========    ========          ========         ========

LIABILITIES, MANDATORILY REDEEMABLE
 PREFERRED STOCK AND SHAREHOLDERS'
 EQUITY
Current Liabilities:
 Accounts payable............................   $ 17,938    $     --          $     --         $ 17,938
 Outstanding checks..........................      9,544          --                --            9,544
 Current portion of long-term debt and
  capital lease obligations..................     13,289      (8,625)(5)            --            4,664

 Accrued expenses and other..................     23,401          --               (59)(15)      23,342
                                                --------    --------          --------         --------
  Total current liabilities..................     64,172      (8,625)              (59)          55,488
                                                --------    --------          --------         --------
Long-Term Liabilities:
 Long-term debt, net of current portion......    119,882     103,986(6)             --          223,868
 Capital lease obligations, net of current
  portion....................................     20,541     (13,784)(7)            --            6,757

 Other liabilities...........................     33,364          --             1,000(16)       34,364
 Deferred income taxes.......................        234          --                --              234
                                                --------    --------          --------         --------
  Total long-term liabilities................    174,021      90,202             1,000          265,223
                                                --------    --------          --------         --------
Mandatorily redeemable preferred stock......      61,245     (61,245)(8)            --               --
                                                --------    --------          --------         --------
Shareholders' Equity:
 Common stock................................        344          --                --              344
 Capital in excess of par value..............     99,811          --                --           99,811
 Notes receivable-officers...................     (3,888)         --                --           (3,888)
 Accumulated (deficit) earnings..............    (57,460)       (103)(9)         4,686(17)      (52,877)
                                                --------    --------          --------         --------
  Total shareholders' equity.................     38,807        (103)            4,686           43,390
                                                --------    --------          --------         --------
   Total liabilities, mandatorily
    redeemable preferred stock and
    shareholders' equity......................  $338,245    $ 20,229          $  5,627         $364,101
                                                ========    ========          ========         ========

                             AFC ENTERPRISES, INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                FOR THE TWELVE-WEEK PERIOD ENDED MARCH 23, 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                      ADJUSTMENTS
                                                            ---------------------------------
                                                COMPANY                        AFDC
                                              HISTORICAL    OFFERING       TRANSACTION        PRO FORMA
                                              ----------    --------       -----------        ---------
Revenues:
 Restaurant sales..........................     $103,181    $     --          $(12,262)(21)    $ 90,919
 Revenues from franchising.................       13,184          --               552(22)       13,736
 Revenues from manufacturing...............        1,604          --                --            1,604
 Other revenues............................        1,826          --               134(23)        1,960
                                                --------    --------          --------         --------
  Total revenues...........................      119,795          --           (11,576)         108,219
                                                --------    --------          --------         --------
Costs and Expenses:........................
 Restaurant cost of sales..................       33,218          --            (3,954)(24)      29,264
 Restaurant operating expenses.............       51,698          --            (6,533)(25)      45,165
 Manufacturing cost of sales...............        1,024          --                --            1,024
 General and administrative................       20,300          --              (338)(26)      19,962
 Depreciation and amortization.............        7,103          --              (391)(27)       6,712
                                                --------    --------          --------         --------
  Total costs and expenses.................      113,343          --           (11,216)         102,127
                                                --------    --------          --------         --------
Income from operations.....................        6,452          --              (360)           6,092
Interest expense...........................        3,278       2,463(19)            --            5,741
                                                --------    --------          --------         --------
Income (loss) before income taxes..........        3,174      (2,463)             (360)             351
Income tax (provision) benefit.............       (1,262)        985(20)           144(28)         (133)
                                                --------    --------          --------         --------
Net income (loss) before
 extraordinary item........................     $  1,912     $(1,478)         $   (216)        $    218
                                                ========     =======          ========         ========
Pro forma ratio of earnings to fixed
 charges...................................                                                       1.05x(35)
                                                                                               ========

                             AFC ENTERPRISES, INC.
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                 MARCH 24, 1996
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                        ADJUSTMENTS
                                                                              ---------------------------------
                                                COMPANY      EQUITY                             AFDC
                                              HISTORICAL   INVESTMENT         OFFERING       TRANSACTION        PRO FORMA
                                              ----------   ----------         --------       -----------        ---------
ASSETS
Current Assets:
 Cash and cash equivalents..................    $  9,828     $ (1,200)(29)    $ 21,487(1)       $ 19,860(10)     $ 49,975(18)

 Accounts receivable and current
  notes receivable, net.....................       8,658           --               --                --            8,658
 Inventory..................................       4,549           --               --              (323)(11)       4,226
 Deferred income taxes......................      10,481        2,753(30)           --            (3,124)(12)      10,110
 Prepaid expenses, deposits and
  other.....................................       7,555           --           (1,052)(3)            --            6,503
                                                --------     --------         --------          --------         --------
  Total current assets......................      41,071        1,553           20,435            16,413           79,472
                                                --------     --------         --------          --------         --------
Long-Term Assets:............
 Notes receivable, net......................       4,493           --               --                --            4,493
 Property and equipment, net................     177,082           --               --           (10,171)(13)     116,911
 Other assets...............................       4,376           --           10,750(4)             --           15,126
 Intangible assets, net.....................      97,302           --               --              (615)(14)      96,687
                                                --------     --------         --------          --------         --------
  Total long-term assets....................     283,253           --           10,750           (10,786)         283,217
                                                --------     --------         --------          --------         --------
   Total assets.............................    $324,324     $  1,553         $ 31,185          $  5,627         $362,689
                                                ========     ========         ========          ========         ========
LIABILITIES, MANDATORILY REDEEMABLE
  PREFERRED STOCK AND
  SHAREHOLDERS' EQUITY
Current Liabilities:.........
 Accounts payable...........................    $ 16,501     $     --         $     --          $     --         $ 16,501
 Outstanding checks.........................       8,160           --               --                --            8,160
 Current portion of long-term debt
  and capital lease obligations.............       9,488           --           (5,663)(5)            --            3,825
 Accrued expenses and other.................      33,431           --               --               (59)(15)      33,372
                                                --------     --------         --------          --------         --------
  Total current liabilities.................      67,580           --           (5,663               (59)          61,858
                                                --------     --------         --------          --------         --------
Long-Term Liabilities:.......
 Long-term debt, net of current
  portion...................................     182,585      (57,871)(31)      99,155(6)             --          223,869

 Capital lease obligations, net of
  current portion...........................      12,328           --           (6,307)(7)            --            6,021
 Other liabilities..........................      34,542           --               --             1,000(16)       35,542
 Deferred income taxes......................       3,412           --               --                --            3,412
                                                --------     --------         --------          --------         --------
  Total long-term liabilities...............     232,867      (57,871)          92,848             1,000          268,844
                                                --------     --------         --------          --------         --------
Mandatorily redeemable preferred
 stock......................................      47,709        8,291(32)      (56,000)(8)            --               --
                                                --------     --------         --------          --------         --------
Shareholders' Equity (deficit):
 Common stock...............................         100          211(33)           --                --              311
 Capital in excess of par value.............      22,900       63,789(33)           --                --           86,689
 Notes receivable-officers..................       2,100           --               --                --            2,100
 Accumulated (deficit) earnings.............     (48,932)     (12,867)(34)          --             4,686(17)      (57,113)
                                                --------     --------         --------          --------         --------
  Total shareholders' equity
   (deficit)................................     (23,832)      51,133               --             4,686           31,987
                                                --------     --------         --------          --------         --------
   Total liabilities, mandatorily
    redeemable preferred stock
    and shareholders' equity................    $324,324     $  1,553         $ 31,185          $  5,627         $362,689
                                                ========     ========         ========          ========         ========

                             AFC ENTERPRISES, INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                FOR THE TWELVE-WEEK PERIOD ENDED MARCH 24, 1996
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                      ADJUSTMENTS
                                                            ---------------------------------
                                                COMPANY                        AFDC
                                              HISTORICAL    OFFERING       TRANSACTION        PRO FORMA
                                              ----------    --------       -----------        ---------
Revenues:
 Restaurant sales...........................    $ 94,460       $  --          $(10,981)(21)    $ 83,479
 Revenues from franchising..................      10,637          --               494(22)       11,131
 Revenues from manufacturing................       3,793          --                --            3,793
 Other revenues.............................       1,851          --               134(23)        1,985
                                                --------       -----          ----------       --------
  Total revenues............................     110,741          --             (10,353)       100,388
                                                --------       -----          ----------       --------
Costs and Expenses:........................
 Restaurant cost of sales...................      30,561          --              (3,752)(24)    26,809
 Restaurant operating expenses..............      47,705          --              (5,876)(25)    41,829
 Manufacturing cost of sales................       3,146          --                  --          3,146
 General and administrative.................      18,158          --                (412)(26)    17,746
 Depreciation and amortization..............       6,795          --                (417)(27)     6,378
                                                --------       -----          ----------       --------
  Total costs and expenses..................     106,365          --             (10,457)        95,908
                                                --------       -----          ----------       --------
 Income from operations.....................       4,376          --                 104          4,480
 Interest expense...........................       5,208         638(19)              --          5,846
                                                --------       -----          ----------       --------
 Income (loss) before income taxes..........        (832)       (638)                104         (1,366)
 Income tax (provision) benefit.............         246         255(20)             (42)(28)       459
                                                --------       -----          ----------       --------
 Net income (loss) before
  extraordinary item........................    $   (586)      $(383)         $       62           (907)
                                                ========       =====          ==========       ========
 Pro forma ratio of earnings to fixed
  charges...................................                                                         --(35)
                                                                                               ========

                             AFC ENTERPRISES, INC.
             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                (IN THOUSANDS)


     BASIS OF PRESENTATION. The pro forma consolidated balance sheets have been prepared assuming that the sale and issuance of the Old Notes, the New Credit Facility and the AFDC Transaction were completed on the dates of the indicated periods. In addition, the pro forma consolidated balance sheet as of March 24, 1996 has been prepared assuming that the Equity Investment (see Note 2 in Notes to Consolidated Financial Statements) was also completed on March 24, 1996. The pro forma statements of operations have been prepared assuming that the transactions described above were completed at the beginning of the indicated periods. The following notes describe the adjustments made to the historical financial statements:

(1) To reflect the issuance of the Old Notes, the funding of the New Credit Facility and the application of the proceeds therefrom as follows:

                                                          DECEMBER 29,          MARCH 23,           MARCH 24,
                                                             1996                 1997                1996
                                                          ------------          ---------           ---------
          Issuance of the Notes........................      $ 175,000          $ 175,000           $ 175,000
          Funded New Credit Facility...................         50,000             50,000              50,000
          Retirement of existing credit facilities.....       (127,139)          (125,889)           (129,845)
          Repayment of mandatorily redeemable
            preferred stock............................        (59,956)           (61,245)            (56,000)

          Repayment of capital lease obligations.......        (10,560)           (12,752)             (6,918)
          Estimated offering fees and expenses.........        (10,750)           (10,750)            (10,750)
                                                             ---------          ---------           ---------
          Increase in cash.............................      $  16,595          $  14,364           $  21,487
                                                             =========          =========           =========

(2) Represents the income tax effect related to the write-off of debt issuance costs associated with the retirement of existing credit facilities (see Note 4), based on a combined Federal and state effective tax rate of 40.0%.
(3) To record the application of prepaid capital leases in connection with the repayment of capital lease obligations.
(4) To record the estimated offering fees and expenses of $10,750 and the write-off of debt issuance costs associated with the retirement of existing credit facilities of approximately $182, $172, and $0 at December 29, 1996, March 23, 1997 and March 24, 1996, respectively.
(5) To record the net effect on current maturities of long-term debt and capital lease obligations as follows:

                                                             December 29,       March 23,            March 24,
                                                                1996              1997                 1996
                                                               -------           -------              -------
          Current maturities of the funded portion of
           the New Credit Facility.....................        $ 2,000           $ 2,000              $ 2,000

             Less--current maturities of retired
               existing credit facilities..............         (6,250)           (6,875)              (6,000)

             Less--current maturities of repaid
               capital lease obligations...............         (3,050)           (3,750)              (1,663)
                                                               -------           -------              -------
          Net effect on current maturities of long-
           term debt and capital lease obligations.....        $(7,300)          $(8,625)             $(5,663)
                                                               =======           =======              =======

(6) To record the net effect on long-term debt in connection with the sale and the issuance of the Old Notes and the New Credit Facility as follows:

                                                          DECEMBER 29,          MARCH 23,           MARCH 24,
                                                             1996                 1997                1996
                                                          ------------          ---------           ---------
          Long-term portion of the funded New
            Credit Facility............................      $  48,000          $  48,000           $  48,000

          Long-term portion of the Notes...............        175,000            175,000             175,000
          Retirement of existing credit facilities.....       (120,889)          (119,014)           (123,845)
                                                             ---------          ---------           ---------
          Net effect on long-term debt.................      $ 102,111          $ 103,986           $  99,155
                                                             =========          =========           =========

(7) To record the effect on long-term capital lease obligations in connection with the sale and the issuance of the Old Notes and New Credit Facility and application of the prepaid capital lease balances as follows:

                                                          DECEMBER 29,          MARCH 23,           MARCH 24,
                                                             1996                 1997                1996
                                                          ------------          ---------           ---------
          Cash proceeds used to repay capital lease
           obligations.................................      $  (7,510)         $  (9,002)          $  (5,255)

          Application of prepaid capital leases........         (3,839)            (4,782)             (1,052)
                                                             ---------          ---------           ---------
          Effect on long-term capital lease obligations      $ (11,349)         $ (13,784)          $  (6,307)
                                                             =========          =========           =========

(8)       To record the repayment of mandatorily redeemable preferred stock.
(9) Represents the effect on accumulated (deficit) earnings related to the write-off of debt issuance costs associated with the retirement of existing credit facilities (see Note 4), based on a combined Federal and state effective tax rate of 40.0%.
(10)      To record the net cash received at the closing of the AFDC
          Transaction.
(11)      To remove the inventories sold pursuant to the AFDC Transaction.
(12) Represents the income tax effect related to the income and gain associated with the AFDC Transaction, based on a combined Federal and state effective tax rate of 40.0%.
(13) To remove the net assets sold pursuant to the AFDC Transaction. AFC's interest in a warrant, representing 5.0% of the net assets sold to AFDC, has not been recorded due to immateriality.
(14) To remove the portion of Reorganization Goodwill (see Note 1 in Notes to Consolidated Financial Statements) allocable to the restaurants sold to AFDC.

(15)      To record the net effect on accrued expenses, deposits and other as follows:
          Transaction costs associated with the AFDC Transaction..............................      $ 133
          Application of accrued expenses paid at  closing....................................       (192)
                                                                                                    -----
          Net effect on accrued expenses, deposits and other..................................      $ (59)
                                                                                                    =====

(16) To record deferred development fees received in connection with the AFDC Transaction.
(17) To record income associated with the AFDC Transaction consisting of $2.5 million of franchise fees and approximately $5.3 million of gain on the sale of net assets, net of income taxes of approximately $3.1 million based on a combined Federal and state effective tax rate of 40.0%. This gain was not affected by the 5.0% interest in AFDC retained by the Company through a warrant due to immateriality.
(18) Pro forma cash and cash equivalents do not include outstanding checks, amounts to be paid related to the Chesapeake Bagel acquisition or amounts to be paid for information technology assets to be purchased and installed in the future.

                             AFC ENTERPRISES, INC.
      NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


(19) To reflect the net effect on interest expense resulting from the sale and issuance of the Old Notes and the funded portion of the New Credit Facility as follows:

                                                            DECEMBER 29,          MARCH 23,           MARCH 24,
                                                               1996                 1997                1996
                                                            ------------          ---------           ---------

          Removal of historical interest expense.......       $(13,993)           $(2,964)            $(4,272)
          Removal of historical line of credit fees....           (357)              (159)               (101)
          Removal of historical debt discount
           amortization and other fees.................         (1,046)               (38)               (613)
          Interest expense on the Notes................         17,938              4,140               4,140
          Interest expense on the New Credit Facility..          3,985                934                 934
          Amortization of debt issuance costs and
           other fees related to the Offering and the
           New Credit Facility.........................          2,400                550                 550
                                                              --------            -------             -------
          Net effect on interest expense...............       $  8,927            $ 2,463             $   638
                                                              ========            =======             =======

          The annual interest rates used within these pro forma statements were 8.09% for the New Credit Facilities and 10.25% for the Notes. A change of 0.125% in the interest rate on the New Credit Facilities would have an impact on pro forma interest expense of $62, $14 and $14 for the periods ended December 29, 1996, March 23, 1997, and March 24, 1996, respectively.
(20) To record the income tax effect resulting from the additional interest expense outlined in (19) above, based on a combined Federal and state effective tax rate of 40.0%.
(21)      To remove the historical sales related to restaurants sold to AFDC.
(22) To reflect the effect on revenues from franchising related to the restaurants sold to AFDC based on contractual royalty rates.
(23) To record the effect on other revenues related to rental income on property leased to AFDC.
(24) To remove the historical cost of sales related to the restaurants sold to AFDC.
(25) To remove the historical restaurant operating costs directly related to the restaurants sold to AFDC.
(26) To remove the historical general and administrative expenses for attributable personnel and personnel related expenses, including employee benefits, travel and telephone, who are now employed by AFDC.
(27) To remove the historical depreciation directly related to the restaurants sold to AFDC and adjust historical amortization of Reorganization Goodwill as follows:

                                                            DECEMBER 29,          MARCH 23,           MARCH 24,
                                                               1996                 1997                1996
                                                            ------------          ---------           ---------
          Historical depreciation......................        $(1,805)             $(382)              $(408)
          Historical amortization of Reorganization
           Goodwill....................................            (40)                (9)                 (9)
                                                               -------              -----               -----
                                                               $(1,845)             $(391)              $(417)
                                                               =======              =====               =====

(28) To record the income tax effects resulting from the net AFDC Transaction adjustments, based on a combined Federal and state effective tax rate of 40.0%.

                             AFC ENTERPRISES, INC.
      NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

(29) To reflect the cash used for retirement of a portion of the Company's existing credit facilities in connection with the Equity Investment ($1,000) and payment of debt issuance costs ($200) associated with debt refinanced as part of the Equity Investment.

(30) To record the actual effects on income taxes related to the write-off of debt discount in connection with the Equity Investment ($2,673), and the effects on income taxes related to debt issuance costs paid on the debt refinanced as part of the Equity Investment ($80), based on a combined Federal and state effective tax rate of 40.0%.

(31) To record the net effect on long-term debt related to the Equity Investment as follows:

          Face value of Existing Credit Facilities repaid...........................    $(65,000)
          Debt discount.............................................................       7,129
                                                                                        --------
          Net effect on long-term debt..............................................    $(57,871)
                                                                                        ========

(32) To record the accelerated accretion of the 8% Preferred Stock associated with the Equity Investment.

(33) To reflect the issuance of common stock, net of transaction costs in connection with the Equity Investment as follows:

          Gross proceeds from common stock issuance.................................    $ 70,000
          Transaction costs.........................................................      (6,000)
                                                                                        --------
            Net proceeds applicable to common stock at par value
              from common stock issuance............................................    $ 64,000
                                                                                        ========
          Net proceeds applicable to common stock at par value......................    $    211
          Net proceeds applicable to capital in excess of par value.................      63,789
                                                                                        --------
                                                                                        $ 64,000
                                                                                        ========

(34) To record the effect on accumulated deficit related to the accelerated accretion of the 8% Preferred Stock and elimination of the debt discount in connection with the Equity Investment as follows:

          Accelerated accretion of the 8% Preferred Stock...........................    $ (8,291)
          Write-off of debt discount in connection with the Equity
            Investment..............................................................      (7,129)
          Debt issuance costs paid associated with debt refinanced..................        (200)
          Actual income tax effect related to the write-off of debt discount........       2,673
          Income tax effect related to debt issuance costs..........................          80
                                                                                        --------
          Net effect on accumulated deficit.........................................    $(12,867)
                                                                                        ========

(35) Pro forma earnings consist of pro forma income (loss) before taxes, plus pro forma fixed charges (excluding capitalized interest). Fixed charges consist of interest expense, amortization of debt issuance cost and debt discount, and one-third of rent expense on operating leases considered representative of the interest factor attributable to rent expense. The Company had a pro forma deficiency of earnings to fixed charges for the twelve-week period ended March 24, 1996 of approximately $1,455,000. Pro forma earnings to fixed charges excludes the effects on earnings resulting from the subsequent investment of proceeds from the AFDC Transaction.

================================================================================
NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                           ------------------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----

Prospectus Summary.....................................................
Risk Factors...........................................................
Use of Proceeds........................................................
Capitalization.........................................................
Exchange Offer.........................................................
Selected Historical Consolidated
 Financial Information.................................................
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operations.............................................
Business...............................................................
Ownership of Common Stock..............................................
Management.............................................................
Executive Compensation.................................................
Certain Transactions...................................................
Description of New Credit Facility.....................................
Description of Certain
 Other Indebtedness....................................................
Description of New Notes...............................................
Certain Federal Income
 Tax Consequences......................................................
Plan of Distribution...................................................
Legal Matters..........................................................
Independent Public Accountants.........................................
Index to Consolidated Financial
 Statements............................................................
Index to Pro Forma Consolidated
 Financial Statements..................................................

================================================================================

================================================================================
                                 $175,000,000



                             AFC ENTERPRISES, INC.


                       10 1/4% SENIOR SUBORDINATED NOTES

                                   DUE 2007



                              ------------------

                         [LOGO OF AFC(TM) ENTERPRISES]

                              ------------------



                             GOLDMAN, SACHS & CO.

                       CIBC WOOD GUNDY SECURITIES CORP.

                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     AFC Enterprises, Inc. (the "Company") is a Minnesota corporation. Section 302A.521, subd. 2, of the Minnesota Statutes requires the Company to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Company, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person's performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the Company, or, in the case of performance by a director, officer or employee of the Company involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Company. In addition, Section 302A.521, subd. 3, requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders, or by a court of competent jurisdiction.

     Provisions regarding indemnification of officers and directors of the Company are contained in Article 9 of the Company's Bylaws, as amended (Exhibit
3.2 to this Registration Statement), which is incorporated herein by reference.

     The Company has entered into agreements to indemnify its directors and certain officers in addition to the indemnification provided for in the Bylaws. These agreements, among other things, indemnify the Company's directors and certain of its officers to the full extent permitted by the Minnesota Statutes for any claims, liabilities, damages, judgments, penalties, fines, settlements, disbursements or expenses (including attorneys' fees) incurred by such person in any action or proceeding, including any action by or in the right of the Company, on account of services as a director or officer of the Company.

     The Company's officers and directors currently are covered by officers' and directors' liability insurance.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  EXHIBITS

Exhibit
Number                              Description
-------                             -----------
  3.1+         Certificate of Incorporation of AFC Enterprises, Inc. ("AFC"), as
               amended to date (with Certificate of Correction attached
               thereto).

  3.2+         Amended and Restated Bylaws of AFC (formerly known as America's
               Favorite Chicken Company), as amended to date.

  4.1+         Indenture dated as of May 21, 1997 between AFC and United States
               Trust Company of New York, as Trustee, with respect to the 10
               1/4% Senior Subordinated Notes due 2007.

  4.2+         Purchase Agreement, dated May 16, 1997, by and among AFC,
               Goldman, Sachs & Co., CIBC Wood Gundy Securities Corp. and
               Donaldson, Lufkin & Jenrette Securities Corporation.

  4.3+         Exchange and Registration Rights Agreement, dated as of May 21,
               1997, by and among AFC, Goldman, Sachs & Co., CIBC Wood Gundy
               Securities Corp. and Donaldson, Lufkin & Jenrette Securities
               Corporation.

  4.4+ Credit Agreement dated as of May 21, 1997 between AFC and the financial institutions listed therein (collectively, "Lenders"), Goldman Sachs Capital Partners L.P., as syndication and arranging agent, and Canadian Imperial Bank of Commerce ("CIBC"), as administrative agent for Lenders.

  4.5+ Security Agreement, dated as of May 21, 1997, by and between AFC and CIBC, as Administrative Agent.

  4.6+ Pledge Agreement, dated as of May 21, 1997, by and between AFC and CIBC, as Administrative Agent.

  4.7+ Trademark Security Agreement, dated as of May 21, 1997, by and between AFC and CIBC, as Administrative Agent.

  4.8+         Patent and Copyright Security Agreement, dated as of May 21,
               1997, by and between AFC and CIBC, as Administrative Agent.

  4.9+ Collateral Account Agreement, dated as of May 21, 1997, by and between AFC and CIBC, as Administrative Agent.

  4.10+        Form of Mortgage, Assignment of Rents, Security Agreement and
               Fixture Filing, dated May 21, 1997, between AFC, and CIBC as
               Administrative Agent.

  5.1+ Opinion of Riordan & McKinzie as to the legality of securities registered hereunder.

 10.1+         Stock Purchase Agreement dated February 23, 1996 among AFC, FS
               Equity Partners, L.P. III ("FSEP III"), and FS Equity Partners
               International, L.P. ("FSEP International").

 10.2+         Stockholders Agreement dated April 11, 1996 among FSEP III and
               FSEP International, CIBC, Pilgrim Prime Rate Trust, Van Kampen
               American Capital Prime Rate Income Trust, Senior Debt Portfolio,
               ML IBK Positions Inc., Frank J. Belatti, Dick R. Holbrook, Samuel
               N. Frankel (collectively, the "Stockholders") and AFC.

 10.3+ Amendment No. 1 to Stockholders Agreement dated May 1, 1996 among the Stockholders, AFC and PENMAN Private Equity and Mezzanine
               Fund, L.P.

 10.4+ Asset Purchase Agreement dated March 24, 1997 by and between AFC and Atlanta Franchise Development Company, LLC.

 10.5+         Asset Purchase Agreement dated May 5, 1997 among AFC, The
               American Bagel Company d/b/a Chesapeake Bagel Bakery, Michael
               Robinson, and Alan Manstof.

 10.7+         Form of Development Agreement

Exhibit
Number                              Description
-------                             -----------
 10.8+         Form of Franchising Agreement

 10.9+         Formula Agreement dated July 2, 1979 among Alvin C. Copeland,
               Gilbert E. Copeland, Mary L. Copeland, Catherine Copeland,
               Russell J. Jones, A. Copeland Enterprises, Inc. and Popeyes
               Famous Fried Chicken, Inc. (a predecessor of AFC).

 10.10+        Amendment to Formula Agreement dated March 21, 1989 by and among
               Alvin Copeland, New Orleans Spice Company, Inc. and Biscuit
               Investments, Inc. (a predecessor of AFC).

 10.11+ Second Amendment to Formula Agreement dated March 21, 1989 by and among Alvin C. Copeland, Biscuit Investments, Inc. and New
               Orleans Spice Company, Inc.

 10.12+        Information Technology Services Agreement dated as of August 22,
               1994 by and between AFC and Integrated Systems Solutions
               Corporation, a wholly-owned subsidiary of Information Business
               Machines Corporation.

 10.13+        Amendment No. 1 to the Agreement for Information Technology
               Services dated July 29, 1996 between AFC and Integrated Systems
               Solutions Corporation.

 10.14+        Supplier Agreement dated March 21, 1989 between New Orleans Spice
               Company, Inc. and Biscuit Investments, Inc.

 10.15+        Recipe Royalty Agreement dated March 21, 1989 by and among Alvin
               C. Copeland, New Orleans Spice Company, Inc. and Biscuit
               Investments, Inc.

 10.16+        Licensing Agreement dated March 11, 1976 between King Features
               Syndicate Division of The Hearst Corporation and A. Copeland
               Enterprises, Inc.

 10.17+        Assignment and Amendment dated January 1, 1981 between A.
               Copeland Enterprises, Inc., Popeyes Famous Fried Chicken, Inc.
               and King Features Syndicate Division of The Hearst Corporation.

 10.18+        Popeye License Agreement dated January 1, 1981 between King
               Features Syndicate Division of The Hearst Corporation and Popeyes
               Famous Fried Chicken, Inc.

 10.19+        Letter Agreement dated September 17, 1981 between King Features
               Syndicate Division of The Hearst Corporation, A. Copeland
               Enterprises, Inc. and Popeyes Famous Fried Chicken, Inc.

 10.20+        License Agreement dated December 19, 1985 by and between King
               Features Syndicate, Inc., The Hearst Corporation, Popeyes, Inc.
               and A. Copeland Enterprises, Inc.

 10.21+        Letter Agreement dated July 20, 1987 by and between King Features
               Syndicate, Division of The Hearst Corporation, Popeyes, Inc. and
               A. Copeland Enterprises, Inc.

 10.22+        Employment Agreement dated November 5, 1992 between AFC and Frank
               J. Belatti.

 10.23+ Amendment No. 1 to Employment Agreement dated November 5, 1995 between AFC and Frank J. Belatti.

 10.24+        Employment Agreement dated as of November 5, 1992 between AFC and
               Dick R. Holbrook.

 10.25+ Amendment No. 1 to Employment Agreement dated November 5, 1995 between AFC and Dick R. Holbrook.

 10.26+        Employment Agreement dated December 5, 1995 between AFC and
               Samuel N. Frankel.

 10.27+        1992 Stock Option Plan of AFC (formerly America's Favorite
               Chicken Company) effective as of November 5, 1992.

 10.28+        First Amendment to 1992 Stock Option Plan dated July 19, 1993.

 10.29+        Second Amendment to 1992 Stock Option Plan dated December 17,
               1993.

Exhibit                             Description
Number                              -----------
-------
 10.30+ 1996 Nonqualified Performance Stock Option Plan (Executive) of AFC effective as of April 11, 1996.

 10.31+ 1996 Nonqualified Performance Stock Option Plan (General) of AFC effective as of April 11, 1996.

 10.32+        1996 Nonqualified Stock Option Plan of AFC effective as of April
               11, 1996.

 10.33+ Form of Nonqualified Stock Option Agreement (General) between AFC and stock option participants.

 10.34+ 1996 Employee Stock Bonus Plan (Executive) of AFC effective as of April 11, 1996.

 10.35+ 1996 Employee Stock Bonus Plan (General) of AFC effective as of April 11, 1996.

 10.36+ Form of Stock Bonus Agreement (Executive) between AFC and certain executive officers.

 10.37+ Form of Stock Bonus Agreement (General) between AFC and certain key officers and employees.

 10.38+ Form of Secured Promissory Note issued to certain members of management.

 10.39+ Form of Stock Pledge Agreement between AFC and certain members of management.

 10.40+ AFC 1994 Supplemental Benefit Plan for Executive Officers dated May 9, 1994.

 10.41+ AFC 1994 Supplemental Benefit Plan for Senior and Executive Staff Officers dated April 19, 1994.

 10.42+ AFC 1994 Supplemental Benefit Plan for Senior Officers/General Managers dated May 9, 1994.

 10.43+ AFC 1994 Supplemental Benefit Plan for Designated Officers dated May 9, 1994.

 10.44+ Settlement Agreement between Alvin C. Copeland, Diversified Foods and Seasonings, Inc., Flavorite Laboratories, Inc. and AFC dated May 29, 1997.

 10.45+ Sublease dated March 1, 1997 by and between AFC and Foresight Software, Inc.

 10.46+ Lease dated December 31, 1992 by and between Concourse VI Associates and AFC.

 10.47+ Second Amendment to Lease Agreement dated June 24, 1993 by and between AFC and Concourse VI Associates.

 10.48+ Third Amendment to Lease Agreement dated June 17, 1994 by and between AFC and Concourse VI Associates.

 10.49+ Indemnification Agreement dated April 11, 1996 by and between AFC and William M. Wardlaw.

 10.50+ Indemnification Agreement dated April 11, 1996 by and between AFC and Ronald P. Spogli.

 10.51+ Indemnification Agreement dated April 11, 1996 by and between AFC and John M. Roth.

 10.52+ Indemnification Agreement dated May 1, 1996 by and between AFC and Kelvin J. Pennington.

 10.53+ Indemnification Agreement dated April 11, 1996 by and between AFC and Dick R. Holbrook.

 10.54+ Indemnification Agreement dated April 11, 1996 by and between AFC and Todd W. Halloran.

 10.55+ Indemnification Agreement dated April 11, 1996 by and between AFC and Samuel N. Frankel.

 10.56+ Indemnification Agreement dated April 11, 1996 by and between AFC and Matt L. Figel.

Exhibit
Number                              Description
-------                             -----------
 10.57+        Indemnification Agreement dated July 2, 1996 by and between AFC and Paul H. Farrar.

 10.58+ Indemnification Agreement dated April 11, 1996 by and between AFC and Mark J. Doran.

 10.59+ Indemnification Agreement dated April 11, 1996 by and between AFC and Frank J. Belatti.

 12.1+         Computation of ratio of earnings to fixed charges.

 21.1+         Subsidiaries of AFC.

 23.1+         Consent of Riordan & McKinzie (contained in Exhibit 5.1).

 23.2          Consent of Arthur Andersen LLP (contained at page S-1 hereto).

 24.1+         Power of Attorney.

 25.1+         Form T-1 Statement of Eligibility and Qualification under the
               Trust Indenture Act of 1939 of United States Trust Company of New
               York.

 99.1+         Form of Letter of Transmittal with respect to the Exchange Offer.

 99.2+         Form of Notice of Guaranteed Delivery.

--------------------
+  To be filed by amendment.


     (b)  FINANCIAL STATEMENT SCHEDULES

     All schedules are omitted as the required information is inapplicable or not present in amounts sufficient to require submission of the schedule, or because the information is presented in the consolidated financial statements or related notes.


ITEM 22.  UNDERTAKINGS

     1.   The undersigned Registrant hereby undertakes as follows:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     3. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                  SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Atlanta, State of Georgia, on June 18, 1997.

                                       AFC Enterprises, Inc.



                                       By: /s/ Samuel N. Frankel
                                          ------------------------------------
                                          Samuel N. Frankel
                                          Executive Vice President, General
                                          Counsel and Secretary



                               POWER OF ATTORNEY

     Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Frank J. Belatti and Samuel N. Frankel and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in this name, place and stead, in any and all capacities (unless revoked in writing), to sign any and all amendments to the Registrant's Form S-4 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might and could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


       SIGNATURE                          TITLE                        DATE

/s/ Frank J. Belatti         Chief Executive Officer,              June 18, 1997
-----------------------      Chairman of the Board and Director
Frank J. Belatti             (Principal Executive Officer)


/s/ Dick R. Holbrook         President, Chief Operating Officer,   June 18, 1997
-----------------------      and Director
Dick R. Holbrook

/s/ Samuel N. Frankel        Executive Vice President,             June 18, 1997
-----------------------      General Counsel, Secretary and
Samuel N. Frankel            Director


/s/ Gerald J. Wilkins        Chief Financial Officer (Principal    June 18, 1997
-----------------------      Financial and Accounting Officer)
Gerald J. Wilkins


/s/ Mark J. Doran            Director                              June 18, 1997
-----------------------
Mark J. Doran

/s/ Paul Farrar              Director                              June 19, 1997
-----------------------
Paul Farrar


/s/ Matt L. Figel            Director                              June 18, 1997
-----------------------
Matt L. Figel


/s/ Todd M. Halloran         Director                              June 18, 1997
-----------------------
Todd M. Halloran


/s/ Kelvin J. Pennington     Director                              June 18, 1997
-----------------------
Kelvin J. Pennington


/s/ John M. Roth             Director                              June 18, 1997
-----------------------
John M. Roth


/s/ Ronald P. Spogli         Director                              June 18, 1997
-----------------------
Ronald P. Spogli


/s/ William M. Wardlaw       Director                              June 18, 1997
-----------------------
William M. Wardlaw

                                 EXHIBIT INDEX

                                                                   Sequentially
Exhibit                                                              Numbered
Number                            Description                          Page
-------                           -----------                      ------------
  3.1+         Certificate of Incorporation of AFC Enterprises,
               Inc. ("AFC"), as amended to date (with
               Certificate of Correction attached thereto).

  3.2+ Amended and Restated Bylaws of AFC (formerly known as America's Favorite Chicken Company), as amended to date.

  4.1+         Indenture dated as of May 21, 1997 between
               AFC and United States Trust Company of New
               York, as Trustee, with respect to the 10 1/4%
               Senior Subordinated Notes due 2007.

  4.2+ Purchase Agreement, dated May 16, 1997, by and among AFC, Goldman, Sachs & Co., CIBC Wood
               Gundy Securities Corp. and Donaldson, Lufkin &
               Jenrette Securities Corporation.

  4.3+ Exchange and Registration Rights Agreement, dated as of May 21, 1997, by and among AFC, Goldman, Sachs & Co., CIBC Wood Gundy
               Securities Corp. and Donaldson, Lufkin &
               Jenrette Securities Corporation.

  4.4+ Credit Agreement dated as of May 21, 1997 between AFC and the financial institutions listed therein (collectively, "Lenders"),
               Goldman Sachs Capital Partners L.P., as
               syndication and arranging agent, and
               Canadian Imperial Bank of Commerce ("CIBC"), as administrative agent for Lenders.

  4.5+ Security Agreement, dated as of May 21, 1997, by and between AFC and CIBC, as Administrative
               Agent.

  4.6+ Pledge Agreement, dated as of May 21, 1997, by and between AFC and CIBC, as Administrative
               Agent.

  4.7+         Trademark Security Agreement, dated as of May
               21, 1997, by and between AFC and CIBC, as Administrative Agent.

  4.8+ Patent and Copyright Security Agreement, dated as of May 21, 1997, by and between AFC and CIBC, as Administrative Agent.

  4.9+         Collateral Account Agreement, dated as of May 21,
               1997, by and between AFC and CIBC, as
               Administrative Agent.

  4.10+        Form of Mortgage, Assignment of Rents, Security
               Agreement and Fixture Filing, dated May 21, 1997, between AFC, and CIBC as Administrative Agent.

  5.1+ Opinion of Riordan & McKinzie as to the legality of securities registered hereunder.

 10.1+ Stock Purchase Agreement dated February 23, 1996 among AFC, FS Equity Partners, L.P. III ("FSEP
               III"), and FS Equity Partners International, L.P.
               ("FSEP International").

 10.2+ Stockholders Agreement dated April 11, 1996 among FSEP III and FSEP International, CIBC,
               Pilgrim Prime Rate Trust, Van Kampen American
               Capital Prime Rate Income Trust, Senior Debt
               Portfolio, ML IBK Positions Inc., Frank J.
               Belatti, Dick R. Holbrook, Samuel N. Frankel
               (collectively, the "Stockholders") and AFC.

 10.3+ Amendment No. 1 to Stockholders Agreement dated May 1, 1996 among the Stockholders, AFC and PENMAN Private Equity and Mezzanine Fund, L.P.

 10.4+ Asset Purchase Agreement dated March 24, 1997 by and between AFC and Atlanta Franchise Development
               Company, LLC.

 10.5+         Asset Purchase Agreement dated May 5, 1997 among
               AFC, The American Bagel Company d/b/a
               Chesapeake Bagel Bakery, Michael Robinson, and
               Alan Manstof.

                                                                   Sequentially
Exhibit                                                              Numbered
Number                            Description                          Page
-------                           -----------                      ------------
 10.7+         Form of Development Agreement

 10.8+         Form of Franchising Agreement

 10.9+         Formula Agreement dated July 2, 1979 among Alvin
               C. Copeland, Gilbert E. Copeland, Mary L.
               Copeland, Catherine Copeland, Russell J. Jones,
               A. Copeland Enterprises, Inc. and Popeyes Famous Fried Chicken, Inc. (a predecessor of AFC).

 10.10+        Amendment to Formula Agreement dated March 21,
               1989 by and among Alvin Copeland, New Orleans
               Spice Company, Inc. and Biscuit Investments,
               Inc. (a predecessor of AFC).

 10.11+        Second Amendment to Formula Agreement dated
               March 21, 1989 by and among Alvin C. Copeland,
               Biscuit Investments, Inc. and New Orleans
               Spice Company, Inc.

 10.12+ Information Technology Services Agreement dated as of August 22, 1994 by and between AFC and Integrated Systems Solutions Corporation, a wholly-owned subsidiary of Information Business Machines Corporation.

 10.13+        Amendment No. 1 to the Agreement for Information
               Technology Services dated July 29, 1996 between
               AFC and Integrated Systems Solutions Corporation.

 10.14+        Supplier Agreement dated March 21, 1989 between
               New Orleans Spice Company, Inc. and Biscuit
               Investments, Inc.

 10.15+ Recipe Royalty Agreement dated March 21, 1989 by and among Alvin C. Copeland, New Orleans Spice
               Company, Inc. and Biscuit Investments, Inc.

 10.16+        Licensing Agreement dated March 11, 1976 between
               King Features Syndicate Division of The Hearst
               Corporation and A. Copeland Enterprises, Inc.

 10.17+ Assignment and Amendment dated January 1, 1981 between A. Copeland Enterprises, Inc., Popeyes Famous Fried Chicken, Inc. and King Features Syndicate Division of The Hearst Corporation.

 10.18+ Popeye License Agreement dated January 1, 1981 between King Features Syndicate Division of The
               Hearst Corporation and Popeyes Famous Fried
               Chicken, Inc.

 10.19+ Letter Agreement dated September 17, 1981 between King Features Syndicate Division of The Hearst Corporation, A. Copeland
               Enterprises, Inc. and Popeyes Famous
               Fried Chicken, Inc.

 10.20+ License Agreement dated December 19, 1985 by and between King Features Syndicate, Inc.,
               The Hearst Corporation, Popeyes, Inc. and A.
               Copeland Enterprises, Inc.

 10.21+ Letter Agreement dated July 20, 1987 by and between King Features Syndicate, Division of
               The Hearst Corporation, Popeyes, Inc. and A.
               Copeland Enterprises, Inc.

 10.22+ Employment Agreement dated November 5, 1992 between AFC and Frank J. Belatti.

 10.23+        Amendment No. 1 to Employment Agreement dated
               November 5, 1995 between AFC and Frank J.
               Belatti.

 10.24+        Employment Agreement dated as of November 5,
               1992 between AFC and Dick R. Holbrook.

 10.25+        Amendment No. 1 to Employment Agreement dated
               November 5, 1995 between AFC and Dick R.
               Holbrook.

 10.26+ Employment Agreement dated December 5, 1995 between AFC and Samuel N. Frankel.

                                                                   Sequentially
Exhibit                                                              Numbered
Number                            Description                          Page
-------                           -----------                      ------------
 10.27+        1992 Stock Option Plan of AFC (formerly America's
               Favorite Chicken Company) effective as of
               November 5, 1992.

 10.28+        First Amendment to 1992 Stock Option Plan dated
               July 19, 1993.

 10.29+        Second Amendment to 1992 Stock Option Plan dated
               December 17, 1993.

 10.30+        1996 Nonqualified Performance Stock Option Plan
               (Executive) of AFC effective as of April 11, 1996.

 10.31+        1996 Nonqualified Performance Stock Option Plan
               (General) of AFC effective as of April 11, 1996.

 10.32+ 1996 Nonqualified Stock Option Plan of AFC effective as of April 11, 1996.

 10.33+        Form of Nonqualified Stock Option Agreement
               (General) between AFC and stock option
               participants.

 10.34+        1996 Employee Stock Bonus Plan (Executive) of
               AFC effective as of April 11, 1996.

 10.35+        1996 Employee Stock Bonus Plan (General) of
               AFC effective as of April 11, 1996.

 10.36+        Form of Stock Bonus Agreement (Executive) between
               AFC and certain executive officers.

 10.37+        Form of Stock Bonus Agreement (General) between
               AFC and certain key officers and employees.

 10.38+ Form of Secured Promissory Note issued to certain members of management.

 10.39+ Form of Stock Pledge Agreement between AFC and certain members of management.

 10.40+        AFC 1994 Supplemental Benefit Plan for Executive
               Officers dated May 9, 1994.

 10.41+        AFC 1994 Supplemental Benefit Plan for Senior and
               Executive Staff Officers dated April 19, 1994.

 10.42+        AFC 1994 Supplemental Benefit Plan for Senior
               Officers/General Managers dated May 9, 1994.

 10.43+        AFC 1994 Supplemental Benefit Plan for Designated
               Officers dated May 9, 1994.

 10.44+        Settlement Agreement between Alvin C. Copeland,
               Diversified Foods and Seasonings, Inc., Flavorite
               Laboratories, Inc. and AFC dated May 29, 1997.

 10.45+ Sublease dated March 1, 1997 by and between AFC and Foresight Software, Inc.

 10.46+        Lease dated December 31, 1992 by and between
               Concourse VI Associates and AFC.

 10.47+        Second Amendment to Lease Agreement dated June
               24, 1993 by and between AFC and Concourse VI
               Associates.

 10.48+        Third Amendment to Lease Agreement dated June
               17, 1994 by and between AFC and Concourse VI
               Associates.

 10.49+ Indemnification Agreement dated April 11, 1996 by and between AFC and William M. Wardlaw.

 10.50+ Indemnification Agreement dated April 11, 1996 by and between AFC and Ronald P. Spogli.

 10.51+ Indemnification Agreement dated April 11, 1996 by and between AFC and John M. Roth.

 10.52+ Indemnification Agreement dated May 1, 1996 by and between AFC and Kelvin J. Pennington.

                                                                   Sequentially
Exhibit                                                              Numbered
Number                            Description                          Page
-------                           -----------                      ------------
 10.53+        Indemnification Agreement dated April 11, 1996
               by and between AFC and Dick R. Holbrook.

 10.54+ Indemnification Agreement dated April 11, 1996 by and between AFC and Todd W. Halloran.

 10.55+ Indemnification Agreement dated April 11, 1996 by and between AFC and Samuel N. Frankel.

 10.56+ Indemnification Agreement dated April 11, 1996 by and between AFC and Matt L. Figel.

 10.57+ Indemnification Agreement dated July 2, 1996 by and between AFC and Paul H. Farrar.

 10.58+ Indemnification Agreement dated April 11, 1996 by and between AFC and Mark J. Doran.

 10.59+ Indemnification Agreement dated April 11, 1996 by and between AFC and Frank J. Belatti.

  12.1+ Computation of ratio of earnings to fixed charges.

  21.1+        Subsidiaries of AFC.

  23.1+        Consent of Riordan & McKinzie (contained in
               Exhibit 5.1).

  23.2 Consent of Arthur Andersen LLP (contained at page S-1 hereto).

  24.1+        Power of Attorney.

  25.1+        Form T-1 Statement of Eligibility and
               Qualification under the Trust Indenture
               Act of 1939 of United States Trust Company of
               New York.

  99.1+ Form of Letter of Transmittal with respect to the Exchange Offer.

  99.2+        Form of Notice of Guaranteed Delivery.

--------------------
+ To be filed by an amendment